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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on February 2, 2006

Registration No. 333-128443

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SENECA GAMING CORPORATION
(Exact name of registrant as specified in its charter)

Not Applicable (State or other jurisdiction of incorporation or organization)	7990 (Primary Standard Industrial Classification Code Number)	54-2122988 (I.R.S. Employer Identification No.)

ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS LISTED ON FOLLOWING PAGE

310 Fourth Street
Niagara Falls, New York (Seneca Nation Territory) 14303
(716) 299-1100
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

John Pasqualoni
President and Chief Executive Officer
Seneca Gaming Corporation
310 Fourth Street
Niagara Falls, New York (Seneca Nation Territory) 14303
(716) 299-1237
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Rajat Shah Senior Vice President and Deputy General Counsel Seneca Gaming Corporation 310 Fourth Street Niagara Falls, New York (Seneca Nation Territory) 14303	Kim E. Ramsey, Esq. Akin Gump Strauss Hauer & Feld LLP 300 Convent Street, Suite 1500 San Antonio, Texas 78205

Approximate date of commencement of proposed sale to public:
As soon as practicable after the registration statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS

Exact Name of Subsidiary Guarantor Registrant(1)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Seneca Territory Gaming Corporation	Not applicable	7990	55-0847440
Seneca Erie Gaming Corporation	Not applicable	7990	54-2122993
Seneca Niagara Falls Gaming Corporation	Not applicable	7990	37-1441361

(1)
The address for each Subsidiary Guarantor Registrant is 310 Fourth Street, Niagara Falls, New York (Seneca Nation Territory) 14303.

SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2006

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Seneca Gaming Corporation
Offer to Exchange
7 1/4% Senior Notes Due 2012, Series B
($200,000,000 principal amount)
which have been registered under the Securities Act of 1933
for
all outstanding 7 1/4% Senior Notes Due 2012, Series B
($200,000,000 principal amount)
issued on May 23, 2005

The Exchange Offer

        The exchange offer expires at 5:00 p.m., New York City time, on            , 2006, unless extended.

        The exchange offer is not conditioned upon the tender of any minimum aggregate amount of the outstanding 7 1/4% Senior Notes due 2012, Series B, issued on May 23, 2005, which we refer to in this prospectus as the old notes.

        All of the old notes tendered according to the procedures in this prospectus and not properly withdrawn will be exchanged for an equal principal amount of exchange notes.

        The exchange offer is not subject to any condition other than that it not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission, and that no judicial or administrative proceeding be pending or shall have been threatened that would limit us from proceeding with the exchange offer.

Exchange Notes

        The terms of the exchange notes to be issued in the exchange offer are substantially identical to the old notes, except that we have registered the exchange notes with the Securities and Exchange Commission. In addition, the exchange notes will not be subject to the transfer restrictions applicable to the old notes.

        The exchange notes, like the old notes, will be unsecured and rank equally with our senior unsecured indebtedness and senior to any subordinated indebtedness. The exchange notes, like the old notes, will be guaranteed by each of our subsidiaries, Seneca Territory Gaming Corporation, Seneca Erie Gaming Corporation and Seneca Niagara Falls Gaming Corporation.

        Interest on the exchange notes, like the old notes, will accrue from May 23, 2005, or from the most recent interest payment date to which interest has been paid, and is payable on May 1 and November 1 of each year, beginning on May 1, 2006.

        The exchange notes, like the old notes, will not be listed on any securities exchange.

        The exchange notes, like the old notes, will mature on May 1, 2012.

        See "Risk Factors" beginning on page     for a discussion of factors that you should consider before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
BUSINESS
MANAGEMENT
SENECA GAMING CORPORATION AND THE NATION
REGULATION OF THE NATION, SENECA GAMING CORPORATION AND ITS SUBSIDIARIES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MATERIAL AGREEMENTS
DESCRIPTION OF THE 2004 NOTES
DESCRIPTION OF THE EXCHANGE NOTES
REGISTRATION RIGHTS AGREEMENT
BOOK-ENTRY; DELIVERY AND FORM
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any contract or document to which we refer you in this prospectus. Requests for such documents should be directed to Seneca Gaming Corporation, 310 Fourth Street, Niagara Falls, New York (Seneca Nation Territory) 14303, Attention: Senior Vice President and General Counsel, or at (716) 299-1100.

        In order to obtain timely delivery, you must request documents from us no later than                        , 2006, which is five business days before the expiration of the exchange offer.

i

PROSPECTUS SUMMARY

        This summary provides an overview of the key aspects of the prospectus. This summary is not complete and does not contain all of the information you should consider before participating in the exchange offer. You should read all the information contained in this prospectus, including the "Risk Factors" section and the consolidated financial statements and related notes contained in this prospectus, before making an investment decision. Except as otherwise indicated by the context, in this prospectus (1) "SGC" or the "Company" means Seneca Gaming Corporation, the issuer of the notes, (2) "SNFGC" means Seneca Niagara Falls Gaming Corporation, a wholly owned subsidiary of SGC and a guarantor of the notes, (3) "STGC" means Seneca Territory Gaming Corporation, a wholly owned subsidiary of SGC and a guarantor of the notes, (4) "SEGC" means Seneca Erie Gaming Corporation, a wholly owned subsidiary of SGC and a guarantor of the notes, (5) the "Guarantors" means, collectively, STGC, SEGC and SNFGC, (6) the "Nation" or "Seneca Nation of Indians" means the Seneca Nation of Indians of New York, (7) the "Compact" means the Nation-State Gaming Compact between the Seneca Nation of Indians of New York and New York State, dated August 18, 2002, and (8) "we," "our," "ours" and "us" mean, collectively, SGC, SNFGC, STGC and SEGC.

The Issuer

        Seneca Gaming Corporation is wholly owned by the Seneca Nation of Indians and chartered to manage all of the Nation's Class III gaming operations. SGC was chartered by the Nation in August 2002. In August 2002, the Nation entered into the Compact with New York State that provides the Nation with the right to establish and operate three Class III gaming facilities in Western New York. We currently operate Seneca Niagara Casino, which is located in the City of Niagara Falls, New York, approximately 20 miles north of Buffalo, and Seneca Allegany Casino, which is located in the City of Salamanca, New York, approximately 75 miles from Erie, Pennsylvania. Seneca Niagara Casino and Seneca Allegany Casino opened on December 31, 2002 and May 1, 2004, respectively. Our two casinos are located on land held in restricted fee by the United States, which, together with the rights under the Compact, allow us to conduct Class III gaming operations in New York State. Our two casinos are the only gaming facilities in New York State to offer both Class III slot machines and table games.

        As of September 30, 2005, Seneca Niagara Casino featured over 97,000 square feet of gaming space, with 3,272 slot machines and 79 table games and Seneca Allegany Casino featured over 55,000 square feet of gaming space with 1,955 slot machines and 24 table games. As of September 30, 2005, we had over 942,000 members in the Seneca Link Player's Card database with an average of approximately 30,000 new members joining per month for the prior twelve months. As of September 30, 2005, approximately 32% of the Seneca Link Player's Card members lived in the Buffalo-Niagara area and the City of Rochester, and approximately 18%, 17% and 17% lived in Pennsylvania, Ohio and other areas of New York, respectively. For the twelve months ended September 30, 2005, we generated consolidated net revenue of $449.2 million and net income of $45.6 million.

        Under the Compact, the Nation has the exclusive right to establish and operate a third Class III gaming facility in Erie County, New York. For further discussion of the Erie County gaming facility, see "—Seneca Erie Casino."

Seneca Niagara Casino

        Seneca Niagara Casino is located on approximately 24 acres on the Nation's Territory in the City of Niagara Falls, New York, and offers gaming, entertainment and related amenities occupying, as of September 30, 2005, approximately 126,490 square feet in total, with over 97,000 square feet of gaming space. See "—Seneca Niagara Casino Expansion" below regarding additional gaming space which opened on December 15, 2005. Seneca Niagara Casino is open 24 hours per day, seven days per week and is our flagship gaming facility. We opened Seneca Niagara Casino on December 31, 2002 after 100 days of extensive remodeling and renovation of the former Niagara Falls Convention and Civic Center. The initial capital invested to open the Seneca Niagara Casino was approximately $95.2 million. Since opening, Seneca Niagara Casino has achieved strong financial and operating results, attracting approximately 15.3 million patrons through September 30, 2005. For the twelve months ended September 30, 2005, Seneca Niagara Casino generated net revenue of $306.0 million and net income of $27.7 million.

        As of September 30, 2005, Seneca Niagara Casino featured:

  •
  over 97,000 square feet of Class III gaming space with 3,272 slot machines, 79 table games, including blackjack, craps and roulette, and keno;

  •
  a 2,300-space parking garage, with 11 bus bays;

  •
  additional surface parking for over 600 vehicles;

  •
  the Bear's Den, a 468-seat theater;

  •
  the Thunder Falls Buffet, a 400-seat international buffet;

  •
  Morrie's Place, a casual restaurant with approximately 200 seats;

  •
  the Western Door, a steakhouse with approximately 175 dining seats and a 42-seat bar and lounge area; and

  •
  two snack bars.

        Seneca Niagara Casino is conveniently located approximately 20 miles north of Buffalo and approximately 90 miles west of Rochester. Our primary market includes the cities of Buffalo and Niagara Falls and covers the area in the United States within an estimated 50 miles of Seneca Niagara Casino. According to a demographic report prepared by Claritas, Inc., a marketing information resources company, in 2003 this area had an adult population of approximately 895,000 and a mean annual household income of more than $55,000. Our secondary market includes the City of Rochester and covers the area in the United States within an estimated 51 to 100 miles of Seneca Niagara Casino. According to the Claritas demographic report, in 2003 this area had an adult population of approximately 1.6 million and a mean annual household income of more than $57,000. This property's outer markets include Erie, Pennsylvania, Ohio, other areas of New York and Toronto. In addition, Niagara Falls is a major tourist destination. According to the City of Niagara Falls, New York, Niagara Falls attracts an estimated 12.0 million visitors to the area annually.

Seneca Niagara Casino Expansion

        Based on Seneca Niagara Casino's financial performance, growing patron base and market penetration in Ohio and Pennsylvania as well as the regions of New York beyond the Buffalo-Niagara area, we believe that there is considerable opportunity to expand our facilities. We believe there is substantial demand within our primary and secondary markets that remains largely untapped due to the limited amenities and constraints of our existing facility as well as the lack of hotel options in the immediate area for overnight guests. In order to take advantage of this opportunity, we are:

  •
  constructing a new luxury hotel connected to the existing Seneca Niagara Casino featuring:

  •
  604 rooms, including 118 suites of various sizes, with the first 10 floors having officially opened on December 30, 2005 and the remaining floors scheduled to open by March 31, 2006;

    •
    35,000 square feet of additional gaming space featuring approximately 950 slot machines and 33 table games (12 of which were relocated from the original gaming area), which additional gaming space opened on December 15, 2005;

    •
    a full-service luxury spa and salon;

    •
    a 25,200 square-foot multi-purpose room and an additional 8,000 square feet of conference and banquet space, all of which opened on December 31, 2005;

    •
    two specialty restaurants, a 24-hour casual dining restaurant and a deli, with one specialty restaurant having opened on December 27, 2005, the casual dining restaurant having opened on December 23, 2005 and the deli having opened on December 15, 2005; and

    •
    approximately 2,300 square feet of retail space for three stores, with two stores having opened on December 15, 2005 and one having opened on December 30, 2005.

  •
  continuing to move forward with the acquisition of the remaining approximate 24 acres of the approximate 50 acres in the City of Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation.

        We currently expect that the total cost to construct and equip the luxury hotel will be from $235.0 million to $240.0 million, including from $177.0 million to $180.0 million in construction costs.

        We began construction of the luxury hotel on May 18, 2004, opened substantially all public areas and the first 10 floors of rooms prior to the end of December 2005, and expect to complete the project by March 31, 2006. We recently terminated the design/build construction contract for the luxury hotel and are currently involved in litigation with the former construction manager, Klewin Building Company, Inc., or Klewin, relating primarily to this construction project. Although there can be no assurance in part because of the Klewin litigation, we do not currently anticipate that the termination of the design/build construction contract with Klewin and the related litigation will materially adversely affect our ability to complete construction of the Seneca Niagara Casino expansion project on schedule. Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary" for additional information related to Klewin and the Seneca Niagara Casino luxury hotel.

        Additionally, we plan on acquiring the remaining approximate 24 acres of the approximate 50 acres in the City of Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation. Although we continue to attempt to acquire this land from property owners and, as of December 8, 2005, have acquired an additional approximate two acres (reducing the remaining acreage from 26 to 24 acres), condemnation proceedings by New York State are moving forward.

Seneca Allegany Casino

        Seneca Allegany Casino, our second Class III gaming facility, opened on May 1, 2004. Seneca Allegany Casino is located on the Nation's Territory in the City of Salamanca, New York. Seneca Allegany Casino offers Class III gaming, entertainment and related amenities, occupying approximately 120,460 square feet in total, with over 55,000 square feet of gaming space. The primary market for this casino has been the area within 75 miles of Seneca Allegany Casino, which includes Erie, Pennsylvania, and the secondary market has been the area within 75 to 175 miles of Seneca Allegany Casino, which includes Cleveland and Akron, Ohio and Pittsburgh, Pennsylvania. Seneca Allegany Casino caters primarily to middle-market, drive-in patrons from the surrounding area and is open 24 hours per day, seven days per week. For the twelve months ended September 30, 2005, Seneca Allegany Casino generated net revenue of $143.2 million and net income of $34.7 million.

        The cost to develop and open Seneca Allegany Casino was funded entirely from Seneca Niagara Casino's free cash flow in the form of inter-company loans from SGC.

        As of September 30, 2005, Seneca Allegany Casino featured:

  •
  over 55,000 square feet of gaming space with 1,955 slot machines and 24 table games, including blackjack, craps and roulette;

  •
  a parking garage for approximately 1,850 vehicles;

  •
  surface parking for approximately 1,830 vehicles;

  •
  the Thunder Mountain Buffet, an international buffet; and

  •
  a snack bar, retail store and bar and lounge.

Seneca Allegany Casino Expansion

        In July 2005, we opened our 1,850-space parking garage and we are constructing a 220-room hotel and casino at Seneca Allegany Casino. We expect to open all public areas and the first few floors of this hotel in October 2006 and to complete the project by the end of December 2006. We currently expect the total cost to complete this expansion project, including the $31.0 million cost of the recently opened parking garage and the cost of furniture, fixtures and equipment, will be from $187.0 million to $198.0 million. The increase in the original $185.0 million expected total cost for this expansion project is principally attributable to several design changes requested by STGC and the delay in this project caused by such changes, and foundation work being done in anticipation of a possible second hotel tower. By adding the 1,850-space covered parking structure with an enclosed connector into the facility and the hotel and casino, we expect to create a first-class gaming experience for our customers and maintain a strong competitive position against potential future competition. We expect to continue to fund this expansion project primarily from cash flow of Seneca Allegany Casino and the balance from borrowings from SGC. As of September 30, 2005, we have spent approximately $47.8 million on this expansion.

        Approximately one month prior to the termination of the luxury hotel design/build contract, we entered into an agreement with Klewin to terminate the hotel and casino design/build contract. Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary" for additional information related to Klewin and the Seneca Niagara Casino and Seneca Allegany Casino expansion projects.

Seneca Buffalo Creek Casino

        In addition to Seneca Niagara Casino and Seneca Allegany Casino, the Nation has the exclusive right to construct our third Class III gaming facility in Erie County, New York. This new Class III gaming facility, which we refer to as Seneca Buffalo Creek Casino, is expected to cater primarily to the local market in Buffalo and its suburbs. We initially sought to purchase approximately 57.1 acres of property for this facility near the Buffalo-Niagara International Airport in Cheektowaga, New York, or the Cheektowaga Site. As a result of litigation in connection with our proposed purchase of the Cheektowaga Site and the time deadlines set forth in the Compact and referenced below, on October 3, 2005 the Nation acquired approximately nine acres of land in the historic waterfront district of downtown Buffalo. We commenced construction of our Erie County gaming facility on those nine acres, constituting the Nation's Buffalo Creek Territory, on December 8, 2005. Reference is made to "—Recent Developments—Acquisition of Property in Erie County for further discussion of this property acquisition in Buffalo." Buffalo Creek Casino is expected to initially feature:

  •
  1,900 to 2,200 slot machines;

  •
  30 to 50 table games;

  •
  a specialty restaurant;

  •
  a 24-hour casual dining restaurant;

  •
  a nightclub;

  •
  retail stores; and

  •
  a 2,500-space parking garage.

        The Nation's exclusive right under the Compact with New York State to establish and operate a Class III gaming facility in Erie County, New York, could have terminated if the Nation had failed to commence construction of a Class III gaming facility in Erie County by December 9, 2005 (and we note that we commenced construction on December 8, 2005) and may terminate if the Nation fails to commence Class III gaming operations in Erie County by December 9, 2007. We expect to open the Buffalo Creek Casino by the December 9, 2007 deadline. The timing of the opening of Seneca Buffalo Creek Casino will depend on various factors. In the event that we are able to open a casino in Erie County, this casino will be owned and operated by SEGC. We intend to operate Seneca Buffalo Creek Casino in a manner that will complement both Seneca Niagara Casino and Seneca Allegany Casino. Reference is made to the sections of this prospectus titled "Risk Factors—Risks Related to Our Business."

Business and Marketing Strategy

        Our strategy is to further expand and develop Seneca Niagara Casino and Seneca Allegany Casino and to establish an additional Class III gaming facility on the Nation's Buffalo Creek Territory. We believe this strategy will enable us to maintain our position as the premier gaming operator in the region including New York, Pennsylvania and Ohio. We intend for all of our gaming facilities to provide a high-quality and diverse gaming experience that we believe will add to our patron base and strengthen patron loyalty in each segment of the gaming market. In order to maximize our income from operations, we will coordinate our advertising, promotions, entertainment and special events to minimize competition among our gaming facilities, and also integrate our administrative and information technology functions. We will continue to brand the Seneca name through advertising and promotion of our Seneca Link Player's Card, which is accepted at all of our facilities.

The Nation and The Compact

        The Seneca Nation of Indians is a federally recognized, self governing Indian Nation in Western New York with approximately 7,400 enrolled members. The Nation has four Territories in Western New York, the principal ones being the Cattaraugus and Allegany Territories. The Nation holds an election every two years for its three Executive Branch officers, the President (Chief Executive Officer), Treasurer (Chief Financial Officer), and the Clerk. These officers alternate between the two principal Territories, Cattaraugus and Allegany, every two years. The next election of the Executive Branch officers will be in November 2006. The Council has 16 members, of which eight members are elected from each of the two principal Territories for staggered four-year terms. The Nation holds an election every two years for eight of its 16 Council members. The next election of Council members will occur in November 2006.

        The Compact, which the Nation entered into with New York State on August 18, 2002, provides the Nation with the right to establish and operate three Class III gaming facilities in Western New York. The Compact grants the Nation the exclusive right to operate specifically defined gaming devices, including slot machines, within a 10,500 square-mile geographic area in Western New York, beginning on Route 14, approximately 30 miles east of Rochester, and extending west throughout New York

State. In exchange for this exclusivity, the Nation is obligated to pay exclusivity fees to New York State based on a percentage of the slot machine net drop (money dropped into the machines after payout but before our expenses). The Compact expires in December 2016 and may be renewed for an additional seven year period.

The Nation's Other Gaming Operations

        The Nation, through its wholly owned business enterprise, Seneca Gaming & Entertainment, operates two Class II gaming facilities located on the Nation's Territory in the City of Salamanca and Irving, New York and the Class II poker operations at Seneca Niagara Casino and Seneca Allegany Casino. For the fiscal year ended September 30, 2004, (a) the Irving Class II facility generated $18.1 million in net revenue and income from operations of $11.9 million and (b) the Salamanca Class II facility generated $9.1 million in net revenue and income from operations of $6.7 million. Seneca Gaming & Entertainment is not owned by SGC, is not a guarantor of the $300,000,000 7 1/4% Senior Notes due 2012 that we issued on May 5, 2004 under the Indenture, is not a guarantor of the old notes issued on May 23, 2005 and will not be a guarantor of the exchange notes. From May 1, 2004 to December 31, 2004, we operated a Class II facility in the City of Salamanca, or the Seneca Allegany Class II Facility. We transferred the Seneca Allegany Class II Facility and our poker assets and operations to the Nation on January 1, 2005. For more information regarding the Class II asset transfers, please see "Business—Recent Developments Affecting Our Class II Operations."

        The following chart illustrates the organization of the Nation's gaming operations:

(1)
Due to the litigation related to the Cheektowaga Site and the time deadlines set forth in the Compact, on October 3, 2005 the Nation acquired approximately nine acres of land in the historic waterfront district of downtown Buffalo. Reference is made to the section of this prospectus titled "Business—Legal Proceedings" for further discussion regarding litigation surrounding our previously proposed purchase of the Cheektowaga Site.

Recent Developments

Acquisition of Property in Erie County and Commencement of Construction

        On October 3, 2005, the Nation acquired approximately nine acres of land located within two city blocks in the historic waterfront district of downtown Buffalo, designating the area surrounding the parcels acquired as the Erie County gaming site for purposes of the Compact. We commenced construction of our Erie County gaming facility on those nine acres in downtown Buffalo, constituting the Nation's Buffalo Creek Territory, on December 8, 2005.

Termination of Klewin Contract and Related Litigation

        On August 30, 2005, the board of directors of SNFGC authorized the termination of the design/build construction contract with Klewin after receiving notice by Klewin that it was terminating the employment of all of its workforce connected with the Seneca Niagara Casino expansion project, resulting in Klewin effectively abandoning the expansion project. Prior to authorizing the termination of Klewin, on August 24, 2005, SNFGC filed a complaint against Klewin and TD BankNorth N.A., or BankNorth, as joint defendants, in the Superior Court for the Judicial District of New London, Connecticut, in connection with approximately $14.6 million that was paid by SNFGC into an account with BankNorth maintained by Klewin principally for the benefit of the subcontractors, including the architect, on the Seneca Niagara Casino expansion project. The account was subsequently "swept" by BankNorth, and, as a result, substantially all of such subcontractors who were entitled to substantially all of the funds were not paid by Klewin, and this non-payment provided another ground for termination of Klewin. Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary" and "Business—Legal Proceedings" for further discussion regarding this litigation with Klewin.

Changes in SGC Management

        On June 21, 2005, SGC announced the election of John Pasqualoni as permanent President and Chief Executive Officer of the SGC. The naming of John Pasqualoni as permanent President and Chief Executive Officer followed the announcement of his election as interim President and Chief Executive Officer of the SGC on April 6, 2005. From August 15, 2005 through October 30, 2005, Mr. Pasqualoni was on temporary medical leave of absence. Upon his return to SGC, he resumed his office and duties. During his absence, Joseph A. D'Amato, our Senior Vice President, Finance and Administration, served as officer in charge of our operations, assuming the responsibilities and performing the functions of Mr. Pasqualoni.

Termination of Freemantle Term Loan

        On May 9, 2005, SNFGC, the Nation and Freemantle Limited, or Freemantle, entered into a Termination Agreement to terminate the senior secured term loan, or the Term Loan, made by Freemantle to SNFGC in November 2002 and to allow SNFGC to pay in full the Term Loan at a negotiated amount, which payment occurred on May 23, 2005. Pursuant to the terms of the Termination Agreement and in full payment of the Term Loan, we paid an amount equal to approximately $126.7 million, representing (i) the outstanding principal of $80.0 million under the Term Loan plus (ii) the aggregate amount of interest on such principal at a prescribed interest rate that would have otherwise been payable if the Term Loan had not been paid on May 23, 2005, but was instead paid 8 1/2 months prior to its November 22, 2007 stated maturity, which amount was approximately $46.7 million. The payment in full of the Term Loan reduced the future interest payments that would have been payable under the Term Loan if it had not been paid in full by approximately $18.0 million. The payment in full of the Term Loan, however, resulted in a charge to earnings on the early extinguishment of the Term Loan of approximately $49.2 million, including the write off of $2.5 million of deferred financing costs. A significant portion of the proceeds from the offering of the old notes were used to pay in full the Term Loan.

Independent Counsel and Special Counsel Investigations

        In November 2004, two third-party law firms were appointed by the Nation's Tribal Council to serve as independent counsel and special counsel, respectively, to conduct a review of all actions taken in the building, financing, management and operation of the gaming facilities operated within the territory of the Nation, including, but not limited to, the Seneca Niagara Casino and the Seneca Allegany Casino.

        On April 5, 2005, the Nation's newly elected government concluded that based on the reports presented by independent and special counsel to date, they were satisfied and had no further concerns regarding the operation and management of the Nation's gaming facilities, including the management and operations of the Nation's Class III gaming facilities by us. The newly elected government was also satisfied that the financial transactions conducted by us in connection with our Class III gaming operations were conducted at arm's length, in the best interest of the Nation, free of conflicts of interest, and in conformity with applicable laws. The newly elected government, however, having been satisfied with our management and operation of their Class III gaming operations had continuing concerns regarding unresolved issues raised by independent counsel pertaining to the construction of our gaming facilities. Having been satisfied with our management and financing of the Nation's Class III gaming facilities, the newly elected government directed that independent and special counsel brief our board of directors of their findings to date.

        On April 7, 2005, the independent and special counsel reported their findings to date to the audit committee of the SGC board of directors. The independent counsel report included, but was not limited to, a supposed lack of documentation for approximately $6.6 million of change orders in connection with the renovation of the Niagara Falls Convention Center in 100 days to open the Seneca Niagara Casino on December 31, 2002 and a potential interest free loan to our construction managers for the Seneca Niagara Casino and Seneca Allegany Casino. The supposed lack of supporting documentation for the change orders also led to a concern by the independent counsel that this issue could be a concern with our other construction projects as well. After the report, the audit committee directed senior management to further investigate the construction related issues raised by independent counsel. We subsequently discovered that the schedule presented and prepared by independent counsel and their forensic accountants contained a clerical error and that the finding regarding an interest free loan to our construction managers was incorrect. The independent counsel and their forensic accountants concurred with us on this and confirmed this in writing to the audit committee. We also extensively reviewed the files of our construction managers and the architects and were able to present and report to the audit committee sufficient supporting documentation for all of the $6.6 million of change orders cited by the independent counsel. The audit committee after being presented with our internal findings instructed that an external forensic accountant be engaged to confirm our findings, which they have done.

        After hearing the report of the external forensic accountant, on May 5, 2005, the audit committee concluded that there were no findings that impacted our financial statements or evidence of wrongdoing and that their internal review had been completed.

        On September 8, 2005, independent counsel issued to us its Final Report. This Final Report was consistent with independent counsel's previous report and findings referenced above.

        Our principal executive offices are located at Seneca Niagara Casino, 310 Fourth Street, Niagara Falls, New York (Nation Territory) 14303, and our telephone number is (716) 299-1100. Our website is www.senecagamingcorporation.com. The websites for our Seneca Niagara Casino and Seneca Allegany Casino are located at www.snfgc.com and www.senecaalleganycasino.com, respectively. The Nation also furnishes information about Seneca Niagara Casino and Seneca Allegany Casino at www.sni.org. The information on these websites is not part of this prospectus.

        Seneca Niagara Casino, Seneca Allegany Casino and the Seneca Niagara Casino logo are registered trademarks in the U.S. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective holders.

Failure to Exchange Your Old Notes

        Any old notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the old notes in this exchange offer only following the satisfaction of the procedures and conditions discussed under the caption "The Exchange Offer."

        Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the market, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

The Exchange Offer

        On May 23, 2005, we completed a private offering of $200,000,000 of our unregistered 7 1/4% Senior Notes due 2012, Series B, or the old notes. In this exchange offer, we are offering to exchange, for your old notes, exchange notes that are identical in all material respects to the old notes, except for transfer restrictions and registration rights that do not apply to the exchange notes, and different administrative terms.

Background of the Old Notes	We issued $200,000,000 aggregate principal amount of our 7 1/4% Senior Notes due 2012, Series B, to Merrill Lynch, Pierce Fenner & Smith Incorporated, Merrill Lynch & Co., Banc of America Securities LLC and Wells Fargo Securities LLC, as the initial purchasers, on May 23, 2005. The initial purchasers then sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. Because they were sold pursuant to exemptions from registration, the old notes are subject to transfer restrictions. In connection with the issuance of the old notes, we entered into a registration rights agreement in which we agreed to deliver to you this prospectus and to use our reasonable best efforts to complete the exchange offer or to file and cause to become effective a shelf registration statement covering the resale of the old notes.
The Exchange Offer
We are offering to exchange up to $200,000,000 principal amount of exchange notes for an identical principal amount of the old notes. The old notes may be exchanged only in $1,000 increments. The terms of the exchange notes are identical in all material respects to the old notes except that the exchange notes have been registered under the Securities Act. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions and holders of exchange notes will have no registration rights.
Expiration Date
5:00 p.m., New York City time, on , 2006 unless we extend the exchange offer. You may withdraw the old notes you tendered at any time prior to 5:00 p.m., New York City time, on the expiration date. See "The Exchange Offer — Expiration Date; Extensions; Amendments."
Withdrawal Rights
You may withdraw the old notes you tendered by furnishing a notice of withdrawal to the exchange agent or by complying with applicable Automated Tender Offer Program (ATOP) procedures of The Depository Trust Company (DTC) at any time prior to 5:00 p.m. New York City time on the expiration date. See "The Exchange Offer — Withdrawal of Tenders."

Resale of Exchange Notes

We believe you may offer for resale, sell or otherwise transfer the exchange notes you receive in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
	•	you acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;
	•	you are not participating and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and
	•	you are not an affiliate of ours.

Each broker-dealer issued exchange notes in the exchange offer for its own account in exchange for the old notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.
Accrued Interest on the Exchange Notes and the Old Notes
The exchange notes will bear interest from May 23, 2005 or, if later, from the most recent date of payment of interest on the old notes. Accordingly, holders of old notes that are accepted for exchange will not receive interest that is accrued but unpaid on the old notes at the time of tender.
Conditions to the Exchange Offer	The exchange offer is subject only to the following conditions:
	•	the compliance of the exchange offer with securities laws;
	•	the proper tender of the old notes;
•
the representation by the holders of the old notes that they are not our affiliates, that the exchange notes they will receive are being acquired by them in the ordinary course of business and that at the time the exchange offer is completed the holders had no plans to participate in the distribution of the exchange notes; and
	•	no judicial or administrative proceeding is pending or shall have been threatened that would limit us from proceeding with the exchange offer.

Representations and Warranties	By participating in the exchange offer, you represent to us that, among other things:
	•	you will acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;
	•	you are not participating and have no understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and
	•	you are not an affiliate of ours or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
Procedures for the Old Notes	To accept the exchange offer, you must send the exchange agent either:
	•	a properly completed and executed letter of transmittal; or
•
a computer-generated message transmitted by means of DTC's ATOP system that, when received by the exchange agent, will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal;
and either
	•	a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC; or
	•	the documents necessary for compliance with the guaranteed delivery procedures described below.
Other procedures may apply to holders of certificated notes. For more information, see "The Exchange Offer — Procedures for Tendering".
Tenders by Beneficial Owners
If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender those old notes in the exchange offer, please contact the registered holder as soon as possible and instruct that holder to tender on your behalf and comply with the instructions in this prospectus.
Guaranteed Delivery Procedures
If you are unable to comply with the procedures for tendering, you may tender your old notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer — Guaranteed Delivery Procedures."

Acceptance of the Old Notes and Delivery of the Exchange Notes
If the conditions described under "The Exchange Offer — Conditions" are satisfied, we will accept for exchange any and all old notes that are properly tendered and not properly withdrawn before the expiration date.
Effect of Not Tendering
Any of the old notes that are not tendered or that are tendered but not accepted will remain subject to restrictions on transfer. Since the old notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of an exemption from registration. Upon completion of the exchange offer, we will have no further obligation, except under limited circumstances, to provide for registration of the old notes under the federal securities laws.
United States Federal Income Tax Consequences
The exchange of the old notes for exchange notes will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or interest income for federal income tax purposes as a result of the exchange. See "Certain United States Federal Income Tax Considerations" for a discussion of U.S. federal income tax considerations that we urge you to consider before tendering the old notes in the exchange offer.
Exchange Agent	Wells Fargo Bank, National Association is serving as exchange agent. The address for the exchange agent is listed under "The Exchange Offer — Exchange Agent."

The Exchange Notes

        The form and terms of the exchange notes to be issued in the exchange offer are the same as the form and terms of the old notes, except that the exchange notes will be registered under the Securities Act and, accordingly, will not bear legends restricting their transfer. The exchange notes issued in the exchange offer will evidence the same debt as the old notes, and both the old notes and the exchange notes will be governed by the same Indenture. The following terms are applicable to both the old notes and the exchange notes. In this prospectus, the term "2005 notes" refers to both the old notes and the exchange notes and the term "notes" refers to the 2005 notes and the $300,000,000 7 1/4% Senior Notes due 2012, issued on May 5, 2004 under the Indenture (including the registered exchange notes issued in 2004 for the old notes issued on May 5, 2004 in an exchange offer similar to the one covered by this prospectus), or the 2004 notes. We define certain capitalized terms used in this summary in the "Description of the Exchange Notes — Certain Definitions" section of this prospectus.

Issuer	Seneca Gaming Corporation, a wholly owned entity of the Seneca Nation of Indians of New York.
Notes Offered	Up to $200,000,000 aggregate principal amount of 7 1/4% Senior Notes due 2012, Series B.
Maturity	May 1, 2012.
Interest Payment Dates	May 1 and November 1 of each year, beginning on May 1, 2006.
Original Issue Discount
The exchange notes, like the old notes, will be issued with original issue discount, or OID, for federal income tax purposes. The issue price for each exchange note is 96.5% plus accrued interest from the issue date. Reference is made to the section titled "Certain U.S. Federal Income Tax Considerations." Because the 2005 notes have OID, they will not be fungible with the 2004 notes for federal income tax purposes and will therefore have a different CUSIP number or numbers and be represented by a different global note or notes.
Guarantees
The exchange notes will be jointly and severally, and fully and unconditionally, guaranteed on an unsecured basis by STGC, SEGC and SNFGC. Under the terms of the Indenture, the guarantees will be subject to limitation for fraudulent conveyance purposes and to release under certain circumstances. See "Description of the Exchange Notes—Guarantees," and "—Certain Covenants—Subsidiary Guarantees." Future subsidiaries may also be required to guarantee the exchange notes. SNFGC became a Guarantor of the old notes on May 23, 2005, the date the Term Loan was paid in full.
Ranking
The exchange notes, like the old notes and the 2004 notes, will be unsecured and rank equally with the old notes and the 2004 notes and any other senior unsecured indebtedness and senior to any subordinated indebtedness. Each guarantee will be unsecured and will rank equally with each Guarantor's guarantee of the old notes and the 2004 notes and such Guarantor's senior unsecured indebtedness and will be senior to any subordinated indebtedness of such Guarantor. The exchange notes, like the old notes and the 2004 notes, will effectively rank junior to our and each Guarantor's secured indebtedness to the extent of the assets securing such indebtedness.

As of September 30, 2005, we had outstanding $493.4 million of consolidated senior indebtedness and no secured indebtedness.

The old notes and the 2004 notes are not, and the exchange notes will not be, obligations of the Nation and none of the assets of the Nation (other than the assets of SGC which will be available for the creditors of SGC) will be available to pay the notes.
Optional Redemption
We may redeem some or all of the notes at any time on or after May 1, 2008 at the redemption prices described in this prospectus plus accrued and unpaid interest. See "Description of the Exchange Notes — Optional Redemption."
Gaming Redemption	The notes may be subject to redemption requirements imposed by gaming laws and regulations. See "Description of the Exchange Notes — Gaming Redemption."
Mandatory Offer to Repurchase
If we experience specific kinds of changes in control or, under certain circumstances, if we sell assets, we must offer to repurchase the notes as more fully described in the section "Description of the Exchange Notes — Repurchase at the Option of the Holders."
Covenants	The Indenture governing the notes contains covenants that, among other things, limits our ability to:
	•	incur additional indebtedness;
	•	make distributions and certain other payments to the Nation;
	•	make investments;
	•	create liens;
	•	incur dividend or other payment restrictions affecting our subsidiaries;
	•	enter into certain transactions with affiliates; and
	•	sell certain assets or merge with or into another person.

Under certain circumstances, the covenant limiting our ability to make certain payments, distributions and investments will be suspended. These covenants are subject to important exceptions and qualifications. See "Description of the Exchange Notes — Certain Covenants."

Use of Proceeds

We will not receive any cash proceeds from the exchange offer. As of September 30, 2005, approximately $131.6 million of the approximate $193.0 million gross proceeds from the sale of the old notes have been used in the following estimated amounts for the referenced purposes:
	•	$126.7 million(1) to pay in full the Term Loan; and
	•	$4.9 million to pay the fees and expenses associated with the offering of the old notes.
The remaining approximate $61.4 million in proceeds from the sale of the old notes will be used:
	•	to fund certain costs associated with the expansion of our operations;
	•	for general corporate purposes; and
	•	to pay additional fees and expenses associated with the offering of the old notes, including this exchange offer.
Exchange Offer; Registration Rights	Under a registration rights agreement executed as part of the offering of the old notes, we and the guarantors agreed to:
•
file a registration statement within 120 days after the issue date of the old notes enabling holders of old notes to exchange the privately placed notes for publicly registered notes with identical terms,
	•	use our reasonable best efforts to cause the registration statement to become effective within 270 days after the issue date of the old notes,
	•	use our reasonable best efforts to complete the exchange offer within 300 days after the issue date of the old notes, and
•
use our reasonable best efforts to file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer within 300 days of the issue date and in certain other circumstances.
Our failure to comply with any of these obligations under the registration rights agreement would result in additional interest being due on the old notes. See "Registration Rights Agreement."

        You should refer to the section titled "Risk Factors" for an explanation of certain risks associated with the exchange notes.

(1)
The $126.7 million represents (i) the outstanding principal of $80.0 million under the Term Loan plus (ii) the aggregate amount of interest on such principal at a prescribed interest rate that would have otherwise been payable if the Term Loan had not been paid on May 23, 2005, but was instead paid 8 1/2 months prior to its November 22, 2007 stated maturity, which amount was approximately $46.7 million.

RISK FACTORS

        You should carefully consider the following risk factors, as well as all other information contained in this prospectus, before deciding to exchange your old notes for the exchange notes.

Risks Related to the Exchange Offer

There is no active trading market for the exchange notes, the value of the exchange notes may fluctuate significantly and any market for the exchange notes may be illiquid.

        The exchange notes will be a new issue of debt securities of the same class as the old notes and will generally be freely transferable. Notwithstanding the foregoing, we cannot assure you that a liquid market will develop for the exchange notes or that you will be able to sell your exchange notes at a particular time, as we do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. In addition, the trading prices of the exchange notes could be subject to significant fluctuations in response to government regulations, variations in quarterly operating results, general economic conditions and various other factors. The liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes may also be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we can give you no assurance that an active trading market will develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. This offer to exchange the exchange notes for the old notes does not depend on any minimum amount of the old notes being tendered for exchange.

You may suffer adverse consequences if you do not exchange your old notes.

        The old notes have not been registered with the U.S. Securities and Exchange Commission or in any state. Unless the old notes are registered, they only may be offered and sold pursuant to an exemption from, or in a transaction that is not subject to, the registration requirements of the Securities Act of 1933, as amended. Depending upon the percentage of the old notes exchanged for exchange notes, the liquidity of the old notes may be adversely affected. No assurance can be given as to the liquidity of any trading market that may develop for the notes that are not exchanged pursuant to the exchange offer.

        We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal or proper compliance with DTC's Automated Tender Offer Program. Therefore, you should allow sufficient time to ensure timely delivery of your old notes and you should carefully follow the instructions in the letter of transmittal on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of old notes. If you are eligible to participate in the exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender those notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights, except in limited circumstances requiring the filing of a shelf registration statement, or be entitled to any additional interest with respect to the old notes pursuant to the Registration Rights Agreement.

        In addition:

  •
  if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

  •
  if you are a participating broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

        We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any participating broker-dealer for use in connection with any resales of the exchange notes. We do not and will not assume, or indemnify you against, any of your liabilities or obligations in connection with any resale of the exchange notes. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer of them outstanding.

Risks Related to the Notes

We have substantial indebtedness which could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        We have substantial indebtedness and have significant fixed debt service obligations in addition to our operating expenses. As of September 30, 2005, we had $500.0 million of notes outstanding. The Indenture governing the notes permits us and our subsidiaries to incur additional debt in certain, limited circumstances. If we incur additional debt in the future, the related risks could intensify.

        Our high level of indebtedness could have important consequences to you and significant adverse effects on our business. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

  •
  limit our ability to obtain additional debt financing for working capital, capital expenditures or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, development projects and other general business purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  place us at a competitive disadvantage compared to our competitors that have less debt and/or more financial resources.

        If our indebtedness affects our operations in these ways, our business, financial condition and results of operations could suffer, making it more difficult for us to satisfy our obligations under the notes.

Our failure to generate sufficient cash flow from our operations could adversely affect our ability to make payments on the notes.

        Our ability to make payments on the notes will depend on our ability to generate cash flow from our current and future operations. Our ability to generate sufficient cash flow to satisfy our obligations will depend on our future operating performance, which is subject to many economic, competitive, regulatory and business factors that are beyond our control. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, sell assets or reduce or delay capital investments, or seek to raise additional capital. For the following reasons, among others, these measures may not be available to us on reasonable terms or at all, or, if available, they may not be adequate to enable us to satisfy our obligations under the notes:

  •
  our ability to incur additional debt will be limited by the covenants of the Indenture governing the notes;

  •
  the Indenture governing the notes includes covenants which limit our ability to create additional liens on or sell our assets; and

  •
  unlike non-governmental businesses, we are prohibited by law from generating cash through an offering of equity securities.

        If our cash flow is insufficient and we are unable to raise additional capital, we may not be able to service our debt obligations, including making payments on the notes.

Our obligations under the Indenture governing the notes will not be secured, and your right to receive payments on the notes will be effectively subordinated to SGC's and the Guarantors' secured indebtedness.

        Holders of SGC's and the Guarantors' secured indebtedness will have claims that are prior to your claims as holders of notes to the extent of the value of the assets securing the other indebtedness. The Indenture governing the notes permits certain secured indebtedness. The notes are effectively subordinated to all of that secured indebtedness. In the event of any distribution or payment in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of SGC's and the Guarantors' secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of SGC's and the Guarantors' unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of SGC's and the Guarantors' other general creditors, based upon the respective amounts owed to each holder or creditor, in the remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

        As of September 30, 2005, the amount of the consolidated indebtedness of SGC was approximately $493.4 million, of which none is secured indebtedness. We are permitted to incur substantial additional indebtedness in the future under the terms of the Indenture governing the notes. See "Description of the Exchange Notes—Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock."

SGC conducts substantially all of its operations through its subsidiaries and may be limited in its ability to access funds from its subsidiaries to service its debt, including the notes.

        SGC conducts substantially all of its operations through its subsidiaries. Accordingly, SGC relies on dividends from its subsidiaries to provide funds necessary to meet its obligations, including the payment of principal and interest on the notes. The ability of any subsidiary to pay dividends or make cash distributions to SGC may be contractually restricted. If SGC is unable to access the cash flows from its subsidiaries, SGC may have difficulty meeting its debt obligations, including the notes. Although the Indenture governing the notes restricts our ability to incur additional indebtedness, those restrictions are subject to exceptions.

The notes are not the obligation of the Nation and your rights as a creditor are limited to the assets of SGC and the Guarantors.

        SGC and the Guarantors are liable exclusively for the payment of the notes. The Nation is not obligated for the payment of the notes. The assets of the Nation and its affiliates other than SGC and the Guarantors will not be available to pay the notes. Therefore, your rights as a creditor in a bankruptcy, liquidation or reorganization or similar proceeding would be limited to the assets of SGC and the Guarantors and you would have no right to the assets of the Nation or its other affiliates.

Your ability to enforce your rights or have an adequate remedy against the Nation and us may be limited by the sovereign immunity of the Nation and us. If you are unable to enforce your rights, you may lose your entire investment in the notes.

        We issued the old notes and we will issue the exchange notes pursuant to the Indenture. In addition, in connection with our issuance of the old notes, the Nation entered into an amendment to the Nation Agreement with the Trustee pursuant to which the Nation's prior agreement not to take certain actions with respect to us while the 2004 notes were outstanding was amended to make the Nation Agreement applicable to all notes. References to the "Nation Agreement" are to the Nation Agreement as amended on May 23, 2005. See "Description of the Exchange Notes—Covenants of the Nation." On May 5, 2004, the Nation entered into an assignment and plan of distribution agreement, or the Assignment Agreement, with SGC pursuant to which the Nation assigned to SGC the Nation's rights to the net proceeds in the event of a liquidation or dissolution of SNFGC, STGC or SEGC and pursuant to the plan of distribution, the net liquidation or dissolution proceeds of such entities shall be distributed by such entities directly to SGC. See "Material Agreements—Assignment and Plan of Distribution Agreement." Under federal law, we and the Nation have sovereign immunity and may not be sued without our and its consent, respectively. In the Indenture governing the notes, we do, and in the Nation Agreement and the Assignment Agreement the Nation does, grant a limited waiver of sovereign immunity and consent to suits to interpret or enforce the Indenture governing the notes, the notes and the other agreements entered into in connection with the respective offerings involving the notes. This waiver does not extend to all possible claims or remedies that a holder of the notes might allege or seek against us or the Nation. Specifically, the waiver limits available remedies to specific performance in most cases and limited money damages equal to the amount of a payment made in prohibition of the Indenture governing the notes or to the amount of the net liquidation or dissolution proceeds not assigned to SGC; provided, that, such money damages are only payable from assets held by the Nation, SGC, SNFGC, STGC or SEGC related to the gaming business, other than real property held in trust for the Nation by the United States. In the event that a New York court would find that specific performance is not an available remedy, the trustee and the holders of the notes may not have an adequate remedy against the Nation under the Nation Agreement and the Assignment Agreement. Furthermore, in the event that the Nation's or our limited waiver of sovereign immunity is unenforceable, the trustee and the holders of the notes could be precluded from judicially enforcing their rights and remedies under the notes, the Indenture governing the notes, the Nation Agreement, and the Assignment Agreement.

        Although we are subject to federal securities laws and could be liable with respect to any civil or criminal enforcement action brought by the United States government, we and the Nation have not waived our sovereign immunity from private civil suits, including for violations of the federal securities laws. Accordingly, the holders of the notes may not have any remedy against us or the Nation for violations of the federal or state securities laws if we raise sovereign immunity as an affirmative defense and it is accepted by the applicable court of law.

Uncertainty exists as to whether a federal or state court would have jurisdiction in an action related to the notes.

        Obtaining jurisdiction over an Indian tribe and tribal instrumentalities, such as the Nation and us, can be difficult. Often, a commercial dispute with an Indian tribe or instrumentality cannot be heard in federal court because the typical requirements for federal jurisdiction are absent. The failure to satisfy the requirements for federal jurisdiction occurs because there is generally no federal law question involved and there is no diversity of citizenship as an Indian tribe is not considered to be a citizen of a state for purposes of obtaining federal diversity jurisdiction.

        The extent to which state courts will assume jurisdiction over disputes involving Indian tribes varies from state to state. The notes, the Indenture governing the notes and the related agreements will be governed by the laws of New York State. There is conflicting case law on the issue of whether disputes with Indian tribes or instrumentalities should be heard in federal, state or tribal court. As a result of these conflicting cases, it is possible that neither a federal nor a state court would accept jurisdiction to resolve a matter involving the notes and the holders of the notes may have no legal recourse to a state or federal court.

        In addition, under certain legal doctrines, a federal court or state court otherwise having jurisdiction may decline to hear a matter involving an Indian tribe and instead defer the matter for disposition in a tribal court or other tribal proceedings. For matters subject to the waiver of sovereign immunity by the Nation and us, the Nation and we have waived our rights to have these matters resolved in any tribal court or other proceeding of the Nation. There is case law, however, suggesting these rights may not be waived. The Nation presently has a tribal court, and a federal or state court may defer to that tribal court if, contrary to the waiver of sovereign immunity by us and the Nation, we or the Nation seek or allege our right to seek tribal proceedings for resolution of a dispute related to the notes. The tribal court system is different from federal and state civil courts. For example, there is no requirement that a judge be a lawyer. The tribal court may reach a different conclusion than the federal or state courts would and this may have a material adverse effect on the rights of the noteholders. Accordingly, holders of notes or the trustee under the Indenture governing the notes may have difficulty bringing suits against the Nation and us in federal or state court.

You may be required to dispose of your notes, or your notes may be redeemed, if your ownership of the notes jeopardizes our gaming operations or violates the Compact.

        We may have the right to cause you to dispose of your notes, or to redeem your notes, if regulations are promulgated pursuant to which your ownership of the notes is determined to be unsuitable by the Seneca Gaming Authority or the New York State Racing and Wagering Board. In such event, the redemption price will be the lowest of the amount you paid for the notes, the principal amount of the notes and the then current fair market value of the notes. See "Description of the Exchange Notes—Gaming Redemption."

It is uncertain whether we or the Nation may be subject to the U.S. Bankruptcy Code, which could impair your ability to realize on our assets.

        It is uncertain whether we or the Nation may be a debtor in a case under the U.S. Bankruptcy Code. Without bankruptcy court protection, other creditors might receive preferential payments or otherwise obtain more than they would have under a bankruptcy court proceeding. If either we or the Nation commence a case under the Bankruptcy Code and the bankruptcy court does not dismiss the case, payments from the debtor would cease. It is uncertain how long payments under the notes could be delayed following commencement of a bankruptcy case.

If the guarantees of the notes are deemed fraudulent conveyances or preferential transfers, a court may subordinate or void them.

        The Guarantors have incurred substantial debt under the guarantees of the notes. The incurrence by the Guarantors of debt under their guarantees may be subject to review under federal and state fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced by, or on behalf of, unpaid creditors of our Guarantors at some future date. Federal and state statutes allow courts, under specific circumstances, to void guarantees and related liens and require noteholders to return payments received from the issuer or the Guarantors.

        An unpaid creditor or representative of creditors could file a lawsuit claiming that the issuance of guarantees constituted a "fraudulent conveyance." To make such a determination, a court would have to find that a Guarantor did not receive fair consideration or reasonably equivalent value for the guarantee, and that, at the time the guarantee was issued, such Guarantor:

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  was insolvent;

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  was rendered insolvent by the issuance of the notes;

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  was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

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  intended to incur, or believed that it would incur, debts beyond its ability to repay as those debts matured.

        If a court were to make such a finding in respect to a Guarantor's guarantee, it could void all or a portion of such Guarantor's obligations under its guarantee of the notes, subordinate the claim in respect of its guarantee to its other existing and future indebtedness or take other actions detrimental to you as a holder of the notes, including, in certain circumstances, invalidating the guarantees of the notes.

        The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than the fair value of all of that company's property, or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they mature. Moreover, regardless of insolvency, a court could void an incurrence of indebtedness, including the notes, if it determined that the transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the notes or the guarantees, to the claims of all existing and future creditors on similar grounds. We cannot determine in advance what standard a court would apply to determine whether we were "insolvent" in connection with the sale of the notes.

        There is a risk of a preferential transfer if:

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  a Guarantor declares bankruptcy or its creditors force it to declare bankruptcy within 90 days (or in certain cases, one year) after a payment on the guarantee; or

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  a guarantee was made in contemplation of insolvency.

        A guarantee could be voided by a court as a preferential transfer. In addition, a court could require holders of notes to return any payments made on the notes during the 90-day (or one-year) period.

        Each guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent conveyance. This provision may not be effective to protect the guarantees from being voided under a fraudulent conveyance law.

SGC and the Guarantors may not be able to repurchase notes upon a change of control.

        The Indenture governing the notes requires SGC and the Guarantors to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, upon the occurrence of specific kinds of change of control events. SGC and the Guarantors may not have sufficient funds to purchase the notes after a change of control. SGC's and the Guarantors' failure to purchase the notes would be a default under the Indenture governing the notes.

We are controlled by the Nation and the interests of the Nation may conflict with your interests as a noteholder.

        The Guarantors are wholly owned and controlled by SGC, which is wholly owned and controlled by the Nation. Circumstances may occur in which the interests of the Nation, the Council or the members of the Nation could be in conflict with your interests as a holder of the notes. In particular, the Nation, the Council or the members of the Nation could make business or other decisions that may affect you as a noteholder. For example, the Nation could decide to expand our facilities, incur more debt, dispose of assets or enter into other transactions that, in their judgment, are in their interest, even though these transactions might involve risks to you as a holder of the notes, including making it more difficult for us to make payments on the notes and for the Guarantors to guarantee these payments. Additionally, the Nation's sovereign interests may result in policies or decisions that may conflict with your interests as a noteholder. For example, the Nation may determine not to approve a limited waiver of sovereign immunity in connection with a potential commercially favorable transaction between us and a third party, based principally on sovereignty considerations rather than customary commercial considerations, resulting in the loss of that commercially favorable business opportunity. The loss of this opportunity could adversely affect us and, as a result, noteholders.

The Nation has a limited body of laws and has not adopted a corporate code. As a result, legal terms used in this prospectus, the Indenture governing the notes and related transaction documents may have a different meaning under the laws of the Nation than under laws with which you are familiar.

        The Nation has a limited number of laws, which primarily consist of the Nation's constitution, a limited number of ordinances and codes, Council resolutions and judicial interpretations of Nation law. Because the body and scope of the Nation's laws are not as fully developed as federal and state law, in many instances under Nation law it is difficult to predict how and which law will be applied. In particular, the Nation has not adopted a corporate code. Therefore, terms used in this prospectus, the Indenture governing the notes and other related transaction documents, including, but not limited to, terms such as "liquidation" and "dissolution" that may require application and interpretation of the Nation's laws may have no defined meanings under those laws or may have meanings different from what you are accustomed to finding under laws with which you are familiar.

Risks Related to Our Business

We are subject to greater risks than a geographically diverse company.

        We currently rely exclusively on cash flow from Seneca Niagara Casino and Seneca Allegany Casino to service our obligations, including the notes. While we expect to expand the geographic scope of our patron base as a result of our expansion project, our Seneca Niagara Casino relies primarily on patrons from within a 100-mile radius for its cash flow and Seneca Allegany Casino relies primarily on patrons from within an 80-mile radius for its cash flow. Further, our future expansion plans for additional casino operations as permitted by the Compact are limited to Western New York. As a result, in addition to our susceptibility to adverse global and domestic economic, political and business conditions, any economic downturn in the region could have a material adverse effect on our operations. An economic downturn would likely cause a decline in the disposable income of consumers in the region, which could result in a decrease in the number of patrons at Seneca Niagara Casino and Seneca Allegany Casino, the frequency of their visits and the average amount that they would each be willing to spend at the casinos. We are subject to greater risks than more geographically diversified gaming or resort operations and may continue to be subject to these risks upon completion of our expansion project, including:

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  a downturn in national, regional or local economic conditions;

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  an increase in competition in New York State or the Northeastern United States and Canada, particularly for day-trip patrons residing in New York State, including as a result of recent legislation permitting new Indian casinos and video gaming machines at certain racetracks;

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  impeded access due to road construction or closures of primary access routes; and

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  adverse weather, and natural and other disasters in the Northeastern United States and Canada.

        Although we maintain insurance customary in our industry (including property, casualty, terrorism and business interruption insurance), we cannot assure you that such insurance will be adequate or available to cover all the risks to which our business and assets may be subject. The occurrence of any one of the events described above could cause a material disruption in our business and make us unable to generate sufficient cash flow to make payments on the notes.

We compete with casinos, other forms of gaming and other resort properties. If we are unable to compete successfully, we may not be able to generate sufficient cash flow to fund our operations or service our debt.

        Our casino operations compete with casinos, other forms of gaming and other resort properties located within and outside New York State. The following summarizes the material risks we face as a result of existing and potential competition that may affect our results of operations. For a more extensive discussion of the competitive landscape affecting our operations, see "Business—Market and Competition."

  We face intense competition in our immediate market area.

        Currently, there are two casino resorts, Casino Niagara and Niagara Fallsview Casino Resort, and two video gaming facilities, Finger Lakes Gaming and Racetrack and Buffalo Raceway, within a 100-mile radius of Seneca Niagara Casino that constitutes our immediate market. Casino Niagara and Niagara Fallsview Casino Resort are located in Niagara Falls, Ontario, and are both within two miles of Seneca Niagara Casino. Casino Niagara and Niagara Fallsview Casino Resort are owned and operated by the Province of Ontario and managed by the Hyatt-led Falls Management Company. Casino Niagara offers over 95,000 square feet of gaming space including more than 1,700 slot machines, 60 table games, three restaurants, and three bars. Niagara Fallsview Casino Resort opened in June 2004. Niagara Fallsview Casino Resort features 180,000 square feet of gaming space including 3,000 slots, 150 table games, a 374-room Hyatt hotel, a spa and various restaurant and entertainment venues. Buffalo Raceway, a racetrack facility offering approximately 1,000 video gaming machines, or VGMs, in a 27,000 square foot gaming facility, is located 30 miles and 50 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively. Finger Lakes Gaming and Race Track in Farmington, New York, approximately 100 miles and 140 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively, operates over 1,000 VGMs in a video gaming facility. Batavia Downs, in Batavia, New York, approximately 50 miles from Seneca Niagara Casino, features 586 VGMs. In addition, Nordic Gaming Corporation operates the Fort Erie Racetrack, which includes a video gaming facility featuring 1,200 VGMs in Fort Erie, Ontario, which is located approximately 22 miles from Seneca Niagara Casino.

  We also face competition from casinos and gaming operations in our broader regional market.

        Our casinos also face competition elsewhere in New York State and Ontario. The St. Regis Mohawk Tribe currently operates a small casino facility near Hogansburg, New York, approximately 350 miles and 390 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively, and the Oneida Indian Nation operates a gaming facility resort near Syracuse, New York, approximately 190 miles and 235 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively. To a lesser extent, we compete with Casino Rama, which is north of Toronto and approximately 150 miles north of Seneca Niagara Casino and is located on the Chippewas of Mnjikaning (Rama) First Nation's Territory. Additionally, four racetracks in New York State currently operate VGMs (including Buffalo Raceway in our immediate market area). Sportsystems operates a 1,300 machine video gaming facility at Saratoga Raceway in Saratoga Springs, New York, approximately 325 miles and 340 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively. Monticello Raceway, which is located in Monticello, New York, approximately 325 miles and 280 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively, operates a video gaming facility with nearly 1,800 VGMs.

        New market entrants in New York State and elsewhere in the northeastern United States could adversely affect our operations and our ability to meet our financial obligations.

        Despite the exclusivity in Western New York provided by the Compact, our casinos face competition in New York State from both Indian and non-Indian gaming operations. The Compact allows New York State to permit the Tuscarora Indian Nation and the Tonawanda Band of Seneca Indians to obtain the right to include gaming devices in a compact without abrogating the exclusivity provisions of the Compact, so long as either tribe locates its proposed gaming facility either on its existing reservations or more than 25 miles from a Nation Gaming Facility. In addition, New York State could allow other Indian gaming facilities to be located within our area of exclusivity, in which case it would forfeit its right to receive exclusivity fees for the types of Class III games in such competitor's facility on which the Nation pays an exclusivity fee under the Compact. Of the seven federally recognized Indian nations in New York other than the Nation, only the St. Regis Mohawk Tribe and the Oneida Indian Nation of New York have signed compacts with New York State to open casinos.

        In October 2001, New York State authorized six new casinos to be run by Native Americans in the state, each of which was to be permitted to feature Class III slot machines. The State's legislation authorizing the six new Indian casinos was recently upheld by the New York Court of Appeals in Dalton v. Pataki, et al., and Karr v. Pataki, et al. Three of these authorized casinos are or will be operated by us (Seneca Niagara Casino, Seneca Allegany Casino and Seneca Erie Casino). It was expected that the other three casinos would be located in Sullivan and Ulster Counties in the Catskill region, approximately 330 miles and 320 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively.

        The Governor previously reached settlement agreements, subject to numerous contingencies, with the following tribes for Class III gaming operations to be located in Sullivan or Ulster Counties in the Catskills region: the St. Regis Mohawk Tribe, the Seneca-Cayuga Tribe of Oklahoma, the Cayuga Nation of New York, the Oneida Nation of Wisconsin, and the Stockbridge Munsee Community. In connection with these settlement agreements, the Governor introduced a bill in the New York State General Assembly which would have, among other things, authorized land claim settlements with the five tribes mentioned above and increased from three to five the number of authorized Class III gaming facilities in the Counties of Sullivan and Ulster. In anticipation of the settlements, the Stockbridge-Munsee Community filed a trust land application for approximately 330 acres in Bridgeville, New York, and the Cayuga Indian Nation of New York announced a venture with the owner of the Monticello Raceway, Empire Resorts, to build a $500 million casino adjacent to the Monticello Raceway. However, as a result of the United States Supreme Court's recent decision in City of Sherrill, NY v. Oneida Indian Nation of New York, 125 S. Ct. 1478 (March 29, 2005), the Governor recently withdrew pending legislation and land claim settlements with the Seneca-Cayuga Tribe of Oklahoma, the Cayuga Nation of New York, the Oneida Nation of Wisconsin, and the Stockbridge Munsee Community. We are advised that the Governor has found it necessary to review and reevaluate the proposals with these four Indian tribes in light of the recent Supreme Court decision. The withdrawal does not include the St. Regis Mohawk Tribe proposal, whose land claim is not affected by the Sherrill case. In light of these developments, the only casino development that seems imminent in Sullivan or Ulster Counties is the one planned by the St. Regis Mohawks.

        In 2001, New York State awarded licenses to eight racetracks to operate VGMs. As discussed above, four have commenced operations. Operations at certain of the remaining four race tracks could commence in the near future. In January 2004, the Governor of New York proposed allowing up to eight additional VGM venues in the state. These eight licenses would be awarded in a competitive bid process and could go to the state-owned Off-Track Betting Corporation or other operators. On July 7, 2004, the mid-level appellate court held that the New York State legislation authorizing VGMs was unconstitutional because a portion of the VGM revenue is used for horse-racing breeding funds and to increase track purses. Recently, in April of 2005, Governor Pataki signed a law providing race tracks with a larger share of proceeds from VGMs and extending VGM authorization through 2017. The new law addresses the mid-level appellate decision by omitting language providing payment to purses or breeding funds.

        Other proposed gaming operations in New York State include a Cayuga tribe development in Union Springs, New York, approximately 140 miles from Seneca Niagara Casino, which has been approved for a Class II gaming license; a proposed high stakes bingo hall in Aurelius, New York, approximately 150 miles from Seneca Niagara Casino, which is being pursued by the Seneca-Cayuga Tribe of Oklahoma; and a proposed casino in Hampton Bays, New York, approximately 530 miles from Seneca Niagara Casino, which is being pursued by the Shinnecock Tribe. The likelihood and timing of these projects is uncertain at this point in time.

        There are also several federally recognized Indian tribes and unrecognized Indian groups that are pursuing casino projects in New York State and other northeastern states, which, if successful and completed, could compete with us. In addition, on July 5, 2004, the governor of Pennsylvania signed a bill permitting up to an aggregate of 61,000 slot machines at 14 locations in Pennsylvania. The Pennsylvania legislation would permit up to 5,000 slot machines at proposed or existing racetracks, or 500 slot machines at two proposed resorts, respectively. These facilities could be located in Pittsburgh or Erie, Pennsylvania, which would be in the primary and secondary market for Seneca Allegany Casino.

We depend on our key personnel to manage our business effectively and if we are unable to retain our key personnel, our ability to execute our business strategy could be impaired.

        Our future success depends upon the continued services of our key operating and executive personnel. The loss of the services of such key operating and executive personnel could have an adverse impact on us. There can be no assurance that the services of such personnel will continue to be made available to us. We do not maintain key person life insurance policies on any of our executives.

We could face difficulties in attracting and retaining qualified employees.

        The operation of the expanded facilities of Seneca Niagara Casino and Seneca Allegany Casino and the expected opening of Seneca Erie Casino will require us to hire qualified executives, managers and a significant number of skilled employees with gaming and hospitality industry experience and qualifications. Currently, there is a shortage of skilled labor in the gaming industry in general. We can not assure you that we will be able to recruit, train and retain a sufficient number of qualified employees, particularly due to the very small number of workers skilled in the gaming industry that reside in the immediate vicinity of either casino.

The Indenture governing the notes contains various covenants and provisions that limit our management's discretion in the operation of our business.

        The Indenture governing the notes includes covenants and provisions that, among other things, restrict our ability to:

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  incur additional debt;

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  make investments;

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  create liens;

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  enter into transactions with affiliates;

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  sell assets;

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  merge, consolidate or sell substantially all of our assets; and

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  make capital expenditures.

        All of these restrictive covenants may limit our ability to expand our operations or to pursue our business strategies. Changes in business conditions or results of operations, adverse regulatory developments or other events beyond our control may affect our ability to comply with these and other provisions of the Indenture governing the notes. The breach of any of these covenants could result in a default under our indebtedness, which could cause those obligations to become due and payable. If our indebtedness were to be accelerated, there can be no assurance that we would be able to pay it.

Our operations could be adversely affected during our expansion.

        Although construction activities related to Seneca Niagara Casino and Seneca Allegany Casino are planned to minimize disruptions, construction noise and debris may disrupt Seneca Niagara Casino's and Seneca Allegany Casino's current operations. Unexpected construction delays could exacerbate or magnify these disruptions. We cannot assure you that construction activities will not have a material adverse effect on our results of operations.

Failure to complete our expansion projects and other future development projects on budget and on time could adversely affect our financial condition.

        Our current expansion projects are, and any future expansion projects will be, subject to significant development and construction risks, any of which could cause unanticipated cost increases and delays. These include, among others, the following:

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  shortages of material and skilled labor;

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  failure to generate sufficient operating cash flow to meet our expansion needs;

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  labor disputes and work stoppages;

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  weather interference or delays;

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  engineering problems;

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  environmental problems;

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  regulatory problems;

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  increased distributions or headlease payments to the Nation delaying construction timetables;

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  changes to the plans or specifications;

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  fire, earthquake, flood and other natural disasters; and

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  geological, construction, excavation and equipment problems.

        In October 2003, we entered into a guaranteed maximum price contract covering all major elements of the design and construction of the luxury hotel with Klewin, as construction manager responsible for contract procurement, daily oversight and adherence to the expansion project schedule and budget. On August 30, 2005, the board of directors of SNFGC authorized the termination of the design/build construction contract with Klewin after receiving notice by Klewin on August 29, 2005 that, effective August 30, 2005, it was terminating the employment of all of its workforce connected with the Seneca Niagara Casino expansion project, resulting in Klewin effectively abandoning the expansion project.

        Until recently, we expected the cost of constructing and equipping our 604-room luxury hotel to be approximately $200.0 million, which included $153.0 million in construction costs under the guaranteed maximum fixed price design/build construction contract with Klewin, and approximately $47.0 million for furniture, fixtures and equipment. Prior to the termination of the design/build construction contract with Klewin, Klewin orally advised us that construction costs could exceed the guaranteed maximum contract sum of $153.0 million. We currently expect that the cost of constructing and equipping the luxury hotel will be from $235.0 million to $240.0 million, including construction costs of from $177.0 million to $180.0 million.

        We cannot provide assurance that costs for constructing and equipping the Seneca Niagara Casino luxury hotel will not exceed $240.0 million or that the total costs for the Seneca Allegany Casino hotel and casino, including the garage, will not exceed $198.0 million. In addition, although we do not currently anticipate that the termination of the luxury hotel design/build construction contract with Klewin and the related litigation or the agreed termination of the hotel and casino design/build contract will materially adversely affect our ability to complete construction of the Seneca Niagara Casino and Seneca Allegany Casino expansion projects on schedule, in part because of the Klewin litigation we cannot assure you that such projects will in fact open on schedule. Failure to complete the projects on time and within our budget may cause us to devote additional resources to the projects, which could divert our time and attention away from our operation of Seneca Niagara Casino and Seneca Allegany Casino and could cause our business to suffer.

        Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary" regarding matters related to the guaranteed maximum price contract with Klewin for the Seneca Niagara Casino luxury hotel.

        In addition, we may not be able to complete our other expansion plans in a timely manner or at all.

We may not be able to generate enough cash flow to complete our current and future expansion projects.

        We intend to fund a portion of our current and future expansion projects with cash flows from operations. We cannot provide assurance that we will be able to generate the required amount of cash from our operations to complete any or all of these projects. In addition, distributions or increased headlease payments to the Nation beyond what is currently anticipated will result in our cash flow being diverted from the construction of our hotels. If we are not able to generate enough cash to pay for our expansion projects, our projects may be delayed and we may need to find additional sources of funds, which may not be available on terms acceptable to us, if at all. Further, if we incur additional debt to cover the cost of our expansion projects, risks related to our indebtedness could intensify. If we cannot generate enough cash or find alternative sources of funding to expand our operations, our business, financial condition and results of operations could be materially adversely affected and we may not be able to make payments on the notes.

We have limited experience operating casinos and hotels in Western New York.

        While our current senior management has over 100 years of combined experience managing significant gaming facilities with hotels, our casinos have been in operation since December 31, 2002 and May 1, 2004, respectively, and we do not have experience operating a hotel in Niagara Falls or Salamanca, New York. Our expansion plans include opening an additional casino in Western New York and the addition of a luxury hotel and other amenities for Seneca Niagara Casino and a resort hotel for Seneca Allegany Casino. We may experience difficulties in operating more than one casino in a limited geographic region. Further, the addition of two hotels and other new and untested amenities to our existing casinos have many of the same risks inherent in the establishment of a new business enterprise since we have no operating history in those activities. We may not be able to timely identify or anticipate all of the material risks associated with operating that business or additional casinos. Our lack of operating history in these new ventures may adversely affect our future operating results, ability to generate adequate cash flow and ability to make payments on the notes.

Our business could be affected by weather-related factors and seasonality.

        Our results of operations may be adversely affected by weather-related and seasonal factors. Since opening, Seneca Niagara Casino's and Seneca Allegany Casino's gaming revenue have not been materially impacted by severe weather conditions, but severe winter weather conditions may deter or prevent patrons from reaching our gaming facilities or undertaking day trips. In addition, some recreational activities, such as tourism, are curtailed during the winter months. Although our cash flow management system assumes seasonal fluctuations in gaming revenue for both of our casinos to ensure adequate cash flow during expected periods of lower revenue, we cannot provide assurance that weather-related and seasonal factors will not have a material adverse effect on our operations. Our limited operating history makes it difficult to predict the future effects of seasonality on our business, if any.

Although the recent litigation challenging the validity of our Compact and our right to conduct Class III gaming in New York State was unsuccessful, the validity of our Compact and our right to conduct Class III gaming in New York State could still be challenged or otherwise adversely affected.

        In October 2001, the New York Legislature passed Chapter 383 of the Laws of 2001, or Chapter 383, which allowed Governor Pataki to enter into a gaming compact with the Seneca Nation of Indians and to enter into gaming compacts with other Indian tribes for the establishment of three additional casinos in the Catskills. Chapter 383 also approved the installation of VGMs at certain racetracks.

        In January 2002, two actions were filed in the Supreme Court of the State of New York, County of Albany, challenging legislation that, among other things, authorized the Governor of New York to execute tribal-state gaming compacts, approved the use of slot machines as games of chance, approved the use of video lottery terminals at racetracks and authorized the participation of New York State in a multi-state lottery. The actions were captioned Dalton v. Pataki, et al., and Karr v. Pataki, et al. Plaintiffs sought a judgment declaring the legislation unconstitutional and enjoining its implementation. These two cases were consolidated and we refer to both cases below as Dalton v. Pataki.

        On July 17, 2003, the New York Supreme Court dismissed the plaintiffs' complaints in Dalton v. Pataki and held that the legislation is constitutional. The plaintiffs appealed the Court's decision to the Third Department of the New York Supreme Court's Appellate Division and oral argument was held on December 16, 2003. On July 7, 2004, a five judge panel issued its Opinion and Order declaring the legislation at issue, Chapter 383 of the Laws of 2001, constitutional as challenged. Notwithstanding the constitutionality of VGMs, the court declared the licensing of VGMs to racetracks to be unconstitutional due to the impermissible revenue distribution scheme set forth therein. Lastly, the court declared the provision of Chapter 383 of the Laws of 2001 authorizing the Division of the Lottery to participate in the multi-state lottery constitutional.

        On May 3, 2005, the New York Court of Appeals held the legislation (including the licensing of VGMs to racetracks) to be constitutional. In July 2005, the New York Court of Appeals, the State's highest court, denied a motion to rehear the case. Appellants filed a writ of certiorari seeking review by the United States Supreme Court. On November 28, 2005, the United States Supreme Court denied the writ.

        Although we can provide no assurance, we believe that any change in New York law will not retroactively invalidate what the State has agreed to in the Compact. If New York State were to make various forms of gaming illegal or against public policy (or the courts were to similarly rule), or otherwise to take a legal position adverse to SGC, such actions could have a material adverse effect on our ability to conduct our gaming operations as currently conducted.

If our ability to operate Class III gaming facilities on land held in restricted fee were successfully challenged, it would have a material adverse effect on our ability to conduct gaming operations in Niagara Falls and Erie County pursuant to the Compact.

        The Compact authorizes the Nation to use funds appropriated under the Seneca Nation Land Claims Settlement Act, or SNLCSA, to acquire parcels of land in Niagara Falls and Erie County for gaming purposes. In 1990, Congress enacted SNLCSA, which provides the Nation with fair compensation for use of its land and for the impact on the Nation from prior lease arrangements in the City of Salamanca, New York. The funds appropriated under the SNLCSA are available for the Nation to acquire additional land, which could be placed into restricted fee status. As previously determined by the U.S. Secretary of the Interior, the Nation possesses jurisdiction over lands placed into restricted fee status pursuant to SNLCSA, and such lands constitute gaming eligible Indian lands as defined by the Indian Gaming Regulatory Act, or IGRA. While we believe that there is substantial support for the Secretary's determination that lands placed into restricted fee pursuant to SNLCSA qualify as gaming eligible Indian lands as defined by IGRA, including the lands upon which Seneca Niagara Casino is located and the Seneca Buffalo Creek Casino will be located, it is possible that some person or group could successfully challenge the Secretary's conclusion that the Nation is authorized to use such land for gaming purposes pursuant to IGRA.

        If the Secretary's determination that the Nation is authorized to use such land for gaming purposes pursuant to IGRA were successfully challenged, the Nation would be unable to conduct any gaming under IGRA at its current gaming facility in Niagara Falls or proposed gaming facility in Erie County. However, such an adverse determination would not affect the ability of the Nation to operate its Seneca Allegany Casino, which is located on existing Nation reservation territory.

        In May 2005, a petition was filed by Daniel T. Warren before the NIGC claiming that the land acquired by the Nation in Niagara Falls and proposed to be acquired in Erie County do not fall within the "discretionary grant" or "settlement lands" exemptions to the IGRA prohibition of Class III gaming on Indian land and requesting that gaming on such lands be declared illegal. While the Nation believes that this petition is without merit, there can be no assurance that the petitioner's claim will not be granted.

        In January 2006, an action was filed by various plaintiffs against the United States Department of the Interior, the National Indian Gaming Commission and three individuals in their official capacities as Secretary of the Interior, Acting Assistant Secretary of the Interior for Indian Affairs and Chairman of the National Indian Gaming Commission. The action seeks declaratory and injunctive relief under the Administrative Procedure Act, the Declaratory Judgments Act, the National Historic Preservation Act (NHPA), the National Environmental Policy Act (NEPA) and the Indian Regulatory Gaming Act and is principally directed at the decisions and actions of the defendants that permit the construction and operation of our Seneca Buffalo Creek Casino. The plaintiffs claim that the defendants have failed to comply with NEPA, NHPA and IGRA and have requested that the Court take numerous actions including declaring that the lands acquired by the Nation pursuant to SNLCSA are not gaming eligible Indian lands within the meaning of IGRA and declaring that the Nation's Compact violates IGRA. If the plaintiffs are successful, the Nation would be unable to conduct any gaming upon lands acquired pursuant to SNLCSA.

        Recent press reports, including the Buffalo News, have stated that a Buffalo citizens group will file a lawsuit in New York State Supreme Court against various New York State and Buffalo officials seeking to stop the development of our Seneca Buffalo Creek Casino. The Buffalo News report further stated that the lawsuit is imminent and will be based on an alleged failure to comply with New York State and local laws, including certain environmental and preservation laws, in connection with the approval of our Seneca Buffalo Creek Casino site. Certain members of this plaintiff group are also plaintiffs in the federal lawsuit filed in January 2006 and referenced above.

We may not be able to acquire the remaining approximate 24 acres of the approximate 50 acres in the City of Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation.

        Consistent with the terms of the Compact, we intend to acquire the remaining approximate 24 acres of the approximate 50 acres in the City of Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation. Also consistent with the terms of the Compact, the New York State Urban Development Corporation d/b/a Empire State Development Corporation, or ESDC, is assisting the Nation in acquiring this land from property owners, including through the exercise of the power of eminent domain. The ESDC recently issued and published its Determinations and Findings pursuant to New York Eminent Domain Procedure Law Section 204 in connection with the acquisition of the remaining land through the power of eminent domain. There can be no assurance that ESDC will be successful in acquiring the land through condemnation proceedings. In connection with the condemnation proceedings, four parties have challenged such proceedings and we can provide no assurance that such challenges will not be successful. Failure to acquire the additional land could adversely impact our future operations.

Terrorism and war may directly or indirectly harm our business.

        The strength and profitability of our business will depend on consumer demand for casino resorts in general and for the type of luxury amenities Seneca Niagara Casino offers. Changes in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001 and ongoing terrorist and war activities in the United States and elsewhere, have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. We cannot predict the extent to which terrorist activities may continue to affect us, directly or indirectly, in the future. An extended period of reduced discretionary spending and/or disruptions or declines in travel, conferences and conventions could significantly harm our operations.

We may be subject to material environmental liability as a result of unknown environmental hazards.

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases on or relating to its property and may be held liable to a governmental entity or to third parties for property damage, personal injury and for investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility and liability without regard to whether the owner knew of or caused the presence of contaminants. The costs of investigation, remediation or removal of such substances may be substantial. Although the Nation has not waived its sovereign immunity with regard to such federal, state and local environmental legislation, the existence or discovery of an environmental hazard on any of its lands could result in an assertion of liability under federal environmental laws and have a significant adverse effect on the Nation's relations with the state and the local community.

We rely in part on federal and in part on common law trade name protection to protect certain of our trademarks.

        We rely in part on federal and in part on common law trade name protection to protect certain of our trademarks. We may face claims by third parties for alleged trade name infringement. Any resulting claims, if successful, could require us to cease using one or more of the names used in our business or require us to pay to use these names.

The entity that is managing the construction of our luxury hotel and casino expansion projects is a newly-formed entity with limited operating experience and limited experience in construction management.

        Seneca Construction Management Corporation, or SCMC, is a newly-formed entity organized for the purpose of managing construction projects. We have entered into a construction management agreement with SCMC in connection with both the Seneca Allegany Casino hotel and casino expansion project and the completion of construction of the Seneca Niagara Casino luxury hotel. Although SCMC has hired key personnel who are knowledgeable and experienced in managing large construction projects, SCMC, as a newly-formed entity, has very limited experience in overseeing and managing construction projects. SCMC may not be able to identify or anticipate all material risks related to managing our construction projects, which could adversely affect our ability to timely and successfully develop and construct these projects as well as our business and results of operations.

A change in our current tax-exempt status could have a material adverse effect on our ability to repay our obligations under the notes.

        A change in our current tax-exempt status could have a material adverse effect on our ability to repay our obligations under the notes. Based on our current interpretations of federal tax law, we will continue to treat our income as not being subject to federal income tax. However, we have not sought a private letter ruling from the Internal Revenue Service, or the IRS, confirming that interpretation.

        SGC and each of its subsidiaries are instrumentalities of the Nation's government and chartered under the laws of the Nation. Under current law, the Nation is not subject to federal income tax and we do not believe that SGC or the Guarantors, as instrumentalities of the Nation's government, are so subject. The IRS, prior to 1996, took the position that tribal corporations wholly owned by a tribe were treated the same as the tribe and not subject to federal income tax. However, in 1996, the IRS publicly announced that it was taking the issue under submission and intended to study it further, and did not state whether any such future guidance would be prospective only or be retroactive. When the IRS changed its position on the federal tax status of state chartered corporations wholly owned by a tribe (stating that such entities were taxable), it made such change prospective and provided a transition period with retroactive relief if the form of the corporation was modified. Following the IRS public announcement in 1996, some tribal corporations have obtained private letter rulings from the IRS to the effect that their operations would not be subject to federal income tax. Private letter rulings cannot be relied upon by other taxpayers. As of the date of this prospectus, the IRS had not issued definitive guidance upon which we could rely as to whether it agreed or disagreed that tribal corporations are subject to federal income tax, or, if subject to federal income tax in some circumstances and not others, the circumstances in which a tribal corporation would be subject to federal income tax. Consequently, there is no controlling legal authority that supports or is contrary to our position that we are not subject to federal income tax. If our interpretations are incorrect, or if the applicable tax law changes in this regard, our cash flow and ability to service our obligations under the notes may be adversely affected.

        Efforts have been made in Congress over the past several years to tax the income of tribal business enterprises. These have included a House of Representatives bill that would have taxed gaming income earned by Indian tribes as business income subject to corporate tax rates. Although that legislation has not been enacted, similar legislation could be enacted in the future. Any future legislation permitting the taxation of the Nation or our business could have a material adverse effect on our business, financial condition, results of operations or ability to pay our obligations under the notes.

Any adverse changes in the laws regulating our gaming operations or failure to maintain licenses required under gaming laws and regulations and other permits and approvals required under applicable laws and regulations could have a material adverse effect on our ability to conduct gaming operations and on our ability to fulfill our obligations under the notes.

        Gaming on the Nation's land is regulated by Nation laws, the Compact and federal statutes, most notably the IGRA. Several bills have been proposed during the current and recent sessions of Congress that could affect Indian gaming.

        Notably, though its proposed legislation has yet to be presented to Congress, the Policies and Procedures Subproject of the Bureau of Indian Affairs has proposed sweeping changes to the federal laws concerning Indians. Certain of such bills, if enacted, could impair the ability of the Nation and SGC to expand its gaming operations and adversely impact the future growth of the Nation's revenue base. In addition, from time to time, various government officials have proposed taxing Indian casino gaming or otherwise limiting or restricting the conduct of gaming operations by Indian tribes. No assurance can be given that such legislation, if and when enacted by Congress, would not have a material adverse effect on the operations of SGC. In addition, under federal law, gaming on the Nation's lands may be dependent upon the permissibility under New York law of certain forms of gaming or similar activities. If New York State were to make various forms of gaming illegal or against public policy (or the courts were to similarly rule), or otherwise to take a legal position adverse to the Compact or any of its provisions, such actions could have a material adverse effect on our ability to conduct our gaming operations as currently conducted. Moreover, a 1996 U.S. Supreme Court decision may permit a state to avoid or refuse to negotiate amendments to existing compacts such as the Compact.

        Currently, the operation of all gaming on Indian lands is subject to IGRA. For the past several years, legislation has been introduced in Congress designed to address numerous perceived problems with this Act. Most of the proposals that have been seriously considered would be prospective in effect and have contained clauses that would grandfather existing Indian gaming operations such as Seneca Niagara Casino. However, certain legislative acts have also proposed repealing many of the provisions of IGRA. While none of the substantive proposed amendments to IGRA has proceeded out of committee hearings to a vote by either house of Congress, we cannot predict the success of future legislative acts. Changes in applicable laws and regulations or an increase in the cost of compliance with applicable laws and regulations could limit or materially affect the types of gaming that we may offer and the revenue our operations generate. Furthermore, if Congress enacted legislation that was applied retroactively, our ability to meet our outstanding debt obligations could be adversely affected.

        Under the Compact and federal, state and Nation law we are required to maintain certain licenses, permits and approvals in order to conduct gaming operations. Failure to maintain such licenses, permits and approvals could have a material adverse affect on our ability to conduct gaming operations and on our ability to make payment on our obligations under the notes.

Changes in the membership of the Council, its policies or the Nation's constitution could adversely affect our operations.

        The Nation is governed by a Council, consisting of sixteen members, of which eight members are elected from each of the two principal Territories. Councillors are elected to four-year terms, which are staggered. The Nation holds an election every two years for its three executive branch officers: the President, the Treasurer and the Clerk. These officers alternate between the two principal Territories. The next election of the executive branch officers and eight Council members will take place in November 2006. If there is a significant change in the composition of the Council, the new Council may not pursue the same agenda or goals as the current government, in particular with respect to us, our expansion project or compliance with the Compact and our other obligations including the covenants contained in the Indenture (including, but not limited to, timely payment of the exclusivity fee and our public filings). In addition, the Council acts by majority vote and with respect to any issue or policy, a change in views by one or more members could result in a change in the policy adopted by the Council. Changes in the Council or its policies could result in significant changes in our structure or operations or in our planned expansion. In addition, the Council appoints the members of SGC's board of directors. The Council may also remove a member of SGC's board of directors for cause either upon the recommendation of a majority of SGC's board of directors, or upon its own initiative with a vote of at least twelve Councillors. The term cause has not been defined in SGC's charter or in Nation law, and therefore, we do not know how this term will be interpreted. As a result, a change in the membership or views of existing members of Council adverse to the existing board or management could result in a change in SGC's board of directors and potentially in SGC's management. Any such changes could adversely affect our business plan or otherwise result in a material adverse effect in our business, financial condition, results of operations or ability to make payments on the notes. See the section of this prospectus titled "Management" for a discussion regarding the more active role the new Seneca government has taken in managing our affairs.

        Further, while we believe that under the Nation's constitution, adopted in 1848 and last amended in 1993, a referendum may only be called by the Council, our interpretation of the Nation's constitution could be incorrect or the constitution may be amended in the future to provide that the Seneca people may call a referendum without the approval of the Council. If the constitution were amended to allow the Seneca people to call for a referendum directly, the Nation may adopt laws adversely affecting our business and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of the federal securities laws. Statements regarding our expected financial condition, results of operations, business, strategies and financing plans under the headings "Summary," "Risk Factors," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are forward-looking statements. In addition, in those and other portions of this prospectus, the words "anticipate," "expect," "plan," "intend," "designed," "estimate," "adjust" and similar expressions, as they relate to us or our management, indicate forward-looking statements. These forward-looking statements may prove to be incorrect.

        Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus.

        Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update or revise them or provide reasons why actual results may differ. Important factors that could cause our actual results to differ materially from our expectations include, without limitation:

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  risks associated with completing the expansion project and other current and future development projects on budget and on time;

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  risks associated with our substantial indebtedness and debt service;

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  the performance of our business and future operating results, including the operating results of our expansion;

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  existing and new competition in our markets;

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  changes in the membership of the Legislative Branch, or the Council, its policies or the Nation's constitution;

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  our locations in a region susceptible to severe winter weather;

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  general, local, domestic and global business, economic and political conditions, particularly an economic downturn;

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  increases in the cost of compliance with laws and regulations, including environmental laws and regulations;

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  changes in or legal challenges to gaming laws or regulations or the Nation-State Gaming Compact between the Nation and New York State, or the Compact;

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  changes in federal or state tax laws or the administration of such laws;

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  pending litigation challenging the validity of the Compact and our right to conduct Class III gaming in New York State, and litigation challenging the status of the Nation's lands for purposes of Class III gaming;

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  maintenance of licenses required under gaming laws and regulations and other permits and approvals required under applicable laws and regulations; and

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  the other risks described under the heading "Risk Factors" beginning on page     .

INDUSTRY AND MARKET DATA

        We generate market and competitive position data on a regular basis to measure the performance of, and plan for, our business. We obtained the market and competitive position data used throughout this prospectus from our own research along with information supplied by sources that we believe are reliable. We have not independently verified any third-party information. The gaming market in the Northeastern United States and Canada is subject to continual change, including changes in the number of facilities and the size of such facilities. For these and other reasons discussed in this prospectus, estimates of our future performance could prove to be materially inaccurate.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        We issued $200.0 million aggregate principal amount of the old notes to the initial purchasers on May 23, 2005 in transactions not registered under the Securities Act in reliance on exemptions from registration under that Act. The initial purchasers then sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-United States persons outside the United States in reliance on Regulation S under the Securities Act. Because they have been sold pursuant to exemptions from registration, the old notes are subject to transfer restrictions.

        In connection with the issuance of the old notes, we agreed with the initial purchasers that we would:

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  file with the Securities and Exchange Commission a registration statement related to the exchange notes;

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  use our reasonable best efforts to cause the registration statement to become effective under the Securities Act; and

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  offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes upon the effectiveness of the registration statement.

        Our failure to comply with these agreements within certain time periods would result in additional interest being due on the old notes. A copy of the agreement with the initial purchasers has been filed as an exhibit to the registration statement of which this prospectus is a part.

        Based on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission described in several no-action letters to third parties, and subject to the following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers who purchased the old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, or our affiliates, without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of the old notes who is an affiliate of ours, who is not acquiring the exchange notes in the ordinary course of such holder's business or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

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  will not be able to rely on the interpretations by the staff of the Securities and Exchange Commission described in the above-mentioned no-action letters;

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  will not be able to tender the old notes in the exchange offer; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless the sale or transfer is made under an exemption from these requirements.

        We do not intend to seek our own no-action letter, and there is no assurance that the staff of the Securities and Exchange Commission would make a similar determination regarding the exchange notes as it has in these no-action letters to third parties.

        As a result of the effectiveness of the registration statement of which this prospectus is a part, we will not be required to pay an increased interest rate on the old notes unless we either fail to timely consummate the exchange offer or fail to maintain the effectiveness of the registration statement to the extent we agreed to do so. Following the closing of the exchange offer, holders of the old notes not tendered will not have any further registration rights except in limited circumstances requiring the filing of a shelf registration statement, and the old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the old notes will be adversely affected.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all old notes properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of the old notes accepted in the exchange offer.

        By tendering the old notes for exchange notes in the exchange offer and signing or agreeing to be bound by the letter of transmittal, you will represent to us that:

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  you will acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;

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  you are not participating and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

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  you are not an affiliate of ours or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

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  if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

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  if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes.

        Broker-dealers that are receiving exchange notes for their own account must have acquired the old notes as a result of market-making or other trading activities in order to participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an "underwriter" within the meaning of the Securities Act. We will be required to allow broker-dealers to use this prospectus for a period of 180 days following the exchange offer in connection with the resale of exchange notes received for their account in exchange for old notes acquired by broker-dealers as a result of market-making or other trading activities. If required by applicable securities laws, we will, upon written request, make this prospectus available to any broker-dealer for use in connection with a resale of exchange notes. See "Plan of Distribution."

        The exchange notes will evidence the same debt as the old notes and will be issued under and entitled to the benefits of the same Indenture. The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes except that:

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  the exchange notes will be issued in a transaction registered under the Securities Act;

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  the exchange notes will not be subject to transfer restrictions; and

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  Registration Rights Agreement provisions providing for an increase in the interest rate on the old notes will be eliminated after completion of the exchange offer.

        As of the date of this prospectus, $200 million aggregate principal amount of the old notes was outstanding. In connection with the issuance of the old notes, we arranged for the old notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

        This prospectus, together with the accompanying letter of transmittal, are initially being sent to all registered holders as of the close of business on                        , 2006. We intend to conduct the

exchange offer in accordance with the Exchange Act, and the rules and regulations of the Securities and Exchange Commission under the Exchange Act, including Rule 14e-1, to the extent applicable.

        Rule 14e-1 describes unlawful tender offer practices under the Exchange Act. This rule requires us, among other things:

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  to hold our exchange offer open for 20 business days;

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  to give ten business days notice of any material change in the terms of this offer; and

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  to issue a press release in the event of an extension of the exchange offer.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of the old notes being tendered, and holders of the old notes do not have any appraisal or dissenters' rights under the Indenture in connection with the exchange offer. We shall be considered to have accepted the old notes tendered according to the procedures in this prospectus when, as and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. See "—Exchange Agent." The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to those holders.

        If any tendered old notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted old notes will be returned, at our cost, to the tendering holder of old notes or, in the case of old notes tendered by book-entry transfer, the holder's interest in such notes will be transferred into the holder's account at DTC according to the procedures described below, promptly upon expiration or termination of the exchange offer, as applicable.

        Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of the old notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "—Solicitation of Tenders; Fees and Expenses."

        Neither we nor our board of directors makes any recommendation to holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes in the exchange offer. Moreover, no one has been authorized to make any such recommendation. Holders of the old notes must make their own decision whether to tender in the exchange offer and, if so, the amount of the old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Expiration Date; Extension; Amendments

        The term "expiration date" shall mean 5:00 p.m., New York City time, on                        , 2006, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.

        We expressly reserve the right, in our sole discretion:

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  to delay acceptance of any old notes or to terminate the exchange offer and to refuse to accept old notes not previously accepted, if any of the conditions described under "—Conditions" shall have occurred and shall not have been waived by us;

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  to extend the expiration date of the exchange offer;

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  to amend the terms of the exchange offer in any manner;

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  to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date; and

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  to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

        The terms of the purchases or offers described in the fourth and fifth clauses above may differ from the terms of the exchange offer.

        Any delay in acceptance, termination, extension or amendment of the exchange offer will be followed as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of the amendment and will extend the expiration date, if necessary, so that at least five business days remain prior to the expiration date following notice of the material change.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension or amendment of the exchange offer, we shall have no obligation to publish, advise or otherwise communicate any public announcement, other than by making a timely release to Business Wire.

        You are advised that we may extend the exchange offer because some of the holders of the old notes do not tender on a timely basis. In order to give these noteholders the ability to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note, we may elect to extend the exchange offer.

Interest on the Exchange Notes

        The exchange notes will bear interest from May 23, 2005 or the most recent date on which interest was paid or provided for on the old notes surrendered for the exchange notes. Interest on the exchange notes will be payable semi-annually on each May 1 and November 1, commencing on May 1, 2006. Accordingly, holders of old notes that are accepted for exchange will not receive interest that is accrued but unpaid on the old notes at the time of tender.

Procedures for Tendering

        Only a holder may tender its old notes in the exchange offer. Any beneficial owner whose old notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on such holder's behalf. If the beneficial owner wishes to tender on such holder's own behalf, the beneficial owner must, before completing and executing the letter of transmittal and delivering such holder's old notes, either make appropriate arrangements to register ownership of old notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        The tender by a holder will constitute an agreement among the holder, us and the exchange agent according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        A holder who desires to tender old notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

        The method of delivery of the old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Delivery of such documents will be deemed made only when actually received by the exchange agent or deemed received under the ATOP procedures described below. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the tender for holders in each case as described in this prospectus and in the letter of transmittal.

Old Notes Held in Certificate Form

        For a holder to validly tender old notes held in physical form, the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date, at its address set forth in this prospectus:

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  a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

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  certificates for tendered old notes.

Old Notes Held in Book-Entry Form

        We understand that the exchange agent will make a request promptly after the date of the prospectus to establish an account for the old notes at DTC for the purpose of facilitating the exchange offer, and subject to its establishment, any financial institution that is a participant in DTC may make book-entry delivery of the old notes by causing DTC to transfer the old notes to the exchange agent using DTC's procedures for transfer.

        If you desire to transfer old notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of old notes into the exchange agent's account at DTC, which is referred to in this prospectus as a "book-entry confirmation," and:

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  a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

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  an agent's message transmitted pursuant to ATOP.

Tender of Old Notes Using DTC's Automated Tender Offer Program (ATOP)

        The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes held in book-entry form to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send a book- entry confirmation, including an agent's message, to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender old notes, you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.

Signatures

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless old notes tendered with the letter of transmittal are tendered:

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  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

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  for the account of an institution eligible to guarantee signatures.

        If the letter of transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the old notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the old notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder(s) who appears on the old notes or the DTC participant who is listed as the owner. If the letter of transmittal or any of the old notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        If you tender your notes through ATOP, signatures and signature guarantees are not required.

Determination of Validity

        All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered old notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of old notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities related to tenders of old notes nor shall we or any of them incur liability for failure to give notification. Tenders of old notes will not be considered to have been made until the irregularities have been cured or waived. Any old notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, promptly after the expiration date, or, in the case of old notes tendered by book-entry transfer, will be transferred into the holder's account at DTC according to the procedures described above.

Guaranteed Delivery Procedures

        Holders who wish to tender their old notes and:

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  whose old notes are not immediately available;

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  who cannot complete the procedure for book-entry transfer on a timely basis;

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  who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

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  who cannot complete a tender of old notes held in book-entry form using DTC's ATOP procedures on a timely basis;

may effect a tender if they tender through an eligible institution described under "—Procedures for Tendering" and "—Signatures" or if they tender using ATOP's guaranteed delivery procedures.

        A tender of old notes made by or through an eligible institution will be accepted if:

  •
  before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that: (1) sets forth the name and address of the holder, the certificate number or numbers of the holder's old notes and the principal amount of the old notes tendered, (2) states that the tender is being made, and (3) guarantees that, within three business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with a certificate(s) representing the old notes to be tendered in proper form for transfer, or a confirmation of book-entry transfer into the exchange agent's account at DTC of the old notes delivered electronically, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered old notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

        A tender made through ATOP will be accepted if:

  •
  before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent's message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the old notes that they have received and agree to be bound by the notice of guaranteed delivery; and

  •
  the exchange agent receives, within three business days after the expiration date, either: (1) a book-entry confirmation, including an agent's message, transmitted via ATOP procedures; or (2) a properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered old notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes in the exchange offer:

  •
  a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below before 5:00 p.m., New York City time, on the expiration date; or

  •
  you must comply with the appropriate procedures of ATOP.

        Any notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes or, in the case of the old notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;

  •
  be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the old notes to register the transfer of the old notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any of these old notes are to be registered, if different from that of the person who deposited the old notes to be withdrawn.

        All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no exchange notes will be issued in exchange for those old notes unless the old notes so withdrawn are validly retendered. Any old notes that have been tendered but are not accepted for exchange will be returned to the holder of the old notes without cost to the holder or, in the case of old notes tendered by book-entry transfer, will be transferred into the holder's account at DTC according to the procedures described above. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "—Procedures for tendering" at any time before the Expiration Date.

Conditions

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

  •
  the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

  •
  proper tender of such old notes in accordance with the requirements set forth in this prospectus and in the letter of transmittal;

  •
  the representations described under "Terms of the Exchange Offer;" and

  •
  such other representations as may be reasonably necessary under applicable rules, regulations or interpretations of the Securities and Exchange Commission to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to their holders. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

        In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

Exchange Agent

        Wells Fargo Bank, National Association, the trustee under the Indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance with respect to the procedures for tendering and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent. You should send certificates for the old notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Hand:	By Regular Mail or Overnight Courier:
Wells Fargo Bank, N.A. MAC # N9303-121 Corporate Trust Operations P.O. Box 1517 Minneapolis, MN 55480-1517	Wells Fargo Bank, N.A. 608 Second Avenue South Corporate Trust Operations, 12th Floor Minneapolis, MN 55402	Wells Fargo Bank, N.A. MAC # N9303-121 Corporate Trust Operations 6th & Marquette Avenue Minneapolis, MN 55479
For Information or to Confirm by Telephone Call:	By Facsimile (Eligible Institutions Only):
(800) 344-5128	(612) 667-4927

Delivery of the letter of transmittal to an address other than as listed above or transmission of the letter of transmittal via facsimile other than as described above does not constitute a valid delivery of the letter of transmittal.

Solicitation of Tenders; Fees and Expenses

        We will bear the expenses of soliciting the requesting holders of old notes to determine if such holders wish to tender those notes for exchange notes. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or telecopier.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

        We will also pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

        You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register exchange notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you, in which event you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

Participation in the Exchange Offer; Untendered Notes

        Participation in the exchange offer is voluntary. Holders of old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

        As a result of the making of, and upon acceptance for exchange of all of the old notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of old notes who do not tender in the exchange offer will continue to hold their old notes and will be entitled to all the rights, and subject to the limitations, applicable to the old notes under the Indenture. Holders of old notes will no longer be entitled to any rights under the registration rights agreement that by their terms terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of Exchange Notes." All untendered old notes will continue to be subject to the restrictions on transfer described in the Indenture. To the extent the old notes are tendered and accepted, there will be fewer old notes remaining following the exchange, which could significantly reduce the liquidity of the untendered notes.

        We may in the future seek to acquire our untendered old notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any acquisitions of the old notes following the applicable requirements of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered in the exchange offer, except in those circumstances in which we may be obligated to file a shelf registration statement.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange the old notes in like principal amount, which will be cancelled, and as such will not result in any increase in our indebtedness.

        As of September 30, 2005, approximately $131.6 million of the approximate $193.0 million gross proceeds from the sale of the old notes have been used in the following estimated amounts for the referenced purposes:

  •
  $126.7 million(1) to pay in full the Term Loan; and

  •
  $4.9 million to pay the fees and expenses associated with the offering of the old notes.

        The remaining approximate $61.4 million in proceeds from the sale of the old notes will be used:

  •
  to fund certain costs associated with the expansion of our operations;

  •
  for general corporate purposes; and

  •
  to pay additional fees and expenses associated with the offering of the old notes, including this exchange offer.

(1)
The $126.7 million represents (i) the outstanding principal of $80.0 million under the Term Loan plus (ii) the aggregate amount of interest on such principal at a prescribed interest rate that would have otherwise been payable if the Term Loan had not been paid on May 23, 2005, but was instead paid 8 1/2 months prior to its November 22, 2007 stated maturity, which amount was approximately $46.7 million.

CAPITALIZATION

        The following table sets forth as of September 30, 2005 our capitalization, which gives effect to the issuance of the old notes and our use of a portion of the proceeds therefrom, including payment in full of the Term Loan. This table should be read in conjunction with the sections titled "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes thereto included in this prospectus beginning on page F-1.

As of September 30, 2005
Actual
(dollars in millions)
Cash and cash equivalents	$142.5

Long-term debt
7 1/4% Senior Notes due 2012	493.4

Total owner's equity	109.4

Total capitalization	$602.8

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The Nation established Seneca Gaming Corporation as a wholly owned entity to operate all of the Nation's Class III gaming and resort-related activities. The selected consolidated financial data set forth below as of and for the period ended September 30, 2002 and as of and for the fiscal years ended September 30, 2003, September 30, 2004 and September 30, 2005 have been derived from our audited financial statements included in this prospectus. This information should be read with our financial statements and the related notes included in this prospectus beginning on page F-1. You should also read the following information in conjunction with the sections in this prospectus entitled "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Period from Inception to	Fiscal Year Ended
	September 30,
	2002	2003		2004		2005
	(dollars in thousands)
Statement of Operations Data:
Revenues:
Gaming	$—	$184,332		$337,536		$440,156
Food and beverage	—	16,158		31,358		41,689
Retail and other	—	4,823		11,797		16,955

Gross revenues	—	205,313		380,691		498,800
Less: Promotional allowances	—	(9,557)		(24,295)		(49,647)

Net revenues	—	195,756		356,396		449,153
Expenses:
Gaming	—	53,686		92,531		114,746
Food and beverage	—	15,856		26,387		34,877
Retail, entertainment and other	—	2,732		7,184		10,418
Advertising, general and administrative	—	42,176		91,552		117,188
Pre-opening costs	2,961	7,155		4,228		1,509
Depreciation and amortization	—	8,723		17,638		26,295

Total operating expenses	2,961	130,328		239,520		305,033
Operating income (loss)	(2,961)	65,428		116,876		144,120
Other income and (expense):
Non-recurring construction charge	—	—		—		(13,301)
Interest income	—	44		1,535		5,116
Interest expense	—	(15,515)		(33,702)		(90,366)

Net other expense	—	(15,471)		(32,167)		(98,551)

Net income (loss)	$(2,961)	$49,957		$84,709		$45,569

Other Financial Data:
EBITDA(1)	$(2,961)	$74,151		$134,514		157,114
Cash provided by (used in) operating activities	(69)	97,720		143,803		47,652
Cash used in investing activities	(39)	(118,963)		(238,703)		(192,147)
Cash provided by (used in) financing activities	240	80,739		246,867		75,367
Capital expenditures and payments for land acquisitions and other assets	39	118,963		180,740		172,684
Ratio of earnings to fixed charges(2)	—	3.9	x	3.4	x	1.4	x

Property Data(3):
Square footage of gaming space	—	90,454	153,749	153,749
Average number of slot machines	—	2,741	4,724	5,152
Slot machine daily win per unit($)	—	213	196	190
Average number of table games	—	104	131	117
Table game daily win per unit($)	—	1,291	1,479	1,498
	As of September 30,
	2002	2003	2004	2005
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$132	$59,628	$211,595	$142,467
Total assets	2,883	181,749	584,056	698,848
Total liabilities	5,844	134,753	497,369	589,423
Total capital	$(2,961)	$46,996	$86,687	$109,425

(1)
EBITDA represents earnings before interest, depreciation and amortization. We are not subject to U.S. federal income taxation under current interpretations of the U.S. federal tax code. EBITDA is presented to provide additional information that our management uses to assess our business and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial condition or profitability under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

        EBITDA includes pre-opening costs of approximately $3.0 million, $7.2 million, $4.2 million and $1.5 million for the period from inception to September 30, 2002, the fiscal year ended September 30, 2003, the fiscal year ended September 30, 2004 and the fiscal year ended September 30, 2005, respectively.

        The following table sets forth a reconciliation of net income to EBITDA, which management believes is the most nearly equivalent measure under U.S. generally accepted accounting principles. The adjustments set forth below are those relevant to the periods presented.

	Period from Inception to	Fiscal Year Ended
	September 30,
	2002	2003	2004	2005
	(dollars in thousands)
Net income (loss)	$(2,961)	$49,957	$84,709	$45,569
Depreciation and amortization	—	8,723	17,638	26,295
Net interest expense	—	15,471	32,167	85,250

EBITDA	$(2,961)	$74,151	$134,514	$157,114

(2)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of determining the ratio of earnings to fixed charges, the term "earnings" is the amount resulting from adding (i) net income, (ii) fixed charges and (iii) amortization of capitalized interest, less the amount of interest capitalized. The term "fixed charges" is the amount resulting from adding (i) interest expense whether expensed or capitalized, and (ii) the amortization of debt financing costs. Note that for the fiscal year ended September 30, 2005, this ratio includes the effect of a $49.2 million charge to earnings, recorded as interest expense, relating to the early extinguishment of the Term Loan, and a non-recurring charge to earnings relating to the Klewin matter, discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3)
The casino square footage is given as of the end of each period presented. The average number of slot machines and table games represents the average over the period presented. Slot machine win per unit refers to total slot machine revenue for a given period divided by the average number of slot machines operating in that period divided by the number of days in that period. Table game daily win per unit refers to total table games revenue for a given period divided by the average number of table games operating in that period divided by the number of days in that period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

        You should read the following discussion and analysis in conjunction with the section titled "Selected Consolidated Financial and Other Data" and the financial statements and related notes included elsewhere in this prospectus. References herein to years are to fiscal years of Seneca Gaming Corporation unless otherwise noted. Our fiscal year is from October 1 through September 30.

Overview

        Seneca Gaming Corporation is wholly owned by the Seneca Nation of Indians of New York and chartered to manage and direct all of the Nation's Class III gaming operations. The Nation entered into a Compact with New York State on August 18, 2002 that provides the Nation with the right to establish and operate three Class III gaming facilities in Western New York. We opened our first Class III gaming facility on Nation Territory in the City of Niagara Falls, New York on December 31, 2002, featuring principally Class III slot machines and table games. This facility is operated by our wholly owned subsidiary SNFGC. From August 1, 2002 to September 30, 2002, SNFGC operated as a development stage company and devoted its efforts to obtaining regulatory and governmental approvals, securing financing, recruiting and training employees and overseeing the renovation of the Niagara Falls Convention and Civic Center. On May 1, 2004, we opened our second Class III gaming facility, Seneca Allegany Casino, on the Nation's Territory in the City of Salamanca, New York. This facility features Class III slot machines and table games. We formed STGC on September 20, 2003 as a wholly owned subsidiary to operate this facility. Please note that our Selected Consolidated Financial and Other Data, the financial statements and related notes included elsewhere in this prospectus and the following discussion and analysis only include 17 months of operating results for Seneca Allegany Casino.

        Given our short operating history and limited operations at SNFGC in the fiscal year ended September 30, 2002, we believe comparisons between the fiscal year ended September 30, 2003 and the fiscal year ended September 30, 2002, are not meaningful. Therefore, these comparisons are not discussed below. Also, since our Seneca Allegany Casino was open for only five months during the fiscal year ended September 30, 2004, the comparisons of consolidated results of operations for the fiscal year ended September 30, 2004 and September 30, 2005 are less meaningful in some respects.

        Under the Compact, the Nation has the right to establish and operate a third Class III gaming facility in Erie County, New York. If the Nation had failed to commence construction of a Class III gaming facility in Erie County by December 9, 2005, the Nation's exclusive right under the Compact to own and operate a Class III gaming facility in Erie County could have terminated, and if the Nation fails to commence Class III gaming operations in Erie County by December 9, 2007, the Nation's exclusive right under the Compact to own and operate a Class III gaming facility in Erie County may terminate. As a result of the Cheektowaga Site litigation and time deadlines set forth in the Compact, on October 3, 2005 the Nation acquired approximately nine acres of land in the historic waterfront district of downtown Buffalo. We commenced construction of our gaming facility in Erie County on those nine acres on December 8, 2005.

Executive Summary

        Our Current Operations.    We currently operate two Class III gaming facilities, Seneca Niagara Casino, in the City of Niagara Falls, New York, and Seneca Allegany Casino, in the City of Salamanca, New York. Our casino operations include gaming, dining, entertainment and retail. For the fiscal years ended September 30, 2004 and September 30, 2005, approximately 93% and 94%, respectively, of our net revenue was derived from our Class III gaming activities.

        Key Performance Indicators.    Our operating results are dependent on the volume of profitable patrons at our casinos and our ability to attract them for repeat visits.

        Seneca Niagara Casino.    Seneca Niagara Casino currently relies primarily on drive-in and bus patrons from the Buffalo, Niagara Falls, and Rochester areas in New York and secondarily from Erie, Pennsylvania, Ohio and other parts of New York. Since opening on December 31, 2002, Seneca Niagara Casino has experienced steady growth in its patron base. We believe that the expansion of Seneca Niagara Casino, including the addition of a luxury hotel and other amenities, will enable us to increase profitable patron volume and gaming activity, extend our geographic penetration and appeal to a more diverse demographic base. The first phase of this expansion opened prior to the end of December 2005, and added over 35,000 square feet of gaming space, approximately 300 rooms, and various amenities.

        As of September 30, 2005, we had paid for substantially all of our completed expansion projects out of cash flow from operations. Our completed expansion projects include the addition of Turtle Island, a non-smoking casino room, the Blue Heron Club, a gaming salon designed exclusively for high stakes table game patrons, a new 2,300-space parking garage, and the Western Door, an upscale steakhouse. In May 2004, we opened a non-smoking poker room with sixteen tables. In June 2004, we opened our "Pennies From Heaven" slot room located on the mezzanine level overlooking our main casino, adding approximately 6,600 square feet of gaming space and 242 additional ticketed slot machines. In addition, this project added approximately 7,800 square feet of banquet space for up to 350 patrons.

        In October 2003, we entered into a guaranteed maximum price contract covering all major elements of the design and construction of the luxury hotel with Klewin, as construction manager responsible for contract procurement, daily oversight and adherence to the expansion project schedule and budget. On August 30, 2005, the board of directors of SNFGC authorized the termination of the design/build construction contract with Klewin after receiving notice by Klewin on August 29, 2005 that, effective August 30, 2005, it was terminating the employment of all of its workforce connected with the Seneca Niagara Casino expansion project, resulting in Klewin effectively abandoning the expansion project.

        Prior to authorizing the termination of Klewin, on August 24, 2005, SNFGC filed a complaint against Klewin and BankNorth, as joint defendants, in the Superior Court for the Judicial District of New London, Connecticut, in connection with approximately $14.6 million that was paid by SNFGC into an account with BankNorth maintained by Klewin principally for the benefit of the subcontractors, including the architect, on the Seneca Niagara Casino expansion project (approximately $11.25 million was for the benefit of such subcontractors on the Seneca Niagara Casino expansion project and substantially all of the balance was for the benefit of subcontractors on the Seneca Allegany Casino projects). The account was subsequently "swept" by BankNorth, and, as a result, substantially all of the subcontractors who were entitled to the approximate $14.6 million wired by SNFGC to Klewin for the benefit of such subcontractors were not paid by Klewin, and this non-payment provided another ground for termination of Klewin. We have advanced approximately $900,000 to the architect and approximately $13.7 million to SCMC and SCMC has paid such $13.7 million to the remaining unpaid subcontractors in exchange for assignments by the architect to us and by such remaining subcontractors to SCMC (and then by SCMC to us) of their respective claims against Klewin. Although we are vigorously seeking recovery through legal proceedings, we can provide no assurance that we will be able to recover from Klewin all or any portion of the approximate $14.6 million. As a result, we have recorded a $13.3 million charge to earnings relating to amounts unrecovered as of September 30, 2005, net of approximately $1.3 million in management fees and other amounts due to Klewin. On September 14, 2005, Klewin filed an Application for Immediate Temporary Injunction seeking a temporary injunction prohibiting us from using design and construction documents and appropriating Klewin employees. Klewin has also asserted counterclaims alleging, among other matters, tortious interference with their business. On November 30, 2005, the Court granted our motion to dismiss Klewin's counterclaims and Application for Immediate Temporary Injunction. Klewin has filed an appeal. BankNorth has also asserted counterclaims and we have filed both a new action against BankNorth and a motion to dismiss its counterclaims. Reference is made to the section of this prospectus titled "Business—Legal Proceedings" for further discussion regarding this litigation with Klewin.

        In connection with the termination of the luxury hotel design/build construction contract, the board of directors of SNFGC authorized senior management to commence discussions with SCMC to enter into a definitive agreement to complete the Seneca Niagara Casino expansion project. The board of directors also authorized SNFGC to immediately engage SCMC to manage the Seneca Niagara Casino expansion project while such definitive agreement is negotiated and finalized. The definitive agreement was signed on January 12, 2006. We do not currently anticipate that the termination of the luxury hotel design/build construction contract with Klewin will materially adversely affect our ability to complete construction of the Seneca Niagara Casino expansion project on schedule. Work on the project continues. We opened substantially all public areas and the first 10 floors of rooms prior to the end of December 2005 and expect to complete the project by March 31, 2006.

        We had previously expected the total cost of constructing and equipping our 604-room luxury hotel to be approximately $200.0 million, which included $153.0 million in construction costs under the guaranteed maximum fixed price design/build construction contract with Klewin, and approximately $47.0 million for furniture, fixtures and equipment. Prior to our filing the complaint against Klewin, Klewin orally advised us that construction costs could exceed the guaranteed maximum contract sum of $153.0 million. We currently expect that the total cost of constructing and equipping the luxury hotel will be from $235.0 million to $240.0 million, including construction costs of from $177.0 million to $180.0 million. The expected increase in construction costs is due to factors that existed prior to our termination of Klewin and, as a result, such expected increase is not due to the termination of Klewin (although in light of our position that the contract was a maximum price contract, the termination of the contract with Klewin could be deemed to have triggered the expected increase in construction costs). The financial impact of any additional construction costs over the initial estimate of $153 million will be reflected as additional depreciation expense on our future statements of income. Based on our analysis of projected future cash flows from this project, the present value of future cash flows should be sufficient to cover the fair market value of the improvements and, as such, we do not expect any impairment charge to be necessary in relation to the additional cost of construction.

        Seneca Allegany Casino.    Since its opening on May 1, 2004, Seneca Allegany Casino has experienced steady growth in its patron base. Seneca Allegany Casino has attracted patrons from the southern portion of Western New York, Erie and Pittsburgh, Pennsylvania and Ohio. From opening through September 30, 2005, approximately 65% of its patrons have come from outside New York State.

        In September 2004, we converted and divided Seneca Allegany Casino's existing 450-seat bingo area into a non-smoking poker room with 16 tables and a non-smoking casino with 185 slot machines. At the same time, we relocated our existing 450-seat bingo operations at Seneca Allegany Casino to the site of Seneca Gaming & Entertainment's former Class II gaming operations, or the Seneca Allegany Class II Facility, in Salamanca, New York, that included bingo, four poker tables and 200 Class II video gaming machines. The Seneca Allegany Class II Facility is located less than a mile from Seneca Allegany Casino. Seneca Gaming & Entertainment ceased operating the Seneca Allegany Class II Facility prior to the opening of Seneca Allegany Casino.

        On November 2, 2004, the Nation held an election for its three Executive Branch officers, the President (Chief Executive Officer), Treasurer (Chief Financial Officer) and the Clerk, and 8 of the 16 members of its legislative branch, or the Council. As part of the initial actions taken by the new government at its first Council meeting on November 13, 2004, it appointed a Class II Management Committee to develop policies and procedures to govern the Nation's Class II Facilities located on its Allegany Territory, which include our operation of the Seneca Allegany Class II Facility. The November 13, 2004 resolutions further provide that all revenues generated by the Nation's Class II facilities shall be transferred directly to the Nation instead of to us. Through subsequent discussions with executive officers of the Nation, we were informed that, notwithstanding the foregoing resolutions, the Council wanted the Seneca Allegany Class II Facility transferred to the Nation as of January 1, 2005. We were subsequently informed by the Tribal Executives that these resolutions were intended to include the transfer of all Class II operations back to the Nation, which include our poker operations, a Class II game, at the Seneca Niagara Casino and Seneca Allegany Casino.

        As of January 1, 2005, we transferred Seneca Allegany Class II operations to the Nation. We opened the Seneca Allegany Class II Facility on May 1, 2004. During the five months ended September 30, 2004 and the fiscal year ended September 30, 2005, we invested approximately $2.1 million and $0.4 million, respectively, in renovating and upgrading the Seneca Allegany Class II Facility and received approximately $2.5 million and $1.4 million, respectively, of net revenue from this facility during these periods.

        As of January 1, 2005, separate management selected by the Nation runs the poker operations at the Seneca Niagara Casino and Seneca Allegany Casino. The related leases cover the costs, among other things, of rental and services provided by us, including accounting, and food and beverage. We opened the poker rooms at the Seneca Niagara Casino and Seneca Allegany Class II Facility on May 14, 2004 and May 1, 2004, respectively. We did not open a poker room at the Seneca Allegany Casino until October 1, 2004. From the opening of the poker rooms at Seneca Niagara Casino and Seneca Allegany Class II Facility through September 30, 2004, and for the fiscal year ended September 30, 2005, we received approximately $2.7 million and $2.0 million, respectively, of net poker revenue.

        The transfer of the Class II operations as of January 1, 2005 is consistent with our understanding of the Council's intent that we manage and operate the Nation's Class III operations and that the Council, through Seneca Gaming & Entertainment, directly manages and operates the Nation's Class II operations as it has historically done.

        We recorded in January 2005 the value of the improvements, video lottery terminals, and other costs we incurred to improve the Seneca Allegany Class II Facility of $2.5 million as an equity distribution to the Nation.

        In July 2005, we opened our 1,850-space parking garage and we are constructing a 220-room hotel and casino at Seneca Allegany Casino. We believe this expansion is necessary to provide a first-class gaming experience for our patrons and to maintain the competitive position of the facility in light of expected future competition in Pennsylvania. We currently expect the total cost to complete this expansion project, including the $31.0 million cost of the recently opened parking garage and the cost of furniture, fixtures and equipment, will be from $187.0 million to $198.0 million. The increase in the original $185.0 million expected total cost for this expansion project is principally attributable to several design changes requested by STGC and the delay in the project caused by such changes, and foundation work being done in anticipation of a possible second hotel tower. We plan to continue to fund this expansion with cash flows from operations and cash on hand. We expect to open all public areas and the first few floors of this hotel and casino in October 2006 and to complete the project by the end of December 2006. The opening of the garage and hotel was previously delayed due to weather and construction issues. The construction issues related to a portion of the garage being out of acceptable plumb tolerance limits. The remedial work done on the garage by the prior construction manager has not, to date, resulted in any additional cost to us and all costs, to date, have been borne entirely by the prior construction manager.

        Also in July 2005, we reached a mutual agreement with Klewin (now alleged by Klewin to have been entered into under duress), the then construction manager of Seneca Allegany Casino's 220-room hotel and casino, to terminate the design/construction agreement entered into by STGC and Klewin on September 1, 2004 for the construction of the hotel and casino. In connection with the termination of the agreement, on July 14, 2005, STGC entered into a construction management agreement with SCMC to manage the construction of the hotel and casino at Seneca Allegany Casino. The expected increase in construction costs for the hotel and casino discussed above was not attributable to the termination of Klewin, and the termination of Klewin on this project is not expected to have any impact on our operations.

        We funded all the construction, equipment and pre-opening costs of Seneca Allegany Casino entirely from Seneca Niagara Casino's free cash flow, in the form of intercompany loans from SGC.

        Current, Continued and Future Reliance on Cash Flow.    We have purchased the site of our expected future casino in Erie County and intend to fund the maintenance of our facilities and our planned future expansion projects from our cash flow and cash on hand. We currently rely and will continue to rely on our ability to generate cash flow from operations to repay our debt financing.

        Seasonality.    As of September 30, 2005, our results of operations had not been seasonal in nature.

        Overall Outlook.    As discussed in more detail above, since inception, we have invested heavily in our operations and plan to continue to do so during the remainder of fiscal 2006. We believe that investments in additional gaming space and non-gaming amenities at our facilities and our exclusive ability to offer Class III gaming in Western New York, will enable us to capitalize on what we believe is an underserved market in Western New York, Pennsylvania and parts of Ohio.

Critical Accounting Policies and Estimates

        Management's discussion and analysis of our financial condition, results of operations and liquidity and capital resources are based on our consolidated financial statements. To prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, we must make estimates and assumptions that affect the amounts reported in the consolidated financial statements. We regularly evaluate these estimates and assumptions, particularly in areas we consider to be critical accounting estimates, where changes in the estimates and assumptions could have a material impact on our results of operations, financial position and, to a lesser extent, cash flows. There can be no assurance that actual results will not differ from our estimates. To provide an understanding of the methodology we apply, our significant accounting policies and basis of presentation are summarized in Note 2 to our audited consolidated financial statements included in this prospectus for the year ended September 30, 2005. We believe the following accounting policies involve a higher degree of management judgment.

        Liability for Unredeemed Seneca Link Player's Card Points.    Patrons who are members of our Seneca Link Player's Card rewards program earn promotional points based on the volume and type of their gaming activity. The Seneca Link Player's Card accumulates points that are redeemable for food and beverages at our restaurants and products offered at our retail stores. Points are accrued and reflected as current liabilities on our balance sheets based upon expected redemption rates and the estimated cost of the service or merchandise to be provided. Management reviews the adequacy of the accrual for unredeemed points by periodically evaluating the historical redemption and projected trends. Actual results could differ from our estimates.

        Self-Insurance Reserves.    We have financial exposure for portions of our employee benefits programs and general liability reserves. We accrue for liabilities based on filed claims and estimates of claims incurred but not reported. In our opinion our accruals to cover these costs are adequate, but actual results may vary from the amount accrued.

        Property and Equipment.    We have a significant amount of capital invested in our property and equipment, which is stated at cost less accumulated depreciation and amortization. We use judgment in determining if or when assets have been impaired and the estimated useful lives of assets. The accuracy of these estimates affects whether or not impairment exists, and the depreciation and amortization expense recognized in our results of operations. Leasehold improvements represent a significant portion of our property and equipment balance. These assets are amortized over the lesser of the related lease term or the estimated life of the assets. The useful lives assigned to our other property and equipment assets are based on our standard policy, which we believe represents the useful life of each category of asset. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the carrying values of our long-lived assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets are grouped at the property level when estimating future cash flows for determining whether an asset has been impaired. Management assesses the possibility of asset impairment by using the estimates of future cash flows, which are affected by current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors.

        Regulatory Costs.    We have financial exposure for unbilled regulatory costs related to oversight provided by the New York State Police (State Police). There is an on-going dispute between the Nation and the State Police as to the appropriate amount of costs that are due to the State Police for their regulatory oversight. As of September 30, 2005, we have accrued approximately $6.5 million to cover such costs. In our opinion, this accrual is adequate, but actual results may vary from the amount accrued.

        Our analysis of cash flows represents our best estimates at the time of the review. However, changes in these assumptions due to actual market conditions that cause less favorable results than our estimates may result in impairment in the future.

Operating Results

Operating Results

	Fiscal Year Ended September 30,
	2003	2004	2005
	(dollars in thousands)
Net revenue	$195,756	$356,396	$449,153
Operating expenses:
Gaming	53,686	92,531	114,746
Food and beverage	15,856	26,387	34,877
Retail, entertainment and other	2,732	7,184	10,418
Advertising, general and administrative	42,176	91,552	117,188
Pre-opening costs	7,155	4,228	1,509
Depreciation and amortization	8,723	17,638	26,295

Operating income	$65,428	$116,876	$114,120

        The most important factors and trends contributing to our operating performance during the fiscal year ended September 30, 2004 and the fiscal year ended September 30, 2005 were:

  •
  Our ability to successfully market Seneca Niagara Casino and, since its May 1, 2004 opening, Seneca Allegany Casino, to our primary and secondary target markets.

  •
  Our ability to enroll over 942,000 patrons in our cross-property Seneca Link Player's Card program, which has increased our ability to use effective direct mail and targeted marketing programs to establish patron loyalty to the Seneca brand at a profitable level.

  •
  Our mix of slot machines, which we believe is superior to our competition and includes the latest product introductions by leading United States and international slot manufacturers.

  •
  Our use of current information technology, including "ticket-in/ticket-out" slot machines, automated jackpot payment machines, electronic slot bonusing and database programs to increase operating efficiencies.

  •
  Our ability to operate at a high margin, which we achieve through the careful monitoring and control of labor costs and the effective use of our marketing and advertising expenditures.

  •
  Our continued expansion at and reinvestment in both of our properties.

Detailed Revenue Information

	Fiscal Year Ended September 30,
	2003	2004	2005
	(dollars in thousands)
Gaming revenue:
Slots	$147,658	$275,129	$372,116
Table games	36,479	57,045	64,030
Other	195	5,362	4,010

Gaming revenue	184,332	337,536	440,156
Non-gaming revenue:
Food and beverage	16,158	31,358	41,689
Retail, entertainment and other	4,823	11,797	16,955

Non-gaming revenue	20,981	$43,155	58,644
Less promotional allowance	(9,557)	(24,295)	(49,647)

Net revenues	$195,756	$356,396	$449,153

        Our gaming revenue for the fiscal year ended September 30, 2005 increased relative to the same period last year due primarily to the opening of Seneca Allegany Casino on May 1, 2004, which added approximately 1,886 slot machines and 24 table games to our operations, the addition of 315 slot machines at Seneca Niagara Casino and continued growth in our patron database. In addition, in July 2004 at Seneca Niagara Casino and in August 2004 at Seneca Allegany Casino, we implemented electronic slot bonusing which are included in slot revenues and promotional allowances. This program allows us to reward our slot patrons, based on their propensity to game, by providing free slot play directly at the slot machine through the use of their Seneca Link Player's Card. The free slot play must be played at a slot machine, and cannot be redeemed for cash. The amount totaled $9.6 million and $1.4 million at Seneca Niagara Casino during fiscal 2005 and 2004, respectively, and $5.7 million and $0.1 million at Seneca Allegany Casino during fiscal 2005 and 2004, respectively. As of September 30, 2005, our casinos had an aggregate of 103 table games and 5,227 slot machines available to our patrons, representing a net decrease of 18 table games and a net increase of 285 slot machines from September 30, 2004. During these periods the number of patrons enrolled in our Seneca Link Player's Card program has steadily increased. As of September 30, 2005, we had over 942,000 patrons enrolled, an increase of approximately 382,000 patrons over the number enrolled at September 30, 2004.

        Our net gaming revenue, net of promotional credits of $15.2 million and $1.5 million in 2005 and 2004, respectively, increased $88.9 million, or 26%, for the fiscal year ended September 30, 2005 relative to the fiscal year ended September 30, 2004. During the fiscal year ended September 30, 2005, Seneca Niagara Casino's net gaming revenue increased $0.3 million, while Seneca Allegany Casino accounted for $88.6 million of our increased net gaming revenue for the fiscal year ended September 30, 2005, mainly due to an additional seven months of operations in the current fiscal year.

        Our net gaming revenue increased $151.7 million, or 82%, for the fiscal year ended September 30, 2004 relative to the fiscal year ended September 30, 2003. During the fiscal year ended September 30, 2004, Seneca Niagara Casino net gaming revenue increased $103.8 million, primarily due to an additional three months of operations in fiscal 2004 in relation to fiscal 2003. Seneca Allegany Casino opened on May 1, 2004 and accounted for $47.9 million of our increased net gaming revenue for the fiscal year ended September 30, 2004.

        Our food and beverage revenue and retail revenue have increased in direct relation to our increase in gaming revenue. There is a direct relation of our food and beverage revenue and retail revenue to our gaming revenue because a significant portion of this revenue is from players' point redemptions. For the fiscal year ended September 30, 2005, approximately 56% of our food and beverage and 86% of our retail revenue represented players' point redemptions. For the fiscal year ended September 30, 2005, food and beverage revenue increased $10.3 million, or 33% to $41.7 million. Seneca Niagara Casino contributed $2.3 million of the increase due to higher gaming revenue and seven additional months operation of our steakhouse. Seneca Allegany Casino contributed $8.0 million of the increase, due mainly to an additional seven months of operations during the 2005 fiscal year. For the fiscal year ended September 30, 2004, approximately 50% of our food and beverage and 85% of our retail revenue represented players' point redemptions. For the fiscal year ended September 30, 2004, food and beverage revenue increased $15.2 million, or 94%, to $31.4 million. For the fiscal year ended September 30, 2004, Seneca Niagara Casino contributed $11.3 million of the increase primarily due to higher gaming revenue, increased utilization of players' points and the opening in May 2004 of our steakhouse. Seneca Allegany Casino generated $3.9 million in food and beverage revenue during its five months of operations during the fiscal year ended September 30, 2004.

        For the fiscal year ended September 30, 2005, our retail, entertainment and other revenue increased by $5.2 million, or 44% compared to the fiscal year ended September 30, 2004. The increase was primarily attributable to higher revenue at our Seneca Allegany Casino of $3.4 million due to an additional seven months of operations in 2005, and a $1.8 million increase at Seneca Niagara Casino, due to higher gaming revenue.

        For the fiscal year ended September 30, 2004, our retail, entertainment and other revenue increased by $6.9 million, or 145% compared to the fiscal year ended September 30, 2003. The increase for the fiscal year ended September 30, 2004 was primarily due to higher revenue at our Seneca Niagara Casino of $6.0 million for the fiscal year.

Detailed Operating Expenses Information

	Fiscal Year Ended September 30,
	2003	2004	2005
	(dollars in thousands)
Operating expenses:
Gaming	$53,686	$92,531	$114,746
Food and beverage	15,856	26,387	34,877
Retail, entertainment and other	2,732	7,184	10,418
Advertising, general and administrative	42,176	91,552	117,188
Pre-opening costs	7,155	4,228	1,509
Depreciation and amortization	8,723	17,638	26,295

Operating expenses	$130,328	$239,520	$305,033

        The most important factors making up our operating expenses during the fiscal year ended September 30, 2005 and the fiscal year ended September 30, 2004 are the following:

        Gaming expenses principally consist of costs incurred from operating our table games and slot machines, of which the primary components are related payroll and employee benefit costs, and the slot exclusivity fee due to New York State pursuant to the Compact. For the fiscal years ended September 30, 2005, 2004 and 2003, the slot exclusivity fee was $67.3 million, $51.6 million and $28.8 million, respectively. For fiscal years ended September 30, 2005, 2004 and 2003, Seneca Niagara Casino incurred a slot exclusivity fee of $45.0 million, $44.0 million and $28.8 million, respectively. Seneca Allegany Casino's share of this expense for the fiscal years ended September 30, 2005, 2004 and 2003 was $22.3 million, $7.6 million and $0, respectively. The increase in the slot exclusivity fee was attributed to higher slot revenue. Currently, the exclusivity fee is 18% of the slot machine net drop (money dropped into the machines after payout but before our expenses). This fee will increase to 22% on January 1, 2007 and to 25% on January 1, 2010.

        Food and beverage expenses are costs we incur for the operation of our restaurants, snack bars and beverage outlets. The primary components of these expenses are the cost of food and beverages, and related payroll and employee benefit expenses. For the fiscal year ended September 30, 2005 our food and beverage costs increased $8.5 million, or 32% respectively, from the comparable 2004 period. This increase was due to the higher food and beverage revenue at both casinos of $10.3 million, along with payroll and other expenses relating to the additional seven months of operation of the steakhouse at Seneca Niagara Casino during fiscal 2005. For the fiscal year ended September 30, 2004, our food and beverage costs increased $10.5 million, or 66%, from the comparable 2003 period. This increase was primarily due to the higher food and beverage revenue at Seneca Niagara Casino, and costs associated with the May 2004 opening and operating of our steakhouse, and $3.6 million of food and beverage costs at Seneca Allegany Casino incurred since its May 1, 2004 opening.

        Retail, entertainment and other expenses represent our costs to operate our retail shops and entertainment offerings. The components of these expenses include related payroll and employee benefit costs, the purchase of products offered for sale in our retail outlets, and contract costs for entertainers. For the fiscal year ended September 30, 2005 these costs increased approximately $3.2 million, or 45%. The increase was principally attributable to higher point redemptions by our patrons at Seneca Niagara Casino and Seneca Allegany Casino for retail merchandise, and also to higher revenues at Seneca Allegany Casino due to the additional seven months of operations in fiscal 2005 as compared to 2004. For the fiscal year ended September 30, 2004, these costs increased approximately $4.5 million, or 163%. This increase was principally attributable to higher point redemptions by our patrons at Seneca Niagara Casino for retail merchandise.

        Advertising, general and administrative expenses are incurred to support our operations. These expenses consist primarily of related payroll and employee benefits costs, regulatory, advertising, rent, marketing, insurance, legal and energy costs. For the fiscal year ended September 30, 2005, these expenses were $117.2 million compared to $91.6 million during the same period in 2004. This represents an increase of $25.6 million, or 28%. The increase was mainly due to a $27.2 million increase at Seneca Allegany Casino attributable to an additional seven months of operations during 2005. For the fiscal year ended September 30, 2005, regulatory costs increased $5.0 million or 44.4%. In addition, we made lease payments to the Nation for the land upon which we operate Seneca Niagara Casino and Seneca Allegany Casino totaling $26.8 million and $15.8 million during the fiscal years ended September 30, 2005 and 2004, respectively. Seneca Niagara Casino advertising, general and administrative expenses decreased $2.5 million for the fiscal year ended September 30, 2005 relative to the same period in 2004, mainly due to a $4.0 million decrease in promotional expenses offset by an increase of $0.9 million in utilities costs and an increase of $0.5 million in regulatory and other costs. For the fiscal year ended September 30, 2004, these expenses were $91.6 million compared to $42.2 million during the same period in 2003. This represents an increase of $49.4 million, or 117%. Seneca Niagara Casino advertising, general and administrative expenses increased $33.4 million for the fiscal year ended September 30, 2004 relative to the same period in 2003. Of this increase, $9.0 million represents increased lease payments made to the Nation for the land and building used for the casino, which increased from $3.0 million in 2003 to $12.0 million in 2004. The remainder of the increase for the fiscal year ended September 30, 2004 was attributable to higher advertising and promotional expenses to support increased gaming activities. Seneca Allegany Casino incurred $15.2 million in such expenses since their May 1, 2004 opening to September 30, 2004, including $3.8 million of lease payments made to the Nation for the land on which it operates. For the fiscal year ended September 30, 2004, regulatory costs increased $5.4 million or 93.4%. Special events and advertising expenses increased $5.2 million or 138.5%. In addition, we made lease payments to the Nation for the land upon which we operate Seneca Niagara Casino and Seneca Allegany Casino totaling $15.8 million and $3.0 million during the fiscal years ended September 30, 2004 and 2003, respectively.

        Pre-opening expenses are costs we incurred principally in connection with the May 1, 2004 opening of Seneca Allegany Casino, and the anticipated December 2005 expansion at Seneca Niagara Casino including the opening of the luxury hotel. These expenses include employee costs, legal, marketing and advertising expenses and other direct expenses related to the opening of our casinos. Pre-opening expenses associated with the opening of Seneca Allegany Casino were approximately $3.8 million during the fiscal year ended September 30, 2004. In addition, we incurred pre-opening expenses at Seneca Niagara Casino during fiscal 2005 of approximately $0.6 million in connection with the expected opening of our new luxury hotel in December 2005. We also incurred approximately $0.9 million for development expenses related to our future Erie County gaming site that we have acquired for our third Class III casino.

Non-Operating Expenses

        The following table summarizes information related to interest on our long term debt:

	Fiscal Year Ended September 30,
	2003	2004	2005
	(dollars in thousands)
Interest expense	$15,515	$33,702	$90,366

        Our interest cost for the fiscal year ended September 30, 2005 increased $56.7 million, which is inclusive of $49.2 million relating to the payment in full of SNFGC's Term Loan, a $12.7 million increase in interest expense relating to the seven additional months of interest on the $300 million aggregate principal amount of the 2004 notes, issued in May 2004 by SGC, and $4.8 million increased interest expense relating to the $200 million aggregate principal amount of the 2005 notes, issued in May 2005. These amounts were partially offset by lower interest on SNFGC's Term Loan, due to the 2005 payment in full. Prior to its payment in full in May 2005, the Term Loan required us to make monthly interest payments on the outstanding balance at one-month LIBOR plus 29%. As of September 30, 2005, 2004 and 2003, $0, $80.0 million and $57.3 million were outstanding, respectively, under the Term Loan.

        For the fiscal year ended September 30, 2004, our interest costs were $33.7 million, an increase of $18.2 million, or 117%, over the 2003 fiscal year. This increase resulted from the issuance of the 2004 notes and the increased amount outstanding under the Term Loan.

        Prior to the offering of the 2004 notes, SNFGC and STGC had financing arrangements with slot machine vendors that initially provided approximately $37.3 million and $18.1 million, respectively, of gaming equipment financing. We used operating cash flow and proceeds from the 2004 notes offering to repay these loans in full in May 2004.

Net Income

        Net income for the fiscal year ended September 30, 2005 was $45.6 million compared to $84.7 million in the comparable 2004 period, a decrease of $39.1 million, or 46%. The decrease was attributable to the charge to earnings of approximately $49.2 million incurred on the early extinguishment of the Term Loan, the $13.3 million non-recurring Klewin charge and increased interest expense related to our 2004 and 2005 notes, partially offset by the increase in net income from the operations of the Seneca Allegany Casino, which opened May 1, 2004.

Liquidity and Capital Resources

Cash Flows

	Fiscal Year Ended September 30,
	2003	2004	2005
	(dollars in thousands)
Net cash provided by operations	$97,720	$143,803	$47,652
Investing cash flows
Capital expenditures	(111,607)	(168,704)	(171,011)
Payments for land acquisitions and other assets	(7,356)	(12,036)	(1,673)
Refund of deposits	—	—	700
Purchase of investments	—	(57,963)	(20,163)

Net cash used in investing activities	$(118,963)	$(238,703)	$(192,147)
Financing cash flows
Proceeds from the Term Loan	57,300	22,700	—
Proceeds from the 2004 notes	—	300,000	—
Proceeds from the 2005 notes	—	—	193,000
Proceeds from notes payable, equipment and other	37,344	19,266	—
Repayment of notes payable, equipment and other	(8,487)	(46,916)	(325)
Repayments from note payable to the Nation	(250)	—	—
Repayment of Term Loan	—	—	(80,000)
Payments to sinking fund, net	—	(6,048)	(11,917)
Purchase of interest rate caps	—	(2,188)	—
Proceeds from sale of interest rate caps	—	—	683
Payment of deferred financing costs	(5,168)	(11,937)	(4,982)
Cash dividends to the Nation	—	(28,010)	(21,092)

Net cash provided by financing activities	80,739	246,867	75,367

Net increase (decrease) in cash and cash equivalents	$59,496	$151,967	$(69,128)

        Cash Flows—Operating Activities.    The decrease in cash flows from operations during the fiscal year ended September 30, 2005 compared to the same period in 2004 was primarily due to a $39.1 million decrease in net income which resulted from a $49.2 million charge to income relating to the negotiated payment in full and termination of the Term Loan in May 2005 and the $13.3 million Klewin charge, partially offset by higher net income at Seneca Allegany Casino of $26.1 million due to an additional seven months of operations in 2005. In addition to the net income decrease, working capital outflows resulted from the payment during 2005 of 12 months of accrued exclusivity fees incurred in 2004. During 2005, exclusivity fees were paid by the Company monthly as incurred. The increase in cash flows from operations during the fiscal year ended September 30, 2004 compared to the same period in 2003 was primarily due to higher net income which resulted from three additional months of operations at Seneca Niagara Casino during this period, increased marketing and deeper market penetration, the opening of the 2,300-space connected parking garage at our Seneca Niagara Casino, the increase in the membership of our Seneca Link Player's Card program, and the May 1, 2004 opening of Seneca Allegany Casino.

        Cash Flows—Investing Activities.    Our capital expenditures of $171.0 million during the fiscal year ended September 30, 2005 were comprised of $117.0 million of costs associated with the Seneca Niagara Casino, including $86.5 million in construction costs related to the luxury hotel, and $54.0 million related to the construction and equipping of our Seneca Allegany Casino. We also incurred costs toward land acquisition in 2005 and 2004 of $1.7 million and $12.0 million, respectively.

        During the fiscal year ended September 30, 2004, we invested $48.0 million in collateralized market auction preferred stock and $9.9 million in a U.S. Government entity short-term note. These investments do not meet the definition of a cash equivalent. Market auction preferred stock (MAPS) has a dividend rate determined periodically (typically less than 90 days) based on an auction mechanism. MAPS are typically secured by the issuing funds' underlying investment portfolio, which must maintain a 2-to-1 minimum net asset coverage ratio. Notwithstanding the liquidity which may be provided by the auction process, market auction preferred stock generally does not have a scheduled maturity. During the fiscal year ended September 30, 2005, we invested an additional $20.2 million in similar instruments.

        Cash Flows—Financing Activities.    We borrowed the remaining $22.7 million that was available under the Term Loan on April 15, 2004. On May 23, 2005, we paid the Term Loan in full. The negotiated payment in full of the Term Loan resulted in a charge to earnings on the early extinguishment of the Term Loan of approximately $49.2 million, including the write-off of $2.5 million of deferred financing costs. Prior to its payment, we were obligated to pay interest on the outstanding balance at LIBOR plus 29%. In addition, SNFGC was obligated to maintain a minimum cash balance of $10.0 million and a pro rata share of the sinking fund obligation. In addition, in the year ended September 30, 2003, we borrowed an aggregate $37.3 million from vendors to finance the initial equipment for Seneca Niagara Casino at interest rates ranging from 6.0% to 6.42% for 36 months. The outstanding balances of these loans were paid in full in May 2004, and we recognized a gain, net of the write-off of deferred finance fees related to these financings of $415,000. This gain is included in Other Income in our Statement of Operations for the fiscal year ended September 30, 2004.

        In May 2004, SGC sold $300.0 million of 2004 notes, with net proceeds to SGC of $288.7 million after financing costs. These net proceeds were, or will be, used principally to fund in whole or in part: (1) SNFGC's construction and equipping of the luxury hotel, which we originally expected to (i) cost $200.0 million and (ii) be fully completed by March 31, 2006; (2) the acquisition of the remaining approximate 24 acres of the approximate 50 acres in the City of Niagara Falls, New York; (3) the payment of the Empire State Development Corporation bonds to New York State, which were paid off on August 16, 2004 for $22.0 million; (4) the repayment of the vendor equipment financing referenced above, which occurred in May 2004; and (5) a $25.0 million distribution to the Nation, which was made in fiscal 2004.

        In May 2005, SGC sold $200.0 million of 2005 notes as an add-on to the 2004 notes receiving gross proceeds of $193.0 million (as the issue price was 96.5% since the 2005 notes were issued with original issue discount). Of the $193.0 million gross proceeds, as of September 30, 2005, approximately $126.7 million had been used to pay in full the Term Loan and approximately $4.9 million had been used to pay fees and expenses associated with the offering of the 2005 notes. The remaining $61.4 million in gross proceeds will be used to fund certain costs associated with the expansion of our operations, for general corporate purposes and to pay additional fees and expenses associated with the offering of the 2005 notes, including this exchange offer.

        In addition, we purchased two interest rate caps in May 2004 for $2.2 million that effectively capped the Term Loan interest at 29% plus 4% on the one month LIBOR. In June 2005, we sold the two interest rate caps for $0.7 million in connection with the termination of the Term Loan.

        Principal Debt Arrangements.    As of September 30, 2005, our long-term debt consisted of the notes on which we pay a fixed interest rate of 7 1/4%. Following is a summary of certain material terms of the notes and the Term Loan.

        The Notes.    On May 5, 2004 and May 23, 2005, SGC issued $300.0 million and $200.0 million, respectively, in senior notes with fixed interest payable at a rate of 7 1/4% per annum due 2012, which we refer to collectively as the notes, under the Indenture. The notes are currently guaranteed by STGC, SEGC and SNFGC. SNFGC became a guarantor of the notes upon payment in full of the Term

Loan on May 23, 2005. Interest on the notes is payable semi-annually on November 1 and May 1. The notes mature on May 1, 2012. The notes are unsecured general obligations. As of September 30, 2005, accrued interest on the notes was $14.2 million.

        The Indenture contains certain covenants, including limitations on restricted payments and the incurrence of indebtedness and reporting obligations. As of the date of this prospectus, SGC is in compliance with all of its covenant requirements in the Indenture.

        Term Loan.    On November 22, 2002, SNFGC entered into a five-year Term Loan with Freemantle, which required Freemantle to provide $80.0 million in financing for the initial construction of the SNFGC casino facility and other related costs. Immediately prior to payment in full on May 23, 2005 and as of September 30, 2004, $80.0 million was outstanding under the Term Loan. SNFGC paid interest on a monthly basis in arrears at one-month LIBOR plus 29%. In addition, SNFGC incurred an availability fee of 0.5% per month on any unborrowed balance.

        Prior to the payment in full of the Term Loan, SNFGC was obligated to make payments into a sinking fund account to be held for the benefit of and as additional collateral for Freemantle. Payments of $6.0 million and $12.0 million were made in December 2003 and 2004, respectively, into the sinking fund. Commencing January 1, 2005 and through December 31, 2006, equal quarterly payments of $5.5 million each were due on or before the last day of each calendar quarter. As of March 31, 2005, the sinking fund consisted of $23.5 million. After payment in full of the Term Loan, all funds in the sinking fund were released and $5.7 million and $18.0 million was reclassified as cash and cash equivalents and short-term investments, respectively.

        On May 9, 2005, SNFGC, the Nation and Freemantle entered into a Termination Agreement to terminate the Term Loan and to allow SNFGC to pay in full the Term Loan at a negotiated amount, which occurred on May 23, 2005. Pursuant to the terms of the Termination Agreement and in full payment of the Term Loan, we paid an amount equal to approximately $126.7 million, representing (i) the outstanding principal of $80.0 million under the Term Loan plus (ii) the aggregate amount of interest on such principal at a prescribed interest rate that would have otherwise been payable if the Term Loan had not been paid on May 23, 2005, but was instead paid 8 1/2 months prior to its November 22, 2007 stated maturity, which amount was approximately $46.7 million. The payment in full of the Term Loan reduced the future interest payments that would have otherwise been payable under the Term Loan if it had not been paid in full by approximately $18.0 million. The payment in full of the Term Loan, however, resulted in a charge to earnings on the early extinguishment of the Term Loan of approximately $49.2 million, including the write off of $2.5 million of deferred financing costs. The prescribed interest rate was one-month LIBOR as of May 18, 2005 plus 29%. A significant portion of the proceeds from the offering of the old notes were used to pay in full the Term Loan. Upon payment in full of the Term Loan, SNFGC became a guarantor of the notes.

        The above descriptions of the notes, the Term Loan and the Termination Agreement are only a summary. You should review the Indenture, the Term Loan agreement and the Termination Agreement for an understanding of all of the terms and conditions of these financing arrangements.

        During the next 24 months, we plan to make substantial capital improvements to our gaming facilities. In May 2004, at Seneca Niagara Casino we commenced construction of a new 604-room luxury hotel, including 35,000 square feet of additional gaming space and with approximately 950 slot machines. Until recently, we expected the cost of constructing and equipping of this hotel to be approximately $200.0 million, representing $153.0 million in construction costs pursuant to a guaranteed maximum fixed price design and construction contract for the luxury hotel, which included a construction contingency of approximately $8.6 million, and approximately $47.0 million for furniture, fixtures and equipment. We had based our $200.0 million estimate on the guaranteed maximum contract sum of $153.0 million provided by Klewin in February 2004. Prior to the termination of this design/build construction contract with Klewin, Klewin orally advised us that construction costs could exceed the guaranteed maximum contract sum of $153.0 million. The current expected total cost to construct and equip the luxury hotel is from $235.0 million to $240.0 million, including construction costs of from $177.0 million to $180.0 million. Seneca Niagara Casino will remain open during the construction and completion of the luxury hotel, the first phase having opened prior to the end of December 2005 and the project to be completed by March 31, 2006. Reference is made to "—Executive Summary" regarding additional matters related to the guaranteed maximum price contract with Klewin for the Seneca Niagara Casino luxury hotel.

        We intend to acquire the remaining approximate 24 acres of the approximate 50 acres in the City of Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation. Under the Compact, the Nation is required to fund the acquisition of this property, including all related costs and expenses. As initial security for the Nation's obligations to pay site acquisition costs and in furtherance of the ongoing condemnation proceeding, the Nation was required to deliver, and has delivered, to ESDC a letter of credit in the amount of $33.5 million representing 150% of the then estimate of the total remaining site acquisition costs not yet paid by the Nation. If the estimate of such site acquisition costs increases or if certain other events occur, the Nation may have to provide an additional letter of credit or replace the existing one with one for a larger monetary amount (or, if acceptable to the ESDC, provide a supplemental cash escrow). This outstanding letter of credit is 100% cash collateralized (with cash and cash equivalents) by us.

        Pursuant to agreements entered into in furtherance of the Compact, SNFGC was obligated to pay to ESDC the principal due on certain bonds (issued by ESDC in connection with the 1970s construction of the Niagara Falls Convention Center) upon the opening of a permanent gaming facility in the City of Niagara Falls, New York. The principal amount due was $23.9 million. ESDC accepted an early, discounted payment of approximately $22.0 million in full satisfaction of our $23.9 million obligation under the Compact. This payment was made on August 16, 2004.

        We have constructed a 1,850 space-parking garage and are constructing a 220-room hotel and casino at our Seneca Allegany Casino. The current expected total cost to construct the hotel and casino is from $187.0 million to $198.0 million. The garage opened on July 1, 2005. We expect to open all public areas and the first few floors of this hotel and casino in October 2006 and to complete the project by the end of December 2006.

        We expect cash generated from our operations, available cash and cash equivalents and short-term investments as of September 30, 2005 to be sufficient to fund our expansion plans described above, service our debt, and meet our working capital requirements for the near future. However, our ability to fund our operations, make planned capital expenditures and service our debt depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control. Additionally, unlike traditional corporations, we are prohibited by law from generating cash through an offering of equity securities and our ability to incur additional indebtedness is limited under the terms of the Indenture governing the notes.

        We are highly leveraged and have significant interest payment requirements under the notes. As such, limitations on our capital resources could force us to delay or abandon capital projects as well as the construction and development of new properties.

Quantitative and Qualitative Disclosure About Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Prior to the payment in full of our Term Loan on May 23, 2005, our primary exposure to market risk was interest rate risk associated with the Term Loan since it constituted variable rate debt. Since the payment in full of the Term Loan, we believe that our exposure to market risk in the form of interest rate fluctuations is low. Our outstanding notes are fixed-rate indebtedness.

Contractual Obligations

        The following table reflects our significant contractual obligations as of September 30, 2005.

	Payment due by period
Contractual Obligations	Total	1 Year	2-3 Years	4-5 Years	After 5 Years
	(dollars in thousands)
Principal amount of the 2004 senior notes	$300,000	$—	$—	$—	$300,000
Principal amount of the 2005 senior notes	200,000	—	—	—	200,000
Interest payments on 2004 senior notes(1)	152,250	21,750	43,500	43,500	43,500
Interest payments on 2005 senior notes(1)	100,586	13,586	29,000	29,000	29,000
Seneca Niagara Casino hotel construction(2)	79,000	79,000	—	—	—
Seneca Allegany Casino construction projects	119,200	89,000	30,200	—	—
Seneca Niagara Casino operating lease with the Nation(3)	361,757	15,450	32,305	34,272	279,730
Seneca Allegany Casino operating lease with the Nation(4)	361,757	15,450	32,305	34,272	279,730

Total	$1,674,550	$234,236	$167,310	$141,044	$1,131,960

(1)
Interest on the 2004 and 2005 senior notes is 7.25%. Interest on the 2005 senior notes is calculated from May 23, 2005 forward.

(2)
Until recently, we expected the total cost of constructing and equipping our 604-room luxury hotel to be approximately $200.0 million, which included $153.0 million in construction costs under the guaranteed maximum fixed price design/build construction contract with Klewin, and approximately $47.0 million for furniture, fixtures and equipment. We currently expect that the total cost of constructing and equipping the luxury hotel will be from $235.0 million to $240.0 million, including construction costs of from $177.0 million to $180.0 million. As previously noted, the expected increase in construction costs is attributable to factors that existed prior to the termination of the construction contract with Klewin.

(3)
Amounts represent annual lease payments based upon $1.25 million per month, an increase of 3% on October 1, 2005 and an assumed 3% increase on each October 1 thereafter through the term of the Compact. Annual increases must be authorized by the board of directors of SGC and, subject to compliance with the terms of the Indenture governing the senior notes, may exceed 3%.

(4)
Amounts represent annual lease payments based upon $1.25 million per month, an increase of 3% on October 1, 2005 and an assumed 3% increase on each October 1 thereafter through the term of the Compact. Annual increases must be authorized by the board of directors and, subject to compliance with the terms of the Indenture governing the senior notes, may exceed 3%.

Regulation

        Our operations are regulated by Nation laws, the Compact and federal statutes, most notably the Indian Gaming Regulatory Act, or IGRA. Several bills have been proposed during the current and recent sessions of U.S. Congress that could affect Indian gaming. Notably, though its proposed legislation has yet to be presented to Congress, the Policies and Procedures Subproject of the Bureau of Indian Affairs has proposed sweeping changes to the federal laws concerning Indians. Certain of such bills, if enacted, could impair the ability of the Nation and SGC to expand gaming operations and adversely impact the future growth of the Nation's revenue base. In addition, from time to time, various government officials have proposed taxing Indian casino gaming or otherwise limiting or restricting the conduct of gaming operations by Indian tribes. We cannot assure you that such legislation, if and when enacted by Congress, would not have a material adverse effect on the operations of SGC. Senator John McCain, Chairman of the Senate Indian Affairs Committee, has held a couple of hearings regarding possible amendments to the IGRA. As it relates particularly to off-reservation gaming, there have been several Congressional hearings held by both the Seneca Indian Affairs Committee and the House Resources Committee.

        House Resources Committee Chairman Richard Pombo has circulated a draft bill, which has not been introduced, to amend the IGRA to restrict off-reservation gaming activities by tribes. If Congress were to enact comprehensive amendments to the IGRA, such legislation could have a material adverse effect on the operations of SGC. In addition, under federal law, gaming on the Nation's lands may be dependent upon the permissibility under New York law of certain forms of gaming or similar activities. If New York State were to make various forms of gaming illegal or against public policy (or the courts were to rule similarly), or otherwise to take a legal position adverse to the Compact or any of its provisions, such actions could have a material adverse effect on the ability of our casinos to conduct their gaming operations as currently conducted. Moreover, a 1996 U.S. Supreme Court decision may permit a state to avoid or refuse to negotiate amendments to existing compacts such as the Compact.

Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for fiscal periods beginning after June 15, 2005. We do not believe that the adoption of SFAS 153 will have a material effect on our results of operations or consolidated financial position.

        In May 2005, the Financial Accounting Standards Board, issued Statement of Financial Accounting Standards SFAS No. 154, "Accounting Changes and Error Corrections"("SFAS 154"). SFAS 154 replaces APB No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements" and establishes retrospective application as the required method for reporting a change in accounting principle. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not believe that the adoption of SFAS 154 will have a material effect on our results of operations or consolidated financial position.

BUSINESS

Overview

        SGC is wholly owned by the Nation and chartered to manage all of the Nation's Class III gaming operations. SGC was chartered by the Nation in August 2002. In August 2002, the Nation entered into the Compact with New York State that provides the Nation with the right to establish and operate three Class III gaming facilities in Western New York. We currently operate Seneca Niagara Casino, which is located in the City of Niagara Falls, New York, approximately 20 miles north of Buffalo, and Seneca Allegany Casino, which is located in the City of Salamanca, New York, approximately 75 miles from Erie, Pennsylvania. Seneca Niagara Casino and Seneca Allegany Casino opened on December 31, 2002 and May 1, 2004, respectively. Our two casinos are located on land held in restricted fee by the United States, which, together with the rights under the Compact, allows us to conduct Class III gaming operations in New York State and are the only gaming facilities in New York State to offer both Class III slot machines and table games.

        As of September 30, 2005, Seneca Niagara Casino featured over 97,000 square feet of gaming space, with 3,272 slot machines and 79 table games and Seneca Allegany Casino featured over 55,000 square feet of gaming space with 1,955 slot machines and 24 table games. As of September 30, 2005, we had over 942,000 members in the Seneca Link Player's Card database with an average of approximately 30,000 new members joining per month for the prior twelve months. As of September 30, 2005, approximately 32% of the Seneca Link Player's Card members lived in the Buffalo-Niagara area and the City of Rochester, and approximately 18%, 17% and 17% lived in Pennsylvania, Ohio and other areas of New York, respectively. For the twelve months ended September 30, 2005, we generated consolidated net revenue of $449.2 million and net income of $45.6 million.

        Factors contributing to our success include:

  •
  since their openings, our ability to successfully market Seneca Niagara Casino and Seneca Allegany Casino to our primary and secondary target markets;

  •
  our ability to enroll over 942,000 patrons in our cross-property Seneca Link Player's Card program, which has increased our ability to use effective direct mail and targeted marketing programs to establish patron loyalty to the Seneca brand at a profitable level;

  •
  our mix of slot machines, which we believe is superior to our competition and includes the latest product introductions by leading United States and international slot manufacturers;

  •
  our use of current information technology, including "ticket-in/ticket-out" slot machines, automated jackpot payment machines, electronic slot bonusing and database programs to increase operating efficiencies;

  •
  our ability to operate at a high margin, which we achieve through the careful monitoring and control of labor costs and the effective use of our marketing and advertising expenditures;

  •
  our continued expansion at and reinvestment in Seneca Niagara Casino and Seneca Allegany Casino; and

  •
  our experienced senior management team, which has over 100 years of combined gaming experience.

        Under the Compact, the Nation has the exclusive right to establish and operate a third Class III gaming facility in Erie County, New York. For further discussion of the Erie County gaming facility, see "—Seneca Buffalo Creek Casino."

Seneca Niagara Casino

        Seneca Niagara Casino is located on approximately 24 acres on the Nation's Territory in the City of Niagara Falls, New York, and offers gaming, entertainment and related amenities occupying, as of September 30, 2005, approximately 126,490 square feet in total, with over 97,000 square feet of gaming space. See "—Seneca Niagara Casino Expansion" below regarding additional gaming space which opened on December 15, 2005. Seneca Niagara Casino is open 24 hours per day, seven days per week and is our flagship gaming facility. We opened Seneca Niagara Casino on December 31, 2002 after 100 days of extensive remodeling and renovation of the former Niagara Falls Convention and Civic Center. The initial capital invested to open the Seneca Niagara Casino was approximately $95.2 million. Since opening, Seneca Niagara Casino has achieved strong financial and operating results, attracting approximately 15.3 million patrons through September 30, 2005. For the twelve months ended September 30, 2005, Seneca Niagara Casino generated net revenue of $306.0 million and net income of $27.7 million.

        As of September 30, 2005, Seneca Niagara Casino featured:

  •
  over 97,000 square feet of Class III gaming space with 3,272 slot machines, 79 table games, including blackjack, craps and roulette, and keno;

  •
  a 2,300-space parking garage, with 11 bus bays;

  •
  additional surface parking for over 600 vehicles;

  •
  the Bear's Den, a 468-seat theater;

  •
  the Thunder Falls Buffet, a 400-seat international buffet;

  •
  Morrie's Place, a casual restaurant with approximately 200 seats;

  •
  the Western Door, a steakhouse with approximately 175 dining seats and a 42-seat bar and lounge area; and

  •
  two snack bars.

        Seneca Niagara Casino is conveniently located approximately 20 miles north of Buffalo and approximately 90 miles west of Rochester. Our primary market includes the cities of Buffalo and Niagara Falls and covers the area in the United States within an estimated 50 miles of Seneca Niagara Casino. According to a demographic report prepared by Claritas Inc., a marketing information resources company, in 2003 this area had an adult population of approximately 895,000 and an estimated mean annual household income of more than $55,000. Our secondary market includes the City of Rochester and covers the area in the United States within an estimated 51 to 100 miles of Seneca Niagara Casino. According to the Claritas demographic report, in 2003 this area had an adult population of approximately 1.6 million and an estimated mean annual household income of more than $57,000. This property's outer markets include Erie, Pennsylvania, Ohio, other areas of New York and Toronto. In addition, Niagara Falls is a major tourist destination. According to the City of Niagara Falls, New York, Niagara Falls attracts an estimated 12.0 million visitors to the area annually.

        We believe several competitive factors contribute to our current success, including:

  •
  an underserved local market with limited gaming and entertainment options;

  •
  a favorable demographic mix;

  •
  limited competition; and

  •
  easy access by major interstate highways.

        Accommodations.    As of September 30, 2005, Seneca Niagara Casino relied on independently owned local hotels to provide accommodations to its patrons. Since Seneca Niagara Casino did not own any overnight accommodations, as of September 30, 2005, we were not able to offer our patrons high-quality lodging amenities and did not aggressively market to any patron segment requiring overnight stays. Since the first 10 floors of the luxury hotel opened prior to the end of December 2005, we have commenced marketing to patrons with higher gaming budgets.

        Food and Beverage Facilities.    As of September 30, 2005, Seneca Niagara Casino featured three restaurants, Western Door, Morrie's Place and Thunder Falls Buffet, and two snack bars. The Western Door is a steakhouse and seats approximately 175 patrons in the dining room with an additional 42 seats in the bar and lounge. Thunder Falls Buffet offers an extensive international selection at a buffet style restaurant and seats approximately 400 patrons. Morrie's Place, which provided casual dining and seated approximately 200 patrons, was closed in October 2005, renovated and reopened as Hush, an upscale, ultralounge nightclub, on December 15, 2005. Due to the quality of our restaurants and the success of our business, the Western Door and the Thunder Falls Buffet are popular local dining venues and are often at full capacity. See "—Seneca Niagara Casino Expansion" below regarding four additional restaurants, three of which opened prior to the end of December 2005.

        The easy accessibility of the food and beverage facilities from the casino floor, particularly at the two snack bars, is designed to encourage gaming patrons to spend longer periods of time at the casino, thereby extending the time spent gaming and enhancing gaming revenue. As of September 30, 2005, Seneca Niagara Casino also had two bars, Club 101 located at the center of the gaming floor and the Keno bar adjacent to the Keno lounge. As noted above, we opened Hush, an upscale ultralounge nightclub, on December 15, 2005.

        For the twelve months ended September 30, 2005, food and beverage sales accounted for approximately 8.7% of our gross revenue.

        Entertainment Facility.    Seneca Niagara Casino's 468-seat, 5,432 square foot theater, the Bear's Den, presents live musical, comedy and theatrical entertainment. Since it opened, the Bear's Den has hosted a wide range of headline acts, including Sinbad, the Greg Allman Band, Lou Gramm, Sheena Easton, Kool & the Gang and Cyndi Lauper. In addition to the Bear's Den, Seneca Niagara Casino provides nightly entertainment in the center of the gaming floor atop Club 101.

        Retail.    Seneca Niagara Casino features three retail shops offering a wide variety of merchandise. The Logo Shop offers official Seneca Niagara Casino merchandise, as well as a wide selection of affordable gifts. The Eight Clans Gift Shop features authentic Native American items, including Native American jewelry, Native American style blankets and bags, soapstone sculptures and sweet grass baskets. The Players Club Store offers a variety of products and merchandise at various price ranges, including state-of-the-art and high-end merchandise such as electronics, golf clubs, cameras and diamond jewelry. It is used to support our Seneca Link Player's Card rewards program. See "—Seneca Niagara Casino Expansion" below regarding three additional retail shops which opened prior to the end of December 2005.

        Parking and Transportation Facilities.    Since most of Seneca Niagara Casino's patrons arrive at Seneca Niagara Casino by automobile, we provide ample space for parking and we have approximately 2,900 parking spaces, including a new 2,300-space parking garage which was completed in March 2004. Seneca Niagara Casino provides all valet and guest parking free of charge. We believe our parking facilities are adequate to service the parking needs of our patrons. Seneca Niagara Casino also has 11 bus bays and a bus program that has accounted for approximately 600 patrons per day to Seneca Niagara Casino during fiscal 2005.

Seneca Niagara Casino Expansion

        Based on Seneca Niagara Casino's financial performance, growing patron base and market penetration in Ohio and Pennsylvania as well as the regions of New York beyond the Buffalo-Niagara area, we believe that there is considerable opportunity to expand our facilities. We believe there is substantial demand within our primary and secondary markets that remains largely untapped due to the limited amenities and constraints of our existing facility as well as the lack of hotel options in the immediate area for overnight guests. In order to take advantage of this opportunity, we are:

  •
  constructing a new luxury hotel connected to the existing Seneca Niagara Casino featuring:

  •
  604 rooms, including 118 suites of various sizes, with the first 10 floors having officially opened on December 30, 2005 and the remaining floors scheduled to open by March 31, 2006;

  •
  35,000 square feet of additional gaming space featuring approximately 950 slot machines and 33 table games (12 of which were relocated from the original gaming area), which additional gaming space opened on December 15, 2005;

  •
  a full-service luxury spa and salon;

  •
  a 25,200 square-foot multi-purpose room and an additional 8,000 square feet of conference and banquet space, all of which opened on December 31, 2005;

  •
  two specialty restaurants, a 24-hour casual dining restaurant, and a deli, with one specialty restaurant having opened on December 27, 2005, the casual dining restaurant having opened on December 23, 2005 and the deli having opened on December 15, 2005, and;

  •
  approximately 2,300 square feet of retail space for three stores, with two stores having opened on December 15, 2005 and one having opened on December 30, 2005.

  •
  continuing to move forward with the acquisition of the remaining approximate 24 acres of the approximate 50 acres in the City of Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation.

        By adding 604 hotel rooms that will range in price and style and by adding amenities including restaurants, a spa and a multi-purpose room that can be used for conventions, meeting space, banquets and entertainment events, we expect to attract:

  •
  a broader mix of players, including more high-value gaming patrons;

  •
  patrons from further distances that will stay overnight; and

  •
  additional patrons from within our immediate market area.

The New Seneca Niagara Casino Luxury Hotel

        We aim to accommodate growing demand and to leverage our position as the premier gaming facility in Western New York by significantly expanding our portfolio of gaming, leisure and entertainment offerings, and amenities. The major components of the expansion include the following:

  •
  a hotel with 604 rooms, including 118 suites of various sizes, with the first 10 floors having officially opened on December 30, 2005 and the remaining floors scheduled to open by March 31, 2006;

  •
  35,000 square feet of additional gaming space featuring approximately 950 slot machines and 33 table games (12 of which were relocated from the original gaming area), which additional gaming space opened on December 15, 2005;

  •
  a full-service luxury spa and salon;

  •
  a 25,200 square-foot multi-purpose room and an additional 8,000 square feet of conference and banquet space, all of which opened on December 31, 2005;

  •
  two specialty restaurants, a 24-hour casual dining restaurant, and a deli, with one specialty restaurant having opened on December 27, 2005, the casual dining restaurant having opened on December 23, 2005 and the deli having opened on December 15, 2005, and;

  •
  approximately 2,300 square feet of retail space for three stores, with two stores having opened on December 15, 2005 and one having opened on December 30, 2005.

        Rooms.    Our luxury hotel will feature 486 standard rooms and 118 suites. A standard room will be approximately 450 square feet in size. The suites will range in size from about 700 square feet to 1,850 square feet.

        Meeting and Conference Space; Multi-purpose Room.    After completion of the luxury hotel, we plan to leverage Seneca Niagara Casino's enhanced accommodations and entertainment products to attract convention and group meeting business on a larger scale. To that end, the luxury hotel will offer a 25,200 square foot multi-purpose room and an additional 8,000 square feet of conference and banquet space. The multi-purpose room will seat up to 2,250 at concerts and hold up to 150 trade show booths. We expect that increased convention and group meeting business will constitute a significant source of our future visitor growth.

        Full-Service Luxury Spa.    An 18,000 square foot full-service luxury spa will be a part of the new luxury hotel. The luxury spa will offer a range of services, including massage treatments, facials and wraps, as well as saunas, a swimming pool, an exercise room and a salon.

        Dining and Other Amenities.    The luxury hotel will also feature a 244-seat, 24-hour coffee shop, two fine dining specialty restaurants, offering Italian and Asian cuisine, a deli, 24-hour room service and a variety of retail shops.

        Design and Construction.    In October 2003, we entered into a guaranteed maximum price contract covering all major elements of the design and construction of the luxury hotel with Klewin, as construction manager responsible for contract procurement, daily oversight and adherence to the expansion project schedule and budget. On August 30, 2005, the board of directors of SNFGC authorized the termination of the design/build construction contract with Klewin after receiving notice by Klewin on August 29, 2005 that, effective August 30, 2005, it was terminating the employment of all of its workforce connected with the Seneca Niagara Casino expansion project, resulting in Klewin effectively abandoning the expansion project.

        Prior to authorizing the termination of Klewin, on August 24, 2005, SNFGC filed a complaint against Klewin and BankNorth, as joint defendants, in the Superior Court for the Judicial District of New London, Connecticut, in connection with approximately $14.6 million that was paid by SNFGC into an account with BankNorth maintained by Klewin principally for the benefit of the subcontractors, including the architect, on the Seneca Niagara Casino expansion project (approximately $11.25 million was for the benefit of such subcontractors on the Seneca Niagara Casino expansion project and substantially all of the balance was for the benefit of subcontractors on the Seneca Allegany Casino expansion projects). The account was subsequently "swept" by BankNorth, and, as a result, substantially all of the subcontractors who were entitled to the approximate $14.6 million wired by SNFGC to Klewin for the benefit of such subcontractors were not paid by Klewin, and this non-payment provided another ground for termination of Klewin. We have advanced approximately $900,000 to the architect and approximately $13.7 million to SCMC and SCMC has paid such $13.7 million to the remaining unpaid subcontractors in exchange for assignments by the architect to us and by such remaining subcontractors to SCMC (and then by SCMC to us) of their respective claims against Klewin. Although we are vigorously seeking recovery through legal proceedings, we can provide no assurance that we will be able to recover from Klewin all or any portion of the approximate $14.6 million. As a result, we have recorded a $13.3 million charge to earnings relating to amounts unrecovered as of September 30, 2005, net of approximately $1.3 million of management fees and other amounts otherwise due to Klewin. On September 14, 2005, Klewin filed an Application for Immediate Temporary Injunction seeking a temporary injunction prohibiting us from using design and construction documents and appropriating Klewin employees. Klewin has also asserted counterclaims alleging, among other matters, tortious interference with their business. On November 30, 2005, the Court granted our motion to dismiss Klewin's counterclaims and Application for Immediate Temporary Injunction. Klewin has filed an appeal. BankNorth has also asserted counterclaims. We have filed both a new action against BankNorth and a motion to dismiss its counterclaims. Reference is made to the section of this prospectus titled "Legal Proceedings" for further discussion regarding this litigation with Klewin.

        In connection with the termination of the luxury hotel design/build construction contract, the board of directors of SNFGC authorized senior management to commence discussions with SCMC to enter into a definitive agreement to complete the Seneca Niagara Casino expansion project. The board of directors also authorized SNFGC to immediately engage SCMC to manage the Seneca Niagara Casino expansion project while such definitive agreement is negotiated and finalized. The definitive agreement was signed on January 12, 2006.

        We had previously expected the total cost of constructing and equipping our 604-room luxury hotel to be approximately $200.0 million, which included $153.0 million in construction costs under the guaranteed maximum fixed price design/build construction contract with Klewin, and approximately $47.0 million for furniture, fixtures and equipment. Prior to our filing the complaint against Klewin, Klewin orally advised us that construction costs could exceed the guaranteed maximum contract sum of $153.0 million. We currently expect that the total cost of constructing and equipping the luxury hotel will be from $235.0 million to $240.0 million, including construction costs of from $177.0 million to $180.0 million.

        We began construction of the luxury hotel on May 18, 2004, opened substantially all public areas and the first 10 floors of rooms prior to the end of December 2005, and expect to complete the project by March 31, 2006. All of the structural steelwork and substantially all of the exterior has been completed. Although there can be no assurance in part because of the Klewin litigation, we do not currently anticipate that the termination of the luxury hotel design/build construction contract with Klewin and the related litigation will materially adversely affect our ability to complete construction of the Seneca Niagara Casino expansion project on schedule.

        Additionally, we plan on acquiring the remaining approximate 24 acres of the approximate 50 acres in the City of Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation. Although we continue to attempt to acquire this land from property owners and, as of December 28, 2005, have acquired an additional approximate two acres (reducing the remaining acreage from 26 to 24 acres), condemnation proceedings by New York State are moving forward. Reference is made to "Risk Factors—We may not be able to acquire the remaining approximate 24 acres of the approximate 50 acres in the City of Niagara Falls, New York State under the Compact for ownership by the Nation" for additional related information.

Seneca Allegany Casino

        Seneca Allegany Casino, our second Class III gaming facility, opened on May 1, 2004. Seneca Allegany Casino is located on the Nation's Territory in the City of Salamanca, New York. Seneca Allegany Casino offers Class III gaming, entertainment and related amenities, occupying approximately 120,460 square feet in total, with over 55,000 square feet of gaming space. The primary market for this casino has been the area within 75 miles of Seneca Allegany Casino, which includes Erie, Pennsylvania, and the secondary market has been the area within 75 to 175 miles of Seneca Allegany Casino, which includes Cleveland and Akron, Ohio and Pittsburgh, Pennsylvania. Seneca Allegany Casino caters primarily to middle-market, drive-in patrons from the surrounding area and is open 24 hours per day, seven days per week. For the twelve months ended September 30, 2005, Seneca Allegany Casino generated net revenue of $143.2 million and net income of $34.7 million.

        The cost to develop and open Seneca Allegany Casino was funded entirely from Seneca Niagara Casino's free cash flow in the form of inter-company loans from SGC.

        As of September 30, 2005, Seneca Allegany Casino featured:

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  over 55,000 square feet of gaming space with 1,955 slot machines and 24 table games, including blackjack, craps and roulette;

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  a parking garage for approximately 1,850 vehicles;

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  surface parking for approximately 1,830 vehicles;

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  the Thunder Mountain Buffet, an international buffet; and

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  a snack bar, retail store and bar and lounge.

Seneca Allegany Casino Expansion

        In July 2005, we opened our 1,850-space parking garage and we are constructing a 220-room hotel and casino at Seneca Allegany Casino. We expect to open all public areas and the first few floors of this hotel and casino in October 2006 and to complete the project by the end of December 2006. We currently expect the total cost to complete this expansion project, including the $31.0 million cost of the recently opened parking garage and the cost of furniture, fixtures and equipment, will be from $187.0 million to $198.0 million. The increase in the original $185.0 million expected total cost for this expansion project is principally attributable to several design changes requested by STGC and the delay in the project caused by such changes, and foundation work being done in anticipation of a possible second hotel tower. By adding the 1,850-space covered parking structure with an enclosed connector into the facility and the 220-room hotel and casino, we expect to create a first-class gaming experience for our customers and maintain a strong competitive position against potential future competition. We expect to continue to fund this expansion project primarily from cash flow of Seneca Allegany Casino and the balance from borrowings from SGC. As of September 30, 2005, we have spent approximately $47.8 million on this expansion.

        Also in July 2005, we reached a mutual agreement with Klewin (although Klewin is now alleging that they entered into this agreement under duress), the then construction manager for the Seneca Allegany Casino expansion project, to terminate the design/construction agreement entered into by STGC and Klewin on September 1, 2004 for the construction of Seneca Allegany Casino's 220-room hotel and casino. In connection with the termination of the agreement, on July 14, 2005, STGC entered into a construction management agreement with SCMC to manage the construction of the hotel and casino at Seneca Allegany Casino.

Seneca Buffalo Creek Casino

        In addition to Seneca Niagara Casino and Seneca Allegany Casino, the Nation has the exclusive right to construct our third Class III gaming facility in Erie County, New York. This new Class III gaming facility, which we refer to as Seneca Buffalo Creek Casino, is expected to cater primarily to the local market in Buffalo and its suburbs. We initially sought to purchase approximately 57.1 acres of property for this facility near the Buffalo-Niagara International Airport in Cheektowaga, New York, or the Cheektowaga Site. As a result of litigation in connection with our proposed purchase of the Cheektowaga Site and the time deadlines set forth in the Compact and referenced below, on

October 3, 2005 the Nation acquired approximately nine acres of land in the historic waterfront district of downtown Buffalo. We commenced construction of our Erie County gaming facility on those nine acres, constituting the Nation's Buffalo Creek Territory, on December 8, 2005. Buffalo Creek Casino is expected to initially feature:

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  1,900 to 2,200 slot machines;

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  30 to 50 table games;

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  a specialty restaurant;

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  a 24-hour casual dining restaurant;

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  a nightclub;

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  retail stores; and

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  a 2,500-space parking garage.

        The Nation's exclusive right under the Compact with New York State to establish and operate a Class III gaming facility in Erie County, New York, could have terminated if the Nation had failed to commence construction of a Class III gaming facility in Erie County by December 9, 2005 (and we note that we commenced construction on December 8, 2005) and may terminate if the Nation fails to commence Class III gaming operations in Erie County by December 9, 2007. We expect to open the Buffalo Creek Casino by the December 9, 2007 deadline. The timing of the opening of Seneca Buffalo Creek Casino will depend on various factors. In the event that we are able to open a casino in Erie County, this casino will be owned and operated by SEGC. We intend to operate Seneca Buffalo Creek Casino in a manner that will complement both Seneca Niagara Casino and Seneca Allegany Casino.

Recent Developments Affecting Our Class II Operations

        On November 2, 2004, the Nation held an election for its three Executive Branch officers, the President (Chief Executive Officer), Treasurer (Chief Financial Officer) and the Clerk, and 8 of the 16 members of its legislative branch, or the Council. As part of the initial actions taken by the new government at its first Council meeting on November 13, 2004, it appointed a Class II Management Committee to develop policies and procedures to govern the Nation's Class II Facilities located on its Allegany Territory, which include our operation of the Seneca Allegany Class II Facility. The November 13, 2004 resolutions further provide that all revenues generated by the Nation's Class II Facilities shall be transferred directly to the Nation instead of to us. Through subsequent discussions with executive officers of the Nation, we were informed that, notwithstanding the foregoing resolutions, the Council wanted the Seneca Allegany Class II Facility transferred to the Nation as of January 1, 2005. We were subsequently informed by the Tribal Executives that these resolutions were intended to include the transfer of all Class II operations back to the Nation, which include our poker operations at the Seneca Niagara Casino and Seneca Allegany Casino.

        As of January 1, 2005, we transferred Seneca Allegany Class II operations to the Nation. We opened the Seneca Allegany Class II Facility on May 1, 2004. Prior to the transfer of our Seneca Allegany Class II operations, we invested approximately $2.5 million in renovating and upgrading the Seneca Allegany Class II Facility and we received approximately $3.9 million of net revenue from this facility. Since the transfer of the Class II assets was made at net book value, no gain or loss was recorded on the disposition.

        The transfer of the Class II operations as of January 1, 2005 is consistent with our understanding of Council's intent that we manage and operate the Nation's Class III operations and that Council directly manages and operates the Nation's Class II operations as it has historically done.

Business and Marketing Strategy

        Our strategy is to further expand and develop Seneca Niagara Casino and Seneca Allegany Casino and to establish an additional Class III gaming facility on the Nation's Buffalo Creek Territory. We believe this strategy will enable us to maintain our position as the premier gaming operator in the region including New York, Pennsylvania and Ohio. We intend for all of our gaming facilities to provide a high-quality and diverse gaming experience that we believe will add to our patron base and strengthen patron loyalty in each segment of the gaming market. In order to maximize our income from operations, we will coordinate our advertising, promotions, entertainment and special events to minimize competition among our gaming facilities, and also integrate our administrative and information technology functions. We will continue to brand the Seneca name through advertising and promotion of our Seneca Link Player's Card, which is accepted at all of our facilities.

        The key components of our integrated marketing plan include the following:

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  Promote the Seneca Brand Name.  The successful opening and operation of Seneca Niagara Casino and Seneca Allegany Casino has established Seneca as a leading gaming brand in the region, including New York, Pennsylvania and Ohio. We plan to capitalize on this brand recognition by prominently incorporating the Seneca name at all of our gaming and entertainment facilities.

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  Incorporate the Seneca Link Player's Card.  Until April 30, 2004, we offered the Seneca Players Club rewards program to patrons of Seneca Niagara Casino to foster patron loyalty. With the opening of Seneca Allegany Casino on May 1, 2004, we replaced the Seneca Players Club with the Seneca Link Player's Card, which is accepted at all of our gaming facilities. Patrons may use the Seneca Link Player's Card to earn points at each of our gaming facilities and redeem these points at any Seneca casino. Our player's card provides us with valuable information about our patrons and enables us to better understand their preferences in order to more effectively serve them at each of our gaming facilities. As of September 30, 2005, we had over 942,000 members in the Seneca Link Player's Card database with an average of approximately 30,000 new members joining per month for the twelve months ended September 30, 2005.

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  Expand Target Markets and Patron Base.  We believe the completion of our planned luxury hotel at our Seneca Niagara Casino and the parking garage and hotel at our Seneca Allegany Casino will enable us to expand our marketing efforts to higher-value gaming patrons. We plan to substantially increase our marketing efforts in the region, including New York, Pennsylvania and Ohio, as well as Toronto. We intend to market to these areas by offering various promotions, including special events for preferred gaming patrons, motor coach tours and organized package group visits. We do not currently market aggressively to these areas because we do not offer certain types of amenities desirable to prospective patrons in these markets, such as overnight accommodations.

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  Offer Gaming Experience to Broadest Customer Base.  We intend to operate each of our gaming facilities in a manner that will be complementary. Seneca Niagara Casino will be our flagship resort property catering to mid to high value gaming patrons looking for a full service gaming resort destination. Seneca Allegany Casino targets and we believe Seneca Buffalo Creek Casino will target mid-level gaming patrons with frequent visits. Our expected Seneca Buffalo Creek Casino is expected to target the local Buffalo market.

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  Utilize an Integrated Marketing Strategy.  Our marketing strategy relies on an integrated approach of targeted direct mail, television, radio, print and outdoor advertising, promotions, slot and table tournaments, special events, bussing and entertainment, to attract and retain our patrons and to brand the Seneca name as the premier gaming and entertainment experience in Western New York. We coordinate our marketing events to maximize the quality and length of stay of patron visits and, in the future, to minimize competition among our gaming facilities. Our patron tracking system through the Seneca Link Player's Card is sophisticated and scaleable and provides us with the ability to analyze our guests' gaming preferences. Starting in May 2004, we began using a "promotional credit" program that provides slot credits to our patrons based on the amount of their gaming at our facilities. These credits are available on the patron's Seneca Link Player's Card when they return for visits. These credits must be played and cannot be redeemed for cash, which we believe will encourage repeat business.

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  Reinvest in and Expand our Gaming Facilities.  We believe our commitment to develop and reinvest in each of our gaming facilities is critical to our continued success and future growth. We intend to reinvest in and expand our gaming facilities to ensure their attractiveness to our patrons. To achieve maximum profitability we intend to continue to upgrade our slot machines with the most popular products in order to create a more exciting gaming experience for our patrons. We will also reinvest in technology, including slot machine "ticket-in/ticket-out" technology, automated ticket redemption machines, player tracking system enhancements and the development of a Seneca brand inter-property progressive link. Reinvestment in our gaming facilities will help to ensure that our patrons have an enjoyable entertainment experience.

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  Offer the Highest Quality Service.  We believe that we can distinguish our gaming facilities with consistent superior patron service, which is a fundamental component of our business and marketing strategy. We attribute our success at Seneca Niagara Casino to our employees' ability to provide efficient and friendly service. We believe that patron care is integral to our continued success and we intend to provide the highest standard of service at each of our gaming facilities. job's distorting graphic

Seneca Niagara Casino, Seneca Allegany Casino and Surrounding Area

Market and Competition

        Market.    Seneca Niagara Casino is conveniently located on the Nation's Territory in the City of Niagara Falls, New York, approximately 20 miles north of Buffalo and approximately 90 miles west of Rochester. Our primary market includes the cities of Buffalo and Niagara Falls and covers the area in the United States within an estimated 50 miles of Seneca Niagara Casino. According to a demographic report prepared by Claritas Inc., a marketing information resources company, in 2003 this area had an adult population of approximately 895,000 and an estimated mean annual household income of more than $55,000. Our secondary market includes the City of Rochester and covers the area in the United States within an estimated 51 to 100 miles of Seneca Niagara Casino. According to the Claritas demographic report, in 2003 this area had an adult population of approximately 1.6 million and an estimated mean annual household income of more than $57,000. Our outer markets include Erie, Pennsylvania, Ohio, other areas of New York and Toronto. In addition, Niagara Falls is a major tourist destination. According to the City of Niagara Falls, New York, Niagara Falls attracts an estimated 12.0 million visitors to the area annually. Seneca Allegany Casino is located immediately off Interstate 86. Since its opening in May 2004, the primary market for this casino has been the area within 75 miles of Seneca Allegany Casino, which includes Erie, Pennsylvania, and the secondary market has been the area within 75 to 175 miles of Seneca Allegany Casino, which includes Cleveland and Akron, Ohio and Pittsburgh, Pennsylvania. Seneca Allegany Casino caters primarily to middle-market, drive-in patrons from the surrounding area. Seneca Buffalo Creek Casino is expected to be located in downtown Buffalo. The primary market for this casino is expected to be downtown Buffalo and its suburbs.

        As of September 30, 2005, we had over 942,000 members in the Seneca Link Player's Card database, of which approximately 32% lived in the Buffalo-Niagara area and the City of Rochester. Approximately 18%, 17%, and 17% of the members in the Seneca Link Player's Card database lived in Pennsylvania, Ohio and other areas of New York, respectively, as of September 30, 2005.

        Competition.    The United States and Canadian gaming industries are highly regulated and the overall number of casino operations in the Northeast is limited. In recent years, there has been a trend to relax the legal restrictions on entry and to permit the development of additional gaming operations. Currently, there are two casino resorts, Casino Niagara and Niagara Fallsview Casino Resort, and two video gaming facilities, Finger Lakes Gaming and Racetrack and Buffalo Raceway, within the 100-mile radius that constitutes Seneca Niagara Casino's immediate market. Batavia Downs is constructing an additional video gaming facility within Seneca Niagara Casino's primary market and holds a license to operate VGMs. Buffalo Raceway, a racetrack facility within Seneca Allegany Casino's primary market which offers approximately 1,000 VGMs is the only direct competition in this casino's primary market. Existing gaming facilities within each of our casinos' primary market area, as well as potentially new market entrants, have and will have a direct effect on our operations. In addition, casinos and gaming-related operations in the broader regional market may also affect us and may reduce our ability to draw patrons.

        Canadian Competition.    Seneca Niagara Casino competes with Casino Niagara and Niagara Fallsview Casino Resort which are located in Niagara Falls, Ontario, and are both within two miles of Seneca Niagara Casino. Casino Niagara and Niagara Fallsview Casino Resort are owned and operated by the Province of Ontario and managed by the Hyatt-led Falls Management Company. Casino Niagara offers over 95,000 square feet of gaming space including more than 1,700 slot machines, 60 table games, three restaurants, and three bars. Niagara Fallsview Casino Resort opened in June 2004. Niagara Fallsview Casino Resort features 180,000 square feet of gaming space including approximately 3,000 slots, 150 table games, a 374-room Hyatt hotel, a spa and various restaurant and entertainment venues. To a lesser extent, we compete with Casino Rama, which is north of Toronto and approximately 150 miles north of Seneca Niagara Casino and is located on the Chippewas of Mnjikaning (Rama) First Nation's Territory. Nordic Gaming Corporation also operates a racetrack and video gaming facility located in Fort Erie, Ontario. This facility features 1,200 VGMs and is located approximately 22 miles from Seneca Niagara Casino.

        New York State Competition.    Despite the exclusivity in Western New York provided by the Compact, our casinos face competition in New York State from both Indian and non-Indian gaming operations. The Compact allows New York State to permit the Tuscarora Indian Nation and the Tonawanda Band of Seneca Indians to obtain the right to include gaming devices in a compact without abrogating the exclusivity provisions of the Compact, so long as either tribe locates its proposed gaming facility either on its existing reservations or more than 25 miles from a Nation Gaming Facility. In addition, New York State could allow other Indian gaming facilities to be located within our area of exclusivity, in which case it would forfeit its right to receive exclusivity fees for the types of Class III games in such competitor's facility on which the Nation pays an exclusivity fee under the Compact. Of the seven federally recognized Indian nations in New York other than the Nation, only the St. Regis Mohawk Tribe and the Oneida Indian Nation of New York have signed compacts with New York State to open casinos.

        The St. Regis Mohawk Tribe currently operates a small casino facility near Hogansburg, New York, approximately 350 miles and 390 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively, and the Oneida Indian Nation operates a gaming facility resort near Syracuse, New York, approximately 190 miles and 235 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively. In October 2001, New York State authorized six new casinos to be run by Native Americans in the state, each of which was to be permitted to feature Class III slot machines. The State's legislation authorizing the six new Indian casinos was recently upheld by the New York Court of Appeals in Dalton v. Pataki, et al., and Karr v. Pataki, et al. Three of these authorized casinos are or will be operated by us (Seneca Niagara Casino, Seneca Allegany Casino and Seneca Erie Casino). It was expected that the other three casinos would be located in Sullivan and Ulster Counties in the Catskill region, approximately 330 miles and 320 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively.

        The Governor previously reached settlement agreements, subject to numerous contingencies, with the following tribes for Class III gaming operations to be located in Sullivan or Ulster Counties in the Catskills region: the St. Regis Mohawk Tribe, the Seneca-Cayuga Tribe of Oklahoma, the Cayuga Nation of New York, the Oneida Nation of Wisconsin, and the Stockbridge Munsee Community. In connection with these settlement agreements, the Governor introduced a bill in the New York State General Assembly which would have, among other things, authorized land claim settlements with the five tribes mentioned above and increased from three to five the number of authorized Class III gaming facilities in the Counties of Sullivan and Ulster. In anticipation of the settlements, the Stockbridge-Munsee Community filed a trust land application for approximately 330 acres in Bridgeville, New York, and the Cayuga Indian Nation of New York announced a venture with the owner of the Monticello Raceway, Empire Resorts, to build a $500 million casino adjacent to the Monticello Raceway. However, as a result of the United States Supreme Court's recent decision in City of Sherrill, NY v. Oneida Indian Nation of New York, 125 S. Ct. 1478 (March 29, 2005), the Governor recently withdrew pending legislation and land claim settlements with the Seneca-Cayuga Tribe of Oklahoma, the Cayuga Nation of New York, the Oneida Nation of Wisconsin, and the Stockbridge Munsee Community. We are advised that the Governor has found it necessary to review and reevaluate the proposals with these four Indian tribes in light of the recent Supreme Court decision. The withdrawal does not include the St. Regis Mohawk Tribe proposal, whose land claim is not affected by the Sherrill case. In light of these developments, the only casino development that seems imminent in Sullivan or Ulster Counties is the one planned by the St. Regis Mohawks.

        In 2001, eight racetracks in New York State were awarded licenses to operate VGMs. In January 2004, Sportsystems (now known as Delaware North Companies Gaming & Entertainment) opened a 1,300 machine video gaming facility at Saratoga Raceway in Saratoga Springs, New York, approximately 325 miles and 340 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively. This video gaming facility made Saratoga the first racetrack to offer VGMs under the law enacted over two years ago. Shortly thereafter, in February 2004, Finger Lakes Gaming and Race Track in Farmington, New York, approximately 100 miles and 140 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively, operates over 1,000 VGMs in a video gaming facility. Buffalo Raceway in Hamburg, New York, approximately 30 miles and 50 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively, opened a 27,000 square foot gaming facility in March 2004 and offers nearly 1,000 VGMs. Monticello Raceway in Monticello, New York, approximately 325 miles and 280 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively, opened a gaming facility on June 30, 2004, with nearly 1,800 VGMs.

        Batavia Downs, in Batavia, New York, approximately 50 miles from Seneca Niagara Casino, opened on May 18, 2005, with 586 VGMs. The New York Racing Association granted a right to operate VGMs at the Aqueduct racetrack in Queens, New York, approximately 450 miles from Seneca Niagara Casino. After suspending work on the 4,500 video gaming machine facility from August to December 2003, the project was scheduled for completion by mid-2005; however, as of the date of this prospectus, VGMs are not in operation at the Aqueduct racetrack. In August 2003, Vernon Downs Racetrack in Vernon, New York, approximately 200 miles from Seneca Niagara Casino, commenced construction on an 1,100 to 1,200 machine video gaming facility. Originally scheduled to open in November 2003, the video gaming facility has experienced multiple delays and the timing for opening remains uncertain. Yonkers Raceway near Manhattan is engaged in financing and development plans for additional video gaming facilities and intends to commence operations by mid to late 2005. In January 2004, the Governor of New York proposed allowing up to eight additional VGM venues in the state. These eight licenses would be awarded in a competitive bid process and could go to the state-owned Off-Track Betting Corporation or other operators. On July 7, 2004, the mid-level appellate court held that the New York State legislation authorizing VGMs was unconstitutional because a portion of the VGM revenue is used for horse-racing breeding funds and to increase track purses. Recently, in April of 2005, Governor Pataki signed a law providing race tracks with a larger share of proceeds from VGMs and extending VGM authorization through 2017. The new law addresses the mid-level appellate decision by omitting language providing payment to purses or breeding funds.

        Other proposed gaming operations in New York State include a Cayuga tribe development in Union Springs, New York, approximately 140 miles from Seneca Niagara Casino, which has been approved for a Class II gaming license; a proposed high stakes bingo hall in Aurelius, New York, approximately 150 miles from Seneca Niagara Casino, which is being pursued by the Seneca-Cayuga Tribe of Oklahoma; and a proposed casino in Hampton Bays, New York, approximately 530 miles from Seneca Niagara Casino, which is being pursued by the Shinnecock Tribe. The likelihood and timing of these projects is uncertain at this point in time.

        There are also several federally recognized Indian tribes and unrecognized Indian groups that are pursuing casino projects in New York State and other northeastern states, which, if successful and completed, could compete with us.

        Other Regional Gaming Operations.    Foxwoods Resort Casino and the Mohegan Sun Casino are located in southeastern Connecticut (approximately 460 miles from Seneca Niagara Casino), operated by the Mashantucket Pequot Tribe of Connecticut and the Mohegan Indian Tribe of Connecticut, respectively. There are also numerous casinos in Atlantic City, New Jersey (approximately 480 miles from the Casino) and VGM gaming operations in West Virginia located approximately 250 to 300 miles from Seneca Niagara Casino.

        In addition, on July 5, 2004, the governor of Pennsylvania signed a bill permitting up to an aggregate of 61,000 slot machines at 14 locations in Pennsylvania. The Pennsylvania legislation would permit up to 5,000 slot machines at proposed or existing racetracks, and 500 slot machines at two proposed resorts, respectively. These facilities could be located in Pittsburgh or Erie, Pennsylvania, which would be in the primary and secondary markets for Seneca Allegany Casino. We also face competition from non-gaming leisure activities and destinations.

        If we are unable to compete successfully, our business, financial condition and results of operations could be materially adversely affected. For more detail on this risk, please see the section of this prospectus titled "Risk Factors—Risks Related to Our Business—We compete with casinos, other forms of gaming and other resort properties. If we are unable to compete successfully, we may not be able to generate sufficient cash flow to fund our operations or service our debt."

Class III Gaming Compact

        The Nation's Compact with New York State provides the Nation with the right to establish and operate three Class III gaming facilities in Western New York. The Compact grants the Nation the exclusive right to operate specifically defined gaming devices, including slot machines, within a 10,500 square-mile, geographic area in Western New York, beginning on Route 14, approximately 30 miles East of Rochester, and extending westerly throughout New York State. In exchange for this exclusivity, we pay exclusivity fees to New York State based on a percentage of the slot machine net drop (money dropped into the machines after payout but before our expenses). The exclusivity payment is 18% for the first four years, 22% for years 5-7, and 25% for the remainder of the term; the exclusivity payment to New York State was $57.1 million and $39.0 million for calendar year 2004 and 2003, respectively. If New York State breaches the exclusivity arrangement by, for example, allowing a person or entity to operate Class III slot machines within the zone of exclusivity, then the State forfeits the exclusivity fees as to Class III slot machines. The Compact allows New York State to permit the Tuscarora Indian Nation and the Tonawanda Band of Seneca Indians to obtain the right to include gaming devices in a compact without abrogating the exclusivity provisions of the Compact, so long as either tribe locates its proposed gaming facility either on its existing reservations or more than 25 miles from a Nation Gaming Facility. We do not believe that these tribes currently plan to open gaming facilities. The Compact provides that the Nation may acquire property and establish a gaming facility in the City of Niagara Falls within an approximately 50 acre area designated as land to be developed by the Nation. Seneca Niagara Casino is located on land within this designated area on lands held in restricted fee pursuant to the SNLCSA. The two additional Class III gaming facilities include the Seneca Allegany Casino on the Nation's Allegany Territory, and a third facility in Erie County. The Nation's exclusivity to establish a Class III gaming facility in Erie County could have expired on December 9, 2005, if we had not commenced construction of the facility by December 9, 2005 and may expire on December 9, 2007 if we fail to commence Class III Gaming operations by December 9, 2007. The Compact expires in December 2016 and may be renewed by the Nation for an additional seven-year period.

The Nation's Other Gaming Operations

        The Nation, through its wholly owned business enterprise, Seneca Gaming & Entertainment, operates two Class II gaming facilities located on the Nation's Territory in the City of Salamanca and Irving, New York and the Class II poker operations at Seneca Niagara Casino and Seneca Allegany Casino. For the fiscal year ended September 30, 2004, (a) the Irving Class II facility generated $18.1 million in net revenue and income from operations of $11.9 million and (b) the Salamanca Class II facility generated $9.1 million in net revenue and income from operations of $6.7 million. Seneca Gaming & Entertainment is not a guarantor of the notes. From May 1, 2004 to December 31, 2004, we operated a Class II facility in the City of Salamanca, or the Seneca Allegany Class II Facility. We transferred the Seneca Allegany Class II Facility and our poker assets and operations to the Nation on January 1, 2005. For more information regarding the Class II asset transfers, please see "Business—Recent Developments Affecting Our Class II Operations."

Property

        Seneca Niagara Casino.    Seneca Niagara Casino is located on Nation Territory in Niagara Falls, New York, in the former Niagara Falls Convention and Civic Center, which we lease from the Nation. Seneca Niagara Casino is located approximately 20 miles north of Buffalo, New York and approximately 90 miles west of Rochester, New York.

        Pursuant to the Compact, the Nation may acquire property and establish gaming facilities in the City of Niagara Falls within the boundaries of the approximate 50 acre area of land described in Appendix I of the Compact and designated as land to be developed by the Nation in connection with the Nation's gaming facilities. The Compact also authorizes the Nation to establish a gaming facility in Erie County and one on the Nation's Allegany Territory. The Compact authorizes the Nation to use funds appropriated under the SNLCSA to acquire parcels of land in Niagara Falls and Erie County for gaming purposes.

        As of September 30, 2005, the Nation had acquired approximately 24 acres (of the approximate 50 acre area of land described in Appendix I of the Compact) with funds appropriated under the SNLCSA in Niagara Falls. By operation of federal law, these lands and other parcels that may be acquired in the future pursuant to the SNLCSA (whether in Niagara Falls or Erie) are subject to restrictions against alienation, constitute Indian country subject to the jurisdiction of the Nation, and qualify as gaming eligible Indian lands pursuant to IGRA. Seneca Niagara Casino, its 2,300 space parking garage and the luxury hotel under construction are situated on the Nation's restricted fee lands. The Nation intends to acquire the remaining acres (of the approximate 50 acre area of land described in Appendix I of the Compact) pursuant to the Compact.

        As of December 28, 2005, SNFGC has acquired, at a cost of $7.9 million, approximately two acres of the remaining approximate 26 acres of the approximate 50 acres in the City of Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation, thus reducing the remaining acreage from 26 to 24 acres. These properties have not yet been distributed to the Nation.

        Seneca Allegany Casino.    Seneca Allegany Casino is located on the Nation's Allegany Territory in the City of Salamanca, New York. STGC leases the gaming facility in which Seneca Allegany Casino is located from the Nation. Seneca Allegany Casino is located immediately off Interstate 86, approximately 70 miles south of Niagara Falls, New York and is within 75 miles of Erie, Pennsylvania, and 165 miles of Cleveland and Akron, Ohio and Pittsburgh, Pennsylvania. The land upon which the Nation owns and operates Seneca Allegany Casino is within the Nation's territorial boundaries, and is therefore eligible for gaming pursuant to IGRA.

        Seneca Buffalo Creek Casino.    On October 3, 2005, the Nation acquired approximately nine acres of land located within two city blocks in the historic waterfront district of downtown Buffalo, designating these nine acres as the Erie County gaming site for purposes of the Compact. We commenced construction of our Erie County gaming facility on these nine acres in downtown Buffalo on December 8, 2005. The approximate nine acres acquired in Erie County were acquired with funds appropriated under the SNLCSA.

        Irving, New York.    SGC owns approximately 113 acres in Irving, New York. This acreage is not currently being used in our gaming operations.

Employees

        As of September 30, 2005, SGC employed 3,115 employees. Of those, Seneca Niagara Casino employed 2,252 employees, including 956 casino staff, 598 food and beverage employees, 134 security staff, 453 administrative employees, 80 parking and transportation employees and a management team of 31, and Seneca Allegany Casino employed 863 employees, including 326 casino staff, 239 food and beverage employees, 69 security staff, 185 administrative employees, 40 parking and transportation employees and a management team of four.

        We consider relations with our employees to be good. None of our employees are currently members of any labor union or similar organization.

Legal Proceedings

        In October 2001, the New York Legislature passed Chapter 383 of the Laws of 2001, or Chapter 383, which allowed Governor Pataki to enter into a gaming compact with the Seneca Nation of Indians and to enter into gaming compacts with other Indian tribes for the establishment of three additional casinos in the Catskills. Chapter 383 also approved the installation of VGMs at certain racetracks.

        In January 2002, two actions were filed in the Supreme Court of the State of New York, County of Albany, challenging legislation that, among other things, authorized the Governor of New York to execute tribal-state gaming compacts, approved the use of slot machines as games of chance, approved the use of VGMs at racetracks and authorized the participation of New York State in a multi-state lottery. The actions are captioned Dalton v. Pataki, et al., and Karr v. Pataki, et al. Plaintiffs sought a judgment declaring the legislation unconstitutional and enjoining its implementation. These two cases were consolidated and we refer to both cases below as Dalton v. Pataki (5 N.Y. 3rd 243 (N.Y. 2005), petition for cert. filed 74 USLW 3162 (Sept. 16, 2005) (NO.05-361)).

        On July 17, 2003, the New York Supreme Court dismissed the plaintiffs' complaints in Dalton v. Pataki and held that the legislation is constitutional. The plaintiffs appealed the Court's decision to the Third Department of the New York Supreme Court's Appellate Division and oral argument was held on December 16, 2003. On July 7, 2004, a five judge panel issued its Opinion and Order declaring the legislation at issue, Chapter 383 of the Laws of 2001, constitutional as challenged. Notwithstanding the constitutionality of VGMs, the court declared the licensing of VGMs to racetracks to be unconstitutional due to the impermissible revenue distribution scheme set forth therein. Lastly, the court declared the provision of Chapter 383 of the Laws of 2001 authorizing the Division of the Lottery to participate in the multi-state lottery constitutional.

        On May 3, 2005, the New York Court of Appeals held the legislation (including the licensing of VGMs to racetracks) to be constitutional. In July 2005, the New York Court of Appeals, the State's highest court, denied a motion to rehear the case. Appellants filed a writ of certiorari seeking review by the United States Supreme Court. On November 28, 2005, the United States Supreme Court denied the writ.

        Although we can provide no assurance, we believe that any change in New York law will not retroactively invalidate what the State has agreed to in the Compact. If New York State were to make various forms of gaming illegal or against public policy (or the courts were to similarly rule), or otherwise to take a legal position adverse to SGC, such actions could have a material adverse effect on our ability to conduct our gaming operations as currently conducted.

        The Compact provides that the Nation may acquire property and establish a gaming facility in Erie County, at a location in the City of Buffalo to be determined by the Nation, or at such other site as may be determined by the Nation in the event a site in the City of Buffalo is rejected by the Nation for any reason. In May 2004, various parties, including the Mayor of the City of Buffalo, filed a complaint against Governor Pataki, New York State, the Town of Cheektowaga and Uniland to prohibit the sale of the Cheektowaga Site to us on the basis that the Nation's ability, pursuant to the Compact, to locate a Class III gaming facility anywhere in Erie County in the event a site in the City of Buffalo is rejected by the Nation for any reason is unconstitutional. On June 16, 2004, Justice Makowski of the Supreme Court of the State of New York agreed with the plaintiffs and held (Huron v Pataki, 5 Misc. 3d 648, 785 N.Y.S. 2d 827 (N.Y. Sup. Erie County, 2004)) that the Compact provision allowing the Nation to locate a Class III gaming facility in Erie County outside the City of Buffalo is unconstitutional. The Court's decision further permanently restrained and enjoined (1) Governor Pataki and New York State from any action or activity that would assist the Nation in owning and operating a Class III gaming casino in Erie County other than the City of Buffalo and (2) Uniland from the sale or transfer of the Cheektowaga Site to us. On April 27, 2005, the Town of Cheektowaga filed a brief to appeal the Supreme Court decision. On November 10, 2005, the Fourth Appellate Division ruled unanimously against the Town of Cheektowaga's appeal (for the reasons stated in the court's opinion at 5 Misc. 3d 648).

        In connection with this litigation, on May 25, 2005, the Supreme Court of the State of New York issued an order (Concern, Inc. v. Pataki, 7 Misc. 3d 1030(A), 2005 WL 1310478 (N.Y. Sup. Erie County)) requiring New York State to comply with the requirements of SEQRA, which includes preparing an environmental impact statement in respect of the Cheektowaga Site and the proposed acquisition and development of the casino before any further actions may be taken in respect of (a) constructing, maintaining or operating a Class III gaming facility on the Cheektowaga Site or (b) the sale of the Cheektowaga Site to the Nation for such purposes. On August 22, 2005, New York State filed a notice of appeal.

        As a result of the ongoing litigation referenced above and time deadlines set forth in the Compact, on October 3, 2005 the Nation acquired approximately nine acres of land in the historic waterfront district of downtown Buffalo. We commenced construction of our Erie County gaming facility on those nine acres on December 8, 2005.

        On December 29, 2003, certain tribal members filed an action for a temporary restraining order in Peacemakers' Court, the Nation's trial level court, against G. Michael Brown, as President and CEO of SNFGC, and SNFGC attempting to enjoin Mr. Brown and SNFGC from making any exclusivity payments to New York State pursuant to the Compact. The plaintiffs alleged that New York State "materially breached" the Compact by promulgating rules regarding the collection of taxes on reservation sales to non-Indian purchasers. On December 31, 2003, the Peacemakers' Court dismissed the plaintiffs' complaint. On January 3, 2004, the plaintiffs filed an appeal to the Nation's Court of Appeals, the Nation's intermediate level court. On August 11, 2004, the Court of Appeals issued "bench rulings" and determined, among other matters, that SGC and its subsidiaries are unconstitutional and legal nullities. On August 17, 2004, the Nation's Supreme Appellate Court, the Nation's highest court of appeals, overturned the Court of Appeal's bench rulings in their entirety and reaffirmed that the Nation's Council had appropriately and validly established SGC and its subsidiaries and that these entities possessed sovereign immunity from suit. In addition, the Supreme Appellate Court noted that by filing an application for the Writ of Permission, the "bench rulings" were automatically stayed pursuant to Seneca Civil Procedure Rules and the Court of Appeals no longer has jurisdiction over the underlying matter pertaining to the payment of the exclusivity fee to New York State. Notwithstanding this decision, on September 16, 2004, the Court of Appeals held that the Supreme Appellate Court's August 17, 2004 decision was illegal, invalid and of no force and effect due to the violation of Seneca Nation of Indians Rules of Appellate Procedure, among other reasons. The Court of Appeals remanded the case to the Peacemakers' Court and ordered this court to convene and hear the original case with its bench rulings in effect within 30 days of the September 16, 2004 Court of Appeals Order. The Peacemaker's court did not convene by October 16, 2004 to consider the matter, as required by the Court of Appeals' Order, and as of this date has not convened to consider the matter. However, the Senior Policy Advisor and Counsel to the Nation has delivered a legal opinion dated May 4, 2005 to the SGC board of directors stating the following:

          Thus, the action of the Court of Appeals on September 16th purporting to set aside the Supreme Appellate Court's decision of August 17th is of no force and effect because the Supreme Appellate Court's decision of August 17th was "final" by its terms. The Nation's Constitution makes no provision for review of Supreme Appellate Court decisions by the Court of Appeals under any circumstances. As a result, the Council's decision of August 17th is final and the Nation's gaming corporations are constitutional and valid legal entities.

        On October 18, 2004, the Peacemakers' Court, due to a perceived conflict of interest of elected Nation officials serving as members of the boards of directors of the SGC and its subsidiaries, ordered that all directors of SGC and its subsidiaries who are or plan to be candidates in the Nation's elections scheduled for November 2, 2004 must resign as directors of the SGC and its subsidiaries. The Peacemakers' Court further ordered that no present or newly elected Tribal Councilor may serve on the boards of directors of SGC and its subsidiaries due to a perceived conflict of interest and that any present Tribal Councilors who are directors of SGC and its subsidiaries must resign their directorships immediately. On November 10, 2004, the Peacemakers' Court withdrew its October 18, 2004 order.

        In May 2005, a petition was filed by Daniel T. Warren before the National Indian Gaming Commission claiming that the land acquired by the Nation in Niagara Falls and proposed to be acquired in Erie County do not fall within the "discretionary grant" or "settlement lands" exemptions to the IGRA prohibition of Class III gaming on Indian land and requesting that gaming on such lands be declared illegal. While the Nation believes that this petition is without merit, there can be no assurance that the petitioner's claim will not be granted.

        In January 2006, an action was filed in the United States District Court, Western District of New York (06-CV-0001E (SC)) by various plaintiffs against the United States Department of the Interior, the National Indian Gaming Commission and three individuals in their official capacities as Secretary of the Interior, Acting Assistant Secretary of the Interior for Indian Affairs and Chairman of the National Indian Gaming Commission. The action seeks declaratory and injunctive relief under the Administrative Procedure Act, the Declaratory Judgments Act, the National Historic Preservation Act (NHPA), the National Environmental Policy Act (NEPA) and the Indian Regulatory Gaming Act and is principally directed at the decisions and actions of the defendants that permit the construction and operation of our Seneca Buffalo Creek Casino. The plaintiffs claim that the defendants have failed to comply with NEPA, NHPA and IGRA and have requested that the Court take numerous actions including declaring that the lands acquired by the Nation pursuant to SNLCSA are not gaming eligible Indian lands within the meaning of IGRA and declaring that the Compact violates IGRA. If the plaintiffs are successful, the Nation would be unable to conduct any gaming upon lands acquired pursuant to SNLCSA.

        Recent press reports, including the Buffalo News, have stated that a Buffalo citizens group will file a lawsuit in New York State Supreme Court against various New York State and Buffalo officials seeking to stop the development of our Seneca Buffalo Creek Casino. The Buffalo News report further stated that the lawsuit is imminent and will be based on an alleged failure to comply with New York State and local laws, including certain environmental and preservation laws, in connection with the approval of our Seneca Buffalo Creek Casino site. Certain members of this plaintiff group are also plaintiffs in the federal lawsuit filed in January 2006 and referenced above.

        On August 24, 2005, SNFGC filed a complaint against Klewin and BankNorth, as joint defendants, in the Superior Court for the Judicial District of New London, Connecticut. The suit was filed to obtain immediate injunctive relief in conjunction with a pending demand for arbitration by SNFGC related to Klewin's failure to make required payments to the subcontractors for the construction of Seneca Niagara Casino's new luxury hotel. SNFGC filed the complaint in order to enjoin the defendants from utilizing approximately $14.6 million paid by SNFGC into an account with BankNorth in the name of Klewin, which was set up by SNFGC principally for the purpose of paying Klewin's subcontractors (including the architect) on the construction project. SNFGC was subsequently informed by Klewin that approximately $14.6 million paid by SNFGC into the account was "swept" by BankNorth and, as a result, several subcontractors (including the architect) were not paid by Klewin. Among other things, the complaint seeks temporary and permanent injunctive relief requiring that the defendants return to the account the approximate $14.6 million that has been removed from that account and temporary and permanent injunctive relief enjoining defendants from utilizing the approximate $14.6 million that has been removed from the account, other than for payment of Klewin's subcontractors on the construction projects. We subsequently advanced funds directly to the architect and to SCMC for payment to the remaining subcontractors.

        On August 25, 2005, the parties appeared before the court and agreed to a stipulated immediate order freezing the remaining balance of approximately $5.5 million in the account pending a hearing on SNFGC's application for temporary and permanent injunctive relief, subject to limited draw rights of not more than $350,000 per week permitted to Klewin for its operating expenses pursuant to a budget to be submitted by Klewin weekly. We are seeking recovery of all amounts already withdrawn from the account, except to the extent disbursed for appropriate purposes. On September 14, 2005, Klewin filed an Application for Immediate Temporary Injunction seeking a temporary injunction prohibiting us from using design and construction documents and appropriating Klewin employees. Klewin has also asserted counterclaims alleging, among other matters, tortious interference with their business. A hearing related to these counterclaims and the temporary injunction was held on November 22, 2005 and on November 30, 2005, the Court granted our motion to dismiss Klewin's counterclaim and Application for Immediate Temporary Injunction. Klewin has filed an appeal. On November 23, 2005, BankNorth filed an answer asserting, among other matters, certain counterclaims including a request for a declaratory judgment to the effect that they would be permitted to retain approximately $9.1 million of the $14.6 million swept from the Klewin account. We have filed a new action against BankNorth alleging among other matters, diversion of trust funds in violation of Section 77 of the New York Lien Law and Conversion. On January 6, 2006, we also filed a motion to dismiss BankNorth's counterclaims. We can provide no assurance that we will be able to recover all or any portion of the approximate $14.6 million. Reference is made to the section of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary" for further discussion regarding the Klewin matter. The docket number for the Connecticut proceeding is CV05-4004218 and the Judge is the Honorable Seymour L. Hendel. We are advised that the stipulation order was placed on the record and may not be on file and available.

MANAGEMENT

        The following table sets forth information concerning our executive officers and directors as of September 30, 2005:

Name	Age	Position
John Pasqualoni(1)	59	President and Chief Executive Officer
Joseph D'Amato	57	Senior Vice President of Finance and Administration
Annette Smith(2)	44	Chief Financial Officer
Barry W. Brandon	44	Senior Vice President and General Counsel
Rajat R. Shah	34	Senior Vice President of Corporate Development and Deputy General Counsel
Michael Speller	50	Senior Vice President of Table Games and Poker
Brian Hansberry	51	STGC Vice President and Chief Operating Officer
Barry E. Snyder, Sr.	66	Chairman of the Board of Directors
Bergal L. Mitchell III	32	Vice Chairman of the Board of Directors
Maurice A. John, Sr.	57	Treasurer and Director
Martin E. Seneca, Jr.	63	Secretary and Director
N. Cochise Redeye	49	Director
Maribel Printup	76	Director

(1)
Mr. Pasqualoni was appointed President and Chief Executive Officer on June 21, 2005, having previously served as interim President and Chief Executive Officer.

(2)
Ms. Smith commenced a medical leave of absence in October 2005. Although Ms. Smith serves as Chief Financial Officer, Mr. D'Amato is our principal financial and accounting officer.

        The Council alone has the power to appoint and remove directors from SGC and each of its subsidiaries. Since the most recent election on November 2, 2004, the new Council has taken a more active role in managing our affairs. As previously discussed, the transfer of the Seneca Allegany Class II Facility and the poker room leases at the Seneca Niagara Casino and Seneca Allegany Casino to the Nation as of January 1, 2005 was part of the initial actions taken by the new Council at its first meeting on November 13, 2004. In addition, the President of the Nation has subsequently issued two executive orders affecting the management of SGC and its subsidiaries. By executive orders in November 2004, the Nation's President (1) established a Gaming Management Task Force to review the management and operation of the Nation's Class III gaming facilities within 120 days of the executive order and (2) imposed certain temporary cost containment measures on the operations of the casinos requiring pre-approval from the Nation's President or Treasurer before certain expenditures are made by us.

        In addition, on December 20, 2004, the Council amended each of the charters of SGC and its subsidiaries requiring more oversight by the Council. These amendments include, but are not limited to, Council approval of:

  (i)
  SGC and/or its subsidiaries agreeing to (a) waive such corporation's sovereign immunity and (b) submit to jurisdiction of non-Nation courts;

  (ii)
  any significant expenditure of corporate resources via approval of a comprehensive business plan regarding such activity requiring the expenditure;

  (iii)
  termination of the operation of any gaming facility;

  (iv)
  any amendments to any of the bylaws of SGC and its subsidiaries;

  (v)
  any agreements with any government or governmental agency or entity;

  (vi)
  incurrence of any significant guarantees or liabilities by SGC or its subsidiaries;

  (vii)
  any intercompany loans; purchase of real property and significant expenditures for personal property; and

  (viii)
  obtaining financing and issuance of obligations by SGC or its subsidiaries.

        These amendments also (i) prohibit SGC and its subsidiaries from engaging in any activities to politically influence any Indian nation, federal, state, or local government or their officials, (ii) clarify that the requirement that board members shall not have been convicted of a "Felony" to involve only those offenses set forth under the Indian Major Crimes Act (18 U.S.C. §1153) and (iii) change the board membership requirement to require at least five members of each board to be enrolled members of the Nation and that no members of Council may serve on the boards of directors.

        John Pasqualoni has been our President and Chief Executive Officer since June 21, 2005. Prior to his election to that position, Mr. Pasqualoni served briefly as our interim President and Chief Executive Officer and Chief Operating Officer of all our gaming operations. Prior to his appointment as Chief Operating Officer in February 2005, Mr. Pasqualoni was our Senior Vice President, Slot Operations/Marketing. Mr. Pasqualoni has been with SGC since October 2002. Previously, Mr. Pasqualoni was employed by Resorts International Hotel and Casino in Atlantic City from November 2001 to October 2002 and attained the position of Senior Vice President of Slot Operations/Promotions. From June 1999 to November 2001, Mr. Pasqualoni was a gaming industry consultant to Louisiana Downs and Resorts International Hotel and Casino. From March 1998 to June 1999, Mr. Pasqualoni was a partner at Top Gun Gaming, LLC, a slot machine development company. From 1993 to 1998, Mr. Pasqualoni was Vice President of Slot Operations and Casino Marketing at the Foxwoods Resort Casino. Additionally, he has worked in slot management positions at several casinos and hotel gaming complexes, including the Frontier Hotel in Las Vegas, Bally's Park Place Casino, Tropicana Casino, the Hilton/Trump's Castle and Trump Plaza Hotel Casino in Atlantic City and the Lucayan Beach Hotel Resort in the Bahamas.

        Joseph D'Amato has served as our Senior Vice President of Finance and Administration since July 2004 and has been with SGC since December 2002. Mr. D'Amato also serves as Senior Vice President of Finance and Administration of SNFGC, SEGC and STGC. From August 2000 to November 2002, he was Senior Vice President of Finance/ CFO of Resorts International Casino in Atlantic City. Prior to joining Resorts, he was employed for over three years by the Trump Organization, serving as the COO of Trump's riverboat operation in Gary, Indiana and then as Vice President of Finance/CFO of Trump Marina. Prior to his employment at Trump, Mr. D'Amato held various financial management positions with Bally's Casinos in Atlantic City, including Vice President of Finance and Administration, Vice President of Finance and Treasurer. Mr. D'Amato is a graduate of LaSalle University where he earned a Bachelor of Science in Accounting and a Master of Business Administration. He also earned a Master of Science in Taxation from Widener University. Mr. D'Amato is a Certified Public Accountant in New Jersey and Pennsylvania.

        Annette Smith has been our Chief Financial Officer since July 2003. Mrs. Smith was a member of the boards of directors of SGC and SNFGC from August 2002 to December 2004. In February 2003, Ms. Smith was appointed Treasurer of both corporations and served in such capacity until December 2004. Ms. Smith also serves as Chief Financial Officer of SEGC and STGC. From 1991 until joining SGC in 2003, Ms. Smith was employed by Chautauqua County, initially as its Budget Director, and subsequently as Director of Management and Budget. Ms. Smith received a Bachelor of Science degree in Business Administration and Accounting from Rochester Institute of Technology. Ms. Smith is an enrolled member of the Nation.

        Barry W. Brandon has served as our Senior Vice President and General Counsel since August 2004. Prior to accepting his current position with SGC, he was a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP where he practiced federal Indian law and policy. From April 1998 to December 2000, Mr. Brandon served first as the General Counsel and then the Chief of Staff of the National Indian Gaming Commission in Washington, D.C. From June 1997 to April 1998, he was the Deputy Director of the Secretary's Office on Indian Water Rights at the U.S. Department of the Interior. From September 1994 to June 1997, Mr. Brandon served as Senior Trial Attorney at the U.S. Department of Justice, Indian Resources Section.

        Rajat R. Shah has served as our Senior Vice President of Corporate Development and Deputy General Counsel since May 2, 2005. Prior to joining SGC, Mr. Shah was a counsel at the law firm of Akin Gump Strauss Hauer & Feld LLP where he practiced corporate and securities law, with a concentration in the areas of finance, securities, mergers and acquisitions and joint ventures. From September 1996 until July 1998, Mr. Shah worked as an associate at the law firm of Pillsbury Winthrop Shaw Pittman LLP. Mr. Shah earned his B.A. in 1993 from Gettysburg College and his J.D. in 1996 from Vanderbilt University.

        Michael F. Speller has served as our Senior Vice President of Table Games and Poker since June 2004. From September 2002 to June 2004, Mr. Speller served as our Vice President of Table Games. From 1999 to September 2002, Mr. Speller worked as an independent gaming consultant. Mr. Speller has over 30 years of gaming experience in both domestic and international gaming jurisdictions. He has worked with major casino operators including the Tropicana in Atlantic City, Coral Casino Group in London, England, Resorts International in Paradise Island, Bahamas, and Foxwoods Resort and Casino in Connecticut. He has extensive senior management experience at the chief executive officer, chief operating officer and general manager levels.

        Brian Hansberry has served as STGC's Vice President and Chief Operating Officer since December 2003. Mr. Hansberry joined us in October 2002 as a table games shift manager and subsequently as tables games manager. Mr. Hansberry has over 25 years of experience in the gaming industry. He has worked for several gaming corporations including Resorts International Casino and The Sands Casino Hotel in Atlantic City, and Players Island Casino Isle of Capri in Louisiana. Mr. Hansberry has experience in operations, marketing and administration, and has held the positions of Director of Operations and Vice President of Operations and Administration. He is a 1977 graduate of Rutgers University.

        Barry E. Snyder, Sr. has served as Chairman of the board of directors of SGC since December 2004. Mr. Snyder is currently the President of the Nation and previously served the Nation in this capacity on two occasions. Mr. Snyder is the owner of the Seneca Hawk Tobacco Shop.

        Bergal L. Mitchell, III has served as a member and Vice Chairman of the board of directors of SGC since August 2002 and December 2004, respectively. Mr. Mitchell was a member of Council from November 2000 to November 2004. Mr. Mitchell has been employed by Ross John Enterprise since 1996 where he has held various business development positions.

        Maurice A. John, Sr. has served as Treasurer of the board of directors of SGC since December 2004. Mr. John is currently the Treasurer of the Nation and previously served two terms in tribal Council. Mr. John has also served the Nation as a judge in the Nation's appellate court. Mr. John was the former President of the Coalition of Indian Controlled School Boards, a national Indian Education Organization. Mr. John has an existing tax lien imposed by the U.S. Government which is a result of his beliefs in the treaties between the United States of America and the Seneca Nation of Indians.

        Martin E. Seneca, Jr. has served as Secretary of the board of directors of SGC since December 2004. Mr. Seneca is a lawyer in private practice. He received his J.D. from Harvard Law School. He is a former White House Fellow and a former Deputy Commissioner of the Bureau of Indian Affairs.

        Norman Cochise Redeye has served as a member of the board of directors of SGC since February 2005. From 1981 through 2005 Mr. Redeye worked as a detective in the Erie County Sheriff's Office. In addition, Mr. Redeye has served as a Lay Advocate in the Seneca Nation of Indians Peacemakers' Court for the past 20 years. Since 2004, Mr. Redeye has also served as a member of the board of directors of the SEGC. Prior to joining the Erie County Sheriff's Office, Mr. Redeye served as a member of the U.S. Air Force from 1974 until 1980.

        Maribel Printup has served as a member of the board of directors of SGC since February 2005. Ms. Printup currently chairs the board of trustees of the Seneca Iroquois National Museum. Ms. Printup also served as Councilor of the Council from 1998 to 2000 and was with the Bureau of Indian Affairs for 25 years. During the last 10 years in which Ms. Printup was with the Bureau of Indian Affairs, she served as National Program Coordinator for the Johnson O'Malley Program. Ms. Printup received a Bachelors degree in business administration from St. Bonaventure University in 1971 and a Masters degree from Pennsylvania State University State College in education in 1975.

Director Compensation

        Our directors receive the following compensation: (i) the Chairman of the Board receives a $100,000 annual fee; (ii) each non-Nation employee director receives a $40,000 annual fee; and (iii) each Nation employee director receives $500 per meeting. In addition, we reimburse directors for travel and other expenses incurred in connection with their duties as directors of SGC and each director has complimentary privileges of $1,000 per month at each of our casinos. Nation executives who also serve as directors have unlimited complimentary privileges at both of our casinos. These complimentary privileges are to be used by our directors solely for business purposes. The directors are also entitled to all other non-compensatory benefits available to our employees, including, but not limited to, health, dental and disability benefits. We have no employee directors. The amended charters of SGC and its subsidiaries prohibit any of our employees from serving as one of our directors.

Executive Compensation

        The following table sets forth the compensation earned during the last three fiscal years by our Chief Executive Officer and our four most highly compensated executive officers other than the Chief Executive Officer whose total compensation exceeded $100,000 for the fiscal year ended September 30, 2005:

Summary Compensation Table

Other compensation
Annual compensation
Name and Principal Position					401(k) Plan Matching Contributions
	Year	Salary($)	Bonus($)(1)
G. Michael Brown(2) Former Chief Executive Officer	2005 2004 2003	$442,459 625,000 633,186	$	— 500,000 600,000	$977,179 4,250 —
John Pasqualoni Current Chief Executive Officer and Former Senior Vice President, Slot Operations/Marketing	2005 2004 2003	520,335 266,250 215,347		187,500 262,500 225,000	2,625 2,606 —
Joseph D'Amato Senior Vice President, Finance and Administration	2005 2004 2003	376,434 249,327 160,000		187,500 262,500 200,000	5,954 3,531 —
Michael F. Speller Senior Vice President of Table Games and Poker	2005 2004 2003	290,727 203,750 175,244		125,000 137,500 180,000	2,621 2,054 —
Barry Brandon(3) Senior Vice President and General Counsel	2005 2004 2003	376,030 54,601 —		187,500 106,250 —	4,404 — —
Annette Smith Chief Financial Officer	2005 2004 2003	250,717 203,750 50,000		125,000 137,500 100,000	2,427 1,592 —

(1)
For 2003, bonuses were earned and paid on a calendar year basis and not a fiscal year basis.

(2)
G. Michael Brown resigned as Chief Executive Officer on April 6, 2005. In connection with his resignation and pursuant to a separation agreement, Mr. Brown received a severance payment of $975,000.

(3)
Mr. Brandon commenced his employment with SGC in August 2004.

Employment Agreements

        SGC has entered into employment agreements with certain of its executive officers, the material terms of which are summarized below.

        John Pasqualoni. In connection with his election as interim President and Chief Executive Officer, Mr. Pasqualoni and SGC entered into a second amended and restated employment agreement on April 6, 2005. As of January 30, 2006, SGC and Mr. Pasqualoni entered into an amendment to Mr. Pasqualoni's second amended and restated employment agreement, such amendment to be effective as of October 1, 2005.

        Mr. Pasqualoni is entitled to an annual base salary of $390,000 for the period commencing June 1, 2004 and ended September 30, 2005, $923,750 for the fiscal year ending September 30, 2006, and $923,750 for the fiscal year ending September 30, 2007, with a salary review by the board of directors each fiscal year thereafter at which time the board of directors shall determine whether, in its sole discretion, Mr. Pasqualoni's base salary shall be increased.

        For the fiscal years ended prior to October 1, 2005, the effective date of the amendment to Mr. Pasqualoni's second amended and restated employment agreement, Mr. Pasqualoni was also eligible for an annual performance bonus. For the fiscal year ended September 30, 2005, Mr. Pasqualoni was eligible for an annual performance bonus equal to $187,500 if SGC's Consolidated EBITDA for the 2005 fiscal year was at least $140.0 million. This performance bonus was paid to Mr. Pasqualoni in November 2005.

        If Mr. Pasqualoni's employment is terminated for any reason other than for cause, his death or disability, the loss by the Nation of its ability to conduct gaming activities, or the loss by Mr. Pasqualoni of his license to work at the Nation's gaming facilities, we are obligated to: (i) pay Mr. Pasqualoni his earned, but unpaid, base salary through the termination date, and (ii) continue to pay his base salary in effect as of the date of termination for a period following his termination equal to the lesser of (A) 18 months or (B) the remainder of the period ending on the termination date. Following the termination of his employment, Mr. Pasqualoni has a duty to mitigate damages by seeking employment with duties and salary comparable to those provided by us, and if he obtains such employment, he shall reimburse us the amount of the compensation he has received from such other entity for such period, but not to exceed the amount of the compensation we have paid him for such period.

        Joseph D'Amato. Mr. D'Amato and SGC entered into an amended and restated employment agreement on July 13, 2004, pursuant to which Mr. D'Amato will serve as Senior Vice President of Finance and Administration of each of SGC, SNFGC, STGC and SEGC through September 30, 2007, unless his employment is earlier terminated pursuant to the terms of the agreement or renewed by subsequent written agreement. Mr. D'Amato is entitled to an annual base salary of $375,000 for the period commencing June 1, 2004 and ended September 30, 2005, $400,000 for the fiscal year ending September 30, 2006, and $425,000 for the fiscal year ending September 30, 2007, with a salary review by the board of directors each fiscal year thereafter at which time the board of directors shall determine whether, in its sole discretion, Mr. D'Amato's base salary shall be increased. Mr. D'Amato is also eligible for an annual performance bonus. For the fiscal year ended September 30, 2005, Mr. D'Amato was eligible for an annual performance bonus equal to $187,500 if SGC's Consolidated EBITDA for the 2005 fiscal year is at least $140.0 million. This performance bonus was paid to Mr. D'Amato in November 2005. For the fiscal year ending September 30, 2006, Mr. D'Amato will be eligible for an annual performance bonus equal to $200,000 if SGC's Consolidated EBITDA for the 2006 fiscal year is at least $145.0 million. For the fiscal year ending September 30, 2007, Mr. D'Amato will be eligible for an annual performance bonus equal to $212,500 if SGC's Consolidated EBITDA for the 2007 fiscal year is at least $147.0 million. Mr. D'Amato is eligible for a milestone bonus of (i) $50,000 if Seneca Erie Casino is opened for business to the public on or prior to September 30, 2006, and (ii) an additional $50,000 if the luxury hotel for Seneca Niagara Casino is opened for business to the public on or prior to September 30, 2006. In addition, Mr. D'Amato received a signing bonus of $75,000 in connection with entering into his employment agreement.

        If Mr. D'Amato's employment is terminated for any reason other than for cause, his death or disability, the loss by the Nation of its ability to conduct gaming activities, or the loss by Mr. D'Amato of his license to work at the Nation's gaming facilities, we are obligated to: (i) pay Mr. D'Amato his earned, but unpaid, base salary through the termination date, (ii) pay Mr. D'Amato a pro-rata performance bonus for the year of his termination, and (iii) continue to pay his base salary in effect as of the date of termination for a period following his termination equal to the lesser of (A) 18 months or (B) the remainder of the period ending on the termination date. Following the termination of his employment, Mr. D'Amato has a duty to mitigate damages by seeking employment with duties and salary comparable to those provided by us, and if he obtains such employment, he shall reimburse us the amount of the compensation he has received from such other entity for such period, but not to exceed the amount of the compensation we have paid him for such period.

        Michael F. Speller. Mr. Speller and SGC entered into an amended and restated employment agreement on July 13, 2004, pursuant to which Mr. Speller will serve as Senior Vice President of Table Games and Poker of each of SGC, SNFGC, STGC and SEGC through September 30, 2007, unless his employment is terminated earlier pursuant to the terms of the agreement or renewed by subsequent written agreement. Mr. Speller is entitled to an annual base salary of $225,000 for the period commencing June 1, 2004 and ended September 30, 2004, $290,000 for the fiscal year ended September 30, 2005, $315,000 for the fiscal year ending September 30, 2006 and $340,000 for the fiscal year ending September 30, 2007, with a salary review by the board of directors each fiscal year thereafter at which time the board of directors shall determine whether, in its sole discretion, Mr. Speller's base salary shall be increased. Mr. Speller is also eligible for an annual performance bonus. For the fiscal year ended September 30, 2005, Mr. Speller was eligible for an annual performance bonus equal to $125,000 if SGC's Consolidated EBITDA for the 2005 fiscal year is at least $140.0 million. This performance bonus was paid to Mr. Speller in November 2005. For the fiscal year ending September 30, 2006, Mr. Speller will be eligible for an annual performance bonus equal to $150,000 if SGC's Consolidated EBITDA for the 2006 fiscal year is at least $145.0 million. For the fiscal year ending September 30, 2007, Mr. Speller will be eligible for an annual performance bonus equal to $175,000 if SGC's Consolidated EBITDA for the 2007 fiscal year is at least $147.0 million. Mr. Speller is eligible for a milestone bonus of (i) $25,000 if Seneca Erie Casino is opened for business to the public on or prior to September 30, 2006, and (ii) an additional $25,000 if the luxury hotel for Seneca Niagara Casino is opened for business to the public on or prior to September 30, 2006. In addition, Mr. Speller received a signing bonus of $25,000 in connection with entering into his employment agreement.

        If Mr. Speller's employment is terminated for any reason other than for cause, his death or disability, the loss by the Nation of its ability to conduct gaming activities, or the loss by Mr. Speller of his license to work at the Nation's gaming facilities, we are obligated to: (i) pay Mr. Speller his earned, but unpaid, base salary through the termination date, (ii) pay Mr. Speller a pro-rata performance bonus for the year of his termination, and (iii) continue to pay his base salary in effect as of the date of termination for a period following his termination equal to the lesser of (A) 18 months or (B) the remainder of the period ending on the termination date. Following the termination of his employment, Mr. Speller has a duty to mitigate damages by seeking employment with duties and salary comparable to those provided by us, and if he obtains such employment, he shall reimburse us the amount of the compensation he has received from such other entity for such period, but not to exceed the amount of the compensation we have paid him for such period.

        Barry W. Brandon. Mr. Brandon and SGC entered into an employment agreement on July 13, 2004, and an amendment to such agreement effective October 1, 2005, pursuant to which Mr. Brandon will serve as Senior Vice President and General Counsel of each of SGC, SNFGC, STGC and SEGC from August 1, 2004 through September 30, 2007, unless his employment is earlier terminated pursuant to the terms of the agreement or renewed by subsequent written agreement. Mr. Brandon is entitled to an annual base salary of $375,000 for the period commencing August 1, 2004 and ended September 30, 2005, $700,000 for the fiscal year ending September 30, 2006, and $637,000 for the fiscal year ending September 30, 2007, with a salary review by the board of directors each fiscal year thereafter, at which time the board of directors shall determine whether, in its sole discretion, Mr. Brandon's base salary shall be increased. For the fiscal years ending prior to October 1, 2005, the effective date of the amendment to Mr. Brandon's employment agreement, Mr. Brandon is also eligible for an annual performance bonus. For the fiscal year ended September 30, 2005, Mr. Brandon was eligible for an annual performance bonus equal to $187,500 if SGC's Consolidated EBITDA for the 2005 fiscal year is at least $140.0 million. This performance bonus was paid to Mr. Brandon in November 2005. Mr. Brandon received a signing bonus of $75,000 in connection with entering into his employment agreement.

        If Mr. Brandon's employment is terminated for any reason other than for cause, his death or disability, the loss by the Nation of its ability to conduct gaming activities, or the loss by Mr. Brandon of his license to work at the Nation's gaming facilities, we are obligated to: (i) pay Mr. Brandon his earned, but unpaid, base salary through the termination date and (ii) continue to pay his base salary in effect as of the date of termination for a period following his termination equal to the lesser of (A) 18 months or (B) the remainder of the period ending on the termination date. Following the termination of his employment, Mr. Brandon has a duty to mitigate damages by seeking employment with duties and salary comparable to those provided by us, and if he obtains such employment, he shall reimburse us the amount of the compensation he has received from such other entity for such period, but not to exceed the amount of the compensation we have paid him for such period.

        We will also reimburse Mr. Brandon for reasonable travel expenses between his home in the Washington, D.C. metropolitan area and Niagara Falls New York. If either we or Mr. Brandon determine that it is necessary for Mr. Brandon to relocate to Niagara Falls, New York, we will reimburse Mr. Brandon for customary and reasonable relocation expenses.

        Rajat R. Shah. Mr. Shah and SGC entered into an employment agreement on April 28, 2005, pursuant to which Mr. Shah will serve as Senior Vice President of Corporate Development and Deputy General Counsel of each of SGC, SNFGC, STGC and SEGC through September 30, 2008, unless his employment is terminated earlier pursuant to the terms of the agreement or renewed by subsequent written agreement. Mr. Shah is entitled to receive an amount equal to $295,625 from the period commencing May 2, 2005 and ended September 30, 2005, an annual salary of $700,000 for the fiscal year ending September 30, 2006, an annual salary of $637,500 for the fiscal year ending September 30, 2007 and an annual salary of $725,000 for the fiscal year ending September 30, 2008, with a salary review by the board of directors each fiscal year thereafter at which time the board of directors shall determine whether, in its sole discretion, Mr. Shah's base salary will be increased.

        If Mr. Shah's employment is terminated for any reason other than for cause, his death or disability, the loss by the Nation of its ability to conduct gaming activities, or the loss by Mr. Shah of his license to work at the Nation's gaming facilities, we are obligated to: (i) pay Mr. Shah his earned, but unpaid, base salary through the termination date and (ii) continue to pay his base salary in effect as of the date of termination for a period following his termination equal to the lesser of (A) 18 months or (B) the remainder of the period ending on the termination date. Following the termination of his employment, Mr. Shah has a duty to mitigate damages by seeking employment with duties and salary comparable to those provided by us, and if he obtains such employment, he shall reimburse us the amount of the compensation he has received from such other entity for such period, but not to exceed the amount of the compensation we have paid him for such period.

        We will also reimburse Mr. Shah for customary and reasonable relocation expenses associated with his relocation to Niagara Falls, New York.

        Annette Smith. Ms. Smith and SGC entered into an amended and restated employment agreement on July 13, 2004, pursuant to which Ms. Smith will serve as Treasurer and Chief Financial Officer of each of SGC, SNFGC, STGC and SEGC through September 30, 2007, unless her employment is earlier terminated pursuant to the terms of the agreement or renewed by subsequent written agreement. Ms. Smith is entitled to an annual base salary of $225,000 for the period commencing June 1, 2004 and ended September 30, 2004, $250,000 for the fiscal year ended September 30, 2005, $275,000 for the fiscal year ending September 30, 2006, and $300,000 for the fiscal year ending September 30, 2007, with a salary review by the board of directors each fiscal year thereafter at which time the board of directors shall determine whether, in its sole discretion, Ms. Smith's base salary shall be increased. Ms. Smith is also eligible for an annual performance bonus. For the fiscal year ended September 30, 2005, Ms. Smith is eligible for an annual performance bonus equal to $125,000 if SGC's Consolidated EBITDA for the 2005 fiscal year is at least $140.0 million. This performance bonus has not yet been paid to Ms. Smith. For the fiscal year ending September 30, 2006, Ms. Smith will be eligible for an annual performance bonus equal to $150,000 if SGC's Consolidated EBITDA for the 2006 fiscal year is at least $145.0 million. For the fiscal year ending September 30, 2007, Ms. Smith will be eligible for an annual performance bonus equal to $175,000 if SGC's Consolidated EBITDA for the 2007 fiscal year is at least $147.0 million. Ms. Smith is eligible for a milestone bonus of (i) $25,000 if Seneca Erie Casino is opened for business to the public on or prior to September 30, 2006, and (ii) an additional $25,000 if the luxury hotel for Seneca Niagara Casino is opened for business to the public on or prior to September 30, 2006. In addition, Ms. Smith received a signing bonus of $25,000 in connection with entering her employment agreement.

        If Ms. Smith's employment is terminated for any reason other than for cause, her death or disability, the loss by the Nation of its ability to conduct gaming activities, or the loss by Ms. Smith of her license to work at the Nation's gaming facilities, we are obligated to: (i) pay Ms. Smith her earned, but unpaid, base salary through the termination date, (ii) pay Ms. Smith a pro-rata performance bonus for the year of her termination, and (iii) continue to pay her base salary in effect as of the date of termination for a period following her termination equal to the lesser of (A) 18 months or (B) the remainder of the period ending on the termination date. Following the termination of her employment, Ms. Smith has a duty to mitigate damages by seeking employment with duties and salary comparable to those provided by us, and if she obtains such employment, she shall reimburse us the amount of the compensation she has received from such other entity for such period, but not to exceed the amount of the compensation we have paid her for such period.

        G. Michael Brown. Mr. Brown resigned as President and Chief Executive Officer on April 6, 2005. In connection with his resignation, Mr. Brown and SGC entered into a separation agreement and consulting agreement on April 6, 2005 pursuant to which Mr. Brown received a severance payment of $975,000 on April 6, 2005. Pursuant to the agreement, Mr. Brown agreed to serve as a consultant to SGC until the earlier of (i) December 31, 2005, (ii) the opening of the luxury spa hotel at Seneca Niagara Casino, (iii) a material breach of Mr. Brown's obligations under the agreement, (iv) termination of the agreement by either party at their sole discretion, or (v) Mr. Brown's revocation of certain releases contained in the agreement. On July 5, 2005, SGC terminated Mr. Brown's consulting agreement.

Medical Reimbursement Plan

        We have in place an executive medical reimbursement plan pursuant to which members of our senior management are entitled to reimbursement for up to $100,000 in otherwise uncovered medical expenses. We pay all premiums for this plan on behalf of our senior executives. As of September 30, 2005, the annual cost was approximately $5,700 for each member of senior management covered by this plan.

SENECA GAMING CORPORATION AND THE NATION

Seneca Gaming Corporation

        SGC was established by the Nation in August 2002 for the purpose of developing, constructing, leasing, operating, managing, maintaining, promoting and financing all of the Nation's gaming facilities. SGC is a governmental instrumentality of the Nation and was established by the Nation pursuant to Nation law by a duly enacted resolution of the Council. SGC is wholly owned by the Nation for economic and governmental purposes and shares in the Nation's sovereign immunity, which can be waived if the board of directors adopts a resolution waiving immunity in a specific situation and such waiver is approved by the Nation's Council. SGC is managed by a board of directors with seven members, not less than five of whom must be enrolled members of the Nation. The Nation's Council alone has the power to appoint and remove SGC's directors.

        There are three subsidiary entities under the control, operation and management of SGC: Seneca Niagara Falls Gaming Corporation, established in August 2002 to finance, develop, and operate the Nation's gaming facility in downtown Niagara Falls, Seneca Niagara Casino; Seneca Erie Gaming Corporation, established in August 2003 to finance, develop, and operate the Nation's gaming facility in Erie County; and Seneca Territory Gaming Corporation, established in September 2003 to finance, develop, and operate the Nation's gaming facilities on Allegany or Cattaraugus Territory. The SNFGC operates the Nation's Seneca Niagara Casino located on Nation lands in downtown Niagara Falls, New York. The STGC operates the Nation's Seneca Allegany Casino, located in the City of Salamanca, New York on the Nation's Allegany Territory. The Council appoints and has the power to remove the members of the subsidiary entities' boards of directors. Each of the subsidiary corporations are required to make periodic financial reports and submit an annual report to the SGC board of directors. The SGC board of directors is required to make quarterly and annual reports to the Council regarding the financial condition of the companies, including but not limited to, significant problems and accomplishments, future plans, and such other information as the Council deems pertinent. The members of the boards of directors for SGC and its subsidiaries are the same.

Gaming Authority

        SGC's gaming operations are subject to the supervision and regulation of the Seneca Gaming Authority, or SGA, which was established by Nation ordinance and is responsible for overseeing regulation of the Nation's gaming operations. The Nation's gaming ordinance which provides regulatory authority to SGA for the Nation's Class III gaming was adopted on August 1, 2002, subsequently amended on November 16, 2002 and approved by the NIGC on November 26, 2002. The Nation amended this gaming ordinance to extend SGA's regulatory authority to include jurisdiction over Class II gaming. This amendment was approved by the NIGC. The SGA consists of five commissioners selected by the Nation and is responsible for, among other things, monitoring and regulating the standards of operation and standards of management of all authorized Class III gaming, protecting the assets and integrity of casino operations, overseeing the casino's security and surveillance, monitoring the compliance of the Nation's gaming operations with external accounting and audit control procedures, and supervising the licensure of all employees and vendors of the Nation's gaming operations. The SGA functions independently and autonomously from the Council in all matters within its purview. While the SGA is responsible for regulatory matters relating to the Nation's Class III gaming activities, SGC (or one of its subsidiary entities) is responsible for the day-to-day management and operation of the Nation's Class III gaming activities.

The Nation

        The Seneca Nation of Indians is a federally recognized, self-governing Indian nation operating under a Constitution originally adopted in 1848 and most recently amended in 1993. The Nation's current total enrollment population is approximately 7,400. The Seneca Nation is one of the Six

Nations of the Iroquois Confederacy that consists of the Seneca, Cayuga, Onondaga, Oneida, Mohawk and Tuscarora nations. The members of the Nation originally lived in the area between the Genesee River and the Seneca Lake in the Finger Lakes region of New York. Today, the Seneca Nation holds title to five distinct Territories in Western New York State, including land in Niagara Falls and Buffalo and land set aside by the 1794 Treaty of Canandaigua: the Allegany, Cattaraugus and Oil Spring Territories. These three Territories designated by the Treaty encompass parts of four counties: the Allegany, Cattaraugus, Chautauqua, and Erie counties. The Oil Springs Territory is 640 acres, or one square mile, of land located 43 miles southeast of the Cattaraugus Territory and 24 miles east of the Allegany Territory. The Allegany Territory is composed of 31,097 acres and includes the City of Salamanca which is located within its territorial boundaries. The Cattaraugus Territory is 35 miles north of Allegany and encompasses 22,012 acres of land. In addition, approximately 24 acres of land (of the approximate 50 acre parcel identified in Appendix I of the Compact) in Niagara Falls and approximately nine acres in Buffalo have been converted into restricted fee lands pursuant to the Seneca Nation Land Claims Settlement Act of 1990, or SNLCSA. By operation of federal law, these lands and other parcels that may be acquired in the future pursuant to the SNLCSA, whether in Niagara Falls or Erie County, are subject to restrictions against alienation, constitute Indian country subject to the jurisdiction of the Nation, and qualify as gaming eligible Indian lands pursuant to IGRA.

Nation Governance

        The Nation came into formal existence in 1848 when the chief system was replaced by a constitution with elected officials. The Nation's Constitution provides for three branches of government: executive, legislative and judicial. The Nation holds an election every two years for its three Executive Branch officers: the President, the Treasurer and the Clerk. These officers alternate between the two principal Territories, Cattaraugus and Allegany, every two years. The next election of the Executive Branch Officers will be held in November 2006. The Legislative Branch, or the Council, has sixteen members, of which eight members are elected from each of the two principal Territories. Each Councillor is elected to a four-year term, which is staggered. The next election of eight Council members will be in November 2006.

Nation Governmental Operations

        The Nation currently has 31 administrative departments located on both the Allegany and Cattaraugus Territories. The Nation's programs include tribal administration functions as well as a wide array of community services, including health, environmental, education, recreation and community planning. In order to provide efficient services to the communities, many departments have offices located on both Territories. The tribal administrative executive offices are housed in the two central administration buildings located on the Allegany and Cattaraugus Territories: the G.R. Plummer and the William Seneca Buildings. The other Nation organizational departments are located in buildings adjacent to the main tribal administration building or surrounding area.

Nation Businesses

        The Nation enterprises, subdivisions of the Nation's government, are responsible for the various economic development initiatives undertaken by the Nation other than SGC and its subsidiaries. The Nation enterprises are currently comprised of the following: Seneca Gaming & Entertainment, Seneca One Stop, Seneca-Iroquois National Museum, and Highbanks Campground. None of these enterprises is a part of SGC or its subsidiaries or otherwise contributes to its revenue. Individual Seneca entrepreneurs also operate their own businesses on Nation lands. The businesses include, but are not limited to, restaurants, retail shops, hotels, gas stations, and Internet-based businesses.

REGULATION OF THE NATION, SENECA GAMING CORPORATION
AND ITS SUBSIDIARIES

        The conduct of all Class II and Class III gaming activities on Nation lands is subject to regulation by the Nation through its Gaming Ordinance and in accordance with the Compact between the Nation and New York State. See "Material Agreements—Nation-State Gaming Compact." The federal government also oversees Indian gaming generally pursuant to IGRA and exercises regulatory oversight through the NIGC. The Department of Justice also possesses authority to enforce IGRA and the Gambling Devices Act, 15 U.S.C. § 1171-78, more commonly known as the Johnson Act. The following description of the regulatory environment in which gaming takes place and in which SGC and its subsidiaries operate is intended as a summary and is not a complete recitation of all relevant laws. Moreover, because the regulatory environment is dynamic and evolving, it is impossible to predict how certain provisions will ultimately be interpreted or applied or how they may affect SGC and its subsidiaries. Changes in such laws or regulations could, under certain circumstances, have a material adverse effect on the operations of SGC and its subsidiaries.

Seneca Nation Law and Legal Systems

        Applicability of State and Federal Law.    The Nation is an Indian tribal government with certain sovereign powers. The Nation's ability to enact its own laws and regulations to regulate gaming activities derives from the exercise of the Nation's inherent sovereign powers, recognized by the United States in the 1794 Treaty of Canandaigua and in subsequent federal court opinions. It is the position of the United States, and federal courts have uniformly held, that Indian nations are subject to certain federal laws and certain state laws where federal law so prescribes. It is therefore possible that a federal agency with whose regulations the Nation may not be currently complying could object to such noncompliance. If an agency sought to enforce compliance, such agency action and any resultant federal court ruling could result in the disruption of construction and related activities of SGC which events would have a material adverse effect on our operations and financial results.

        Waiver of Sovereign Immunity; Court Jurisdiction; Exhaustion of Tribal Remedies.    Indian nations enjoy sovereign immunity from unconsented suit similar to that of the states and the United States. An Indian nation and its wholly owned tribal entities, such as SGC and its subsidiaries, share in the Indian nation's sovereign immunity, but may formally waive their sovereign immunity with respect to suits against them. In the Nation Agreement and the Indenture, the Nation and SGC, respectively, granted a limited waiver of sovereign immunity and consent to suit in connection with the Nation Agreement, the notes and the Indenture, including suits against SGC to enforce its obligation to repay the notes. Courts have held waivers of sovereign immunity to be effective, if given explicitly with proper authorization.

        The remedies available against an Indian nation also depend, at least in part, upon the jurisdiction of courts and the rules of comity and doctrines requiring initial exhaustion of remedies in tribal tribunals and, as to some judicial remedies, the particular nation's consent to jurisdictional provisions contained in the disputed agreements. The U.S. Supreme Court has ruled that state courts do not have jurisdiction over actions involving Indians or Indian tribes and arising within Indian country unless Congress specifically grants jurisdiction to those courts. Congress has allowed the courts of New York State to hear certain matters involving Indians and occurring on Indian lands in New York, although each situation must be analyzed on a case-by-case basis.

        The Nation's judiciary branch is comprised of separate Peacemaker, Appellate, and Surrogate Courts. The Nation court system has its own clerks and facilities and has heard numerous civil cases.

        The U.S. Supreme Court has held that, under certain circumstances, where a tribal court exists, the remedies and jurisdictional questions in that forum must first be exhausted before the claim can properly be heard by federal courts that would otherwise have jurisdiction. In the Nation Agreement and Indenture, the Nation and SGC, respectively, consented to the jurisdiction of the federal and New York State courts in connection with any action by the trustee to enforce the Nation Agreement, the notes and Indenture and agreed to waive the requirement of exhaustion of tribal court remedies. However, it is not clear that such a waiver would be effective. Generally, where a dispute as to the existence of jurisdiction in the tribal forum exists, the tribal court must first rule as to the limits of its own jurisdiction. In the event that a waiver of tribal court jurisdiction is held to be ineffective, the Trustee and holders of the notes may be required to enforce their rights and remedies against the Nation or SGC in Nation court. In addition, unless the decisions of the Nation court violate some applicable state or federal law, there may be no effective right to appeal such decisions in state or federal court.

        The Federal Court of Appeals for the Second Circuit (which has appellate jurisdiction over federal district courts located in New York State) has ruled that if a non-member of a tribe asserts a claim against a tribe based on state or federal law, and not on tribal law, and no prior tribal court proceedings are pending, a federal court generally may adjudicate the claim without requiring the plaintiff to exhaust tribal court remedies. A similar ruling by a New York State appellate court concluded that the state trial court properly proceeded with adjudicating a dispute rather than requiring the plaintiff to exhaust tribal court remedies where the dispute was among tribal members involving issues not concerning internal tribal affairs, the state court had jurisdiction concurrent with tribal courts over the issues and no case was currently pending before the tribal court. Courts in other states and federal judicial circuits have reached different conclusions, and it cannot be certain whether a court in New York State will defer exercising jurisdiction over a case until after the appropriate tribal court has had an opportunity to adjudicate the matter, even where there is a waiver of exhaustion of tribal court remedies.

The Indian Gaming Regulatory Act of 1988

        IGRA.    All gaming activities on Indian lands are subject to IGRA. Congress enacted IGRA in order to establish a system for regulating gaming activities on Indian lands. IGRA's purpose is to provide a statutory basis for the operation of gaming by Indian tribes as a means of promoting tribal economic development, self sufficiency, and strong tribal governments. Congress simultaneously sought to shield Indian gaming from organized crime and other corrupting influences, to ensure that the Indian tribe is the primary beneficiary of the gaming operation and that gaming is conducted fairly and honestly by both the operator and players.

        Classes of Gaming.    IGRA divides gaming into three classes, each of which is regulated differently. Class I gaming encompasses social games solely for prizes of minimal value or traditional forms of Indian gaming engaged in by individuals as a part of, or in connection with, tribal ceremonies or celebrations. Such gaming is subject to the exclusive jurisdiction of the tribes and is not subject to regulation under IGRA. Class II gaming includes bingo and similar games, and is subject to tribal regulation and federal oversight by the NIGC. Class III gaming, the most heavily regulated of the three classes, encompasses all other forms of gaming, and includes slot machines, casino games, banking card games, dog racing, and lotteries. Class III gaming is lawful only if it is (1) authorized by a tribal ordinance, (2) located in a State that permits such gaming for any purpose by any person, organization, or entity, and (3) conducted in conformance with a Tribal-State compact.

        National Indian Gaming Commission.    The NIGC, an independent executive agency located in the Department of the Interior, is vested with regulatory authority over gaming activities on Indian lands pursuant to IGRA and its implementing regulations. The NIGC is charged with the administration and enforcement of IGRA. The NIGC regulates gaming by Indian tribes, in order to shield tribes from organized crime and other corrupting influences, to ensure that the Indian tribe is the primary beneficiary of the gaming operation and that gaming is conducted fairly and honestly by both the operator and players. Congress aimed to make gaming a means of promoting tribal economic development, self-sufficiency, and strong tribal governments. To carry out these goals, Congress gave the NIGC substantial power, including the authority to initiate enforcement actions, close tribal gaming operations and levy civil fines. Moreover, the NIGC has authority to issue regulations governing gaming activities of Indian lands, review and approve Class II and Class III gaming ordinances, review and approve management agreements for tribal gaming operations, conduct investigations and generally monitor Indian gaming activities. IGRA also provides for federal criminal penalties for illegal gaming on Indian land and for theft from Indian gaming facilities. The Secretary of the Interior retains certain responsibilities under IGRA, such as the approval of tribal-state compacts and approval of per capita distribution plans.

        NIGC Regulations Implement Certain Provisions of IGRA.    These regulations govern, among other things, the submission and approval of tribal gaming ordinances or resolutions, and require an Indian tribe to have the sole proprietary interest in and responsibility for the conduct of gaming activities. Pursuant to NIGC regulations, tribes are required to issue gaming licenses only under certain articulated standards, to conduct or commission financial audits of their gaming enterprises, to perform or commission background investigations of primary management officials and key employees and to maintain facilities in a manner that adequately protects the environment and the public health and safety. NIGC regulations also set forth a review procedure for tribal licensing of all gaming operation employees and require tribes to report certain specified information, including information derived from background investigations, to the NIGC. On August 24, 2005, the United States District Court For The District of Columbia in Colorado River Indian Tribes vs. National Indian Gaming Commission, ruled "that the [IGRA] does not confer upon the NIGC the authority to issue or enforce [minimum internal control standards] for Class III gaming." Accordingly, the Court declared unlawful the minimum internal control standards as applied to Class III gaming. On October 24, 2005, the NIGC filed a notice of appeal to the United States Court of Appeals for the District of Columbia. On November 18, 2005, Senate Indian Affairs Committee Chairman McCain (R-AZ) introduced S. 2078, the Indian Gaming Regulatory Act Amendments of 2005. S. 2078 makes a number of amendments to IGRA, including authorizing the NIGC to promulgate "regulations addressing minimum internal control standards for class II gaming and class III gaming activities." The import of this particular amendment is to essentially overrule the Colorado River Indian Tribes vs. National Indian Gaming Commission decision.

        Tribal-State Compacts.    Under IGRA, Class III gaming activities are lawful on Indian lands only if such activities are conducted in conformance with a Tribal-State gaming compact. A Tribal-State gaming compact is the product of negotiation by a tribe and a state which sets the terms by which the tribe may conduct Class III gaming. IGRA contemplates that states and tribes will utilize the compacting process to address public policy issues of mutual concern. IGRA provides a representative list of the types of provisions that may be included in a Tribal-State gaming compact. Among other things, Congress sought through the compact process to accommodate significant governmental interests of the states. At the same time, IGRA's compacting process affords reciprocal protection for the significant governmental interests of tribes by requiring a state to negotiate over a form of Class III gaming as long as the state permits it for any purpose by any person. The mechanism for entering into a Tribal-State gaming compact is set forth in IGRA.

        The Nation's Compact was executed on August 18, 2002, and deemed approved by the Secretary of the Interior on October 25, 2002 pursuant to IGRA. After taking effect on December 9, 2002 when notice was published in the Federal Register, the Compact authorized the Nation to own and operate three Class III gaming facilities, two then off-Territory in the City of Niagara Falls and in Erie County, and one on then existing Nation Territory.

        Tribal-state gaming compacts have been the subject of litigation in thirteen states, including New York. In 1996, the U.S. Supreme Court ruled in the case of Seminole Tribe of Florida v. Florida that the provision of IGRA that permits Indian tribes to sue in federal court to force states to negotiate tribal-

state gaming compacts in good faith is unconstitutional, as applied to an unconsenting state, by virtue of the Eleventh Amendment to the U.S. Constitution.

        In 1999, certain legislators, organizations and individuals opposed to casino gambling brought a lawsuit: (1) challenging the validity of the 1993 gaming compact between New York State and the St. Regis Mohawk Tribe under the separation of powers provisions in the New York State Constitution; and (2) seeking a declaration that the New York State Constitution's general prohibition on gambling covers Las Vegas-style gaming at casinos operated pursuant to IGRA by Indian tribes on their Territory lands in New York. The plaintiffs also requested an injunction prohibiting the New York State from expending any money in furtherance of the gaming compact.

        In October 2001, the New York Legislature passed Chapter 383 of the Laws of 2001, or Chapter 383, which allowed Governor Pataki to enter into a gaming compact with the Seneca Nation of Indians and to enter into gaming compacts with other Indian tribes for the establishment of three additional casinos in the Catskills. Chapter 383 also approved the installation of VGMs at certain racetracks.

        In January 2002, two actions were filed in the Supreme Court of the State of New York, County of Albany, challenging legislation that, among other things, authorized the Governor of New York to execute tribal-state gaming compacts, approved the use of slot machines as games of chance, approved the use of VGMs at racetracks and authorized the participation of New York State in a multi-state lottery. The actions are captioned Dalton v. Pataki, et al., and Karr v. Pataki, et al. Plaintiffs sought a judgment declaring the legislation unconstitutional and enjoining its implementation. These two cases were consolidated and we refer to both cases below as Dalton v. Pataki.

        On July 17, 2003, the New York Supreme Court dismissed the plaintiffs' complaints in Dalton v. Pataki and held that the legislation is constitutional. The plaintiffs appealed the Court's decision to the Third Department of the New York Supreme Court's Appellate Division and oral argument was held on December 16, 2003. On July 7, 2004, a five judge panel issued its Opinion and Order declaring the legislation at issue, Chapter 383 of the Laws of 2001, constitutional as challenged. Notwithstanding the constitutionality of VGMs, the court declared the licensing of VGMs to racetracks to be unconstitutional due to the impermissible revenue distribution scheme set forth therein. Lastly, the court declared the provision of Chapter 383 of the Laws of 2001 authorizing the Division of the Lottery to participate in the multi-state lottery constitutional.

        On May 3, 2005, the New York Court of Appeals held the legislation (including the licensing of VGMs to racetracks) to be constitutional. In July 2005, the New York Court of Appeals, the State's highest court, denied a motion to rehear the case. Appellants filed a writ of certiorari seeking review by the United States Supreme Court. On November 28, 2005, the United States Supreme Court denied the writ.

        If the U.S. Supreme Court were to review the case and subsequently rule that Chapter 383 violates the New York Constitution and if there were a subsequent ruling that the Compact is invalid, the Nation could not continue to operate Class III gaming at Seneca Niagara Casino, Seneca Allegany Casino or any other casino it may establish. In that event, the Nation could operate a Class II casino with various Class II electronic games that are lawful under the new regulations promulgated by the National Indian Gaming Commission, or the NIGC, in 2003.

        Although we can provide no assurance, we believe that any change in New York law will not retroactively invalidate what the State has agreed to in the Compact. If New York State were to make various forms of gaming illegal or against public policy (or the courts were to similarly rule), or otherwise to take a legal position adverse to SGC, such actions could have a material adverse effect on our ability to conduct our gaming operations as currently conducted.

        While no assurance can be given as to litigation in New York State, any invalidation of the Nation's Compact would not affect the Nation's ability to engage in Class II Gaming.

        Indian Lands.    In order for the Nation to conduct gaming pursuant to the Compact, it must do so on Indian lands within its jurisdiction. Indian lands include, but are not limited to, lands located within the boundaries of an Indian Territory. For non-Territory lands to qualify as Indian lands under IGRA, the land must be either held in trust by the United States for the benefit of any Indian tribe or individual, or held by any Indian tribe or individual subject to restriction by the United States against alienation, and the tribe must exercise governmental power over those lands.

        As it relates to lands that have been acquired in trust or restricted fee status for gaming purposes after October 17, 1988, IGRA generally prohibits gaming on such lands unless certain conditions are met. As relevant here, lands that are acquired as part of a settlement of a land claim are exempt from the prohibition against gaming on lands acquired after the enactment of IGRA.

        Pursuant to the Compact, the Nation may acquire property and establish gaming facilities in the City of Niagara Falls within the boundaries of the approximate 50 acre area of land described in Appendix I of the Compact and designated as land to be developed by the Nation in connection with its gaming facilities. The Compact also authorizes the Nation to establish a gaming facility in Erie County and one on then existing Nation Territory. Moreover, the Compact authorizes the Nation to use funds appropriated under the SNLCSA to acquire parcels of land in Niagara Falls and Erie County for gaming purposes.

        In 1990, Congress enacted the SNLCSA which provides the Nation with fair compensation for use of its land and for the impact on the Nation from prior lease arrangements in the City of Salamanca, New York. The funds appropriated under the SNLCSA are available for the Nation to acquire additional land which could be placed into restricted fee status. The SNLCSA provides that unless the Secretary of the Interior determines that lands acquired pursuant to the SNLCSA should not be subject to restrictions against alienation, such lands shall be held in restricted fee status by the Nation.

        As determined by the Secretary of the Interior in connection with the approval of the Compact, the Nation will have jurisdiction over lands placed into restricted fee status pursuant to the SNLCSA. Indeed, lands placed in restricted status pursuant to the SNLCSA are held in the same legal manner as existing Nation lands are held and thus, subject to the Nation's jurisdiction. In addition, the Secretary determined that lands placed into restricted fee status pursuant to the SNLCSA are Indian lands as defined by IGRA, and the Nation is authorized to use such land for gaming purposes pursuant to IGRA, because such lands will be acquired as part of a settlement of a land claim.

        In the future, if and when all funds appropriated under the SNLCSA have been used by the Nation, the Nation may acquire lands in fee status and then request such lands to be held in trust on its behalf through the land-into-trust process. To the extent the Nation acquires lands in trust in the future, it is noted that the land-into-trust process, as compared to the restricted fee process under the SNLCSA, will be much more cumbersome and lengthy.

        As of September 30, 2005, the Nation had acquired approximately 24 acres in Niagara Falls (of the approximate 50 acre area of land described in Appendix I of the Compact) with funds appropriated under the SNLCSA. On October 3, 2005, the Nation acquired approximately nine acres of land in Erie County with SNLCSA funds. By operation of federal law, these lands and other parcels that may be acquired in the future pursuant to the SNLCSA (in Niagara Falls or Erie County), are subject to restrictions against alienation, constitute Indian country subject to the jurisdiction of the Nation, and qualify as gaming eligible Indian lands pursuant to IGRA. The Nation's existing casino on the Niagara Falls Territory is, and the planned casino on the Buffalo Creek Territory will be, situated on these lands.

        In addition to the two then off-Territory sites in Niagara Falls and Erie County, the Compact also authorizes the Nation to establish a gaming facility on then existing Nation Territory. The lands upon which the Nation owns, operates and manages its Territory-based Seneca Allegany Casino, are located within the Nation's Allegany Territory boundaries, thus constituting Indian lands eligible for gaming pursuant to IGRA.

        Possible Changes in Federal and State Law.    Several bills have been proposed during the current and recent sessions of Congress that could affect Indian gaming. Notably, although its proposed legislation has yet to be presented to Congress, the Policies and Procedures Subproject of the Bureau of Indian Affairs has proposed sweeping changes to the federal laws concerning Indians. Certain of such bills, if enacted, could impair the ability of the Nation and SGC to expand its gaming operations and adversely impact the future growth of the Nation's revenue base. In addition, from time to time, various government officials have proposed taxing Indian casino gaming or otherwise limiting or restricting the conduct of gaming operations by Indian tribes. No assurance can be given that such legislation, if and when enacted by Congress, would not have a material adverse effect on the operations of SGC. Senator John McCain, Chairman of the Senate Indian Affairs Committee, has held a couple of hearings regarding possible amendments to the IGRA. As it relates particularly to off-reservation gaming, there have been several Congressional hearings held by both the Seneca Indian Affairs Committee and the House Resources Committee. House Resources Committee Chairman Richard Pombo has circulated a draft bill, which has not been introduced, to amend the IGRA to restrict off-reservation gaming activities by tribes. If Congress were to enact comprehensive amendments to the IGRA, such legislation could have a material adverse effect on the operations of SGC. In addition, under federal law, gaming on the Nation's lands may be dependent upon the permissibility under New York law of certain forms of gaming or similar activities. If New York State were to make various forms of gaming illegal or against public policy (or the courts were to similarly rule), or otherwise to take a legal position adverse to SGC, such actions could have a material adverse effect on our ability to conduct our gaming operations as currently conducted.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the Nation

        The Nation entered into an operating lease agreement with SNFGC on October 25, 2002 for use of the land and the building where the Seneca Niagara Casino currently operates. The Seneca Niagara Casino lease term expires in 2023. During the fiscal year ended September 30, 2005, SNFGC made lease payments to the Nation of $13.0 million. On June 16, 2005, the lease payments were increased to $1.25 million per month effective June 1, 2005. Rent is payable only to the extent that sufficient funds are available from the net proceeds derived from the operation of the Seneca Niagara Casino and other commercial activities related to the operation of that casino.

        STGC acquired and assumed long-term leases entered into by Sandra Abrams and Valent Farms, LLC with the Nation on December 29, 2003 and February 19, 2003, respectively. Seneca Allegany Casino was built on land occupied pursuant to such leases. Pursuant to the terms of the Indenture governing the notes, the monthly payments to the Nation under the leases with SNFGC and STGC are limited to $1.25 million each with annual increases up to 3.0% beginning no earlier than October 2005.

        STGC leases the land upon which the Seneca Allegany Casino operates from the Nation pursuant to a verbal agreement. STGC and the Nation are finalizing a written lease for the land. From May through September 2004, STGC paid a monthly lease payment of $750,000 to the Nation; from October 2004 through February 2005, STGC paid a monthly lease payment of $1.0 million; thereafter, payments of $1.25 million per month have been made. During the fiscal year ended September 30, 2005, STGC made lease payments to the Nation of $13.8 million.

        We reimburse the Nation for all of the regulatory costs of the SGA, the New York State Racing and Wagering Board and the New York State Police, which are incurred by the Nation. For the fiscal year ended September 30, 2005, we incurred approximately $16.1 million, for regulatory costs.

        Since September 30, 2004, one land distribution has been made to the Nation. In October 2005, SEGC distributed land with an acquisition cost of approximately $3.8 million to the Nation.

        We make distributions to the Nation pursuant to resolutions adopted by our board of directors for specific projects identified by the Nation and for general purposes. We declared a dividend of $655,000 for a proposed water and sewer project of the Nation, which was paid in November 2004. During the fiscal year ended September 30, 2005, we distributed an additional $21.1 million to the Nation. We intend to continue to make distributions to the Nation subject to the restrictions set forth in the Indenture governing the notes.

        In January 2004 and January 2005, SGC distributed approximately $39.0 million and $57.1 million, respectively, to the Nation for payment of the exclusivity fee to New York State for revenue generated through December 31, 2003 and December 31, 2004, respectively. Since January 2005 through September 30, 2005, SGC has distributed approximately $46.1 million to the Nation for the payment of the exclusivity fee to New York State for revenue generated through August 31, 2005.

        As of January 1, 2005, we transferred Seneca Allegany and all other Class II operations to the Nation. For more information on this transfer, please see the section of this prospectus titled "Business—Recent Developments Affecting Our Class II Operations."

        On July 14, 2005, STGC entered into a construction management agreement with SCMC to manage the construction of the 220-room hotel and casino at Seneca Allegany Casino. The construction agreement has been amended to provide for, among other matters, an increase in the $123.0 million guaranteed maximum amount of the cost of all contract work to be completed due to several design changes requested by STGC and the delay in the project caused by such changes, and foundation work being done in anticipation of a possible second hotel tower.

        On August 30, 2005, in connection with the termination of the design/build construction contract with Klewin relating to the Seneca Niagara Casino expansion project, the board of directors of SNFGC authorized senior management to commence discussions with SCMC to enter into a definitive agreement to complete the Seneca Niagara Casino expansion project. The board of directors also authorized SNFGC to immediately engage SCMC to manage the Seneca Niagara Casino expansion project while such definitive agreement is negotiated and finalized. This definitive agreement was signed on January 12, 2006. In connection with SCMC's management of this and other expansion projects as previously disclosed, we advanced approximately $13.7 million to SCMC for payment of amounts due to subcontractors (representing amounts not paid by Klewin to such subcontractors out of the BankNorth account). In addition, the finalized agreement with SCMC covers renovation services with respect to existing Seneca Niagara Casino facilities in connection with the opening of the luxury hotel.

Related Party Transactions

        Mr. Brown is a partner at a law firm which provided legal services to SGC. During the fiscal year ended September 30, 2004, SGC incurred legal fees of $183,000 and an additional $82,000 after September 30, 2004, primarily for regulatory and Compact matters, from that firm. Mr. Brown did not receive any remuneration from the law firm during the fiscal year ended September 30, 2004 and was not actively involved in its management. We ceased doing business with this law firm effective November 8, 2004.

        During the fiscal year ended September 30, 2005, SGC purchased an aggregate of $248,000 of tobacco products from KW Seneca Tobacco, which is owned by Kevin Seneca, a member of the Council and a previous Seneca Gaming Authority commissioner.

        During the fiscal year ended September 30, 2005, SGC purchased an aggregate of $104,000 of bottled water from Wahta Springs, which is owned by Arthur Montour, Jr., a former member of the Council. As of November 2, 2004, Mr. Montour was no longer a member of the Council.

        During the fiscal year ended September 30, 2005, STGC paid M&M Allegany Junction approximately $258,000 for leasing the building used by STGC for administrative purposes. M&M Allegany Junction is owned by Merle Watt, Sr., the brother of Maribel Printup, a member of our board of directors.

        Reference is made to the section of this prospectus titled "Management" for a discussion of certain matters relating to the compensation and employment of our officers and compensation of our directors.

MATERIAL AGREEMENTS

        The following summaries of certain material agreements to which the Nation or SGC (or its subsidiaries) is a party do not purport to be complete and are qualified in their entirety by reference to the agreements summarized herein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the agreement being summarized (unless otherwise indicated).

Nation-State Gaming Compact

        The Nation engages in Class III gaming activities in accordance with the Compact, approved on October 25, 2002. The Compact was negotiated between the Nation and New York State in accordance with the provisions of IGRA applicable to the conduct of Class III gaming operations by Indian tribes. See "Regulation of the Nation and Seneca Gaming Corporation and its Subsidiaries—The Indian Gaming Regulatory Act of 1988—Tribal-State Compacts."

        The Compact provides, among other things, that:

          (1)   The Nation may conduct the following games of chance on its lands: baccarat, bang, beat the dealer, best poker hand, blackjack, Caribbean stud poker, chuck-a-luck, craps, gaming devices, hazard, joker seven, keno, let it ride poker, minibaccarat, pai gow poker, pai gow tiles, red dog, roulette, sic bo, super pan, under and over seven, wheel games, casino war, Spanish blackjack, multiple action blackjack, and three card poker. The legality of slot machines pursuant to State law, however, is the subject of ongoing State court litigation. See "Regulation of the Nation and Seneca Gaming Corporation and its Subsidiaries—The Indian Gaming Regulatory Act of 1988—Tribal-State Compacts." The Compact sets forth specifications describing and governing the operation of each of these types of games by the Nation.

          (2)   The Compact provides for the establishment of the Seneca Gaming Authority, or SGA, which exercises jurisdiction over and responsibility for the conduct of gaming operations by the Nation. The SGA was established pursuant to the Gaming Ordinance. The New York State Racing and Wagering Board and the New York State Police, collectively, the SGO, act in a concurrent regulatory and oversight role with regard to the Nation's Class III gaming operations. The SGA is entitled to unfettered access to all areas of the Nation's gaming facilities including the surveillance room(s), copies of daily inspection reports as well as access to the business and accounting records relating to the Nation's gaming operations during the course of an investigation. Each Nation Class III gaming operation must provide reasonable office and reserved parking space adjacent to the Class III gaming facilities for the SGO. New York State is empowered to sue to enforce applicable Compact terms and to remedy violations through arbitration or in federal court.

          (3)   Law enforcement responsibilities relating to the Nation's Class III gaming operations are concurrent between the Nation Law Enforcement Agency and the New York State Police as a matter of federal law. Nothing in the Compact alters the jurisdiction of New York State, if any, over Indian land as provided by applicable law. Members of the New York State Police in the course of official duties have unfettered access to all areas of the Class III gaming and auxiliary facilities, subject only to State and federal constitutional limitations. As stated, the Nation Law Enforcement Agency may exercise concurrent authority with that of the New York State Police to maintain public order and safety, to the extent authorized by federal law.

          (4)   All gaming employees are required to apply for, and obtain, a valid gaming employee license issued by the SGA, following a fingerprint check by the New York State Division of Criminal Justice Services, a background investigation by the New York State Police, and a suitability determination by the SGO. Applicants must submit a license application to the SGA concerning personal and family history, personal and business references, criminal conviction record, business activities, financial affairs, gaming industry experience, gaming school education and general educational background. The SGA may in specified circumstances suspend, revoke or deny a renewal of any gaming license.

          (5)   Any enterprise providing gaming services, gaming supplies or gaming equipment to a Nation Class III gaming operation must hold a current valid gaming service registration issued by the SGA.

          (6)   Any enterprise that provides goods, supplies or services to a Nation Class III gaming operation (other than gaming services, gaming supplies or gaming equipment) in a total amount exceeding $75,000 in a single twelve-month period must be identified to the board by the Commission. The SGA cooperates with the SGO in any reasonable investigations deemed necessary by the SGO relating to the fitness of any such enterprise to engage in any business with a Nation Class III gaming operation. The SGO may bar such an enterprise from providing such goods, supplies or services upon a determination of a threat to the effective regulation of Class III gaming or danger of unfair or illegal practices, methods and activities in the conduct of Class III gaming.

          (7)   The Nation's Class III gaming operations must conform with a detailed set of operational and management standards relating to a variety of matters, including accounting, internal controls, operational procedures, surveillance personnel and the handling of cash and credit.

          (8)   The Nation must maintain complete and accurate records of all transactions relating to the revenues and costs of its gaming operations. The forms of such accounts must be consistent with generally accepted accounting principles. An annual audit of the financial statements of its gaming operations must be conducted by an independent certified public accountant in a manner consistent with generally accepted auditing standards.

          (9)   The Nation reimburses New York State for its costs of oversight under the Compact. Costs include staffing, fringe benefits, overhead costs and non-personal services.

          (10) The Nation prohibits the possession of firearms in its Class III gaming facilities except by persons authorized by law and does not permit persons under the age of 18 to be admitted to any Class III gaming facility or to place any wager, directly or indirectly. The SGA maintains and shares with the SGA a list of persons barred from the Class III gaming facilities because of criminal histories or associations posing a threat to gaming integrity or safety.

          (11) As required by IGRA and the Nation's Class III Gaming Ordinance, SGC has constructed, maintained, and operated its gaming facilities in a manner that adequately protects the environment and the public health and safety.

          (12) SGC (or its subsidiaries) or the Nation on its behalf maintains liability insurance to compensate injured patrons of Class III gaming facilities. The Nation has established procedures for the adjudication of compensation for tort claims by patrons of Class III gaming facilities.

          (13) Except for disputes concerning the games and activities permitted under the Compact, the Nation and New York State have established binding arbitration as a method of resolution of all other disputes concerning compliance with and interpretation of Compact provisions.

          (14) The terms and conditions of the Compact may be modified or amended by written agreement of both parties. If the State agrees to permit any other Nation or Indian tribe to conduct a Class III game or activity which has not been authorized under the Compact, the State shall notify the Nation, which may then conduct such game or activity upon adoption of the State's specifications regarding such game or activity.

          (15) The Compact is in effect until December 9, 2016, to be renewed for an additional period of seven years unless either party objects in writing, or terminated as a result of any of the following: (1) repeal of IGRA; (2) the Nation adopts a referendum revoking the Nation's authority to conduct Class III gaming; or (3) either the Nation or the State commits a Material Breach as defined by the Compact.

          (16) The Compact in no way waives the right of the Nation to request negotiations for amendment or modification to the Compact with respect to a Class III game or activity which is to be conducted on Nation lands but which is not permitted under the provisions of the Compact.

          (17) Except as specifically provided in the Compact, neither New York State nor the Nation waived its sovereign immunity by entering into the Compact.

        The President of the Nation and the Governor of New York signed the Compact on August 18, 2002, and, on October 25, 2002, by operation of law, the Compact was deemed approved in accordance with IGRA. The Compact took effect on December 9, 2002, when notice was published in the Federal Register.

Assignment and Plan of Distribution Agreement

        On May 5, 2004, SGC entered into an Assignment and Plan of Distribution Agreement, or the Assignment Agreement, with the Nation. Pursuant to this agreement, the Nation has pursuant to the charters of each of SNFGC, STGC and SEGC, adopted a plan of distribution providing that in the event of the dissolution or final liquidation of any of these entities, the net liquidation or dissolution proceeds shall be distributed to SGC. The Nation further assigned to SGC all of its right, title and interest in and to these proceeds. The Nation entered into the Assignment Agreement because even though SNFGC, STGC, and SEGC are owned by SGC, according to the charters of these subsidiaries, in the event of a liquidation or dissolution of a subsidiary, the Nation, and not SGC, would be entitled to receive the net proceeds of the liquidation or dissolution after all liabilities and obligations of the subsidiary have been paid, satisfied and discharged. Each of the Nation and SGC also waived their respective sovereign immunity from unconsented suit and consent to suit in accordance with the Assignment Agreement. Remedies against the Nation are generally limited to specific performance. However, in the event a subsidiary has distributed net liquidation or dissolution proceeds to the Nation and the Nation has not transferred those proceeds to SGC, the Nation may be required to transfer an amount equal to the liquidation proceeds to SGC, or if such remedy is not available, SGC may file a claim for money damages in an amount no greater than the amount of net liquidation or dissolution proceeds not assigned. Any such money damages for which the Nation is liable are only payable from assets held by the Nation, SGC, SNFGC, STGC, or SEGC related to the gaming business, other than real property held in trust for the Nation by the United States.

Term Loan-Nation Agreement

        In connection with the Term Loan, the Nation entered into a non-interference agreement, or the Term Loan-Nation Agreement, with Freemantle dated November 22, 2002. The Term Loan-Nation Agreement contained various covenants, including an agreement that if the Nation or any of its affiliates financed the construction, development or operation of any gaming facility in Erie County, New York or any other site other than Seneca Niagara Casino, and if Freemantle does not finance such additional gaming site, then the Nation would cause the appropriate gaming corporation that operated such additional gaming site to provide Freemantle with a guarantee of the Term Loan (or portion thereof) and/or such additional collateral for the Term Loan as was deemed reasonably acceptable by Freemantle, such that the position of Freemantle was maintained on an equivalent basis to its position existing prior to the development of such additional gaming facility. Upon the payment in full and termination of the Term Loan on May 23, 2005, the Term Loan-Nation Agreement was also terminated.

Freemantle Termination Agreement

        On May 9, 2005, SNFGC, the Nation and Freemantle entered into a Termination Agreement, which set forth the terms for termination of the Term Loan. On May 23, 2005, pursuant to the terms of the Termination Agreement, the Term Loan was paid in full and terminated. Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources" for a more detailed description of the terms of the Termination Agreement and additional discussion relating to the Term Loan.

Construction Agreements

        On October 15, 2003, SNFGC entered into a design/build construction agreement with Klewin for the construction of the 604-room luxury hotel connected to the existing Seneca Niagara Casino. Klewin subcontracted with Jeter Cook & Jepson Architects, Inc. for the overall design of the expansion project. This agreement was subsequently amended. On August 30, 2005, the board of directors of SNFGC authorized the termination of the design/build construction agreement with Klewin after receiving notice by Klewin on August 29, 2005 that, effective August 30, 2005, it was terminating the employment of all of its workforce connected with the Seneca Niagara Casino expansion project. The design/build construction agreement provided that the cost of all of the contract work to be completed under the agreement would not exceed a guaranteed maximum amount of $153.0 million. Prior to the termination of the construction agreement with Klewin, Klewin orally advised us that construction costs could exceed the guaranteed maximum contract sum of $153.0 million. We currently expect that the total cost of constructing and equipping the luxury hotel will be from $235.0 million to $240.0 million, including construction costs of from $177.0 million to $180.0 million.

        In connection with the termination of the construction agreement with Klewin relating to the Seneca Niagara Casino expansion project, the board of directors of SNFGC authorized senior management to commence discussions with SCMC to enter into a definitive agreement to complete the Seneca Niagara Casino expansion project. The board of directors also authorized SNFGC to immediately engage SCMC to manage the Seneca Niagara Casino expansion project while such definitive agreement is negotiated and finalized. The definitive agreement was entered into on January 12, 2006, to be effective as of September 1, 2005. Pursuant to this agreement SCMC will manage the completion of the construction of the Seneca Niagara Casino expansion project, continuing to be responsible for the procurement and daily oversight of the construction of this expansion project. The agreement provides that SNFGC will pay SCMC an amount equal to the direct out-of-pocket costs incurred by SCMC in performing the work undertaken in connection with the expansion project plus 4% of such costs. Pending finalization of an exhibit to the agreement pertaining to "scope of work", the agreement will also provide that the cost of all work to be completed under the agreement will not exceed a guaranteed maximum aggregate amount of from $177.0 million to $180.0 million (the exact amount to be within this range and set forth in the finalized exhibit to the agreement), which amount may be increased if additional projects are added, or other changes are made, to the scope of work.

        On September 1, 2004, STGC entered into two separate design/construction agreements with Klewin for both the construction of Seneca Allegany Casino's 220-room hotel and casino and the Seneca Allegany Casino parking garage. The design/build construction agreements provided that the cost of all of the contract work to be completed under the agreements would not exceed a guaranteed maximum aggregate amount of $185.0 million, including approximately $15.0 million for furniture, fixtures and equipment. In June 2005, STGC and Klewin entered into a mutual letter of agreement (although Klewin is now alleging that they entered into the agreement under duress), effective as of July 13, 2005, terminating the design/construction agreement entered into by the parties on September 1, 2004 for the construction of Seneca Allegany Casino's 220-room hotel and casino. Pursuant to the terms of the agreement, STGC paid all amounts payable to Klewin through May 31,

2005 and hired certain employees already hired by Klewin in connection with the Seneca Allegany Casino hotel project. Due to the current dispute with Klewin, the purchase by STGC of certain equipment and materials from Klewin, as contemplated by the agreement and attempted by STGC, has not been completed. Construction on the parking garage was substantially completed and the parking garage was opened on July 1, 2005. Construction of all public areas and the first few floors of the 220-room hotel and casino is expected to be completed in October 2006 with the entire project expected to be completed by the end of December 2006. As previously disclosed, the current expected total cost to complete this expansion project is from $187.0 million to $198.0 million with the increase principally due to several design changes requested by STGC, the delay in the project caused by such changes, and foundation work being done in anticipation of a possible second hotel tower.

        On July 14, 2005, STGC entered into a construction management agreement with SCMC to manage the construction of the 220-room hotel and casino at Seneca Allegany Casino. SCMC replaced Klewin as the prior construction manager for the Seneca Allegany Casino hotel and casino project. SCMC is responsible for contract procurement and daily oversight of the construction project. The construction agreement has been amended to provide for, among other matters, the payment to SCMC for work performed by SCMC of costs plus 4% (or the "contract price"); a bonus payable to SCMC if the contract price is less than the "bonus target" (meaning the guaranteed maximum amount of $132.5 million minus $4.9 million) of 50% of the difference between the bonus target and the sum of (a) all payments made to SCMC under the agreement, (b) certain buy-down amounts paid by SCMC to STGC, and (c) any payments to third parties directly resulting from a SCMC event of default; and an increase of from $123.0 million to $132.5 million in the guaranteed maximum amount of the cost of all contract work to be completed. The increase in the guaranteed maximum amount under the contract is due to the design changes and the related delay in this project and foundation work referenced above. If STGC further changes the scope of the project or finishing materials, the guaranteed maximum amount under the contract may be further increased.

Real Estate Acquisitions

        Niagara Falls, New York.    As of December 28, 2005, SNFGC has acquired, at a cost of $7.9 million, approximately two acres of the remaining approximate 26 acres of the approximate 50 acres in the City of Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation, thus reducing the remaining acreage from 26 to 24 acres. These properties have not yet been distributed to the Nation.

        Buffalo, New York.    On October 3, 2005, the Nation acquired, at an approximate cost of $3.8 million, approximately nine acres of land located within two city blocks in the historic waterfront district of downtown Buffalo. These nine acres have been designated as the Erie County gaming site for purposes of the Compact. We commenced construction of our Erie County gaming facility on those nine acres, constituting the Nation's Buffalo Creek Territory, on December 8, 2005.

DESCRIPTION OF THE 2004 NOTES

        On May 5, 2004, SGC issued $300.0 million 7 1/4% Senior Notes due 2012 under the Indenture, or the 2004 notes. The 2004 notes are treated as a single class with, and are identical to, the 2005 notes except for certain tax attributes and, prior to November 1, 2005, the amount of interest accrued thereon.

        The 2004 notes bear interest at an annual rate of 7 1/4%. Interest on the 2004 notes is payable semi-annually on November 1 and May 1. The 2004 notes mature on May 1, 2012. We may redeem the 2004 notes on the same terms as we may redeem the 2005 notes and we may be required to repurchase the 2004 notes under the same circumstances and terms as we may be required to repurchase the 2005 notes. The 2004 notes rank equally with the 2005 notes. The 2004 notes and the 2005 notes are guaranteed by STGC, SEGC and SNFGC. SNFGC became a Guarantor upon payment in full of the Term Loan on May 23, 2005. Each guarantee of the 2004 notes ranks equally with the Guarantor's guarantee of the 2005 notes. The 2004 notes and the 2005 notes are unsecured.

        The Indenture contains certain covenants, including limitations on restricted payments and the incurrence of indebtedness and reporting obligations. As of the date of this prospectus, SGC has been in compliance with all of its covenant requirements, other than its financial reporting requirement, which it satisfied upon the filing of its Annual Report on Form 10-K for the fiscal year ended September 30, 2004 with the SEC on May 9, 2005 and the filing of its Quarterly Report on Form 10-Q for the period ended December 31, 2004 with the SEC on May 9, 2005. The reports were delayed due to the independent investigation called for by the Council, which we disclosed in Current Reports on Form 8-K filed with the SEC on December 3, 2004 and January 13, 2005. On April 5, 2005, the Nation's newly elected government concluded that based on the reports presented by independent and special counsel to date that they were satisfied and had no further concerns regarding the operation and management of the Nation's gaming facilities, including the management and operations of the Nation's Class III gaming facilities by us. The newly elected government was also satisfied that the financial transactions conducted by us in connection with our Class III gaming operations were conducted at arm's length, in the best interest of the Nation, free of conflicts of interest, and in conformity with applicable laws. The newly elected government, however, having been satisfied with our management and operation of their Class III gaming operations had continuing concerns regarding unresolved issues raised by independent counsel pertaining to the construction of our gaming facilities. Having been satisfied with our management and financing of the Nation's Class III gaming facilities, the newly elected government directed that independent and special counsel brief our board of directors of their findings to date.

        On April 7, 2005, the independent and special counsel reported their findings to date to the audit committee of the SGC board of directors. The independent counsel report included, but was not limited to, a supposed lack of documentation for approximately $6.6 million of change orders in connection with the renovation of the Niagara Falls Convention Center in 100 days to open the Seneca Niagara Casino on December 31, 2002 and a potential interest free loan to our construction managers for the Seneca Niagara Casino and Seneca Allegany Casino. The supposed lack of supporting documentation for the change orders also led to a concern by the independent counsel that this issue could be a concern with our other construction projects as well. After the report, the audit committee directed senior management to further investigate the construction related issues raised by independent counsel. We subsequently discovered that the schedule presented and prepared by independent counsel and their forensic accountants contained a clerical error and that the finding regarding an interest free loan to our construction managers was incorrect. The independent counsel and their forensic accountants concurred with us on this and confirmed this in writing to the audit committee. We also extensively reviewed the files of our construction managers and the architects and were able to present and report to the audit committee sufficient supporting documentation for all of the $6.6 million of change orders cited by the independent counsel. The audit committee after being presented with our internal findings instructed that an external forensic accountant be engaged to confirm our findings, which they have done.

        After hearing the report of the external forensic accountant, on May 5, 2005, the audit committee concluded that there were no findings that were materially adverse to our financial statements and that their internal review has been completed.

DESCRIPTION OF THE EXCHANGE NOTES

        The old notes were, and the exchange notes will be, issued under an Indenture, as supplemented, (the "Indenture") among the Company, the Guarantors, SNFGC (now also a Guarantor) and Wells Fargo Bank, National Association, as trustee (the "Trustee"). The terms of the notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939. For definitions of capitalized terms used in the following summary that are not otherwise defined in this summary, please refer to "—Certain Definitions." For purposes of this section, the term "Company" means Seneca Gaming Corporation only, and does not include any of its subsidiaries.

        On May 23, 2005, we issued $200.0 million aggregate principal amount of old notes under the Indenture. The terms of the exchange notes will be identical in all material respects to the old notes, except that the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights or be entitled to any additional interest under the terms of the Registration Rights Agreement. The Trustee will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of the exchange offer, together with the exchange notes, will be treated as a single class of securities under the Indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the old notes will be deemed, at any time after the exchange offer is consummated, to be the same percentage in aggregate principal amount of the old notes and exchange notes then outstanding.

        The exchange notes, like the old notes and the 2004 notes, will be unsecured and rank equally with the old notes and 2004 notes and any other senior unsecured indebtedness and senior to any subordinated indebtedness. Each Guarantee will be unsecured and rank equally with each Guarantor's Guarantee of the old notes and 2004 notes, and senior unsecured indebtedness of the Guarantor and senior to any subordinated indebtedness of the Guarantor. The exchange notes, like the old notes and the 2004 notes, will effectively rank junior to the liabilities of any of our subsidiaries that are not Guarantors. The exchange notes, like the old notes and the 2004 notes, also effectively rank junior to our and each Guarantor's secured indebtedness to the extent of the assets securing such indebtedness.

        The exchange notes offered hereby, the old notes and the 2004 notes are treated as a single class under the Indenture, including for purposes of determining whether the required percentage of Holders has given approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all Holders. Because, however, the exchange notes, like the old notes, have original issue discount, they will not be fungible with the 2004 notes for federal income tax purposes, and therefore have a different CUSIP number or numbers and are represented by a different global note or notes. In addition, interest on the exchange notes will accrue from May 23, 2005, or from the most recent interest payment date to which interest has been paid. The exchange notes and the old notes will represent approximately 40.0% of all the notes issued under the Indenture as of the date of closing of this exchange offer.

        The following is a summary of the material provisions of the Indenture and certain material provisions of the Nation Agreement and does not purport to be complete. This summary is qualified in its entirety by reference to the Indenture and the Nation Agreement. References to "notes" refer collectively to the 2004 notes and the 2005 notes and references to "Notes" refer collectively to the 2004 notes, the 2005 notes and any additional notes issued under the Indenture.

Brief Description of the Exchange Notes

The Exchange Notes

        The exchange notes, like the old notes, will be:

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  general unsecured obligations of the Company;

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  guaranteed by the Guarantors;

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  equal in right of payment to the 2004 notes and all other existing and future unsubordinated Indebtedness of the Company;

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  effectively junior to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness; and

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  senior in right of payment to any future Indebtedness of the Company that is expressly subordinated to the notes.

The Guarantees

        The exchange notes, like the old notes, will be unconditionally guaranteed by each of the Company's Restricted Subsidiaries. Upon the payment in full and termination of the Term Loan on May 23, 2005, Seneca Niagara Falls Gaming Corporation ("SNFGC") became a Guarantor of the notes. The Nation is not and will not be a Guarantor. In addition, the Nation operates other businesses that will not be Guarantors.

        The Guarantee by each Guarantor will be:

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  a general unsecured obligation of such Guarantor;

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  equal in right of payment to all existing and future unsubordinated Indebtedness of such Guarantor;

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  effectively junior to all secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Indebtedness; and

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  senior in right of payment to any future Indebtedness of such Guarantor that is expressly subordinated to the Guarantee of such Guarantor.

        The exchange notes, like the old notes, will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Company will appoint the Trustee to serve as registrar and paying agent under the Indenture at its offices at Wells Fargo Bank, National Association, Minneapolis, Minnesota 55479. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

Maturity, Interest and Principal of the Exchange Notes

        The exchange notes, like the old notes, will mature on May 1, 2012. Additional Notes may be issued in one or more series from time to time (the "Additional Notes"), subject to compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock." Any Additional Notes subsequently issued under the Indenture will be treated as a single class with the notes for all purposes under the Indenture, including, without limitation, for purposes of waivers, amendments, redemptions, Change of Control Offers and Net Proceeds Offers.

        Cash interest on the exchange notes, like the old notes, will accrue at a rate of 7 1/4% per annum and will be payable semi-annually in arrears on each May 1 and November 1, commencing November 1, 2005, to the Holders of record of Notes at the close of business on April 15 and October 15, respectively, immediately preceding such interest payment date. Cash interest on the Notes will accrue from the date of original issuance or if interest has already been paid, from the most recent interest payment date to which interest has been paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Guarantees

        The Guarantors will, jointly and severally, fully and unconditionally guarantee the Company's obligations under the Notes. The obligations of each Guarantor under its Guarantee will be limited as necessary, after giving effect to all other liabilities of such Guarantors and after giving effect to the amount of any contribution received from any other Guarantor pursuant to the contribution obligations in the Indenture, to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—If the guarantees of the Notes are deemed fraudulent conveyances or preferential transfers, a court may subordinate or void them."

        The Guarantee of a Guarantor will be released under the circumstances described under "—Certain Covenants—Subsidiary Guarantees."

Optional Redemption

        The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2008, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Redemption Price
2008	103.625%
2009	101.813%
2010 and thereafter	100.000%

Gaming Redemption

        Each Holder, by accepting a Note, will be deemed to have agreed that if both the New York Gaming Authority and the Seneca Gaming Authority determine, or if the New York Gaming Authority acting alone determines, and a Holder or beneficial owner of the Notes is notified, that:

          (1)   the Holder or beneficial owner must obtain a license, qualification or finding of suitability under any applicable gaming law and the Holder or beneficial owner does not apply at its own cost or expense for that license, qualification or finding of suitability within 30 days, or any shorter period as may be required by such Gaming Authority; or

          (2)   the Holder or beneficial owner will not be licensed, qualified or found suitable under an applicable gaming law, or any license, qualification or finding of suitability is not renewed upon its expiration or is revoked; or

          (3)   the Holder or beneficial owner has been found to be unsuitable for licensing;

then the Company, at its option, may:

          (1)   require that the Holder or beneficial owner dispose of the Holder's or beneficial owner's Notes within 30 days, or any earlier date as may be required by the Gaming Authority, after (A) the termination of the 30-day period described above for the Holder or beneficial owner to apply for a license, qualification or finding of suitability, or (B) the receipt of the notice from the Gaming Authority that the Holder or beneficial owner will not be licensed, qualified or found suitable; or

          (2)   redeem the Holder's or beneficial owner's Notes at a price equal to the least of (A) 100% of the principal amount thereof, (B) the price at which the Holder or beneficial owner acquired the Notes (minus the amount of accrued and unpaid interest and Additional Interest, if any, at the time such Holder or beneficial owner acquired the Notes) and (C) the fair market value of the Notes, together with, in each case (other than clause (C)), accrued and unpaid interest, if any, thereon to the earlier of the date of redemption or such earlier date as may be required by the Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by the Gaming Authority.

        The Company will comply with the redemption procedures for the Notes as described in the Indenture unless otherwise required by a Gaming Authority.

        Immediately upon a determination that a Holder or beneficial owner will not be licensed, qualified or found suitable, or that such license, qualification or finding of suitability has been revoked or will not be renewed, (A) the Holder or beneficial owner will have no further rights (1) to exercise any right conferred by the Notes, directly or indirectly, through any trustee, nominee or any other Person or entity, or (2) to receive any interest or other distribution or payment with respect to the Notes or any remuneration in any form from the Company or any of the Guarantors for services rendered or otherwise, except the redemption price of the Notes and (B) until such Holder or beneficial owner has disposed of all of its Notes, such Notes shall be deemed not to be outstanding for purposes of approving amendments, supplements, waivers and similar matters under the Indenture.

        The Holder or beneficial owner of Notes applying for a license, qualification or a finding of suitability may be required to pay all costs of the licenses or investigation for this qualification or finding of suitability. The Company is not required to pay or reimburse any Holder or beneficial owner of Notes who is required to apply for any license, qualification or finding of suitability.

Selection and Notice of Redemption

        In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest (including Additional Interest) will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Repurchase at the Option of the Holders

        Change of Control.    If a Change of Control occurs (the date of such occurrence being the "Change of Control Date"), the Company will, within 30 days after the occurrence of such Change of Control, make an offer (the "Change of Control Offer") to all Holders to purchase all outstanding Notes properly tendered pursuant to such offer, and within 60 days after the occurrence of the Change of Control, all Notes properly tendered pursuant to such offer will be accepted for purchase (the date of such purchase, the "Change of Control Purchase Date") for a cash price equal to 101% of the principal amount thereof as of the Change of Control Purchase Date, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase.

        In order to effect the Change of Control Offer, the Company will mail a notice to each Holder with a copy to the Trustee stating:

          (1)   that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price (the "Change of Control Purchase Price") in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase;

          (2)   the purchase date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

          (3)   that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest (including Additional Interest) after the Change of Control Purchase Date; and

          (4)   the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes purchased.

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will apply regardless of whether any other provisions of the Indenture are applicable.

        Future Credit Facilities and other Indebtedness of the Company and its Subsidiaries may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repaid or repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, including a default due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the Holders of the Notes the rights described under "—Events of Default."

        The definition of "Change of Control" includes, among other transactions, a disposition of all or substantially all of the assets of the Company. With respect to the disposition of assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established quantitative meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to purchase the Notes as described above.

        The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in a manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        If the Company makes a Change of Control Offer, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, any other applicable federal or state securities laws and regulations, any applicable requirements of any securities exchange on which the Notes are listed, IGRA, and the rules and regulations of all applicable Gaming Authorities and any violation of the provisions of the

Indenture relating to such Change of Control Offer occurring as a result of such compliance will not be deemed a Default or an Event of Default.

        The existence of a Holder's right to require the Company to purchase such Holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

        The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford Holders the right to require the Company to purchase such Holder's Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its Affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) that may adversely affect Holders, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company's management or its Affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control if it is the type of transaction specified by such definition.

        Asset Sales.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Asset Sale, unless:

          (1)   the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and

          (2)   at least 75% of such consideration received by the Company or such Restricted Subsidiary consists of (A) cash or Cash Equivalents, (B) assets (other than securities) to be used in a Related Business, (C) the Capital Stock of any Person engaged in a Related Business that is, or as a result of or in connection with the acquisition of such Capital Stock by the Company or such Restricted Subsidiary becomes, a Restricted Subsidiary of the Company or (D) a combination of cash, Cash Equivalents, such assets and such Capital Stock.

Notwithstanding the foregoing, the Company will not be permitted to make any sale or other disposition of Key Project Assets or material Gaming Licenses.

        The amount of any (A) Indebtedness (other than any Subordinated Indebtedness) of the Company or any of its Restricted Subsidiaries that is actually assumed by any Person other than the Company or any Restricted Subsidiary of the Company in connection with such Asset Sale and from which the Company and its Restricted Subsidiaries are fully and unconditionally released will be deemed to be cash for purposes of determining the percentage of the consideration received by the Company or its Restricted Subsidiaries in cash or Cash Equivalents and (B) notes or other obligations received by the Company or its Restricted Subsidiaries in connection with such Asset Sale that are converted, sold or exchanged within 30 days of the related Asset Sale by the Company or its Restricted Subsidiaries into cash or Cash Equivalents will be deemed to be cash, in an amount equal to the net cash proceeds or the Fair Market Value of the Cash Equivalents realized upon such conversion, sale or exchange for purposes of determining the percentage of the consideration received by the Company or its Restricted Subsidiaries in cash or Cash Equivalents.

        If at any time any non-cash consideration received by the Company or any of its Restricted Subsidiaries, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with the provisions of this covenant.

        The Company or such Restricted Subsidiary, as the case may be, may apply an amount equal to the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to:

          (1)   repay Indebtedness outstanding under any Credit Facility, the Existing Facility or any other Secured Indebtedness of the Company or any Guarantor, or any Indebtedness of any Restricted Subsidiary that is not a Guarantor (and to cause a corresponding permanent reduction in commitments if such repaid Indebtedness was outstanding under the revolving portion of a Credit Facility); or

          (2)   make an investment in or expenditures for assets (other than securities) to be used in a Related Business or acquire the Capital Stock of any Person engaged in a Related Business that is, or as a result of or in connection with such Investment becomes, a Restricted Subsidiary of the Company.

        The requirement of clause (2) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the expenditures or acquisitions referred to therein is entered into by the Company or such Restricted Subsidiary within such 365-day period and such Net Cash Proceeds are subsequently applied in accordance with such agreement within 12 months following the date of such agreement.

        Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce revolving credit borrowings to the extent not prohibited by the Indenture.

        To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied or committed within 365 days of such Asset Sale as described in the preceding three paragraphs (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company will, within 20 days after such 365th day, make an offer to purchase (a "Net Proceeds Offer") all outstanding Notes and other Indebtedness that is not, by its terms, expressly subordinated in right of payment to the Notes and the terms of which require an offer to purchase such other Indebtedness to be made with the proceeds from the sale of assets ("Pari Passu Debt") on a pro rata basis up to an aggregate maximum principal amount of Notes and such Pari Passu Debt equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal, in the case of the Notes, to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date thereof and, in the case of such other Indebtedness, the purchase price specified by the terms thereof; provided, however, that the Net Proceeds Offer may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $10.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $10.0 million, will be applied as required pursuant to this paragraph.

        With respect to any Net Proceeds Offer effected pursuant to this covenant, among the Notes and the Pari Passu Debt that is subject to provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem such Pari Passu Debt with the proceeds from the sale of assets, to the extent the aggregate principal amount of Notes and such Pari Passu Debt tendered pursuant to such Net Proceeds Offer exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such Notes and such Pari Passu Debt will be purchased pro rata based on the aggregate principal amount of such Notes and such Pari Passu Debt tendered by each holder thereof. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Notes and Pari Passu Debt tendered by the holders thereof pursuant to such Net Proceeds Offer (such excess constituting an "Excess"), the Company may retain and utilize such Excess for any general corporate purposes. Upon the completion of a Net Proceeds Offer, the amount of Unutilized Net Cash Proceeds will be reset to zero.

        If the Company makes a Net Proceeds Offer, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, any other applicable federal or state securities laws and regulations, any applicable requirements of any securities exchange on which the Notes are listed, IGRA, and the rules and regulations of all applicable Gaming Authorities, and any violation of the provisions of the Indenture relating to such Net Proceeds Offer occurring as a result of such compliance will not be deemed a Default or an Event of Default.

Certain Covenants

        The Indenture contains, among other things, the following covenants:

        Limitation on Restricted Payments.    (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or any other distribution on any Capital Stock of the Company or any of its Restricted Subsidiaries or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any of its Restricted Subsidiaries (other than any dividends, distributions and payments made to the Company or any Restricted Subsidiary of the Company and dividends, distributions and payments payable to any Person solely in the form of Qualified Capital Stock of the Company);

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary of the Company (other than any such Capital Stock owned by the Company or any Restricted Subsidiary of the Company);

          (3)   purchase, redeem, defease or retire for value, or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than any Subordinated Indebtedness held by the Company or any Restricted Subsidiary of the Company), except payments, purchases, redemptions, defeasances, acquisitions or retirements not more than one year before the Stated Maturity thereof; or

          (4)   make any Investment in any Person (other than Permitted Investments);

(any such payment or other action (other than any exception thereto) described in clause (1), (2), (3) or (4) above, a "Restricted Payment"), unless at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (A)  no Default or Event of Default will have occurred and be continuing at the time or immediately after giving effect to such Restricted Payment;

          (B)  immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" below; and

          (C)  immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of:

              (i)  50% of cumulative Consolidated Net Income of the Company determined for the period (taken as one period) from the beginning of the fiscal quarter during which the Issue Date occurs and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is available (or if such cumulative Consolidated Net Income will be a loss, minus 100% of such loss), plus

             (ii)  the aggregate net cash proceeds received after the Issue Date by the Company either (x) as a capital contribution or (y) from the issue and sale (other than to a Subsidiary) of its Qualified Capital Stock (except, in each case, to the extent such proceeds are used to purchase, redeem, retire, defease or otherwise acquire Capital Stock or Subordinated

    Indebtedness as set forth in clause (2) or (3) of paragraph (b) below and excluding the net proceeds from any issuance and sale of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid), plus

            (iii)  100% of the aggregate net cash proceeds (not to exceed $25.0 million in the aggregate) received by the Company or any Guarantor as a result of the Incurrence by the Company or such Guarantor of Qualifying Subordinated Indebtedness, plus

            (iv)  the principal amount (or accreted amount, determined in accordance with GAAP, if less) of any Indebtedness of the Company or any Restricted Subsidiary of the Company Incurred after the Issue Date which has been converted into or exchanged for Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem, retire, defease or otherwise acquire Subordinated Indebtedness as set forth in clause (3) of paragraph (b) below), plus

             (v)  in the case of the disposition or repayment of any Investment or the release of a guarantee constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (x) the return of capital with respect to such Investment and (y) the amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, and, in the case of guarantees, less any amounts paid under such guarantee, plus

            (vi)  so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with the covenant described under "—Designation of Unrestricted Subsidiaries" below, the Company's proportionate interest in an amount equal to the excess of (x) the Total Assets of such Subsidiary, valued on an aggregate basis at Fair Market Value, over (y) the total liabilities of such Subsidiary, determined in accordance with GAAP (and provided that such amount will not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation).

        (b)   The foregoing provisions will not prevent:

          (1)   the payment of any dividend or distribution on, or redemption of, Capital Stock within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Indenture;

          (2)   the purchase, redemption, retirement or other acquisition of any Capital Stock of the Company or a Restricted Subsidiary with the net cash proceeds of a substantially concurrent capital contribution to the Company or issue and sale (other than to a Subsidiary) of, or in exchange for, other Capital Stock of the Company (other than Disqualified Capital Stock in the case of any such purchase, redemption, retirement or other acquisition of Qualified Capital Stock); provided, however, that any such net cash proceeds and the value of any Qualified Capital Stock issued in exchange for such retired Capital Stock are excluded from clause (C)(ii) of paragraph (a) above (and were not included therein at any time);

          (3)   the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness, or any other payment thereon, with the net cash proceeds of a substantially concurrent capital contribution to the Company or issue and sale (other than to a Subsidiary) of, or in exchange for:

            (A)  Qualified Capital Stock of the Company; provided, however, that any such net cash proceeds and the value of any Qualified Capital Stock issued in exchange for Subordinated Indebtedness are excluded from clauses (C)(ii) and (C)(iv) of paragraph (a) above (and were not included therein at any time) or

            (B)  Disqualified Capital Stock of the Company or other Subordinated Indebtedness having no stated maturity for the payment of any portion of principal thereof prior to the final stated maturity of the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired and having a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired;

          (4)   Restricted Payments made after the Issue Date not to exceed $25.0 million in the aggregate at any one time outstanding;

          (5)   the redemption or repurchase of any debt or equity securities of the Company or any Restricted Subsidiary of the Company required by, and in accordance with, any order of, any Gaming Authority; provided, however, that the Company has used its commercially reasonable efforts to effect a disposition of such securities to a third party and has been unable to do so;

          (6)   any payment, purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness of the Company or any Guarantor if (A) such payment or other action is required by the Indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued as a result of a change of control, and (B) the Company has purchased all Notes, if any, properly tendered pursuant to any Change of Control Offer that resulted from such event;

          (7)   the payment of any dividend by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis;

          (8)   the payment of a Restricted Payment to the Nation pursuant to the application of the proceeds from the issuance of Notes on the Issue Date; and

          (9)   the payment of Restricted Payments to the Nation in the form of transfers of interests in real property if in each such case the Nation promptly thereafter requests that such real property interests be designated as federal trust lands for the benefit of the Nation and agrees that such property may be used by the Company and its Subsidiaries in connection with a Related Business.

provided, however, that in the case of clause (4), no Default or Event of Default will have occurred and be continuing or would arise therefrom.

        In determining the amount of Restricted Payments permissible under clause (C) of paragraph (a) of this covenant, amounts expended pursuant to clause (1) of the immediately preceding paragraph will be included as Restricted Payments and amounts expended pursuant to clauses (2)-(9) will be excluded. The amount of any non-cash Restricted Payment will be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

        Notwithstanding any of the foregoing, at any time after the Expansion Project is open and fully operational for 180 consecutive days, if:

          (1)   no Default or Event of Default has occurred and is continuing,

          (2)   the ratio of total Indebtedness of the Company and its Restricted Subsidiaries outstanding to Consolidated EBITDA of the Company for the latest four-quarter period for which financial statements are available is less than 1.5 to 1, and

          (3)   the ratings of the Notes (and the Exchange Notes) by each of Moody's and S&P are equal to or higher than the respective ratings of the Notes by each of such rating agencies on the Issue Date, then the provisions preceding this sentence in this covenant (the "Suspended Covenant") will no longer be applicable to the Notes from and after such time; provided, however, that if at any time thereafter any of the criteria set forth in clauses (1) through (3) above in this sentence ceases to be satisfied, the Suspended Covenant shall be automatically reinstated (the "Reinstated Covenant") and all transactions by the Company and its Restricted Subsidiaries that occurred during the time that such covenant was suspended and that would have violated such covenant had such covenant been in effect at the time shall be deemed not to constitute a Default or an Event of Default, as the case may be, and shall be deemed to have been in compliance with such covenant for all purposes; provided, further, that thereafter all transactions by the Company and its Restricted Subsidiaries occurring on or after the date on which the Suspended Covenant has been reinstated shall be required to be in compliance with the Reinstated Covenant and the amount available for Restricted Payments pursuant to paragraph (a)(C) of the Reinstated Covenant as of the date on which the Suspended Covenant is reinstated shall be equal to the greater of (x) the amount that would have been available for Restricted Payments pursuant to such paragraph (a)(C) on such date had the Suspended Covenant never been suspended and after giving effect to all Restricted Payments made through such date and (y) zero. Any reinstatement of the Suspended Covenant as described in the foregoing sentence shall not preclude the subsequent suspension of the Reinstated Covenant and reinstatement of the Suspended Covenant in accordance with the terms of this paragraph.

        Limitation on Indebtedness and Issuance of Disqualified Capital Stock.    The Company will not, directly or indirectly, Incur any Indebtedness (including any Acquired Indebtedness) or issue any Disqualified Capital Stock, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including any Acquired Indebtedness) or issue any Preferred Capital Stock, except in each case for Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of this Indebtedness, the Company and any Guarantor may Incur Indebtedness, and the Company or any Guarantor may issue Disqualified Capital Stock, if, in any such case, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Capital Stock and the application of the proceeds therefrom, the Consolidated Coverage Ratio of the Company would be greater than 2.0 to 1.0 if such Indebtedness is incurred prior to November 22, 2007 and 2.5 to 1.0 thereafter.

        The foregoing limitations will not apply to the Incurrence or issuance of any of the following (collectively, "Permitted Indebtedness"), each of which will be given independent effect:

          (1)   Indebtedness under the Notes issued on the Issue Date and the Exchange Notes that were or may be issued pursuant to the Registration Rights Agreement;

          (2)   Existing Indebtedness (other than Indebtedness under the Existing Facility);

          (3)   Indebtedness of the Company and the Guarantors under any one or more Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $150.0 million, less:

             (x)  the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the Issue Date to permanently repay Indebtedness under Credit Facilities or the Existing Facility and, if the Indebtedness is under a revolving Credit Facility, to reduce the revolving credit commitment pursuant to the covenant described above under the caption "Repurchase at the Option of Holders—Asset Sales" and

             (y)  the aggregate principal amount of Indebtedness outstanding pursuant to clause (4) below;

          (4)   Indebtedness of SNFGC under the Existing Facility in an aggregate principal amount not to exceed $80.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the Issue Date to permanently repay Indebtedness under the Existing Facility, and guarantees thereof by Seneca Erie Gaming Corporation, Seneca Territory Gaming Corporation and any other Restricted Subsidiaries of the Company;

          (5)   Indebtedness of any Restricted Subsidiary of the Company owed to and held by the Company or any other Restricted Subsidiary of the Company and Indebtedness of the Company owed to and held by any Restricted Subsidiary of the Company or Disqualified Capital Stock of the Company or any Restricted Subsidiary of the Company held by the Company or any Restricted Subsidiary of the Company; provided, however, that (i) any such Indebtedness owed by the Company or any Guarantor will be unsecured and expressly subordinated in right of payment to the payment and performance of the Company's or such Guarantor's obligations under the Indenture, the Notes and the Guarantees, as applicable, and (ii) an Incurrence of Indebtedness and issuance of Disqualified Capital Stock that is not permitted by this clause (5) will be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness or Disqualified Capital Stock of the Company or any Restricted Subsidiary of the Company referred to in this clause (5) to a Person other than the Company or any Restricted Subsidiary of the Company, and (y) the designation of a Restricted Subsidiary which holds Indebtedness or Disqualified Capital Stock of the Company or any other Restricted Subsidiary as an Unrestricted Subsidiary;

          (6)   guarantees by the Company or any Guarantor of Indebtedness permitted to be Incurred under this covenant;

          (7)   Hedging Obligations of the Company and its Restricted Subsidiaries; provided, however, that such Hedging Obligations are entered into for genuine business purposes and not for speculative purposes to protect the Company and/or its Restricted Subsidiaries against interest rate fluctuations or to reduce costs; provided, further, that (i) such Hedging Agreements shall not increase the Indebtedness of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in interest rates or other risk being hedged or by reason of fees, indemnities and compensation payable thereunder and (ii) in the case of Hedging Agreements relating to interest rates, the foregoing will not prohibit the swap of fixed to floating rates for genuine business purposes;

          (8)   the Incurrence by the Company and its Restricted Subsidiaries of Indebtedness in one or more FF&E Financings and Capital Lease Obligations to acquire or refinance FF&E, in an aggregate principal amount under this clause (8) (including refinancings (as defined in clause (11) below) thereof that do not result in an increase in the aggregate principal amount of Indebtedness as of the date of such proposed refinancing (other than increases from the amount of accrued and unpaid interest thereon, the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable fees and expenses incurred by the Company in connection with such refinancing)) not to exceed $15.0 million outstanding at any one time;

          (9)   Indebtedness of the Company or any of its Restricted Subsidiaries consisting of indemnities, obligations in respect of purchase price adjustments, earnouts, or similar obligations (at such time as the amount of such obligation is capable of being determined and its payment is probable) in connection with the acquisition or disposition of assets (including pursuant to any amendments to the agreements governing any such acquisition or disposition), including, without limitation, Capital Stock; provided that, with respect to any such disposition, the maximum aggregate liability in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

          (10) the Incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness in connection with letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance) with respect to reimbursement type obligations, regarding workers' compensation claims, escrow agreements, bankers' acceptances and surety and performance bonds (in each case to the extent that such Incurrence does not result in the Incurrence of any obligation to repay any obligation relating to borrowed money), all in the ordinary course of business;

          (11) Indebtedness or Disqualified Capital Stock of the Company or a Restricted Subsidiary of the Company to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness Incurred or Disqualified Capital Stock issued in compliance with the proviso of the first paragraph of this covenant or any of clause (1), (2), (4) or (11) of this covenant; provided, however, that:

            (A)  any such refinancing will not exceed the sum of the principal amount (or accreted amount (determined in accordance with GAAP), if less) or liquidation preference, as applicable, of the Indebtedness or Disqualified Capital Stock being refinanced, plus the amount of accrued and unpaid interest or dividends thereon, plus the amount of any reasonably determined prepayment premium necessary to accomplish and actually paid in connection with such refinancing and reasonable fees and expenses incurred in connection therewith;

            (B)  the refinancing Indebtedness or Disqualified Capital Stock will have a final maturity not earlier than, and a Weighted Average Life to Maturity not less than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Capital Stock, as applicable, being refinanced;

            (C)  Subordinated Indebtedness may be refinanced only with Subordinated Indebtedness or Disqualified Capital Stock, and Disqualified Capital Stock may be refinanced only with other Disqualified Capital Stock; and

            (D)  refinancing Indebtedness Incurred by a Restricted Subsidiary of the Company that is not a Guarantor may be used to refinance Indebtedness only of a Restricted Subsidiary that is not a Guarantor; and

            (E)  the agreements and instruments governing any refinancing of the Existing Facility shall not prohibit SNFGC (or its Restricted Subsidiaries) from becoming a Guarantor.

          (12) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to repurchase Notes tendered in a Change of Control Offer or (B) deposited to defease the Notes pursuant to the provisions described below under "Satisfaction and Discharge of Indenture; Defeasance";

          (13) the Incurrence by the Company or any Guarantor of Qualifying Subordinated Indebtedness in an aggregate principal amount not to exceed $25.0 million at any one time outstanding; and

          (14) in addition to the items referred to in clauses (1) through (13) above, Indebtedness of the Company or any Guarantor (including any Indebtedness under any Credit Facility that utilizes this clause (14)) having an aggregate principal amount not to exceed $25.0 million at any time outstanding.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above (other than Indebtedness under the Existing Facility, which will be deemed to have been Incurred under clause (4)) or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company may, in its sole discretion, classify such item of Indebtedness in any manner that results in compliance with this covenant.

        Notwithstanding the first two paragraphs under this covenant, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness unless such Indebtedness is Incurred in compliance with the covenants described under "—Antilayering," "—Limitation on Liens," and "—Subsidiary Guarantees."

        Antilayering.    None of the Company or any Guarantor will, directly or indirectly, Incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) would be expressly subordinate in right of payment to any other Indebtedness unless such Indebtedness is also by its terms (or by terms of any agreement governing such Indebtedness) subordinate in right of payment to the Notes or the Guarantees, as applicable, at least to the same extent such Indebtedness is subordinated in right of payment to such other Indebtedness; provided, however, that no indebtedness of the Company or any Guarantor will be deemed to be subordinate in right of payment to any other indebtedness solely as a result of one or more of the following: being unsecured, or having a junior lien position; having a later maturity date; or being junior to such other indebtedness with respect to order of payments or application of funds.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to: (A) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary of the Company on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company, (B) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary of the Company or (C) transfer any of its assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:

  (a)
  with respect to clauses (A), (B), and (C),

          (1)   any Credit Facility; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company's Board of Directors, not materially more restrictive with respect to such encumbrances and restrictions than those customary in comparable financings (as determined by the Company) and the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes;

          (2)   pursuant to an agreement in effect at or entered into on the Issue Date, including, but not limited to, the Existing Facility;

          (3)   any applicable law or any rule, regulation or order of any governmental authority;

          (4)   any agreement governing Indebtedness of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of the acquisition (except to the extent that Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (5)   any agreement for the sale or disposition of the Capital Stock or assets of any Restricted Subsidiary of the Company pending closing of such sale or disposition;

          (6)   refinancing Indebtedness permitted under clause (11) of the second paragraph of "—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" above; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company's Board of Directors, not materially more restrictive with respect to such encumbrances and restrictions than those contained in the agreements governing the Indebtedness being refinanced;

          (7)   supermajority voting requirements and other customary provisions existing under corporate charters, by-laws, stockholders agreements, joint venture agreements and other similar agreements;

          (8)   the Indenture; and

          (9)   any agreement or instrument that amends, modifies, restates, renews, increases, supplements, refunds, replaces, extends or refinances any agreement or instrument described in clauses (a)(2), (4) and (8) of this covenant, from time to time, in whole or in part, provided, that the encumbrances or restrictions set forth therein, taken as a whole, are, in the good faith judgment of the Company's Board of Directors, not materially more restrictive than those contained in the predecessor agreement or instrument (regardless of whether the predecessor agreement or instrument remains outstanding in whole or in part).

  (b)
  with respect to clause (C) only,

          (1)   any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

          (2)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (3)   agreements governing Permitted Liens to the extent such encumbrance or restriction restricts the transfer of the property subject to such Lien;

          (4)   purchase money obligations for property acquired in the ordinary course of business (or any agreement or instrument that amends, modifies, restates, renews, supplements, refunds, replaces, extends or refinances any such obligation) that impose restrictions on the property so acquired; and

          (5)   customary restrictions imposed on the transfer of, or in licenses related to, copyrights, patents or other intellectual property and contained in agreements entered into in the ordinary course of business.

        Designation of Unrestricted Subsidiaries.    The Company may designate after the Issue Date any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (1)   no Default or Event of Default will have occurred and be continuing or will result after giving effect to such Designation;

          (2)   at the time of and after giving effect to such Designation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" above;

          (3)   the Company would be permitted to make an Investment at the time of Designation in an amount of the Designation Amount;

          (4)   such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary in excess of the value that such Unrestricted Subsidiary would have obtained from a Person who was not an Affiliate will be deemed added to the Designation Amount; and

          (5)   such Unrestricted Subsidiary does not own any Key Project Assets or Gaming Licenses.

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, at any time (A) provide credit support for, subject any of its assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (B) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary, (C) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, or (D) transfer any Key Project Assets or Gaming Licenses to an Unrestricted Subsidiary, except, with respect to (A), (B) and (C) above, such support or liability that would be permitted under the covenants described under "—Limitation on Restricted Payments" and "—Limitation on Indebtedness and Issuance of Disqualified Capital Stock." All Subsidiaries of Unrestricted Subsidiaries will be automatically deemed to be Unrestricted Subsidiaries.

        The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

          (1)   no Default or Event of Default will have occurred and be continuing or will result after giving effect to such Revocation;

          (2)   at the time of and after giving effect to such Revocation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" above; and

          (3)   all Liens of such Unrestricted Subsidiary outstanding immediately following such Revocation would be permitted to be outstanding under the Indenture.

        All Designations and Revocations must be evidenced by filing by the Company with the Trustee of Board Resolutions and an Officers' Certificate certifying compliance with the foregoing provisions.

        Limitation on Liens.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur or suffer to exist any Liens (other than Permitted Liens)

against or upon any of their respective assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, in each case to secure any Indebtedness unless contemporaneously therewith:

          (1)   in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

          (2)   in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

        Transactions with Affiliates.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into, renew, amend or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any assets or the rendering of any service) with or for the benefit of any of their respective Affiliates (each, an "Affiliate Transaction"), unless:

          (1)   such Affiliate Transaction, taken as a whole, is on terms which are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction on an arm's-length basis with an unaffiliated third party;

          (2)   if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $2.0 million, such Affiliate Transaction is in writing and a majority of the disinterested members of the Board of Directors of the Company will have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the foregoing provisions, or, in the event that there are no disinterested directors, the Trustee has received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved in such Affiliate Transaction, as the case may be; and

          (3)   if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $10.0 million, such Affiliate Transaction is in writing and the Trustee has received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved in such Affiliate Transaction, as the case may be.

Notwithstanding the foregoing, the restrictions set forth in this covenant will not apply to:

          (a)   transactions, to the extent not otherwise prohibited under the Indenture, between or among the Company and/or one or more Restricted Subsidiaries;

          (b)   any Restricted Payment or other Investment or payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" above;

          (c)   the payment of customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary of the Company entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law;

          (d)   any transactions undertaken pursuant to any contractual obligations in existence on the Issue Date, as such obligations are in effect on the Issue Date or as thereafter amended, restated or amended and restated in any manner not materially adverse to the Holders of Notes, taken as a whole;

          (e)   the issue and sale by the Company of its Qualified Capital Stock or any contribution to capital;

          (f)    any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary of the Company is Qualified Capital Stock of the Company;

          (g)   reasonable bid preferences to members of the Nation and their businesses in accordance with Nation policy;

          (h)   payments to the Nation for reimbursement of (a) regulatory costs incurred by the Nation attributable to the business and operations of the Company and its Restricted Subsidiaries and (b) the payments of exclusivity fees under the Compact; and

          (i)    lease or similar payments to the Nation for the use of land and facilities occupied by Seneca Niagara Casino, Seneca Allegany Casino and Seneca Erie Casino to the extent the amount of such payments does not exceed $1.25 million per month per facility, increasing by 3.0% per annum on each October 1, commencing October 1, 2005.

        In addition, the Company will not amend the Assignment Agreement in a manner that would be materially adverse to the economic interests of the Holders.

        Limitation on Capital Stock of Restricted Subsidiaries.    The Company will not permit any of its Restricted Subsidiaries to issue any Capital Stock to any Person (other than to the Company or a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Capital Stock of a Restricted Subsidiary of the Company, if in either case as a result thereof such Restricted Subsidiary would no longer be a Restricted Subsidiary of the Company unless the Company's remaining ownership interest in such Person after such sale would be permitted by the covenant as described under "—Limitation on Restricted Payments"; provided, however, that this provision will not prohibit (x) the Company or any of the Restricted Subsidiaries from selling, transferring or otherwise disposing of all of the Capital Stock of any Restricted Subsidiary or (y) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the Indenture.

        Subsidiary Guarantees.    If the Company or any of its Restricted Subsidiaries acquires or creates another Subsidiary after the Issue Date, then the Company will cause such newly acquired or created Restricted Subsidiary to (i) execute and deliver to the Trustee a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary will unconditionally Guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary; provided, however, that the Guarantee of any Restricted Subsidiary of SNFGC shall not be effective until the repayment of the Existing Facility.

        Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary will be automatically and unconditionally released and discharged:

          (1)   upon any sale or other disposition of all or substantially all of the assets of such Restricted Subsidiary (including by way of merger or consolidation or any sale of all of the Capital Stock of that Restricted Subsidiary) to a Person that is not the Company or a Subsidiary of the Company; provided that the Company will, if applicable, apply the Net Cash Proceeds of that sale or other disposition in accordance with the applicable provisions of the Indenture; or

          (2)   if the Company designates such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the Indenture.

        Provision of Financial Information.    Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders within the time periods specified in the SEC's rules and regulations for reporting companies under Section 13 or 15(d) of the Exchange Act:

          (1)   all annual and quarterly financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's independent public accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

        Notwithstanding the foregoing, the Company may satisfy such requirements prior to the effectiveness of the registration statement contemplated by the Registration Rights Agreement by filing with the SEC such registration statement, to the extent that any such registration statement contains substantially the same information as would be required to be filed by the Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include or be accompanied by a reasonably detailed presentation of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

        In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in the third preceding paragraph with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company will also furnish to Holders, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. The Company will also comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939.

        Merger, Sale of Assets, etc.    The Company will not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other entity and the Company will not, and will not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company's and its Restricted Subsidiaries' assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) to any Person in a single transaction or series of related transactions, unless:

          (1)   either (A) the Company will be the Surviving Person or (B) the Surviving Person (if other than the Company) will be an entity organized and validly existing under the laws of the Nation, and will, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company;

          (2)   immediately thereafter, on a pro forma basis after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary of the Company in connection with or as a result of such transaction as having been

  Incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; and

          (3)   immediately after giving effect to any such transaction including the Incurrence by the Company or any of its Restricted Subsidiaries, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary of the Company in connection with or as a result of such transaction as having been Incurred at the time of such transaction), the Surviving Person could Incur, on a pro forma basis after giving effect to such transaction, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" above.

        Notwithstanding the provisions of clause (3) of the immediately preceding paragraph, any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its assets to the Company or another Restricted Subsidiary of the Company.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitute all or substantially all the assets of the Company, will be deemed to be the transfer of all or substantially all the assets of the Company.

        A Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the covenant described under "—Subsidiary Guarantees") may not sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the Surviving Person), another Person (other than the Company or any other Guarantors) unless:

          (1)   immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2)   either:

            (a)   in the case of a sale, conveyance, assignment, transfer, lease or other disposition of all or substantially all of such Guarantor's assets, the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture; or

            (b)   in the case of a consolidation with or merger into another Person, either (i) such Guarantor will be the Surviving Person or (ii) the Surviving Person (if other than such Guarantor) will be an entity organized and validly existing under the laws of the Nation, and will, in any such case, expressly assume by a supplemental indenture reasonably satisfactory to the Trustee all obligations of such Guarantor under its Guarantee and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed on the part of such Guarantor.

        In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company will deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, together stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture. In addition, each Guarantor, in the case of a transaction described in the first paragraph hereunder where the Company is not the Surviving Person, unless it is the other party to the transaction or unless its Guarantee will be released and discharged in accordance with its terms as a result of the transaction, will be required to confirm, by supplemental indenture, that its Guarantee will continue to apply to the obligations of the Surviving Person under the Indenture.

        Upon any consolidation or merger of the Company or any Guarantor or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company or a Guarantor is not the Surviving Person, the Surviving Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the Notes and the Registration Rights Agreement or such Guarantor under the Indenture, the Guarantee of such Guarantor and the Registration Rights Agreement, as the case may be, with the same effect as if such successor corporation had been named as the Company or such Guarantor, as the case may be, therein; and thereafter except in the case of a lease, the Company will be discharged from all obligations and covenants under the Indenture, the Notes and the Registration Rights Agreement and such Guarantor will be discharged from all obligations and covenants under the Indenture, the Registration Rights Agreement and the Guarantee of such Guarantor, as the case may be.

        For all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described under "Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock," "Certain Covenants—Limitation on Restricted Payments" and "Certain Covenants—Limitation on Liens"), Subsidiaries of any Surviving Person will, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated as Unrestricted Subsidiaries pursuant to and in accordance with the terms of the Indenture and all Indebtedness, and all Liens on assets, of the Company and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been Incurred upon such transaction or series of related transactions.

        Business Activities.    The Company will not, and will not permit any of its Restricted Subsidiaries to, engage, directly or indirectly, in any business other than a Related Business.

        Gaming Licenses.    The Company will use its commercially reasonable efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of the Venues, provided that, if in the course of the exercise of its governmental or regulatory functions the Nation is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of any Venue as a result of any noncompliance with the law, the Company will use its commercially reasonable efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that such Venue will be opened and fully operating. The Company shall file with the Trustee any Notice of Violation, Order of Temporary Closure, or Assessment of Civil Fines, from the NIGC pursuant to 25 C.F.R. Part 573 or 575 or any successor provision, and any written notice issued by, or cause of action commenced by, New York State under the Compact.

        Maintenance of Insurance.    The Company will, and will cause its Restricted Subsidiaries to, maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty. Customary insurance coverage will be deemed to include, without limitation, the following:

          (1)   workers' compensation insurance to the extent required to comply with the Compact or the laws and regulations of any applicable jurisdiction;

          (2)   comprehensive general liability insurance with minimum limits of $1.0 million;

          (3)   umbrella or excess liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $4.0 million;

          (4)   business interruption insurance; provided that such business interruption insurance will have a minimum limit of at least $50.0 million; and

          (5)   property insurance protecting the property against losses or damages as is customarily covered by an "all-risk" policy or a property policy covering "special" causes of loss for a business of similar type and size; provided, however, that such insurance will provide coverage of not less than 100.0% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements customarily insured consistent with industry standards and with a deductible no greater than 2% of the insured value of the Venues or such greater amount as is available on commercially reasonable terms (other than earthquake or flood insurance, for which the deductible may be up to 10% of such replacement value).

        All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A or higher and a financial size category of not less than VII, in each case on the date each such policy is issued to the Company, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker.

        Payments for Consent.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless that consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame described in the solicitation documents relating to that consent, waiver or agreement, as applicable.

        Distributions to the Company from SNFGC.    Except to the extent restricted pursuant to any agreements that are not prohibited under the covenant described under "Certain Covenants—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," the Company shall, for so long as SNFGC is not a Guarantor, cause SNFGC to declare and pay regular quarterly dividends or distributions to the Company, within 1 business day after the earlier to occur of (i) the date on which the Company files a Form 10-K or 10-Q with the Commission and (ii) the date by which the Commission's rules and regulations for reporting companies under Section 13 or 15(d) of the Exchange Act specify such Forms must be filed by the Company, in an amount equal to substantially all of the available excess cash flow of SNFGC for such quarter as determined in good faith by the Company's senior officers, subject to such reserves and other amounts as, in the good faith judgment of the Company's senior officers, may be necessary or desirable to operate the business of SNFGC.

Covenants of the Nation

        Pursuant to an agreement between the Nation and the Trustee, as amended, (the "Nation Agreement"), the Nation has provided the following covenants and the waiver of sovereign immunity related thereto as described under "Limited Waiver of Sovereign Immunity; Specific Consent to Jurisdiction; Exhaustion of Tribal Remedies."

        (a)   The Nation shall not, by action of the Council, by referendum or any other means, and shall not permit any of its representatives, political subunits or councils, agencies, instrumentalities or enterprises, directly or indirectly, except as required by federal or state law or the Compact, to do any of the following:

          (1)   increase or impose any tax or other payment obligation on the Company or on any patrons of, or any activity at, any Venue other than:

            (A)  payments which are due under any agreement in effect on the Issue Date or payments that are permitted by the covenants in the Indenture;

            (B)  payments which the Company has agreed to reimburse each Holder of Notes for the economic effect thereof, if any;

            (C)  sales, use, room occupancy, leisure and related excise taxes, including admissions and cabaret taxes and any other tax (other than income tax) that the Nation may from time to time impose on the Company or its Restricted Subsidiaries, their patrons or operations; provided, however, that the rate and scope of such taxes shall not be materially inconsistent with taxes imposed by other governments in New York State;

            (D)  fees imposed on the Nation by the NIGC under IGRA that directly relate to a Related Business; or

            (E)  reimbursement payments to the Nation for fees, costs and expenses imposed on or charged to the Nation, by Persons that are not Affiliates of the Nation, that directly relate to a Related Business;

          (2)   amend the Nation Gaming Ordinance in effect on the Issue Date in a manner that would be materially adverse to the economic interests of the Holders of the Notes unless any such amendment is a legitimate effort to ensure that the Company, its Restricted Subsidiaries and the Venues conduct gaming operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety or the integrity of the Company, its Restricted Subsidiaries or the Venues;

          (3)   restrict or eliminate the right of the Company to conduct gaming operations at the Venues in a manner that would be materially adverse to the economic interests of the Holders of the Notes;

          (4)   take any other action, enter into any agreement, amend its constitution or amend or enact any ordinance, law, rule or regulation that would have a material adverse effect on the economic interests of Holders of the Notes, including, without limitation, taking any action to engage in Class III Gaming (as defined in IGRA) in the exclusivity area provided by the Compact other than through the Company or a Restricted Subsidiary and other than such businesses being conducted by the Nation on the Issue Date;

          (5)   except pursuant to the Nation Agreement, waive its sovereign immunity in any manner that would create recourse to the assets of the Company and its Restricted Subsidiaries (including any cash thereof), except that the Nation may do so to the extent it is acting for the account and benefit of the Company, any Guarantor or any of their respective Restricted Subsidiaries and so long as such action of the Nation would not be prohibited by the Indenture if undertaken directly by the Company, such Guarantor or such Restricted Subsidiary and such action has been approved by the Company's Board of Directors;

          (6)   unless required by the Compact or other applicable law, enact any statute, law, ordinance or rule that would have a material adverse effect on the rights of the Trustee or the Holders of the Notes under the Indenture or the Notes;

          (7)   except with the consent of a majority of Holders of the Notes, directly or indirectly impose, tax or otherwise make a charge on the Notes, the Indenture or any payments or deposits to be made thereunder;

          (8)   permit or incur any consensual liability of the Nation (or of any other instrumentality, enterprise or subunit of the Nation) that is a legal obligation of the Company or any of its Restricted Subsidiaries, for which the assets of the Company or any of its Restricted Subsidiaries may be bound or for which there may be recourse to the assets of the Company or any of its Restricted Subsidiaries, other than a liability that the Company or its Restricted Subsidiaries are permitted or not prohibited from incurring on their own behalf under the Indenture;

          (9)   appoint or consent to the appointment of a custodian of the Company for all or substantially all of the assets of the Company pursuant to or within the meaning of bankruptcy law;

          (10) enact any bankruptcy law or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Trustee or the Holders of the Notes provided for in the Indenture or the Notes;

          (11) exercise any power of eminent domain over the assets of the Company or any of its Restricted Subsidiaries (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Trustee or the Holders of the Notes);

          (12) schedule by action of the Council any referendum by the members of the Nation on any proposed action that would violate, if taken, the agreements of the Nation in the Nation Agreement or the agreements of the Company and the Restricted Subsidiaries in the Indenture; or

          (13) amend the Assignment Agreement in a manner that would be materially adverse to the economic interests of the Holders of the Notes;

provided however, that the terms of the Nation Agreement shall not preclude the Company from taking any action not otherwise prohibited by the Indenture.

        (b)   The Nation agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company or its Restricted Subsidiaries, the holders of the Notes will be entitled to receive payment in full in respect to all principal, premium, interest and other amounts owing in respect of the Notes before any payment or any distribution to the Nation in respect of the Capital Stock of the Company or such Guarantor.

        (c)   In the event that the Nation receives any payment from the Company or its Restricted Subsidiaries at a time when such payment is prohibited by the terms of the Indenture, such payment shall be held by the Nation in trust for the benefit of, and shall be paid forthwith over and delivered upon the written request, of the Trustee or the Company, to the Company or such Restricted Subsidiary.

        (d)   The Nation agrees that the Company and its Restricted Subsidiaries shall have sole and exclusive authority to operate the Venues in accordance with the Company Ordinance.

        (e)   Any action taken by the Nation to comply with federal or state law or the Compact (or regulations promulgated thereunder) that would otherwise violate the terms of the Nation Agreement shall be taken only after 30 days prior written notice to the Trustee, to the extent such notice is possible under the federal or state law or the Compact, accompanied by an officers' certificate and opinion of counsel that such action is required by federal or state law or the Compact (or regulations promulgated thereunder).

Events of Default

        The occurrence of any of the following will constitute an "Event of Default" under the Indenture:

          (1)   failure to pay principal of (or premium, if any, on) any Note when due and payable, whether at its Stated Maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

          (2)   failure to pay any interest on any Note when due and payable, and such failure continues for 30 days or more;

          (3)   failure to perform or comply with any of the provisions described under "Repurchase at the Option of the Holders—Change of Control," "Repurchase at the Option of the Holders—Asset Sales" or "Merger, Sale of Assets, etc." above;

          (4)   failure to perform any other covenant or agreement of the Company or a Guarantor under the Indenture, in the Notes or in a Guarantee (other than those defaults specified in clause (1), (2) or (3) above) continued for 60 days or more after written notice to the Company by the Trustee or to the Trustee and the Company by Holders of at least 25% in aggregate principal amount of the then outstanding Notes;

          (5)   a default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of the Restricted Subsidiaries having an outstanding principal amount of greater than $10.0 million individually or in the aggregate, which default (A) is caused by a failure to pay at final maturity principal on such Indebtedness after giving effect to any applicable grace period, (B) results in the acceleration of such Indebtedness prior to its express final maturity or (C) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness;

          (6)   the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of the Restricted Subsidiaries in an amount of greater than $10.0 million (which are not covered by a reputable and solvent third party insurer as to which such insurer has not disclaimed coverage) which remain undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

          (7)   a Guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or a Guarantee is found to be invalid or a Guarantor denies its liability under its Guarantee or gives notice to that effect (other than by reason of release of the Guarantor in accordance with the terms of the Indenture);

          (8)   certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries;

          (9)   cessation of any material portion or aspect of gaming operations for a period of more than 90 consecutive days at the Venues, taken as a whole (other than as a result of a casualty loss);

          (10) failure by the Nation to comply with any provision of the Nation Agreement described under "Covenants of the Nation" for 45 days after notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes to comply;

          (11) failure by the Nation to be a sovereign Indian nation recognized by the United States of America;

          (12) the rendering of a final judgment or judgments (not subject to appeal or further review) by a court of competent jurisdiction determining that the Compact is invalid; and

          (13) failure of the lands on which the Company's Niagara Falls gaming operations are located to remain as lands eligible for gaming under the IGRA.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default will occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Notes, unless such Holders will have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and subject to the terms of the Indenture, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.

        If an Event of Default with respect to the Notes (other than an Event of Default with respect to the Company or any Guarantor that is a Significant Subsidiary described in clause (8) of the first paragraph of this section) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, by notice in writing to the Trustee and the Company, may declare the unpaid principal of (and premium, if any) and accrued and unpaid interest to the date of acceleration on all the outstanding Notes to be due and payable immediately. If an Event or Default specified in clause (8) of the first paragraph of this section with respect to the Company or any Guarantor that is a Significant Subsidiary occurs under the Indenture, the Notes will automatically become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

        Any such declaration with respect to the Notes may be rescinded or annulled by the Holders of a majority in aggregate principal amount of the outstanding Notes if all Defaults and Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture, and certain other conditions specified in the Indenture are satisfied.

        The Indenture provides that the Trustee will, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes outstanding, give the Holders of the Notes thereof notice of all uncured Defaults or Events of Default thereunder known to it. Except in the case of a Default or an Event of Default in payment with respect to the Notes or a Default or Event of Default in complying with "Merger, Sale of Assets, etc." above, the Trustee may withhold such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders of the Notes.

        No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder will have previously given to the Trustee written notice of a continuing Event of Default thereunder and unless the Holders of at least 25% of the aggregate principal amount of the outstanding Notes will have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as the Trustee, and the Trustee will have not have received from the Holders of a majority in aggregate principal amount of such outstanding Notes a direction inconsistent with such request and will have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of such a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

        The Company will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture. The Company is also required to notify the Trustee within 30 days of becoming aware of a Default or Event of Default.

No Personal Liability of Nation or Certain Individuals

        Neither the Nation nor any member of the Nation, council member, director, officer, employee, agent, representative, attorney, incorporator or stockholder of the Company, any Subsidiary or the Nation or holder of an Ownership Interest of the Company or any of its Subsidiaries, as such, will have any liability for any obligations of the Company or any of its Affiliates under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws. Other than as specifically set forth in the Indenture, nothing contained herein shall constitute a waiver of the sovereign immunity of either the Company or the Nation.

Satisfaction and Discharge of Indenture; Defeasance

        The Indenture will be discharged and the Company's substantive obligations in respect of the Notes will cease when:

          (1)   either (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation or (B) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Company;

          (2)   the Company has deposited or caused to be deposited with the Trustee, in trust for the benefit of the Holders of the Notes, all sums payable by it on account of principal of, premium, if any, and interest on all Notes (except lost, stolen or destroyed Notes which have been replaced or paid) or otherwise, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at the Stated Maturity or redemption date, as the case may be; and

          (3)   the Company complies with certain other requirements set forth in the Indenture.

        In addition to the foregoing, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom under the Indenture and provided that no default under any other Indebtedness of the Company would result therefrom (other than a Default or Event of Default resulting from the borrowing of funds to be applied to the deposit and the entering into of customary documentation in connection therewith, including agreements granting Liens to secure such Indebtedness), the Company may terminate its substantive covenant obligations in respect of the Notes (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Notes) by:

          (1)   depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on such Notes;

          (2)   delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations; and

          (3)   complying with certain other requirements set forth in the Indenture.

Governing Law

        The Indenture, the Notes and the Guarantees will be governed by and construed in accordance with the laws of New York State but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. The Nation, the Company and the Trustee agree that the transactions under the Indenture, including the execution of the Indenture, the lending of money and the issuance of the Notes, occurred outside the Nation's reservation in New York State.

Limited Waiver of Sovereign Immunity; Specific Consent to Jurisdiction; Exhaustion of Tribal Remedies

        The Nation, the Company and the Guarantors do not consent to the enforcement, levy or other execution of any judgment for money or other damages against any assets, real or personal, of the Nation.

        Notwithstanding the foregoing, the Nation has granted to the Trustee (and the Holders of Notes and their respective representatives), an irrevocable limited waiver of sovereign immunity from unconsented suit and consent to suit in accordance with the Nation Agreement solely and exclusively to:

          (1)   interpret or enforce the terms of the Nation Agreement;

          (2)   to compel arbitration under the commercial arbitration rules of the American Arbitration Association;

          (3)   to enforce an arbitrator's decision with respect to arbitration under the commercial arbitration rules of the American Arbitration Association; and

          (4)   for no other purpose whatsoever.

        The Nation's waiver of its sovereign immunity set forth above is expressly conditioned on a limitation of any remedy available against it as a result of any such unconsented suit or commercial arbitration to the following:

          (a)   specific performance of the covenants of the Nation as set forth in the Nation Agreement; or

          (b)   in the event that the Company or a Restricted Subsidiary has made a prohibited payment to the Nation as described in paragraphs (a) or (c) under "Certain Covenants—Covenants of the Nation," return of such payment to the Company or such Restricted Subsidiary, or if such remedy is not available, a claim for money damages in an amount no greater than the amount of the prohibited payment in question, provided, that, such money damages are only payable from the assets held by the Nation, the Company, or a Restricted Subsidiary and used in connection with a Related Business, other than real property held in trust for the Nation by the United States.

        The Company and the Guarantors have granted to the Trustee (and the Holders and their respective representatives), an irrevocable limited waiver of sovereign immunity from unconsented suit and consent to suit in accordance with the Indenture solely and exclusively to:

              (i)  interpret or enforce the terms of the Indenture or the Notes;

             (ii)  compel arbitration under the commercial arbitration rules of the American Arbitration Association;

            (iii)  enforce an arbitrator's decision with respect to arbitration under the commercial arbitration rules of the American Arbitration Association;

            (iv)  order amounts payable under the Indenture and the Notes to be paid in accordance with the terms thereof and enforce the award of damages owing as a consequence of a breach of the Indenture or the Notes, whether such order or award is the product of litigation or arbitration;

             (v)  order the seizure and sale of any assets of the Company or a Restricted Subsidiary used or held for use in the Related Business, or the exercise of any other remedy available generally in New York State for judgment creditors;

            (vi)  determine whether any consent or approval of the Company or a Guarantor has been improperly granted or unreasonably withheld; and

           (vii)  enforce any judgment or arbitration decision prohibiting the Company or a Guarantor from taking any action, or mandating or obligating the Company or a Guarantor to take any action.

        The limited waiver by each of the Nation, the Company and the Guarantors of its sovereign immunity as to unconsented suit is effective if, and only if, each and every one of the following conditions is met:

              (i)  the claim is made by the Trustee (or by the Holders or their respective representatives);

             (ii)  the claim alleges a breach by the Nation under the Nation Agreement or by the Company or any of the Guarantors under the Indenture or the Notes;

            (iii)  the claim seeks (a) payment of a specified sum, some specific action, or discontinuance of some action, by the Nation, the Company or any of the Guarantors to bring the Nation into full compliance with the duties and obligations expressly assumed by the Nation under the Nation Agreement or the Company or the Guarantors under the Indenture or the Notes, or (b) with respect to the Company or any of the Guarantors, money damages for non compliance with the terms and provisions of the Indenture;

            (iv)  the claim is made in a detailed written statement to the Nation and each of the Company and the Guarantors against which such claim is being made stating the specific action or discontinuance action by the Nation, the Company and the Guarantors that would cure the alleged breach or non-performance, or the sum of money to be due and owing to the Trustee (or the Holders of the Notes) by reason of such specific breach or non-performance, and the Nation, the Company and the Guarantors shall have seven (7) calendar days to cure or cause the cure of such breach or non-performance or to make such payment before judicial proceedings may be instituted; provided, however, that this cure period may be reasonably extended in the sole discretion of the Trustee (or by the Holders or their respective representatives) for non-monetary matters as long as the Nation, the Company and the Guarantors are making good faith efforts to cure such breach or non-performance; and

             (v)  with respect to any claim authorized by the Nation Agreement or the Indenture, initial suit, as authorized herein, shall be commenced within the later of three (3) years after the claim accrues or is discovered upon the exercise of due diligence, or such claim shall be forever barred. The waiver granted herein shall commence on the date of such agreements and shall continue for three (3) years following the date of the termination of such agreements, except that the waiver shall remain effective for any proceedings then pending, and all appeals therefrom.

        The recipients of the benefit of the irrevocable waiver of sovereign immunity are limited to the Trustee and each Holder.

        Each of the Nation and the Trustee and the Company, the Guarantors and the Trustee have agreed that any dispute arising under the provisions of the Nation Agreement or Indenture, as applicable, shall be governed by, and construed in accordance with, the laws of New York State applicable to contracts executed in and to be performed in that state.

        Each of the Nation, the Company and the Guarantors has irrevocably waived its sovereign immunity from a judgment or order consistent with the terms and provisions of its limited waiver and agreement set forth in the second and third paragraphs under this section, when such judgment or order is final because either the time for appeal thereof has expired or the judgment or order is issued by a court having final appellate jurisdiction over the matter. Each of the Nation, the Company and the Guarantors has consented to the jurisdiction of, to be sued in and has accepted and agreed to be bound by any order or judgment of any of the United States District Courts for New York or the New York State Supreme Court, and any federal or state court having appellate jurisdiction thereover, consistent with the terms and provisions of its limited waiver and agreement. Each of the Nation, the Company and the Guarantors has irrevocably waived its sovereign immunity as to an action by the

Trustee (or by the Holders or their respective representatives) in any United States District Courts for New York or the New York State Supreme Court, and in the federal or state courts having appellate jurisdiction thereover, seeking injunctive and/or declaratory relief against the Nation, the Company or any Guarantor, as applicable, based upon any attempt to revoke its irrevocable waiver of its sovereign immunity under the Nation Agreement, the Indenture or the Notes, as applicable, and as to enforcement in said United States Federal District Courts or New York State Supreme Court of any such final judgment against the Nation, the Company or any Guarantor, as applicable. Without in any way limiting the generality of the foregoing, each of the Nation, the Company and the Guarantors has expressly authorized any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any such court, to take such action to give effect to any judgment entered or order granted in accordance with the terms of the Nation Agreement or the Indenture, as applicable.

        Each of the Nation, the Company and the Guarantors has expressly and irrevocably waived:

            (i)  its rights to have any dispute, controversy, suit, action or proceeding arising under the Nation Agreement or the Indenture heard in any forum other than as set forth in the immediately preceding paragraph whether or not such forum now exists or is hereafter created;

           (ii)  any claim or right which it may possess to the exercise of jurisdiction by any Nation Forum, including, without limitation, any determination that any Nation Forum has jurisdiction over any such dispute, controversy, suit, action or proceeding or jurisdiction to determine the scope of such Nation Forum's jurisdiction;

          (iii)  any requirement which may exist for exhaustion of any remedies available in any Nation Forum prior to the commencement of any dispute, controversy, suit, action or proceeding in any state or federal court even if any such Nation Forum would have concurrent jurisdiction over any such dispute, controversy, suit, action or proceeding but for such waiver;

          (iv)  its sovereign immunity as to the action of the Trustee in any of the United States District Courts for New York or the New York State Supreme Court, and in the federal or state courts having appellate jurisdiction thereover, seeking injunctive and/or declaratory relief against the Nation, the Company or any Guarantor, as applicable, based upon an attempt by any of them to revoke its irrevocable waiver of its sovereign immunity or other waivers granted hereunder; and

           (v)  its sovereign immunity from a judgment or order (including any appellate judgment or other order) and post-judgment proceedings supplemental thereto consistent with the terms and provisions hereof, which is final because either the time for appeal thereof has expired or the judgment or an order is issued by the court having final jurisdiction over the matter.

        Each of the Nation, the Company and the Guarantors has agreed not to revoke or limit, in whole or in part, its limited waiver of sovereign immunity contained in this section or in any way attempt to revoke or limit, in whole or in part, such limited waiver of sovereign immunity. In the event of any such revocation, limitation, attempted revocation, or attempted limitation, the Nation, the Company or such Guarantor, as the case may be, and the Trustee expressly recognize and agree that there remains no adequate remedy at law available to the Trustee, it will be irreparably injured upon any revocation or limitation hereof, and the Nation, the Company and the Guarantors, as applicable, shall consent to the entry of appropriate injunctive relief, consistent with the terms and conditions of the Nation Agreement or the Indenture or the Notes, as applicable. In the event of any attempted limitation or revocation of the limited waiver of sovereign immunity granted herein, the Trustee may immediately seek judicial injunctive relief as provided for herein without first complying with any of the prerequisites contained herein to the limited waiver of sovereign immunity granted herein. Any action seeking injunctive relief hereunder shall be brought in one of the United States District Courts for New York or the New York State Supreme Court, and each of the Nation, the Company and the Guarantors expressly consents to the jurisdiction of, and agrees to be bound by, any order or judgment of such District Courts or state court, and any federal or state court with appellate jurisdiction thereover.

Arbitration

        If, and only if, a dispute arises between the parties over a matter for which the Nation or the Company and the Guarantors, as applicable, has provided a limited waiver of immunity under the Nation Agreement or the Indenture or the Notes, as applicable, and neither the United States District Courts for New York nor the New York State Supreme Courts can or is willing to hear the dispute, then either party may request binding arbitration of such dispute in accordance with the procedures set forth below. To initiate binding arbitration of such dispute, a party shall notify the other party in writing. The dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court. One arbitrator shall preside and shall be selected by the American Arbitration Association.

        Any party, before or during any arbitration, may apply to a court having jurisdiction as provided under "—Limited Waiver of Sovereign Immunity; Specific Consent to Jurisdiction; Exhaustion of Tribal Remedies" for a temporary restraining order or preliminary injunction where such relief is necessary to protect its interests pending completion of the dispute resolution proceedings.

        Neither party nor the arbitrator may disclose the existence or results of any arbitration hereunder, which shall be considered confidential to the parties, except:

            (i)  with the express prior written consent of the other party, which consent shall not be unreasonably withheld or delayed;

           (ii)  as required by applicable law, the rules of any relevant stock exchange or requirement of the Trustee, by order or decree of a court or other governmental authority having jurisdiction over such party, or in connection with such party's enforcement of any rights it may have at law or in equity;

          (iii)  on a "need to know" basis to persons within or outside such party's organization, such as attorneys, accountants, bankers, financial advisors and other consultants; or

          (iv)  after such information has become publicly available without breach of this Agreement.

        In the event of arbitration, the prevailing party shall be entitled to all of its costs, including reasonable attorneys' fees and costs and expenses, from the nonprevailing party.

        The arbitration shall take place at a location in an agreed city in New York State or such other place as the parties may jointly agree. The arbitrator shall render an award within forty-five (45) days from the conclusion of the arbitration.

        The decision of the arbitrator will be final and binding and enforced with the same force and effect as a decree of a court having competent jurisdiction as provided under "—Limited Waiver of Sovereign Immunity; Specific Consent to Jurisdiction; Exhaustion of Tribal Remedies". For this purpose, should the losing party in any arbitration proceeding pursuant to this section refuse to abide by the decision of the arbitrator, the prevailing party may apply to any of the United States District Courts of New York or the New York State Supreme Court to compel enforcement of the arbitrator's award resulting from binding arbitration and each party hereto consents to the jurisdiction of each such court for this purpose. Each of the Nation, the Company and the Guarantors shall expressly and irrevocably waive its sovereign immunity with respect to the entry of judgment on, and enforcement of, such award by such courts.

        In any action or proceeding as to which the Nation, the Company or a Guarantor has waived its sovereign immunity as set forth in "—Limited Waiver of Sovereign Immunity; Specific Consent to Jurisdiction; Exhaustion of Tribal Remedies", each of the Nation, the Company and the Guarantors consents and agrees that process against it shall be effective if served:

            (i)  on the Chairman of the Nation or the Chairman of the Company's Board of Directors, as applicable; and

           (ii)  by sending two (2) copies of the process by registered or certified mail to the general counsel of the Nation or the Chief Executive Officer of the Company, at the address set forth in the Nation Agreement or Indenture, as applicable.

Modification and Waiver

        The Indenture may be amended by the Company and the other parties thereto and the Nation Agreement may be amended by the Nation and the Trustee, in each case without the consent of any Holder, to, among other things:

          (1)   cure any ambiguity, defect or inconsistency in the Indenture or the Nation Agreement, as applicable;

          (2)   as to the Indenture, evidence the obligations of a new Guarantor to comply with the provisions described under "Certain Covenants—Subsidiary Guarantees" or to evidence the succession of another Person to the Company or a Guarantor and the assumption by any such successor of the applicable obligations under the Indenture in accordance with "Merger, Sale of Assets, etc.";

          (3)   as to the Indenture, comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

          (4)   evidence and provide for the acceptance of appointment by a successor Trustee;

          (5)   provide for uncertificated Notes in addition to certificated Notes; or

          (6)   make any other change that would provide any additional benefit or rights to the Holders or that does not materially adversely affect the rights of any Holder.

        Modifications and amendments of the Indenture may be made by the Company and the other parties thereto and modifications of the Nation Agreement may be made by the Nation and the Trustee, in each case with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes); provided, however, that no such modification or amendment to the Indenture may, without the consent of the Holder of each Note affected thereby:

          (1)   change the maturity of the principal of any such Note;

          (2)   reduce the principal amount of (or the premium on) any such Note;

          (3)   reduce the rate of or extend the time for payment of interest on any such Note;

          (4)   reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above;

          (5)   change the currency of payment of principal of (or premium on) or interest on any such Note;

          (6)   impair the right of the Holders of Notes to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to any such Note;

          (7)   reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default or Event of Default in respect thereof;

          (8)   waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

          (9)   cause the Notes or the Guarantees to become subordinate in right of payment to any other Indebtedness;

          (10) following an event or circumstance which may give rise to the requirement to make a Change of Control Offer or Net Proceeds Offer, modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make a Change of Control Offer or Net Proceeds Offer in a manner materially adverse to the Holders of Notes affected thereby;

          (11) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

          (12) make any change in the amendment or waiver provisions of the Indenture.

        The Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain limitations as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Notes, on behalf of all Holders, may waive any past Default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a Default in the payment of principal, premium or interest or a Default arising from failure to purchase any Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer, or a Default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Note that is affected.

The Trustee

        Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Indenture contains limitations on the rights of the Trustee, should it become a creditor of the Company, or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain assets received by it in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person (1) assumed in connection with an Acquisition of such Person or (2) existing at the time such Person becomes a Restricted Subsidiary of the Company or is consolidated with or merged into the Company or any Restricted Subsidiary of the Company, whether or not such Indebtedness was Incurred in connection with, or in contemplation of, such transaction.

        "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

        "Acquisition" means (1) any capital contribution (by means of transfers of cash or other assets to others or payments for assets or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary of the Company to any other Person, or any acquisition or purchase of Capital Stock of any other Person by the Company or any Restricted Subsidiary of the Company, in either case pursuant to which such Person will become a Restricted Subsidiary of the Company or will be consolidated or amalgamated with or merged into the Company or any Restricted Subsidiary of the Company or (2) any acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

        "Additional Interest" has the meaning provided in the Registration Rights Agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Affiliate Transaction" has the meaning set forth under "Certain Covenants—Transactions with Affiliates" above.

        "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger or consolidation or upon any condemnation, eminent domain or similar proceedings) to any Person other than the Company or a Restricted Subsidiary, in one transaction or a series of related transactions, of:

          (1)   any Capital Stock of any Subsidiary;

          (2)   any assets of the Company or any Restricted Subsidiary of the Company which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary of the Company; or

          (3)   any other assets (including without limitation intellectual property) or asset of the Company or any Restricted Subsidiary of the Company outside of the ordinary course of business.

        For the purposes of this definition, the term "Asset Sale" will not include:

            (A)  any transaction consummated in compliance with "Certain Covenants—Merger, Sale of Assets, etc." above and the creation of and foreclosure on any Lien not prohibited by "Certain Covenants—Limitation on Liens" above;

            (B)  sales or other dispositions of property or equipment that, in the reasonable determination of the Company, has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary of the Company and dispositions of FF&E in the ordinary course of business pursuant to an established program for the maintenance and upgrading of such FF&E;

            (C)  any Permitted Investment or any Restricted Payment not prohibited by "Certain Covenants—Limitation on Restricted Payments" above;

            (D)  any transaction or series of related transactions involving assets with a Fair Market Value not in excess of $5.0 million;

            (E)  any operating lease or sublease;

            (F)  the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

            (G)  the licensing or sublicensing of intellectual property or other general intangibles;

            (H)  sales or other dispositions of Cash Equivalents, inventory, receivables and other current assets in the ordinary course of business; and

            (I)   any transaction between or among the Company and/or one or more Restricted Subsidiaries.

        "Assignment Agreement" means the assignment and plan of distribution agreement to be entered into between the Company and the Nation in connection with the issuance of the Notes.

        "Board of Directors" means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person, (iv) with respect to the Nation, the Tribal Council and (v) in any other case, the functional equivalent of the foregoing.

        "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person or a duly authorized committee thereof, as applicable.

        "Business Day" means a day that is not a Saturday, a Sunday or a day on which (i) commercial banking institutions in New York, New York are authorized or required by law to be closed or (ii) the New York Stock Exchange is not open for trading.

        "Capital Expenditures" means, for any period, all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the Incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in conformity with GAAP.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

        "Capital Stock" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Capital Stock and any right or interest which is classified as equity in accordance with GAAP and any ownership interest created or granted as a matter of law.

        "Cash Equivalents" means

          (1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2)   marketable direct obligations issued by any state of the United States of America or by the District of Columbia maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

          (3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or a rating of at least P-1 from Moody's;

          (4)   investments in time deposit accounts, term deposit accounts, money market deposit accounts, certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;

          (5)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

          (6)   investments in money market funds which invest substantially all their assets in securities of the types described in any of clauses (1) through (5) above.

        "Change of Control" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company):

          (1)   the Company ceases to be an entity wholly-owned, directly or indirectly, by the Nation;

          (2)   the Company or its Restricted Subsidiaries cease to have the exclusive legal right to operate the Venues in accordance with the Company Ordinance (other than pursuant to a consulting or management agreement permitted under the Indenture);

          (3)   the Company sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its assets to, or consolidates or merges with or into, any other Person, other than any such transaction where immediately thereafter the surviving Person is a (direct or indirect) unit, instrumentality, enterprise or subdivision controlled solely by the government of the Nation or an entity wholly-owned, directly or indirectly, by the Nation; or

          (4)   the adoption of a plan relating to the liquidation or dissolution of the Company unless such plan provides for the assets of the Company to be transferred to a Wholly Owned Restricted Subsidiary that is a Guarantor.

        "Change of Control Date" has the meaning set forth under "Repurchase at the Option of the Holders—Change of Control" above.

        "Change of Control Offer" has the meaning set forth under "Repurchase at the Option of the Holders—Change of Control" above.

        "Change of Control Purchase Date" has the meaning set forth under "Repurchase at the Option of the Holders—Change of Control" above.

        "Change of Control Purchase Price" has the meaning set forth under "Repurchase at the Option of the Holders—Change of Control" above.

        "Compact" means the Nation-State Compact between the Nation and New York State pursuant to IGRA, concerning which approval by the Secretary of Interior was published in the Federal Register on December 9, 2002, as the same may from time to time be amended, or such other compact between such parties as may be substituted therefor.

        "Company Ordinance" means the charter of the Company adopted by the Nation pursuant to resolutions creating the Company.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the latest four-quarter period for which financial statements are available ending prior to the date of such determination (the "Four-Quarter Period") to (ii) Consolidated Interest Expense for such Four-Quarter Period; provided, however, that:

          (1)   if the Company or any Restricted Subsidiary of the Company has Incurred any Indebtedness or issued any Disqualified Capital Stock since the beginning of such Four-Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves an Incurrence of Indebtedness or an issuance of Disqualified Capital Stock, Consolidated EBITDA and Consolidated Interest Expense for such Four-Quarter Period will be calculated after giving effect on a pro forma basis to such Indebtedness or such Disqualified Capital Stock as if such Indebtedness or such Disqualified Capital Stock had been Incurred on the first day of such Four-Quarter Period;

          (2)   if the Company or any Restricted Subsidiary of the Company has repaid, repurchased, defeased, retired or otherwise discharged (a "Discharge") any Indebtedness or Disqualified Capital Stock since the beginning of such Four-Quarter Period that no longer remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness or Disqualified Capital Stock, then Consolidated EBITDA and Consolidated Interest Expense for such Four-Quarter Period will be calculated after giving effect on a pro forma basis to such Discharge of Indebtedness or Disqualified Capital Stock, including with the proceeds of any new Indebtedness, as if such Discharge (and Incurrence of new Indebtedness or Disqualified Capital Stock, if any) had occurred on the first day of such Four-Quarter Period;

          (3)   if since the beginning of such Four-Quarter Period the Company or any Restricted Subsidiary of the Company will have disposed of any business or operations or any material asset (a "Disposition"), then Consolidated EBITDA for such Four-Quarter Period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the business, operations or assets that are the subject of such Disposition for such Four-Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four-Quarter Period, and Consolidated Interest Expense for such Four-Quarter Period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary of the Company repaid, repurchased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such asset sale for such Four-Quarter Period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such Four-Quarter Period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (4)   if since the beginning of such Four-Quarter Period the Company or any Restricted Subsidiary of the Company (by merger or otherwise) will have made an Investment in any Restricted Subsidiary of the Company (or any Person that becomes a Restricted Subsidiary of the Company) or an Acquisition, including any Acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, then Consolidated EBITDA and Consolidated Interest Expense for such Four-Quarter Period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such Four-Quarter Period;

          (5)   if since the beginning of such Four-Quarter Period any Person (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such Four-Quarter Period) will have made any Disposition or any Investment or Acquisition that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary of the

  Company during such Four-Quarter Period, then Consolidated EBITDA and Consolidated Interest Expense for such Four-Quarter Period will be calculated after giving pro forma effect thereto as if such Disposition, Investment or Acquisition occurred on, with respect to any Investment or Acquisition, the first day of such Four-Quarter Period and, with respect to any Disposition, the first day of such Four-Quarter Period; and

          (6)   notwithstanding the foregoing, interest expense on any Indebtedness under a revolving credit facility the outstanding principal balance of which is required to be computed on a pro forma basis in accordance with the foregoing shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided, that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under such revolving credit facility during the applicable period, to the extent such repayment permanently reduced the commitments or amounts available to be borrowed under such facility.

        For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations will be determined in accordance with Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Hedging Obligations relating to interest are outstanding applicable to such Indebtedness if such agreement under which such Hedging Obligations are outstanding has a remaining term as at the date of determination equal to or in excess of 12 months; but if the remaining term of such Hedging Obligation is less than 12 months, then such Hedging Obligation shall only be taken into account for that portion of the period equal to the remaining term thereof).

        "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, (A) plus the following, to the extent deducted in calculating such Consolidated Net Income:

          (1)   Consolidated Income Tax Expense for such period;

          (2)   Consolidated Interest Expense for such period;

          (3)   depreciation expense for such period;

          (4)   amortization expense for such period;

          (5)   pre-opening expenses for such period (provided that the aggregate amount of pre-opening expenses added back shall not exceed $25.0 million); and

          (6)   all other non-cash items reducing Consolidated Net Income for such period (other than any non-cash item requiring an accrual or a reserve for cash disbursements in any future period);

minus

(B)    all non-cash items increasing Consolidated Net Income for such period (other than the accrual of revenue in the ordinary course of business and any non-cash item representing a reduction of a liability to be paid in the future to the extent such liability previously reduced Consolidated Net Income in such period).

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated EBITDA of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by that Restricted Subsidiary without prior governmental approval (or if any required prior governmental approval has been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its equity holders.

        "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for taxes based on the income or profits of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of:

          (1)   the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) the net cost under Hedging Obligations relating to interest (including any amortizations of discounts, but excluding any mark-to-market adjustments), (b) the interest portion of any deferred payment obligation, (c) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (d) all capitalized interest and all accrued interest and (e) the accretion of any original issue discount on any Indebtedness;

          (2)   the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

          (3)   the product of (x) the amount of dividends and distributions paid or accrued in respect of Disqualified Capital Stock of such Person or Preferred Capital Stock of any of its Restricted Subsidiaries (other than dividends or distributions consisting solely of Qualified Capital Stock) during such period as determined on a consolidated basis in accordance with GAAP and (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, provincial, state and local tax rate of such Person, expressed as a decimal; and

          (4)   all interest on any Indebtedness described in clause (7) or (8) of the definition of "Indebtedness".

        "Consolidated Net Income" means, with respect to any Person (the referent Person) for any period, the consolidated net income (loss) of such Person and its Restricted Subsidiaries (which, for the avoidance of doubt, will be after deduction of minority interests in Restricted Subsidiaries held by third parties) for such period determined in accordance with GAAP; provided, however, that there will not be included in calculating such Consolidated Net Income:

          (1)   any net income (loss) of any Person other than the referent Person and each Restricted Subsidiary of the referent Person, except to the extent of the amount of cash actually distributed by such Person during such period to the referent Person or (subject to the limitation in clause (2) below) a Restricted Subsidiary of the referent Person as a dividend or other distribution;

          (2)   any net income (but not loss) of any Restricted Subsidiary of the referent Person if such Restricted Subsidiary is subject to restrictions, directly or indirectly, precluding the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the referent Person to the extent of such limitations or restrictions;

          (3)   any gain or loss realized upon the sale or other disposition of any asset of the referent Person or any Restricted Subsidiary that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

          (4)   any extraordinary or nonrecurring gain or loss;

          (5)   the cumulative effect of a change in accounting principles;

          (6)   unrealized gains or losses in respect of Hedging Obligations permitted by clause (7) of the "Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" covenant as recorded on the statement of operations in accordance with GAAP;

          (7)   any writedowns or impairments of intangible assets; and

          (8)   any loss on early extinguishment of Indebtedness in connection with, and expenses associated with premiums paid in connection with the refinancing of, the Existing Facility.

        provided, however, that in the case of clauses (3), (4) and (6) such amount or charge will be net of any tax or tax benefit to the referent Person (less all fees and expenses relating to such transaction) or any Restricted Subsidiary resulting therefrom.

        "Credit Facilities" means one or more debt facilities, commercial paper facilities or other types of financings between the Company and its Restricted Subsidiaries with banks, other institutional lenders, vendors and others providing for revolving credit loans, term loans, capitalized leases, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any facility with respect to FF&E Financing or any Capital Lease Obligation to acquire or refinance furniture, fixtures or equipment incident to and useful in a Related Business.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designation" has the meaning set forth under "Certain Covenants—Designation of Unrestricted Subsidiaries" above.

        "Designation Amount" has the meaning set forth in the definition of "Investment."

        "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the date which is 91 days after the Stated Maturity of the principal of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require the issuer to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the maturity date of the Notes will not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that the Company or the applicable Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "Certain Covenants—Limitation on Restricted Payments."

        "Excess" has the meaning set forth under "Repurchase at the Option of the Holders—Asset Sales."

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

        "Exchange Notes" means notes issued in exchange for Notes issued on the Issue Date or Additional Notes pursuant to the Registration Rights Agreement.

        "Existing Facility" means the Term Loan Agreement dated November 22, 2002 between SNFGC and Freemantle Limited (and the loan documents entered into in connection therewith), as amended, modified, amended and restated, renewed or extended from time to time (in a manner not materially adverse to the Holders) prior to its payment in full and termination on May 23, 2005.

        "Existing Indebtedness" means any Indebtedness of the Company and the Restricted Subsidiaries in existence on the Issue Date (after giving effect to the use of proceeds of the offering of the Notes and the other financing transactions on the Issue Date) until such amounts are repaid.

        "Expansion Project" means the construction of the luxury hotel, in substantially the form more fully described in this prospectus.

        "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as determined in good faith by the management of the Company; provided, however, if management of the Company determines the Fair Market Value of any such asset or assets to be in excess of $3.0 million, the Fair Market Value of such asset or assets will be determined conclusively by the Board of Directors of the Company (or a duly authorized committee thereof) acting in good faith, and will be evidenced by a Board Resolution delivered to the Trustee.

        "FF&E" means furniture, fixture, equipment, including gaming equipment, and other assets used in connection with any Related Business.

        "FF&E Financing" means the incurrence of Indebtedness, the proceeds of which will be used to finance the acquisition by the Company or a Restricted Subsidiary, cost of construction or improvement, or carrying cost, of FF&E used in a Related Business whether or not secured by a Lien on such FF&E; provided that such Indebtedness does not exceed the fair market value of such FF&E at the time of its acquisition plus related financing costs, and in the case of a refinancing, accrued but unpaid interest.

        "Four-Quarter Period" has the meaning set forth in the definition of "Consolidated Coverage Ratio" above.

        "GAAP" means generally accepted accounting principles in effect in the United States on the Issue Date and which are consistently applied.

        "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, the Nation, any state, province or any city or other political subdivision, whether now or hereafter in existence, or any officer or official thereof, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Nation or the Company or any subsidiary of the Company, including the Seneca Gaming Authority and any division of the Nation having such authority.

        "Gaming License" means every license, permit, franchise or other authorization from any Gaming Authority required on the Issue Date or at any time thereafter to own, lease, operate or otherwise conduct a Related Business of the Company and its Subsidiaries, including all licenses granted under the Nation Gaming Ordinance, and the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

        "guarantee" means, as applied to any obligation, (1) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (2) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee will include, without limitation, any agreement to maintain or preserve any other Person's financial condition or to cause any other Person to achieve certain levels of operating results.

        "Guarantee" means the senior guarantee by each Guarantor of the Company's payment obligations under the Indenture and the Notes, executed pursuant to the Indenture.

        "Guarantors" means each of: (1) Seneca Erie Gaming Corporation and Seneca Territory Gaming Corporation; (2) effective on May 23, 2005 (upon the payment in full and termination of the Existing Facility), SNFGC and its Restricted Subsidiaries, and (3) any other Subsidiary that executes a Guarantee in accordance with the provisions of the Indenture; and their respective successors and assigns, in each case, until such Person is released from its Guarantee in accordance with the terms of the Indenture.

        "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and similar agreements or arrangements and (2) foreign currency or commodity hedge, swap, exchange and similar agreements (agreements referred to in this definition being referred to herein as "Hedging Agreements").

        "Holder" means the registered holder of any Note.

        "IGRA" means the Indian Gaming Regulatory Act of 1988, PL 100-497, U.S.C. § 2701 et seq., as the same may from time to time be amended.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" will have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary of the Company (or is merged into or consolidated with the Company or any Restricted Subsidiary of the Company), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary of the Company (or being merged into or consolidated or amalgamated with the Company or any Restricted Subsidiary of the Company), will be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates or amalgamates with the Company or any Restricted Subsidiary of the Company. The following will be deemed not to be Incurrences of Indebtedness: (1) the accrual or payment of interest and the accretion or amortization of original issue discount will not be deemed to be an Incurrence of Indebtedness, provided, however, in each such case, that the amount thereof is included in Consolidated Interest Expense as accrued, (2) the payment of interest in the form of additional Indebtedness of the same instrument or the payment of dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms, and (3) losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133).

        "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

          (1)   every obligation of such Person for money borrowed;

          (2)   every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of assets or businesses by such Person;

          (3)   every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

          (4)   every obligation of such Person issued or assumed as the deferred purchase price of assets or services (but excluding (A) earnout or other similar obligations until such time as the amount of such obligation is capable of being determined and its payment is probable, (B) trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or (C) other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

          (5)   every Capital Lease Obligation of such Person;

          (6)   every net obligation payable under Hedging Agreements of such Person;

          (7)   every obligation of the type referred to in clauses (1) through (6) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise, the amount of such obligation being the lesser of (A) such obligation and (B) the maximum amount covered by such guarantee or for which such Person is otherwise liable; and

          (8)   every obligation of the type referred to in clauses (1) through (7) above of another Person the payment of which is secured by the assets of such Person, the amount of such obligation being deemed to be the lesser of (i) the Fair Market Value of such asset or (ii) the amount of the obligation so secured.

        Indebtedness:

          (A)  for purposes of calculations, basket compliance and other limitations set forth in the Indenture, shall be calculated (1) based solely on the portion of such Indebtedness attributable to principal and (2) net of sinking fund payments made in respect of such Indebtedness and other cash collateral securing such Indebtedness;

          (B)  will not include obligations of any Person (1) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within 5 Business Days of their Incurrence, (2) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and (3) under standby letters of credit to the extent collateralized by cash or Cash Equivalents;

          (C)  will include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Capital Stock of the Company or any Preferred Capital Stock of any Restricted Subsidiary of the Company;

          (D)  will not include any liability for federal, provincial, state, Nation, local or other taxes; and

          (E)  will not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business.

        "Independent Financial Advisor" means a nationally recognized accounting, appraisal or investment banking firm or consultant in the United States that is, in the judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "interest" means, with respect to the Notes, the sum of any cash interest and any Additional Interest on the Notes.

        "Investment" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit (in each case other than in connection with an acquisition of property or assets that does not otherwise constitute an Investment) or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment will be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or writeoffs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property or asset other than cash, such property will be valued at its Fair Market Value at the time of such transfer. For purposes of the covenant described under "Certain Covenants—Limitation on Restricted Payments" above, an Investment will be deemed to be made upon any Designation in an amount (the "Designation Amount") equal to the greater of (1) the net book value of the Company's interest in the applicable Subsidiary calculated in accordance with GAAP and (2) the Fair Market Value of the Company's interest in the applicable Subsidiary as determined in good faith by the Board of Directors of the Company (or a duly authorized committee thereof) and evidenced by a Board Resolution, whose determination will be conclusive, plus, in each case, the amount, if applicable, described in clause (4) under the covenant described under "Certain Covenants—Designation of Unrestricted Subsidiaries." If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary of the Company such that, after giving effect to such sale or disposition, such Person ceases to be a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Capital Stock of such Restricted Subsidiary that after giving effect to such sale or disposition is owned, directly or indirectly, by the Company.

        "Issue Date" means May 5, 2004.

        "Key Project Assets" means:

          (1)   any real property or interest in real property held in trust for the Nation by the United States upon which a Venue is located,

          (2)   any improvement to the real property referred to in clause (1) above (but excluding any real property improvements determined by the Company to be no longer useful to the operation of the Venues), and

          (3)   any business records of the Company or the Nation relating to the operation of the Venues.

        "Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, and any agreement to give any security interest but excluding any lease which does not secure Indebtedness).

        "Maturity Date" means May 1, 2012.

        "Nation" means the Seneca Nation of Indians of New York, a sovereign Indian Nation recognized by the United States of America pursuant to 25 U.S.C. § 476, et seq.

        "Nation Forum" means any court or other tribunal, forum, council, or adjudicative body of the Nation.

        "Nation Gaming Ordinance" means the Nation Gaming Ordinance of the Nation adopted by the Nation's resolution on August 1, 2002, subsequently amended on November 16, 2002, and approved by the National Indian Gaming Commission on November 26, 2002.

        "Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary of the Company in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of:

          (1)   the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, brokerage fees and sales commissions) and any relocation expenses incurred as a result thereof;

          (2)   taxes paid or payable directly as a result thereof;

          (3)   amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

          (4)   amounts deemed, in good faith, appropriate by the Board of Directors of the Company (or a duly authorized committee thereof) to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves will be deemed to constitute Net Cash Proceeds at the time such reserves will have been released or are not otherwise required to be retained as a reserve); and

          (5)   all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale.

        "Net Proceeds Offer" has the meaning set forth under "Repurchase at the Option of the Holders—Asset Sales" above.

        "New York Gaming Authority" means the appropriate authority responsible for the regulation of Class III Gaming under the IGRA and other gaming activities at any Venue, including, without limitation, the New York State Racing and Wagering Board.

        "NIGC" means the National Indian Gaming Commission.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman, any Vice Chairman, the President, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Company.

        "Officers' Certificate" means a certificate signed by two Officers or by one Officer and any Assistant Treasurer or Assistant Secretary of the Company and which complies with the provisions of the Indenture.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee; such counsel may be an employee of or counsel to the Company or the Trustee.

        "Ownership Interest" means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any member of the Board of Directors or other executive office of such Person.

        "Pari Passu Debt" has the meaning set forth under "Repurchase at the Option of the Holders—Asset Sales" above.

        "Permitted Indebtedness" has the meaning set forth in the second paragraph of "Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" above.

        "Permitted Investments" means:

          (1)   Investments in cash and Cash Equivalents;

          (2)   Investments in the Company or any Guarantor or any Person that, as a result of or in connection with such Investment, (a) becomes a Guarantor or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Guarantor;

          (3)   Investments in the Notes;

          (4)   Investments in prepaid expenses, prepaid assets, negotiable instruments held for collection or deposit and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business;

          (5)   Hedging Obligations permitted by clause (7) of the definition of "Permitted Indebtedness";

          (6)   any Investment to the extent that the consideration therefor consists of Qualified Capital Stock of the Company;

          (7)   accounts receivable created or acquired in the ordinary course of business or Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers;

          (8)   advances to officers, directors and employees of the Company, any Guarantor, or any Restricted Subsidiary for travel, entertainment, relocation expenses, and payroll advances, in each case in the ordinary course of business not to exceed $1.0 million at any one time outstanding;

          (9)   any non-cash consideration received as a result of Asset Sales in compliance with "Repurchase at the Option of Holders—Asset Sales" above;

          (10) Investments in SNFGC to the extent required by SNFGC to make Capital Expenditures and for working capital purposes;

          (11) guarantees of Indebtedness under the Existing Facility by Seneca Erie Gaming Corporation, Seneca Territory Gaming Corporation, and any other Restricted Subsidiaries of the Company, and any payments thereunder; and

          (12) in addition to the Investments described in clauses (1) through (11) above, other Investments not to exceed $25.0 million at any time outstanding.

        The amount of Investments outstanding at any time pursuant to clause (12) above will be deemed to be reduced:

          (a)   upon the disposition or repayment of or return on any Investment made pursuant to clause (12) above, by an amount equal to the return of capital with respect to such Investment to the Company or any Restricted Subsidiary of the Company (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

          (b)   upon a Revocation redesignating an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Company's proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (12) above.

        "Permitted Liens" means:

          (1)   Liens on property of a Person existing at the time such Person is merged or consolidated with or into the Company or any Restricted Subsidiary of the Company or such Person is designated to be a Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger, consolidation or designation and do not attach to any property or assets of the Company or any Restricted Subsidiary of the Company other than the property or assets subject to the Liens prior to such merger, consolidation or designation and the proceeds thereof;

          (2)   Liens securing the Indebtedness under the Credit Facilities permitted pursuant to the first paragraph of the covenant described under "Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" or clause (3), (4), (7) or (14) of such covenant; provided, however, that Liens to secure Indebtedness pursuant to such first paragraph of such covenant shall be permitted only if immediately thereafter, the ratio of (a) the principal amount (or accreted value, as the case may be) of Secured Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis to (b) the Consolidated EBITDA for the preceding Four-Quarter Period, determined on a pro forma basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such period, would be greater than zero and less than 1.5 to 1.0;

          (3)   Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

          (4)   Liens securing all of the Obligations under the Indenture;

          (5)   Liens in favor of the Company or any Restricted Subsidiary of the Company;

          (6)   Liens securing Hedging Obligations incurred pursuant to clause (7) of the definition of "Permitted Indebtedness";

          (7)   Liens securing Indebtedness (including Capital Lease Obligations) permitted by clause (8) of the definition of "Permitted Indebtedness", provided such Indebtedness will not be secured by any asset other than the specified asset being financed;

          (8)   Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or any of its Restricted Subsidiaries will have set aside on its books such reserves as may be required pursuant to GAAP;

          (9)   statutory and contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or contract Incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as will be required by GAAP will have been made in respect thereof;

          (10) Liens Incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (11) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (12) judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

          (13) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Company and the Restricted Subsidiaries taken as a whole;

          (14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

          (15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and setoff;

          (16) bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case will any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

          (17) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

          (18) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (19) Liens securing Acquired Indebtedness permitted to be Incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Liens at the time of acquisition and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

          (20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (21) Liens on and pledges of the Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

          (22) Liens arising under the Indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be Incurred under the Indenture, provided, that such Liens are solely for the benefit of the trustees, agents, or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

          (23) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under "Certain Covenants—Limitation on Restricted Payments";

          (24) Liens incurred in the ordinary course of business of the Company, a Guarantor or any of their respective Restricted Subsidiaries with respect to obligations that do not exceed $1.0 million at any one time outstanding and (A) are not Incurred in connection with the borrowing of money or the obtaining of advance of credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property and materially impair the use thereof in the operation of business by the Company, a Guarantor, or any of their respective Restricted Subsidiaries; and

          (25) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1), (2), (3), (4), (7), (19) or (21) above so long as such Lien does not extend to any other property.

        In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Capital Stock," in any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class in such Person.

        "Qualified Capital Stock" in any Person means any Capital Stock in such Person other than any Disqualified Capital Stock.

        "Qualifying Subordinated Indebtedness" means Subordinated Indebtedness of the Company or any Guarantor as to which (1) the payment of principal, interest and premium, if any, and all other obligations in respect of such Indebtedness is expressly subordinated in right of payment to the Notes, (2) the maturity date of such Indebtedness occurs after August 15, 2012, (3) the holder of such Indebtedness is not entitled to receive any payments on such Indebtedness (other than payments in kind) until all of the Company's Obligations under the Indenture have been paid in full in cash, and (4) the holder thereof may not exercise any remedies thereunder until all of the Company's Obligations under the Indenture have been paid in full in cash.

        "Registration Rights Agreement" means, (i) with respect to the Notes issued on the Issue Date, the Registration Rights Agreement dated as of the Issue Date by and among the Company, the Guarantors, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC, (ii) with respect to the Notes issued on May 23, 2005, the Registration Rights Agreement dated as of May 23, 2005 by and among the Company, the Guarantors, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC, and (iii) with respect to each other issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Company, the Guarantors and the initial purchasers under the related purchase agreement, in each case as the same may be amended or modified from time to time in accordance with the terms thereof.

        "Related Business" means the Class II and Class III Gaming (as such terms are defined in IGRA) and resort business and any activity or business incidental, related, complementary or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including without limitation any hotel, entertainment, transportation, recreation or other activity or business designed to promote, market, support, develop, construct or enhance the casino gaming and resort business operated by the Company and the Restricted Subsidiaries.

        "Restricted Subsidiary" means, with respect to any Person, any Subsidiary of such Person other than any Subsidiary that has been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "Certain Covenants—Designation of Unrestricted Subsidiaries" above. Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of "Certain Covenants—Designation of Unrestricted Subsidiaries" above. For the avoidance of doubt, on the Issue Date, the only Subsidiaries of the Company that are its Restricted Subsidiaries are SNFGC, Seneca Erie Gaming Corporation and Seneca Territory Gaming Corporation.

        "Revocation" has the meaning set forth under "Certain Covenants—Designation of Unrestricted Subsidiaries" above.

        "SEC" means the Securities and Exchange Commission.

        "Secured Indebtedness" means, with respect to any Person, all Indebtedness of such Person of the types described in the first paragraph under the covenant described under "Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" and in clauses (3), (4), (8), (11), (13) and (14) of the definition of "Permitted Indebtedness" set forth in such covenant, secured by a Lien on any property or assets of such Person and/or its Restricted Subsidiaries.

        "Securities Act" means the Securities Act of 1933, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

        "Seneca Gaming Authority" means the Seneca Gaming Authority, established under the Nation Gaming Ordinance.

        "Significant Subsidiary" means (1) any Restricted Subsidiary that would be a "significant subsidiary" as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (8) under "Events of Default" has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

        "Stated Maturity," when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

        "Subordinated Indebtedness" means any Indebtedness of the Company or a Guarantor that is expressly subordinated in right of payment to the Notes or the Guarantee of such Guarantor.

        "Subsidiary" with respect to any Person means (1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of all outstanding Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise specified, "Subsidiary" refers to a Subsidiary of the Company.

        "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

        "Term Loan-Nation Agreement" means the Nation Agreement, dated as of November 22, 2002, between Freemantle Limited and the Nation, as amended, modified, amended and restated, renewed or extended from time to time (in a manner not materially adverse to the Holders) prior to its termination on May 23, 2005.

        "Total Assets" means, with respect to any Person, as of any date, the consolidated total assets of such Person, as determined in accordance with GAAP.

        "United States Government Obligations" means direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

        "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with "Certain Covenants—Designation of Unrestricted Subsidiaries" above, in each case until such time as any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant. As of the Issue Date, Seneca Hospitality Corporation, a New York corporation that is wholly-owned by SNFGC, is an Unrestricted Subsidiary.

        "Unutilized Net Cash Proceeds" has the meaning set forth in the fifth paragraph under "Repurchase at the Option of the Holders—Asset Sales" above.

        "Venue" means the multi-amenity gaming, food, lodging and entertainment complexes, located or to be located on the Nation's properties, consisting of the facilities now existing, the Expansion Project as it comes into being and future development on such properties, as described in this prospectus.

        "Voting Stock" means Capital Stock in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other comparable governing body of such corporation or Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness (including Disqualified Capital Stock) at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal or dividends including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding aggregate principal amount of such Indebtedness (including Disqualified Capital Stock).

        "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the voting power of outstanding Voting Stock (other than directors' qualifying shares) of which is owned, directly or indirectly, by the Company.

REGISTRATION RIGHTS AGREEMENT

        We entered into a registration rights agreement with the initial purchasers, pursuant to which we agreed to file with the Securities and Exchange Commission a registration statement on an appropriate form under the Securities Act, or a shelf registration statement, with respect to an offer to exchange the old notes for exchange notes with terms substantially identical to the old notes (except that the exchange notes will not contain transfer restrictions) and to offer to the holders of old notes who are able to make certain representations the opportunity to exchange their old notes for exchange notes.

        In the event that:

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  we are not permitted to file the exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy;

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  the exchange offer is not for any other reason declared effective within 270 days after the issue date of the old notes or consummated within 300 days after the issue date of the old notes;

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  any holder of old notes notifies us within a specified time period that (a) due to a change in law or Commission policy it is not entitled to participate in the exchange offer, (b) due to a change in law or Commission policy it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder or (c) it is a broker-dealer and owns old notes acquired directly from us or our affiliates; or

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  the holders of a majority of the old notes are not permitted to resell the exchange notes acquired by them in the exchange offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, we will file with the Securities and Exchange Commission a shelf registration statement to cover resales of old notes by the holders thereof. We will use our reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Securities and Exchange Commission, but in any event, we will not be required to do so prior to the expiration of 270 days after the issue date of the old notes.

        Each holder of old notes that wishes to exchange old notes for exchange notes in the exchange offer will be required to make certain representations, including representations that (i) any exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the exchange notes and (iii) it is not an "affiliate" of ours as defined in Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        Under existing Commission interpretations, the exchange notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered upon resale by such broker-dealers in connection with resales of the exchange notes. We have agreed to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any exchange notes acquired in the exchange offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

        If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

        We have agreed to pay all expenses incident to the exchange offer and will indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act.

        The Registration Rights Agreement provides that:

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  unless the exchange offer would not be permitted by applicable law or Commission policy, we will file the exchange offer Registration Statement with the Securities and Exchange Commission on or prior to 120 days after the issue date of the old notes;

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  unless the exchange offer would not be permitted by applicable law or Commission policy, we will use our reasonable best efforts to have the exchange offer Registration Statement declared effective by the Securities and Exchange Commission on or prior to 270 days after the issue date of the old notes;

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  unless the exchange offer would not be permitted by applicable law or Commission policy, we will commence the exchange offer and use our reasonable best efforts to issue, on or prior to 300 days after the issue date of the old notes, exchange notes in exchange for all old notes tendered prior thereto in the exchange offer; and

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  if obligated to file the shelf registration statement, we will file the shelf registration statement after such filing obligation arises and use our reasonable best efforts to file the shelf registration statement as promptly as practicable but not later than 300 days after the issue date of the old notes.

        We will use our reasonable best efforts to keep such shelf registration statement continuously effective, supplemented and amended until the earliest of (i) the time when the Registrable Securities covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (ii) the second anniversary of the effective date of the shelf registration statement or (iii) such shorter period that will terminate when all the Registrable Securities (as defined in the Registration Rights Agreement) covered by the shelf registration statement have been sold pursuant thereto.

        If (i) we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements are not declared effective by the Securities and Exchange Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), subject to certain limited exceptions, (iii) we fail to consummate the exchange offer within 30 days of the Effectiveness Target Date with respect to the exchange offer Registration Statement, or (iv) the shelf registration statement or the exchange offer Registration Statement is declared effective but thereafter, subject to certain limited exceptions, ceases to be effective or usable in connection with the exchange offer or resales of old notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), then we will pay additional interest in cash to each holder of old notes, with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default, in an amount equal to 0.25% per annum of the principal amount of the old notes. The amount of additional interest will increase by an additional 0.25% per annum of the principal amount of the old notes for each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum amount of 1.00% of the principal amount of the old notes. Following the cure of a particular Registration Default, the accrual of additional interest with respect to such Registration Default will cease.

BOOK-ENTRY; DELIVERY AND FORM

        The exchange notes will be represented by a single, permanent global note in definitive fully registered book-entry form. The global note will be deposited with, or on behalf of, The Depository Trust Company, or DTC and registered in the name of a nominee of DTC.

        The exchange notes will only be issued in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples of $1,000. No notes will be issued in bearer form. The exchange notes will be issued only against payment in immediately available funds.

        The Global Note.    We expect that pursuant to procedures established by DTC:

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  upon the issuance of the global note, DTC or its custodian will credit, on its internal system, the securities to the respective accounts of persons who have accounts with such depositary; and

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  ownership of beneficial interests in the global note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        Ownership of beneficial interests in the global note will be limited to persons that have accounts with DTC or its nominee or persons that may hold interests through participants. Thus, persons participating in the exchange offer may hold their interest in the global note directly through DTC if they are DTC participants, or indirectly through organizations that are participants in DTC.

        So long as DTC, or its nominee, is the registered owner or holder of the exchange notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global note for all purposes under the Indenture governing the exchange notes. No beneficial owner of an interest in the global note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the exchange notes.

        Payments of the principal of, premium (if any) and interest (including additional interest) on the global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest (including additional interest) in respect of the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a certificated exchange note for any reason, including to sell exchange notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the global note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture governing the exchange notes.

        DTC has advised us that it will take action permitted to be taken by a holder of exchange notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global note are credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Indenture governing the exchange notes, DTC will exchange the global note for certificated securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of New York State, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Securities.    If DTC is at any time unwilling or unable to continue as a depositary for the global note and we do not appoint a successor depositary within 90 days, certificated securities will be issued in exchange for the global note.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax consequences of the ownership and disposition of the exchange notes to holders of the old notes exchanging old notes for exchange notes in this exchange offer. It deals primarily with holders that acquire exchange notes at original issuance at their original issue price, and that acquire and hold the exchange notes as capital assets. This summary does not deal with special situations, such as those of dealers in securities or currencies, real estate investment trusts, regulated investment companies, tax exempt entities, financial institutions, insurance companies, persons holding the exchange notes as a part of a hedging or conversion transaction or a straddle, or investors whose "functional currency" is not the U.S. dollar. This summary is based on the Internal Revenue Code of 1986, as amended, which is commonly referred to as the Code, administrative pronouncements, judicial decisions and Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. We have not sought, and do not intend to seek, any rulings from the Internal Revenue Service, or IRS, with respect to the tax consequences of the ownership or disposition of the exchange notes that are different from what is discussed in this summary; and we cannot assure you that any different position taken by the IRS will not be sustained. This discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to the exchange notes or the holders nor does it contain a description of any potentially applicable income tax treaty.

        Persons considering exchanging old notes for exchange notes should consult their own tax advisors concerning the federal income tax consequences of holding the exchange notes in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

        As used in this prospectus, the term "U.S. holder" means a beneficial owner of an exchange note that is, for United States federal income tax purposes, a citizen or resident of the United States, a corporation created or organized in or under the laws of the United States or any state thereof, including the District of Columbia, an estate the income of which is subject to United States federal income tax regardless of its source, or a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person under section 7701(a)(30) of the Code, taking into account certain effective dates and transition rules. The term "non-U.S. holder" means any beneficial owner of an exchange note that is an individual, corporation, trust or estate and not a U.S. holder. If a partnership holds old notes or exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding an old note or an exchange note, and partners in a partnership holding an old note or an exchange note, should consult their tax advisors.

U.S. holders

  Exchange offer

        The exchange of an old note for an exchange note will not constitute a taxable exchange. As a result, (a) a U.S. holder should not recognize a taxable gain or loss as a result of exchanging the holder's old note for an exchange note, (b) the holding period for the exchange notes received should include the holding period of the old notes exchanged therefor and (c) the adjusted tax basis of the exchange notes received should be the same as the adjusted tax basis of the old notes exchanged therefor immediately before the exchange.

  Interest/OID

        The exchange notes were issued with original issue discount ("OID") for U.S. federal income tax purposes. Qualified stated interest on the exchange notes will be taxed to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes. For this purpose, the "qualified stated interest" will be the stated interest at 7.25% per annum, payable semi-annually, on the exchange notes. U.S. Holders must also include OID in gross income as ordinary interest income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, a U.S. holder will be required to include OID in income in advance of the receipt of cash attributable to such income.

        The exchange notes are treated as issued with OID equal to the excess of an exchange note's "stated redemption price at maturity" over its "issue price". The stated redemption price at maturity of an exchange note will be its principal amount. The issue price of an exchange note is the initial offering price at which a substantial amount of the exchange notes were sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting as underwriters, placement agents or wholesalers). The amount of OID includible in income by a U.S. Holder for any taxable year is the daily portions of OID for each day during a taxable year on which the U.S. Holder holds the exchange note, determined as follows.

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  First, the "yield to maturity" is determined. This is the discount rate (calculated to two decimal places) that, when applied to the sum of all principal and interest payments to be made under the exchange notes produces an amount equal to the issue price of the exchange notes. The yield to maturity is constant over the term of the exchange notes.

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  Second, the OID allocable to each accrual period is determined. It is the excess of (i) the product of the exchange note's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (ii) the qualified stated interest allocable to such period. The "adjusted issue price" of an exchange note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any payments of principal made on such exchange note. An "accrual period" may be of any length and may vary in length over the term of a debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The accrual period generally should be the period from one interest payment on the exchange notes to the next.

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  Third, the daily portions of OID must be determined by allocating to each day in an accrual period a pro rata portion of the OID that accrued in such period.

  Amortizable bond premium

        If a U.S. holder purchases an exchange note in a secondary market transaction for an amount in excess of, in general, the exchange note's principal amount, such U.S. holder will be considered to have purchased such exchange note with "amortizable bond premium" equal in amount to such excess. Generally, a U.S. holder may elect to amortize such premium as an offset to interest income, using a constant yield method. The premium is calculated assuming that we will exercise redemption rights in a manner that maximizes the U.S. holder's yield. A U.S. holder that elects to amortize bond premium must reduce its tax basis in the exchange note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the IRS.

  Market discount

        If a U.S. holder acquires an exchange note in a secondary market transaction for an amount that is less than, in general, the exchange note's principal amount, the amount of such difference is treated as "market discount" for United States federal income tax purposes, unless such difference is considered to be de minimis as described in section 1278(a)(2)(C) of the Code. Under the market discount rules of the Code, a U.S. holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In general, the amount of market discount that has accrued is determined on a ratable basis although in certain circumstances an election may be made to accrue market discount on a constant interest basis. A U.S. holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry exchange notes with market discount. A U.S. holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the IRS. A U.S. holder's tax basis in an exchange note will be increased by the amount of market discount included in such U.S. holder's income under such election. U.S. holders of exchange notes with market discount are urged to consult their tax advisors as to the tax consequences of ownership and disposition of the exchange notes.

  Disposition of exchange notes

        A U.S. holder who disposes of an exchange note by sale, exchange for other property, or payment by us, will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other disposition, not including any amount attributable to accrued but unpaid interest, and the U.S. holder's adjusted tax basis in the exchange note. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under the caption "—U.S. holders—Interest/OID." Any amount attributable to accrued market discount that has not previously been included in income will be taxed in the manner described above under the caption "—U.S. holders—Market discount." In general, the U.S. holder's adjusted tax basis in an exchange note will be equal to the purchase price of the old note which was tendered in the exchange offer to acquire the exchange note (or, if the exchange note was not acquired by exchanging an old note, the purchase price for the exchange note), increased by the amount of market discount previously included in the U.S. holder's income with respect to the old note and the exchange note and reduced by any bond premium used to offset interest income as described above under the caption "—U.S. holders—Amortizable bond premium."

        Gain or loss realized on the sale, exchange or retirement of an exchange note generally will be capital gain or loss, subject to the market discount rules described above under the caption "—U.S. holders—Market discount", and will be long-term capital gain or loss if at the time of sale, exchange or retirement the exchange note has been held for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Non-U.S. holders

  Exchange offer

        The exchange of an old note for an exchange note will not constitute a taxable exchange. As a result, (a) a non-U.S. holder should not recognize a taxable gain or loss as a result of exchanging the holder's old notes for exchange notes, (b) the holding period for the exchange notes received should include the holding period of the old notes exchanged therefor and (c) the adjusted tax basis of the exchange notes received should be the same as the adjusted tax basis of the old notes exchanged therefor immediately before the exchange.

  Interest

        Subject to the discussion below concerning backup withholding, principal payments, payments made in respect of interest (whether paid or accrued based on OID principles discussed under "U.S. Holders—Interest/OID"), and gains from the sale, exchange or other disposition of, an exchange note will not be subject to the withholding of federal income tax, provided that, in the case of payments in respect of interest:

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  the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of voting stock of the issuer;

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  the non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to the issuer through stock ownership;

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  the non-U.S. holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code; and

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  the certification requirements under section 871(h) or section 881(c) of the Code and the Treasury Regulations thereunder, summarized below, are met.

        Sections 871(h) and 881(c) of the Code and related Treasury Regulations require that, in order to obtain the exemption from withholding described above, either:

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  the beneficial owner of the exchange note must certify, under penalties of perjury, to the withholding agent that such owner is a non-U.S. holder and must provide such owner's name, residential address and United States taxpayer identification number, if any and must otherwise satisfy documentary evidence requirements;

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  a financial institution that holds customers' securities in the ordinary course of business and holds an exchange note certifies to the withholding agent that appropriate certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and generally furnishes the withholding agent with a copy thereof; or

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  the non-U.S. holder must provide such certification to a "qualified intermediary" or a "withholding foreign partnership" and certain other conditions must be met.

        A non-U.S. holder may give the certification described above on IRS Form W-8BEN, which generally is effective for the remainder of the year of signature plus three full calendar years, unless a change in circumstances makes any information on the form incorrect. Special rules apply to foreign partnerships. In general, a foreign partnership will be required to provide a properly executed IRS Form W-8IMY and attach thereto an appropriate certification from each partner. Partners in foreign partnerships are urged to consult their tax advisors.

        Even if a non-U.S. holder does not meet the above requirements, interest payments will not be subject to the withholding of United States federal income tax, or will be subject to withholding at a reduced rate, if the non-U.S. holder certifies that either (i) an applicable tax treaty exempts, or provides for a reduction in, withholding or (ii) interest paid on an exchange note is effectively connected with the holder's trade or business in the U.S. and therefore is not subject to withholding, as described in greater detail below.

        If a non-U.S. holder is engaged in a trade or business in the United States, and if interest on an exchange note is effectively connected with the conduct of such trade or business, the non-U.S. holder, although exempt from withholding of federal income tax, will generally be subject to regular federal income tax on such interest in the same manner as if he or she were a U.S. holder. In lieu of providing a W-8BEN, such a non-U.S. holder will be required to provide the withholding agent with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to branch profits tax equal to 30%, or such lower rate as may be provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        A non-U.S. holder will not be subject to federal income tax on any gain realized on the sale, exchange or disposition of an exchange note, except, in certain cases, to the extent that such gain is attributable to accrued but unpaid interest, unless the gain is effectively connected with such holder's trade or business in the United States, or, if the holder is an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or disposition and certain other conditions are met. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to branch profits tax equal to 30%, or such lower rate as may be provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  Backup withholding and information reporting

        A U.S. holder may be subject to backup withholding with respect to payments in respect of interest on the exchange notes (with backup withholding on OID limited to the amount of cash paid) and to proceeds from the sale, exchange, retirement or other taxable disposition of the exchange notes, unless the U.S. holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding rate is currently 28%. A U.S. holder that does not provide us with the U.S. holder's correct taxpayer identification number may also be subject to penalties imposed by the IRS. In general, information reporting requirements will apply to payments of principal and interest on the exchange notes and proceeds from the taxable disposition of the exchange notes to non-corporate U.S. holders.

        In general, a non-U.S. holder will not be subject to backup withholding or information reporting with respect to payments that we make on the exchange notes provided that we have received from the holder the statement described above under "—Non-U.S. holders—Interest/OID," or the non-U.S. holder otherwise qualifies for an exemption (provided that we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, or that the conditions of any exemption are in fact not satisfied.)

        Information reporting requirements and backup withholding tax generally will not apply to any payment of the proceeds of the sale of an exchange note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), although certain information reporting requirements apply in respect of certain brokers who have certain connections with the U.S., as determined by applicable Treasury Regulations. A non-U.S. holder will be subject to backup withholding and information reporting with respect to the proceeds of the sale of an exchange note within the United States (for example, to a purchaser that is a U.S. person) or conducted through U.S.-related financial intermediaries, unless the payer receives the statement described above and does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person or that the non-U.S. holder does not otherwise qualify for an exemption.

        Backup withholding is not a separate U.S. federal income tax. Any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder's U.S. federal income tax, if any, provided the required information and appropriate claim for refund is filed with the IRS.

        THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PERSONS CONSIDERING EXCHANGING OLD NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

        Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes.

        Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        THE EXCHANGE NOTES ARE A NEW ISSUE OF SECURITIES, AND THERE IS CURRENTLY NO ESTABLISHED TRADING MARKET FOR THE NOTES. WE DO NOT INTEND TO APPLY FOR THE EXCHANGE NOTES TO BE LISTED ON ANY SECURITIES EXCHANGE OR TO ARRANGE FOR THE EXCHANGE NOTES TO BE QUOTED ON ANY QUOTATION SYSTEM. WE CANNOT ASSURE YOU THAT A LIQUID TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES, THAT YOU WILL BE ABLE TO SELL YOUR EXCHANGE NOTES AT A PARTICULAR TIME OR THAT THE PRICES THAT YOU RECEIVE WHEN YOU SELL WILL BE FAVORABLE.

LEGAL MATTERS

        Certain matters related to the exchange offer will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements at September 30, 2005, 2004 and 2003, and for each of the three years in the period ended September 30, 2005, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the exchange notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document. While any of the notes are outstanding, we will make available to any holders or prospective purchasers the information required by Rule 144A(d)(4) under the Securities Act during any period we are not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act.

        The notes are governed by an indenture dated May 5, 2004, as supplemented by a supplemental indenture dated May 23, 2005, or the Indenture, which requires that we file reports under the Exchange Act with the Securities and Exchange Commission and furnish information to the trustee and holders of the notes. See "Description of the Exchange Notes—Certain Covenants—Provision of Financial Information." We file periodic reports and other information with the Securities and Exchange Commission. Upon effectiveness of this registration statement, we will become subject to the information and periodic reporting requirements of the Exchange Act. Should we subsequently cease to become subject to such requirements, we will continue to file periodic reports and other information with the Securities and Exchange Commission so long as the notes remain outstanding. Such periodic reports and other information are available for inspection and copying at the Securities and Exchange Commission's public reference room and through the Securities and Exchange Commission's web site at http://www.sec.gov. You may read and copy any document we file with the Securities and Exchange Commission at the following public reference room: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Further information on the operation of the Public Reference Room can be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

SENECA GAMING CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SENECA GAMING CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Seneca Gaming Corporation

        We have audited the accompanying consolidated balance sheets of Seneca Gaming Corporation as of September 30, 2005 and 2004, and the related consolidated statements of operations and changes in capital, and cash flows for each of the three years in the period ended September 30, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seneca Gaming Corporation at September 30, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Buffalo, New York
December 12, 2005

SENECA GAMING CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30
	2005	2004
	(In Thousands)
Assets
Cash and cash equivalents	$142,467	$211,595
Short-term investments	96,091	57,963
Receivables from Nation	875	—
Other receivables, net	1,979	1,348
Inventories	2,095	2,123
Other current assets	6,437	3,171

Total current assets	249,944	276,200
Property and equipment, net	430,418	282,797
Other long-term assets	18,486	25,059

Total assets	$698,848	$584,056

Liabilities and capital
Current portion of long-term debt	$—	$325
Trade payables	3,898	3,415
Accrued interest	14,218	10,866
Construction payables — SCMC	10,894	—
Construction payables — other	23,341	28,807
Exclusivity fees	5,717	41,549
Dividend payable to the Nation	—	655
Other current liabilities	38,003	31,752

Total current liabilities	96,071	117,369
Long-term debt	493,352	380,000

Total liabilities	589,423	497,369

Capital:
Retained earnings	109,425	86,687

Total liabilities and capital	$698,848	$584,056

See accompanying notes.

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND CHANGES IN CAPITAL

	Year ended September 30, 2005	Year ended September 30, 2004	Year ended September 30, 2003
	(In Thousands)
Revenues
Gaming	$440,156	$337,536	$184,332
Food and beverage	41,689	31,358	16,158
Retail, entertainment and other	16,955	11,797	4,823
Less promotional allowances	(49,647)	(24,295)	(9,557)

Net revenues	449,153	356,396	195,756
Expenses
Gaming	114,746	92,531	53,686
Food and beverage	34,877	26,387	15,856
Retail, entertainment and other	10,418	7,184	2,732
Advertising, general and administrative	117,188	91,552	42,176
Pre-opening costs	1,509	4,228	7,155
Depreciation and amortization	26,295	17,638	8,723

Total operating expenses	305,033	239,520	130,328
Operating income	144,120	116,876	65,428
Non-recurring construction charge	(13,301)	—	—
Interest income	5,116	1,535	44
Interest expense	(90,366)	(33,702)	(15,515)

Net income	45,569	84,709	49,957
Beginning capital balance (deficit)	86,687	46,996	(2,961)
Dividends declared to the Nation	(20,438)	(28,665)	—
Distribution of real property, equipment and leasehold rights to the Nation	(2,393)	(16,353)	—

Ending capital balance	$109,425	$86,687	$46,996

See accompanying notes.

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended September 30, 2005	Year ended September 30, 2004	Year ended September 30, 2003
	(In Thousands)
Cash flows provided by operating activities
Net income	$45,569	$84,709	$49,957
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,295	17,638	8,723
Amortization of deferred financing costs	2,445	1,735	937
Provision for bad debts	171	96	70
Fair market value adjustment of interest rate cap	177	1,328	—
Write-off of deferred financing costs	2,468
Other	1,315	(264)	—
Changes in operating assets and liabilities:
Current assets	(4,947)	(1,713)	(5,092)
Long-term assets	(149)	(1,287)	—
Current liabilities	(25,692)	41,561	45,533
Due to Nation for developmental and organizational costs	—	—	(2,408)

Net cash provided by operating activities	47,652	143,803	97,720

Investing activities
Purchases of property and equipment	(171,011)	(168,704)	(111,607)
Payments for real property acquisitions to be distributed to the Nation and other assets	(1,673)	(12,036)	(7,356)
Refund of deposits	700	—	—
Purchase of short-term investments	(20,163)	(57,963)	—

Net cash used in investing activities	(192,147)	(238,703)	(118,963)

Financing activities
Proceeds from senior notes	193,000	300,000	—
Proceeds from term loan	—	22,700	57,300
Repayment of term loan	(80,000)	—	—
Payments to sinking fund, net	(11,917)	(6,048)	—
Purchase of interest rate caps	—	(2,188)	—
Proceeds from sale of interest rate caps	683	—	—
Proceeds from notes payable — equipment	—	19,266	37,344
Repayments of notes payable — equipment	(325)	(46,916)	(8,487)
Net repayments from note payable to Nation	—	—	(250)
Payment of deferred financing costs	(4,982)	(11,937)	(5,168)
Dividends paid to the Nation	(21,092)	(28,010)	—

Net cash provided by financing activities	75,367	246,867	80,739

Decrease/increase in cash and cash equivalents	(69,128)	151,967	59,496
Cash and cash equivalents at beginning of year	211,595	59,628	132

Cash and cash equivalents at end of year	$142,467	$211,595	$59,628

Supplemental disclosures of cash flow information
Cash paid for interest, net of amounts capitalized	$81,748	$21,213	$13,138

Noncash investing activities:
Distribution of property and leasehold rights to the Nation	$2,393	$16,353	$—

Discount received upon extinguishment of long-term debt	$—	$882	$—

See accompanying notes.

SENECA GAMING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Organization and Basis of Presentation

        The consolidated financial statements include the accounts of Seneca Gaming Corporation (SGC) and its wholly owned subsidiaries (collectively, the Company). In consolidation, all intercompany balances and transactions have been eliminated.

        SGC, which was formed on August 1, 2002, is wholly owned by the Seneca Nation of Indians, or the Nation. The Nation is a federally recognized Indian tribe with total territorial land comprising approximately 54,000 acres in the Western New York region. SGC was organized by the Nation to operate and manage its Class III Gaming activities pursuant to the Indian Gaming Regulatory Act of 1988, or IGRA. Under IGRA, federally recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal land, subject to, among other things, the negotiation of a compact with the affected state. Pursuant to IGRA, the Nation entered into the Nation-State Gaming Compact with the State of New York dated April 12, 2002, or the Compact, which has been approved by the Federal Bureau of Indian Affairs, Department of the Interior. The Compact provides the Nation the exclusive right to conduct Class III gaming activities at three sites in the western region of the State of New York.

        The Nation's Constitution established the Tribal Council, or the Council, to act as the Nation's legislative authority. The Council acts on the Nation's behalf with respect to SGC, and the Council established the Seneca Gaming Authority, or SGA, to regulate the gaming activities of SGC under the Compact.

        The Council, at the request of the SGC Board of Directors, chartered three subsidiary corporations of SGC to operate the three sites authorized by the Compact. In addition, the SGC Board of Directors hired the executive management of SGC, including the President and Chief Executive Officer, to oversee, develop, and manage the three sites. The subsidiary corporations are as follows:

    Seneca Niagara Falls Gaming Corporation, or SNFGC

    Seneca Territory Gaming Corporation, or STGC

    Seneca Erie Gaming Corporation, or SEGC

        SNFGC was formed on August 1, 2002 to operate the Nation's gaming activities in Niagara Falls, New York. Operations at SNFGC's casino, or Seneca Niagara Casino, commenced December 31, 2002. In connection with the approval of the Compact on October 25, 2002, the State of New York transferred to the Nation certain property upon which the former Niagara Falls, New York, Convention Center (the Facility) was located. As provided for in the Compact, the Nation leased the property to SNFGC pursuant to a lease agreement dated October 25, 2002. SNFGC then leased the property to the Empire State Development Corporation (ESDC) pursuant to a sublease agreement dated October 25, 2002. The ESDC then subleased the property back to SNFGC under a sub-sublease agreement also dated as of October 25, 2002. The SNFGC casino is located on this leased property site and operates in the renovated facility. The sub-sublease agreement with ESDC required SNFGC to pay Supplemental Rent of approximately $24 million in the event SNFGC conducted Class III gaming in a structure within the City of Niagara Falls outside of the Facility. The Supplemental Rent represents the remaining general obligation bonds outstanding issued by ESDC in connection with financing of the Facility in the 1970s. The sublease and sub-sublease were entered into in order to provide ESDC a continuing contractual interest in the Facility.

        Based on the Company's expansion plans, which includes expanded Class III gaming, the liability for payment of the Supplemental Rent became probable. As a result, the Company negotiated a discounted payment of $22.0 million, which was paid to ESDC in August 2004. This payment fulfilled the Nation's and SNFGC's obligation under the Compact with respect to such Supplemental Rent and results in the termination of both the sublease and sub-sublease. The Company has recorded the $22.0 million payment as leasehold improvements, since it represents an additional cost of the facility leased from the Nation. This amount is being amortized over the remaining term of the Compact, through 2023.

        STGC was formed on September 20, 2003 to operate the Nation's gaming activities in Salamanca, New York on its territorial land. From its formation until the May 1, 2004 opening of the STGC's casino in Salamanca, or the Seneca Allegany Casino, STGC dedicated its efforts to the construction and equipping of the Seneca Allegany Casino, hiring and training staff, and obtaining regulatory approvals.

        SEGC was formed on August 9, 2003 to operate the Nation's gaming activities in Erie County, New York and had originally selected a site for this facility near the Buffalo-Niagara International Airport in Cheektowaga, New York, or the Cheektowaga Site. As a result of ongoing litigation and time deadlines set forth in the Compact, on October 3, 2005 the Nation acquired approximately nine acres of land in the historic waterfront district of downtown Buffalo. SEGC commenced construction of SEGC's Erie County gaming facility on those nine acres on December 8, 2005. The exclusive right, under the Compact, to establish and operate a third Class III gaming facility in Erie County may terminate if the Nation or SEGC fails to commence Class III gaming operations by December 9, 2007.

        SGC's fiscal year-end is September 30. References to 2005, 2004, and 2003 represent the years ended September 30, 2005, September 30, 2004, and September 30, 2003, respectively. SGC's financial position at September 30, 2003, and results of operations and cash flows for 2003, consist principally of SNFGC's activities. As described in Note 11, the Nation incurs certain costs for regulatory and other expenses that are passed through to the Company on a dollar-for-dollar basis.

2.     Summary of Significant Accounting Policies

Cash and Cash Equivalents

        Cash and cash equivalents include investments with initial maturities of three months or less. Cash and cash equivalents are carried at cost, which approximates market value.

Short-Term Investments

        Investments with an original maturity of greater than three months to one year, and collateralized market auction preferred stock, are stated at fair value.

        Short-term investments at September 30, 2005 and 2004 consist of the following:

	September 30, 2005		September 30, 2004
	Cost	Fair Value	Cost	Fair Value
	(In Thousands)
U.S. Government agency notes	$18,091	$18,091	$9,963	$9,963
Market auction preferred stock	78,000	78,000	48,000	48,000

Total short-term investments	$96,091	$96,091	$57,963	$57,963

        U.S. Government agency notes have maturities of less than one year. Market auction preferred stock has a dividend rate determined periodically (typically less than 90 days) based on an auction mechanism. Notwithstanding the liquidity which may be provided by the auction process, market auction preferred stock generally does not have a scheduled maturity. Short-term investments are classified as available for sale as defined in SFAS No. 115. Realized gains and/or losses from the sales of short-term investments were not material for all years presented. Also, for all years presented there were no unrealized gains or losses recorded in accumulated other comprehensive income, nor were any amounts reclassified to accumulated other comprehensive income.

Receivables

        Receivables consist primarily of gaming receivables and non-gaming receivables. Gaming receivables represent credit extended to approved casino customers. The Company maintains an allowance for doubtful accounts which is based on management's estimate of the amount expected to be uncollectible considering experience and the information management obtains regarding the creditworthiness of the customer. The collectibility of these receivables could be affected by future business or economic trends.

Inventories

        Inventories consist principally of food and beverage, retail, and operating supplies. Inventories are stated at the lower of cost or market. Cost is determined using the first-in first-out method for retail and warehouse inventories and using the average cost method for food and beverage inventories.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line basis. Amortization of leasehold improvements is over the lesser of the term of the lease or the estimated useful life. Useful life estimates of asset categories are as follows:

Buildings	40 years
Leasehold improvements—casino	10-21 years
Leasehold improvements—other	4-5 years
Furniture and equipment	3-7 years

        The cost of significant improvements is capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on disposition of property and equipment are included in the determination of income. Interest incurred for construction related projects are capitalized and amortized over the life of the related asset using the straight-line method. The interest rate used was 7 1/4%, 7 1/4% and 30 1/2% during 2005, 2004 and 2003, respectively. The amount of interest capitalized for 2005, 2004 and 2003 was approximately $5,054,000, $654,000 and $1,416,000, respectively.

        In accordance with the Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), the carrying value of the Company's assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred based on current and future levels of income and expected future cash flows as well as other factors, then an impairment loss is recognized as a deduction in determining operating income. SGC management concludes that no such impairment exists at September 30, 2005.

Deferred Financing Costs

        Deferred financing costs include costs incurred in connection with issuance of long-term debt. These costs are amortized over the term of the related financing agreement. Amortization expense for 2005, 2004, and 2003, was $2,445,000, $1,735,000 and $937,000, respectively.

Other Current Liabilities

        Accruals for estimates of vested employee benefits, unredeemed Seneca Link Player's Card points, marketing, and regulatory costs are classified in other current liabilities on the accompanying balance sheet. Management reviews the adequacy of the unredeemed Seneca Link Player's Card accrual by periodically evaluating the historical redemption experience and projected trends. Actual results could differ from those estimates.

Advertising

        The Company expenses advertising costs as incurred. Total advertising expenses for 2005, 2004 and 2003 were $6,123,000, $5,665,000 and $2,454,000, respectively.

Pre-opening Costs

        In accordance with the American Institute of Certified Public Accountants' Statement of Position 98-5, Reporting on the Costs of Start-up Activities, pre-opening costs are expensed as incurred. Pre-opening costs in 2005, 2004 and 2003 consist of development costs in obtaining Class III gaming approval as well as employee costs, legal, marketing and advertising expenses, and other direct expenses related to the opening of SNFGC and STGC, and the development of SEGC. For the years ended September 30, 2005, 2004 and 2003, such costs totaled $1,509,000, $4,228,000 and $7,155,000, respectively.

Casino Revenues

        SGC recognizes casino revenue as gaming wins less gaming losses. Revenues from food and beverage, retail, entertainment, and other services are recognized at the time the service is performed.

Promotional Allowances

        SGC operates a complimentary program in which food and beverage, retail, entertainment, and other services are provided to guests based on points that are earned through the Company's Seneca Link Player's Card. The retail value of these complimentary items is included in gross revenues and then deducted as promotional allowances to arrive at net revenues.

        The retail value of providing such promotional allowances was included in revenues as follows:

	Years Ended September 30
	2005	2004	2003
	(In Thousands)
Food and beverage	$23,769	$15,636	$7,037
Retail, entertainment, and other	10,631	7,182	2,520

Promotional allowances	$34,400	$22,818	$9,557

        Promotional allowances per the accompanying consolidated statements of income includes promotional credits for free slot play offered to our patrons of $15,247 and $1,477 for the years ended September 30, 2005 and 2004, respectively.

        The estimated cost of providing such promotional allowances was as follows:

	Years Ended September 30
	2005	2004	2003
	(In Thousands)
Food and beverage	$21,225	$13,299	$6,913
Retail, entertainment, and other	8,082	5,205	1,862

Promotional allowances	$29,307	$18,504	$8,775

Gaming Expenses

        Gaming expenses include the slot exclusivity fee which the Company is required to pay to the State of New York based on its Compact (see Note 12), casino operations, and earned Seneca Link Player's Card points. The Company accrues for Seneca Link Player's Card points expected to be redeemed in the future based on the cost of items expected to be redeemed.

Retirement Savings Plan

        The Company sponsors a defined contribution retirement savings plan for its employees. The Company's expense relating to this plan was $306,000 and $136,000 in the fiscal years ended September 30, 2005 and 2004, respectively.

Income Taxes

        The Nation is a sovereign Indian nation with independent legal jurisdiction over its people and its lands. As an enterprise owned by the Nation, SGC is not subject to federal or state income taxes.

Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, short-term investments, receivables, accounts payable, and accrued expenses, and the senior notes approximate fair value.

Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of SFAS 153 will have a material effect on its results of operations or consolidated financial position.

        In May 2005, the Financial Accounting Standards Board, Issued Statement of Financial Accounting Standards SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"). SFAS 154

replaces APB No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements" and establishes retrospective application as the required method for reporting a change in accounting principle. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that the adoption of SFAS 154 will have a material effect on its results of operations or consolidated financial position.

Management's Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The most significant estimates included in the accompanying financial statements relate to the liability associated with unredeemed Seneca Link Player's Card points, vested employee benefits, and regulatory costs. Actual amounts could differ from these estimates.

Reclassification

        Certain amounts from the prior year have been reclassified to conform to the current year presentation.

3.     Cash and Cash Equivalents

        At September 30, 2005 and 2004, the Company had cash and cash equivalents of $142.5 million and $211.6 million, respectively. For reporting purposes, cash and cash equivalents include all operating cash and in-house funds.

4.     Concentration of Credit Risk

        Financial instruments that potentially subject SGC to concentrations of credit risk consist principally of cash and cash equivalent accounts in financial institutions. SGC maintains its cash balances in several financial institutions. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. Cash and cash equivalents exceeding federally insured limits totaled approximately $117.0 million and $190.6 million at September 30, 2005 and 2004, respectively.

5.     Other Receivables, Net

        Components of other receivables, net are as follows:

	September 30
	2005	2004
	(In Thousands)
Gaming	$1,127	$936
Non-gaming	1,126	579

	2,253	1,515
Allowance for doubtful accounts	(274)	(167)

Receivables, net	$1,979	$1,348

6.     Other Current Assets

        Components of other current assets are as follows:

	September 30
	2005	2004
	(In Thousands)
Prepaid expenses	$6,192	$2,919
Other	245	252

Other current assets	$6,437	$3,171

7.     Property and Equipment, Net

        Components of property and equipment are as follows:

	September 30
	2005	2004
	(In Thousands)
Buildings	$105,004	$69,011
Leasehold improvements—casino	105,412	103,889
Leasehold improvements—other	345	345
Furniture and equipment	101,944	88,175
Construction-in-progress	170,275	47,738

	482,980	309,158
Less accumulated depreciation and amortization	(52,562)	(26,361)

Property and equipment, net	$430,418	$282,797

8.     Other Long-Term Assets

        Components of other long-term assets are as follows:

	September 30
	2005	2004
	(In Thousands)
Deferred financing costs, net	$13,981	$13,976
Restricted Cash—Sinking Fund	—	6,048
Land to be distributed to Nation	3,901	2,888
Deposits	604	1,287
Other	—	860

	$18,486	$25,059

        In 2005 and 2004, the Company incurred costs toward the acquisition of land totaling $1.7 million and $2.9 million, respectively, which, net of $0.8 million related to a potential SEGC casino site which was written off, are included in other long-term assets on the accompanying balance sheet.

        During 2005, the Company made deposits to a sinking fund required by the Freemantle Term Loan, in the amount of $17.5 million. Upon termination of the Term Loan in May 2005, the

$23.5 million of deposited funds plus accumulated earnings was transferred, $18.0 million to short-term investments and $5.6 million to cash and cash equivalents.

9.     Other Current Liabilities

        Components of other current liabilities are as follows:

	September 30
	2005	2004
	(In Thousands)
Accrued salaries, wages, and benefits	$7,522	$6,770
Regulatory fees and police and sheriff services	9,347	5,186
Gaming liabilities	11,875	7,792
Other accrued expenses	9,259	12,004

Other current liabilities	$38,003	$31,752

10.   Long-Term Debt

        Long-term debt, as described below, consists of the following:

	September 30
	2005	2004
	(In Thousands)
2004 7 1/4% Senior Notes due 2012	$300,000	$300,000
2005 7 1/4% Senior Notes due 2012	193,352	—
Term loan	—	80,000
Equipment financing and other	—	325

	493,352	380,325
Less current maturities of long-term debt	—	(325)

Long-term debt	$493,352	$380,000

7 1/4% Senior Notes due 2012

        On May 5, 2004, SGC issued $300.0 million in 7 1/4% senior notes due 2012, or the 2004 senior notes. The 2004 senior notes are guaranteed by STGC, SEGC and, as of May 23, 2005, SNFGC or collectively, the Guarantors. All of the guarantors are wholly owned by SGC and their guarantees are full, unconditional, joint and several. The net proceeds from the 2004 senior notes were, or will be, used principally to fund in whole or in part (a) the repayment in May 2004 of vendor equipment financing (discussed below), (b) SNFGC's construction and equipping of a 604-room hotel, (c) the acquisition of the remaining 26 acres in Niagara Falls, as provided for in the Compact, (d) the payment of $22.0 million in August 2004 to satisfy the obligation to the Empire State Development Corporation in connection with the transfer of certain property to the Nation for use as the Seneca Niagara Casino, and (e) a $25.0 million distribution to the Nation. All assets of SGC come from the proceeds of the offerings of senior notes, along with any intercompany advances or loans to SGC's subsidiaries. SGC has no independent operating assets or operating activities.

        On May 23, 2005, SGC issued an additional $200.0 million in 7 1/4% senior notes due 2012, Series B, or the 2005 senior notes. The 2005 senior notes are treated as a single class with the 2004 senior notes and are identical to the 2004 senior notes, except for certain tax attributes and prior to November 1, 2005 the amount of interest accrued thereon. Gross proceeds on the 2005 senior notes were approximately $193.0 million. Such proceeds were, or will be, used to (a) pay in full and terminate on May 23, 2005, the senior secured term loan, or the Term Loan, made by Freemantle Limited, or Freemantle, to SNFGC in November 2002, for a negotiated amount of approximately $126.7 million, representing $80.0 million in outstanding principal and approximately $46.7 million for interest on such principal, at a prescribed interest rate, that would have otherwise been payable if the Term Loan had not been paid on May 23, 2005, but was instead paid 8 1/2 months prior to its November 22, 2007 stated maturity, (b) to fund certain costs associated with the expansion of our operations, (c) to pay the fees and expenses associated with the offering of the 2005 senior notes, and (d) for general corporate purposes. Interest on the 2004 and 2005 senior notes is payable semi-annually on November 1 and May 1. The 2004 and 2005 senior notes are unsecured and rank equally. As of September 30, 2005, aggregate accrued interest on the 2004 and 2005 senior notes was $14.2 million.

        The Indenture governing the 2004 and 2005 senior notes contains certain financial and non-financial covenants. The financial covenants include limitations on restricted payments and the incurrence of indebtedness, while the non-financial covenants include reporting obligations and compliance with laws and regulations. As of September 30, 2005, SGC was in compliance with all covenants in the Indenture applicable to it.

Term Loan

        SNFGC entered into a five-year Term Loan with Freemantle Limited (Lender) dated November 22, 2002. The Term Loan required that the Lender provide $80.0 million in financing for the initial construction of the SNFGC casino facility and other related costs. As of September 30, 2005 and 2004, $0 and $80.0 million were outstanding, respectively. As discussed above, on May 23, 2005, the Term Loan was paid in full. The negotiated payment in full of the Term Loan resulted in a charge to earnings on the early extinguishment of the Term Loan of approximately $49.2 million, including the write-off of $2.5 million of deferred financing costs. These amounts are included in interest expense.

        Upon repayment of the Term Loan, SNFGC became a full and unconditional guarantor of the 2004 and 2005 notes.

Equipment Financing

        During 2003, SNFGC entered into five financing arrangements with certain slot machine vendors providing approximately $37.0 million to finance SNFGC's gaming equipment, including its slot machines. Interest rates on these loans ranged from 6.0% to 6.42%. These loans were retired in May 2004 using proceeds from the Company's 2004 Senior Notes. A gain of $415,000 was recognized in 2004, net of a $467,000 write-off of deferred financing costs related to these loans.

        During 2004, STGC entered into four financing arrangements with certain slot machine vendors providing approximately $18.1 million to finance STGC's slot machine purchases. Interest rates on these loans ranged from 6.0% to 8.0%. These notes were retired in May 2004 from the proceeds of the Company's 2004 Senior Notes.

Derivative Instruments

        SGC is considered an "end user" of derivative instruments and engages in derivative transactions for risk management purposes only. Effective on May 25, 2004, SGC entered into two interest rate cap agreements for an aggregate notional amount of $80.0 million, equal to the then outstanding balance of the Term Loan. The instruments were purchased for approximately $1.1 million each, $2.2 million in total. Periodic changes in the fair market value of the instruments were recorded as adjustments to interest expense. Both instruments were sold in the third quarter of 2005 subsequent to the payment in full and termination of the Term Loan. Gross proceeds from the sale of these instruments was $0.7 million.

        Maturities of the Company's long-term debt are as follows:

Maturities
Fiscal year ended September 30:
2006	$—
2007	—
2008	—
2009	—
2010	—
Thereafter	500,000

$500,000

11.   Related-Party Transactions

Land Leases from the Nation

        The Nation entered into an operating lease agreement (Head Lease) with SNFGC on October 25, 2002, for use of the land and the building which is currently the Seneca Niagara Casino. The Seneca Niagara Casino lease term is for 21 years and requires monthly rent payments of $1.0 million. Rent payments commenced July 1, 2003. Rent payments were increased to $1.25 million per month, effective June 1, 2005. Rent is payable only to the extent that sufficient funds are available, measured on an annual basis, from the net proceeds derived from the operation of the casino facility and other commercial activities related to the operation of the casino. If on an annual basis sufficient funds are not available, any shortfall in the rent amount does not accumulate. Due to the related party nature of this lease, which can be effectively modified by the Nation, the Company records lease expense monthly equal to the payment amount for the respective month. During the fiscal years ended September 30, 2005, 2004 and 2003, SNFGC made lease payments to the Nation of $13.0 million, $12.0 million and $3.0 million, respectively. The lease contains no renewal options or escalation clauses.

        STGC leases the land upon which the Seneca Allegany Casino operates from the Nation pursuant to an oral agreement. From May through September 2004, STGC paid a monthly lease payment of $750,000. The monthly lease payment was increased to $1.0 million effective October 1, 2004 and to $1.25 million effective March 1, 2005. During the fiscal years ended September 30, 2005, 2004 and 2003, STGC made lease payments to the Nation of $13.8 million, $3.8 million and $0, respectively. There is no present oral agreement as to renewal options or escalation.

        Beginning October 1, 2005, and each October 1 thereafter, the lease payments for both leases may increase by 3%, per the provisions of the indenture relating to the senior notes.

Other Related-Party Transactions

        On July 14, 2005, STGC entered into a construction management agreement with Seneca Construction Management Corporation, or SCMC, a wholly owned corporation of the Nation, to manage the construction of the new 220-room hotel and casino at Seneca Allegany Casino. SCMC replaces Klewin Gaming & Hospitality, Inc., or Klewin, the prior construction manager for the Seneca Allegany Casino hotel and casino project. SCMC will be responsible for contract procurement and daily oversight of the construction project. The original construction agreement provides that the cost of all of the contract work to be completed under the agreement will not exceed a guaranteed maximum amount of $123.0 million. This construction agreement is currently being amended to provide for, among other matters, an increase in the $123.0 million guaranteed maximum amount of the cost of all contract work to be completed due to the design changes and the related delay in this project and foundation work referenced above. If STGC further changes the scope of the project or finishing materials, the guaranteed maximum amount under the contract may be further increased.

        In connection with the termination of the luxury hotel design/build construction contract, the board of directors of SNFGC authorized senior management to commence discussions with SCMC to enter into a definitive agreement to complete the Seneca Niagara Casino expansion project. The board of directors also authorized SNFGC to immediately engage SCMC to manage the Seneca Niagara Casino expansion project while such definitive agreement is negotiated and finalized.

        As of January 1, 2005, the Company transferred all Class II operations to the Nation, including its poker operations. The net book value of the equipment transferred of approximately $2.4 million was recorded as an equity transaction. The Company leases space within both Seneca Niagara Casino & Hotel and Seneca Allegany Casino for operation of the poker rooms by the Nation. During 2005, the Company recorded $875,000 of rental income and at September 30, 2005, the Company has recorded $875,000 as a receivable from the Nation relating to poker room rentals.

        During 2005 and 2004, the Company declared dividends to the Nation of $20.4 million and $28.7 million, respectively. Dividends of $21.1 million and $28.0 million were paid in 2005 and 2004, respectively.

        During 2004, the Company distributed real property and leasehold rights acquired, net of liabilities transferred, for use in its casino operations to the Nation. The distribution amount of $16.4 million for 2004 is based on the acquisition costs.

        The Company is charged by the Nation for SGA costs, which are incurred by the Nation. SGA costs charged to the Company were approximately $8.7 million in 2005, $6.2 million in 2004 and $3.6 million in 2003. The Company also incurs costs which are passed through the Nation for New York State gaming regulatory services and New York State Police and Cattaraugus County Sheriff Department services. The Company has recorded expenses of approximately $7.4 million in 2005, $5.0 million in 2004 and $2.6 million in 2003 in connection with these services. At September 30, 2005 and 2004, approximately $9.3 million and $5.2 million, respectively, of the SGA, other regulatory, and police costs are recorded as other current liabilities.

        SGC incurred legal fees of $82,000, $183,000 and $229,000 primarily for regulatory and compact matters during 2005, 2004 and 2003, respectively, from a law firm that specializes in gaming regulatory issues in which the former President/CEO of SGC is a partner. The former President/CEO did not receive any remuneration from the law firm during 2004. The Company ceased using the services of this law firm effective November 8, 2004.

        During 2005, 2004 and 2003, the Company purchased $248,000, $689,000 and $317,000, respectively, of tobacco products from an entity in which the owner is an SGA Commissioner.

        During 2005, 2004 and 2003, the Company purchased $104,000, $158,000 and $38,000 of bottled water from an entity, which is owned by a member of the Council. As of November 2, 2004, this individual is no longer a member of the Council.

        STGC leases office space in a building owned by the brother of a member of the Company's board of directors. During the fiscal years ended September 30, 2005 and 2004, such lease payments totaled approximately $258,000 and $118,000, respectively.

12.   Commitments and Contingencies

Litigation

        On August 24, 2005, SNFGC filed a complaint against Klewin and BankNorth, as joint defendants, in the Superior Court for the Judicial District of New London, Connecticut. The suit was filed to obtain immediate injunctive relief in conjunction with a pending demand for arbitration by SNFGC related to Klewin "s failure to make required payments to the subcontractors for the construction of Seneca Niagara Casino's new luxury hotel. SNFGC filed the complaint in order to enjoin the defendants from utilizing approximately $14.6 million paid by SNFGC (approximately $11.25 million was for the benefit of subcontractors on the Seneca Niagara Casino project and the balance related to the Seneca Allegany Casino expansion projects) into an account with BankNorth in the name of Klewin, which was set up by SNFGC principally for the purpose of paying Klewin's subcontractors (including the architect) on the construction project. SNFGC was subsequently informed by Klewin that approximately $14.6 million paid by SNFGC into the account was "swept" by BankNorth and, as a result, several subcontractors (including the architect) were not paid by Klewin. Among other things, the complaint seeks temporary and permanent injunctive relief requiring that the defendants return to the account the approximate $14.6 million that has been removed from that account and temporary and permanent injunctive relief enjoining defendants from utilizing the approximate $14.6 million that has been removed from the account, other than for payment of Klewin's subcontractors on the construction projects. SNFGC intends to advance funds to the architect and has advanced funds to SCMC for payment to the remaining subcontractors.

        On August 25, 2005, the parties appeared before the court and agreed to a stipulated immediate order freezing the remaining balance of approximately $5.5 million in the account pending a hearing on SNFGC's application for temporary and permanent injunctive relief, subject to limited draw rights of not more than $350,000 per week permitted to Klewin for its operating expenses pursuant to a budget to be submitted by Klewin weekly. The Company intends to seek recovery of all amounts already withdrawn from the account, except to the extent disbursed for appropriate purposes. On September 14, 2005, Klewin filed an Application for Immediate Temporary Injunction seeking a temporary injunction prohibiting the Company from using design and construction documents and appropriating Klewin employees. Klewin has also asserted counterclaims alleging, among other matters, tortious interference with their business. A hearing related to these counterclaims and the temporary injunction was held on November 22, 2005 and on November 30, 2005, the Court granted the Company's motion to dismiss Klewin's counterclaims and Application for Immediate Temporary Injunction. On November 23, 2005, BankNorth filed an answer asserting, among other matters, certain counterclaims including a request for a declaratory judgment to the effect that BankNorth would be permitted to retain approximately $9.1 million of the $14.6 million swept from the Klewin account. The Company can provide no assurance that it will be able to recover all or any portion of the approximate $14.6 million. As such, the Company has recorded a $13.3 million charge to earnings, representing the unrecovered amounts above, net of $1.3 million of management fees and other amounts which were otherwise due Klewin.

        The Company is a defendant in certain litigation in the normal course of business. In the opinion of management, based on the advice of counsel, the aggregate liability, if any, arising from such litigation will not have a material adverse effect on the Company's financial condition or results of operations.

The Seneca Nation Compact

        As part of its Compact, the Nation agrees to contribute to the State of New York a portion of the proceeds from the operation and conduct of each category of Gaming Device for which exclusivity exists, based on the win of such machines (cash dropped into machines, after payouts but before expenses) and totaled on a cumulative quarterly basis to be adjusted annually at the end of the relevant calendar year. However, beginning in February 2005, the Company began advancing to the Nation on a monthly basis the exclusivity fee due for the prior month. The exclusivity fee to the State of New York for years 1-4 (through December 31, 2006), is 18.0% paid on an annual basis. Thereafter, the exclusivity fee is 22% for years 5-7 (through December 31, 2009), on a semi-annual basis and 25.0% for years 8-14 (through December 31, 2016), on a quarterly basis.

        Amounts payable for exclusivity fees were $5.7 million, $41.5 million and $28.9 million at September 30, 2005, 2004 and 2003, respectively, and are recorded as exclusivity fees on the accompanying balance sheet. The exclusivity fee expense was $67.3 million, $51.6 million and $28.9 million for the years ended September 30, 2005, 2004 and 2003, respectively.

Additional Casino Locations and Expansion

        As described in Note 1, the Compact provides the Nation the exclusive right to conduct Class III gaming activities at three sites in the western region of the State of New York. The construction of our third casino site in Erie County as well as expansion to SNFGC and STGC will require significant capital outlays. The amount and timing of these capital expenditures are dependent on various factors including financing availability, certain Nation and governmental approvals, construction timelines, and the performance of its two operating casinos.

Capital Projects

        On May 18, 2004, the Company began construction of a hotel connected to the existing Seneca Niagara Casino featuring approximately 600 rooms, approximately 950 slot machines, and various amenities. The hotel will cost approximately $235.0 to $240.0 million to complete, including all construction costs and costs associated with furniture, fixtures, and equipment.

        During 2004, the Company began to construct a parking garage and perform site preparation work for a hotel connected to the existing Seneca Allegany Casino featuring 220 rooms. STGC estimates that the parking garage and hotel will cost between $187.0 million and $198.0 million to complete, including all construction costs and costs associated with furniture, fixtures, and equipment. The parking garage portion of this amount is approximately $31.0 million. The Company has capitalized $47.8 million as of September 30, 2005 for these projects.

        The Seneca Niagara Casino hotel is expected to partially open during December 2005 and be completely opened by March 2006. The Seneca Allegany Casino parking garage was open to the public on July 1, 2005, while the hotel is expected to partially open in October 2006, and be completely opened by December 2006.

Operating Leases

        In addition to its Head Lease with the Nation (Note 11), the Company rents land and building space, an employee parking lot, and warehouse space; and administrative space for its STGC casino facility, under various operating leases. The lease terms vary from yearly to 21 years with renewal options. Total rent expense under all operating leases for 2005, 2004 and 2003 was approximately $32.7 million, $21.0 million and $4.0 million, respectively. The terms of the 2004 Senior Notes limit the monthly payments under the SNFGC Head Lease and STGC land lease to $1.25 million with annual increases up to 3.0% beginning no earlier than October 2005. Estimated minimum rents due under the operating leases (including the Head Lease and STGC land lease) are as follows:

(In Thousands)
Fiscal year ended September 30:
2006	$31,070
2007	32,002
2008	32,962
2009	33,884
2010	34,778
Thereafter	523,638

$688,334

PART II

Information Not Required In Prospectus

Item 20. Indemnification of Officers and Directors

        Under the Company's charter, the Company must indemnify its officers and directors if any of them is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by reason that he or she is or was an officer or director, or person acting at the official direction of an officer or director, against expenses (including attorneys' fees), judgments, fines and amounts paid in connection with such action, suit or proceeding, if such person had no reasonable cause to believe that his or her conduct was unlawful or otherwise improper; provided that no indemnification shall be provided to any officer or director who is adjudged liable for willful misconduct or a violation of the criminal law in the performance of such person's duty to the Company, unless, and only to the extent that, the court in which such action or suit is brought determines that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. Under the Company's charter, the Company must also indemnify the Nation, its agents and employees from claims arising out of the Company's activities.

        Sections 1 and 2 of Article VII of the Company's bylaws provide that the Company must indemnify any person made, or threatened to be made, a party in any action or proceeding by reason of the fact that he or she is or was a director or officer or is or was serving in any capacity, at the request of the Company, at another corporation, partnership, joint venture, employee benefit plan or other enterprise against all judgments, fines, penalties, amounts paid in settlement consented to by the Company and reasonable expenses, including attorneys' fees, incurred by the indemnified person with respect to such action or proceeding; provided that no indemnification shall be provided to any person if a judgment or other final adjudication adverse to the person establishes, or the board of directors in good faith determines, that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action adjudicated or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled. Additionally, Section 3 of Article VII of the Company's bylaws requires the Company to, upon request by a person who is or may be entitled to be indemnified by the Company, pay or promptly reimburse such person's reasonable incurred expenses in connection with a threatened or pending action or proceeding prior to its final disposition, provided such person makes a binding written commitment to repay the Company, with interest, any amount advanced for which it is ultimately determined that he or she is not entitled to be indemnified under Section 2 of Article VII of the Company's bylaws.

        Under the Company's bylaws, the Company is not required to purchase directors' and officers' liability insurance, but may purchase such insurance if authorized and approved by the board. The Company's bylaws authorize the board to enter into agreements on behalf of the Company with any officer or director providing them with rights to indemnification or advancement of expenses subject to the limitations of Section 2 of Article VIII of the bylaws.

Item 21. Exhibits and Financial Statement Schedules

        The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Exhibits
1.1	Purchase Agreement, dated April 29, 2004, by and among SGC, the Guarantors defined therein and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC, as the Initial Purchasers (incorporated by reference to Exhibit 1.1 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).

1.2
Purchase Agreement, dated May 18, 2005, by and among SGC, the Guarantors as defined therein and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC, as the Initial Purchasers (incorporated by reference to Exhibit 1.1 to SGC's Quarterly Report on Form 10-Q filed with the SEC on August 15, 2005).
3.1	Fifth Amended and Restated Charter of SGC (incorporated by reference to Exhibit 3.1 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
3.2	Second Amended and Restated By-Laws of SGC (incorporated by reference to Exhibit 3.1 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
3.3	Third Amended and Restated Charter of SNFGC (incorporated by reference to Exhibit 3.1 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
3.4	Third Amended and Restated By-Laws of SNFGC (incorporated by reference to Exhibit 3.1 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
3.5	Second Amended and Restated Charter of STGC (incorporated by reference to Exhibit 3.1 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
3.6	Amended and Restated By-Laws of STGC (incorporated by reference to Exhibit 3.1 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
3.7	Second Amended and Restated Charter of SEGC (incorporated by reference to Exhibit 3.1 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
3.8	Amended and Restated By-Laws of SEGC (incorporated by reference to Exhibit 3.1 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
4.1
Indenture, dated as of May 5, 2004, among SGC, the Guarantors as defined therein and Wells Fargo Bank, National Association, as Trustee, relating to our $300,000,000 principal amount of 7 1/4% Senior Notes due 2012 (including form of note) (incorporated by reference to Exhibit 4.1 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
4.2
Supplemental Indenture, dated as of May 23, 2005, to the Indenture, dated as of May 5, 2004, among SGC, the Guarantors as defined therein and Wells Fargo Bank, National Association, as Trustee, relating to our $200,000,000 principal amount of 7 1/4% Senior Notes due 2012, Series B (including form of note) (incorporated by reference to Exhibit 4.1 to SGC's Quarterly Report on Form 10-Q filed with the SEC on August 15, 2005).
4.3
Registration Rights Agreement, dated as of May 5, 2004, among SGC, the Guarantors party thereto and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC, as the Initial Purchasers (incorporated by reference to Exhibit 4.2 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
4.4
Registration Rights Agreement, dated as of May 23, 2005, among SGC, the Guarantors party thereto and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC, as the Initial Purchasers (incorporated by reference to Exhibit 4.2 to SGC's Quarterly Report on Form 10-Q filed with the SEC on August 15, 2005).

4.5
Nation Agreement, dated May 5, 2004, between Seneca Nation of Indians, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America Securities LLC and Wells Fargo Securities, LLC, collectively as the Initial Purchasers, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.3 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
4.6
Amendment No. 1, dated May 23, 2005, to Nation Agreement, dated May 5, 2004, between Seneca Nation of Indians, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America Securities LLC and Wells Fargo Securities, LLC, collectively as the Initial Purchasers, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.3 to SGC's Quarterly Report on Form 10-Q filed with the SEC on August 15, 2005).
4.7
Assignment and Plan of Distribution Agreement, entered into and effective as of May 5, 2004, by and between Seneca Nation of Indians and SGC (incorporated by reference to Exhibit 4.2 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
5.1****	Opinion of Akin Gump Strauss Hauer & Feld LLP.
10.1
Nation-State Gaming Compact between the Seneca Nation of Indians and New York State, effective December 9, 2002 (incorporated by reference to Exhibit 10.1 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
10.2
Term Loan Agreement, dated as of November 22, 2002, between Freemantle Limited, as Lender, and SNFGC, as Borrower, as amended by Amendment No. 1 on December 6, 2002 (incorporated by reference to Exhibit 10.2 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
10.3
Nation Agreement, dated as of November 22, 2002, between Freemantle Limited, as Lender, and the Seneca Nation of Indians (incorporated by reference to Exhibit 10.3 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
10.4
Amendment No. 1 to Nation Agreement, dated April 22, 2004, between Freemantle Limited, as Lender, and the Seneca Nation of Indians (incorporated by reference to Exhibit 10.15 to SGC's Registration Statement No. 333-117633 filed with the SEC on August 18, 2004).
10.5
Term Loan Termination Agreement, dated as of May 9, 2005, between Freemantle Limited, as Lender, and SNFGC, as Borrower (incorporated by reference to Exhibit 10.1 to SGC's Current Report on Form 8-K filed with the SEC on May 10, 2005).
10.6
Agreement of Lease ("Head Lease Agreement"), dated as of October 25, 2002, between Seneca Nation of Indians, as Landlord, and SNFGC, as Tenant, as amended on December 23, 2002 (incorporated by reference to Exhibit 10.4 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
10.7
Non-binding Letter of Intent regarding Offer to Purchase Airborne Business Park Site, executed on April 9, 2004, between Uniland Development Company and SEGC (incorporated by reference to Exhibit 10.5 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).

10.8
Agreement, dated as of October 15, 2003, between SNFGC, as Owner, and Klewin Building Company, Inc., as Design/Builder (for Seneca Niagara Casino luxury hotel) (incorporated by reference to Exhibit 10.6 to SGC's Registration Statement No. 333-117633 filed with the SEC on August 18, 2004).
10.9
First Amendment to Design/Build Agreement, dated as of February 10, 2004, by and between SNFGC, as Owner, and Klewin Building Company, Inc., as Design/Builder (for Seneca Niagara Casino Hotel) (incorporated by reference to Exhibit 10.7 to SGC's Registration Statement No. 333-117633 filed with the SEC on August 18, 2004).
10.10
Agreement, dated as of September 1, 2004, between SNFGC, as Owner, and Klewin Building Company, Inc., as Design/Builder (for Seneca Allegany Casino Parking Garage) (incorporated by reference to Exhibit 10.10 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
10.11
Agreement, dated as of September 1, 2004, between STGC, as Owner, and Klewin Building Company, Inc., as Design/Builder (for Seneca Allegany Casino hotel and casino) (incorporated by reference to Exhibit 10.11 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
10.12
Construction Management Agreement, dated as of July 14, 2005, between Seneca Construction Management Corporation, as Construction Manager, and STGC, as Owner (for Seneca Allegany Casino Phase II Hotel and Casino) (incorporated by reference to Exhibit 10.1 to SGC's Current Report on Form 8-K filed with the SEC on July 17, 2005).
10.13
Letter of Agreement, dated June 29, 2005, for Mutual Termination of the Agreement dated September 1, 2004 between SNFGC, as Owner, and Klewin Building Company, Inc., as Design/Builder (for Seneca Allegany Casino Phase II Hotel and Casino) (incorporated by reference to Exhibit 10.2 to SGC's Current Report on Form 8-K filed with the SEC on July 17, 2005).
10.14+
Employment Agreement, dated July 13, 2004, between SGC and Barry W. Brandon (incorporated by reference to Exhibit 10.9 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
10.15+
Amended and Restated Employment Agreement, dated July 13, 2004, between SGC and Annette Mohawk Smith (incorporated by reference to Exhibit 10.10 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
10.16+
Second Amended and Restated Employment Agreement, dated April 6, 2005, between SGC and John Pasqualoni (incorporated by reference to Exhibit 10.16 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
10.17+
Amended and Restated Employment Agreement, dated July 13, 2004, between SGC and Joseph D'Amato (incorporated by reference to Exhibit 10.12 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
10.18+
Amended and Restated Employment Agreement, dated July 13, 2004, between SGC and Michael F. Speller (incorporated by reference to Exhibit 10.13 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
10.19+	Employment Agreement, dated April 28, 2005, between SGC and Rajat Shah (incorporated by reference to Exhibit 10.11 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).

10.20**	Amendment No. 1 to Employment Agreement, dated as of October 1, 2005, between SGC and Barry W. Brandon.
10.21***
Construction Management Agreement, entered into January 12, 2006 and effective as of September 1, 2005, between SNFGC, as Owner, and Seneca Construction Management Corporation, as Construction Manager.
10.22***	First Amendment to Construction Management Agreement, dated as of January 12, 2006, by and between Seneca Construction Management Corporation, as Construction Manager, and STGC, as Owner.
10.23+****	Amendment No. 1 to Second Amended and Restated Employment Agreement, dated as of January 30, 2006, between SGC and John Pasqualoni.
12.1***	Statement regarding Computation of Ratios.
21.1*	List of Subsidiaries of SGC.
23.1****	Consent of Ernst & Young LLP.
23.2****	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included on the signature pages of this Registration Statement).
25.1***	Statement of Eligibility of Trustee.
99.1***	Letter of Transmittal.
99.2***	Form of Notice of Guaranteed Delivery.
99.3***	Form of Notice to Investors.
99.4***	Form of Notice to Broker Dealers.

*
Filed with the Registrant's Registration Statement on Form S-4 (File No. 333-128443).

**
Filed with the Registrant's Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-128443).

***
Filed with the Registrant's Amendment No. 2 to Registration Statement on Form S-4 (File No. 333-128443).

****
Filed herewith.

+
Management contract or compensatory plan or arrangement.

Item 22. Undertakings

        Each of the undersigned co-registrants hereby undertakes:

        (1)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (2)   To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (3)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

        (4)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (6)   To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

        (7)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

        Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (8)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities;

        The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser;

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrants; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Seneca Gaming Corporation has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niagara Falls, State of New York, on February 1, 2006.

SENECA GAMING CORPORATION
By:	/s/ JOHN PASQUALONI John Pasqualoni President and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN PASQUALONI John Pasqualoni	President and Chief Executive Officer (Principal Executive Officer)	February 1, 2006
/s/ JOSEPH A. D'AMATO Joseph A. D'Amato	Senior Vice President, Finance and Administration (Principal Financial and Accounting Officer)	February 1, 2006
Annette M. Smith	Chief Financial Officer
/s/ BARRY E. SNYDER, SR.* Barry E. Snyder, Sr.	Chairman of the Board of Directors	February 1, 2006
/s/ BERGAL L. MITCHELL III* Bergal L. Mitchell III	Vice Chairman of the Board of Directors	February 1, 2006
/s/ MAURICE A. JOHN, SR.* Maurice A. John, Sr.	Treasurer and Director	February 1, 2006
/s/ MARTIN E. SENECA, JR.* Martin E. Seneca, Jr.	Secretary and Director	February 1, 2006

/s/ N. COCHISE REDEYE* N. Cochise Redeye	Director	February 1, 2006
/s/ MARIBEL PRINTUP* Maribel Printup	Director	February 1, 2006
*By:	/s/ JOSEPH A. D'AMATO Joseph A. D'Amato Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Seneca Erie Gaming Corporation has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niagara Falls, State of New York, on February 1, 2006.

SENECA ERIE GAMING CORPORATION
By:	/s/ JOHN PASQUALONI John Pasqualoni President and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN PASQUALONI John Pasqualoni	President and Chief Executive Officer (Principal Executive Officer)	February 1, 2006
/s/ JOSEPH A. D'AMATO Joseph A. D'Amato	Senior Vice President, Finance and Administration (Principal Financial and Accounting Officer)	February 1, 2006
Annette M. Smith	Chief Financial Officer
/s/ BARRY E. SNYDER, SR.* Barry E. Snyder, Sr.	Chairman of the Board of Directors	February 1, 2006
/s/ BERGAL L. MITCHELL III* Bergal L. Mitchell III	Vice Chairman of the Board of Directors	February 1, 2006
/s/ MAURICE A. JOHN, SR.* Maurice A. John, Sr.	Treasurer and Director	February 1, 2006
/s/ MARTIN E. SENECA, JR.* Martin E. Seneca, Jr.	Secretary and Director	February 1, 2006

/s/ N. COCHISE REDEYE* N. Cochise Redeye	Director	February 1, 2006
/s/ MARIBEL PRINTUP* Maribel Printup	Director	February 1, 2006
*By:	/s/ JOSEPH A. D'AMATO Joseph A. D'Amato Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Seneca Territory Gaming Corporation has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niagara Falls, State of New York, on February 1, 2006.

SENECA TERRITORY GAMING CORPORATION
By:	/s/ JOHN PASQUALONI John Pasqualoni President and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN PASQUALONI John Pasqualoni	President and Chief Executive Officer (Principal Executive Officer)	February 1, 2006
/s/ JOSEPH A. D'AMATO Joseph A. D'Amato	Senior Vice President, Finance and Administration (Principal Financial and Accounting Officer)	February 1, 2006
Annette M. Smith	Chief Financial Officer
/s/ BARRY E. SNYDER, SR.* Barry E. Snyder, Sr.	Chairman of the Board of Directors	February 1, 2006
/s/ BERGAL L. MITCHELL III* Bergal L. Mitchell III	Vice Chairman of the Board of Directors	February 1, 2006
/s/ MAURICE A. JOHN, SR.* Maurice A. John, Sr.	Treasurer and Director	February 1, 2006
/s/ MARTIN E. SENECA, JR.* Martin E. Seneca, Jr.	Secretary and Director	February 1, 2006

/s/ N. COCHISE REDEYE* N. Cochise Redeye	Director	February 1, 2006
/s/ MARIBEL PRINTUP* Maribel Printup	Director	February 1, 2006
*By:	/s/ JOSEPH A. D'AMATO Joseph A. D'Amato Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Seneca Niagara Falls Gaming Corporation has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niagara Falls, State of New York, on February 1, 2006.

SENECA NIAGARA FALLS GAMING CORPORATION
By:	/s/ JOHN PASQUALONI John Pasqualoni President and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN PASQUALONI John Pasqualoni	President and Chief Executive Officer (Principal Executive Officer)	February 1, 2006
/s/ JOSEPH A. D'AMATO Joseph A. D'Amato	Senior Vice President, Finance and Administration (Principal Financial and Accounting Officer)	February 1, 2006
Annette M. Smith	Chief Financial Officer
/s/ BARRY E. SNYDER, SR.* Barry E. Snyder, Sr.	Chairman of the Board of Directors	February 1, 2006
/s/ BERGAL L. MITCHELL III* Bergal L. Mitchell III	Vice Chairman of the Board of Directors	February 1, 2006
/s/ MAURICE A. JOHN, SR.* Maurice A. John, Sr.	Treasurer and Director	February 1, 2006
/s/ MARTIN E. SENECA, JR.* Martin E. Seneca, Jr.	Secretary and Director	February 1, 2006

/s/ N. COCHISE REDEYE* N. Cochise Redeye	Director	February 1, 2006
/s/ MARIBEL PRINTUP* Maribel Printup	Director	February 1, 2006
*By:	/s/ JOSEPH A. D'AMATO Joseph A. D'Amato Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Exhibits
1.1	Purchase Agreement, dated April 29, 2004, by and among SGC, the Guarantors defined therein and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC, as the Initial Purchasers (incorporated by reference to Exhibit 1.1 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
1.2
Purchase Agreement, dated May 18, 2005, by and among SGC, the Guarantors as defined therein and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC, as the Initial Purchasers (incorporated by reference to Exhibit 1.1 to SGC's Quarterly Report on Form 10-Q filed with the SEC on August 15, 2005).
3.1	Fifth Amended and Restated Charter of SGC (incorporated by reference to Exhibit 3.1 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
3.2	Second Amended and Restated By-Laws of SGC (incorporated by reference to Exhibit 3.1 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
3.3	Third Amended and Restated Charter of SNFGC (incorporated by reference to Exhibit 3.1 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
3.4	Third Amended and Restated By-Laws of SNFGC (incorporated by reference to Exhibit 3.1 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
3.5	Second Amended and Restated Charter of STGC (incorporated by reference to Exhibit 3.1 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
3.6	Amended and Restated By-Laws of STGC (incorporated by reference to Exhibit 3.1 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
3.7	Second Amended and Restated Charter of SEGC (incorporated by reference to Exhibit 3.1 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
3.8	Amended and Restated By-Laws of SEGC (incorporated by reference to Exhibit 3.1 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
4.1
Indenture, dated as of May 5, 2004, among SGC, the Guarantors as defined therein and Wells Fargo Bank, National Association, as Trustee, relating to our $300,000,000 principal amount of 7 1/4% Senior Notes due 2012 (including form of note) (incorporated by reference to Exhibit 4.1 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
4.2
Supplemental Indenture, dated as of May 23, 2005, to the Indenture, dated as of May 5, 2004, among SGC, the Guarantors as defined therein and Wells Fargo Bank, National Association, as Trustee, relating to our $200,000,000 principal amount of 7 1/4% Senior Notes due 2012, Series B (including form of note) (incorporated by reference to Exhibit 4.1 to SGC's Quarterly Report on Form 10-Q filed with the SEC on August 15, 2005).
4.3
Registration Rights Agreement, dated as of May 5, 2004, among SGC, the Guarantors party thereto and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC, as the Initial Purchasers (incorporated by reference to Exhibit 4.2 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).

4.4
Registration Rights Agreement, dated as of May 23, 2005, among SGC, the Guarantors party thereto and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC, as the Initial Purchasers (incorporated by reference to Exhibit 4.2 to SGC's Quarterly Report on Form 10-Q filed with the SEC on August 15, 2005).
4.5
Nation Agreement, dated May 5, 2004, between Seneca Nation of Indians, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America Securities LLC and Wells Fargo Securities, LLC, collectively as the Initial Purchasers, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.3 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
4.6
Amendment No. 1, dated May 23, 2005, to Nation Agreement, dated May 5, 2004, between Seneca Nation of Indians, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America Securities LLC and Wells Fargo Securities, LLC, collectively as the Initial Purchasers, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.3 to SGC's Quarterly Report on Form 10-Q filed with the SEC on August 15, 2005).
4.7
Assignment and Plan of Distribution Agreement, entered into and effective as of May 5, 2004, by and between Seneca Nation of Indians and SGC (incorporated by reference to Exhibit 4.2 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
5.1****	Opinion of Akin Gump Strauss Hauer & Feld LLP.
10.1
Nation-State Gaming Compact between the Seneca Nation of Indians and New York State, effective December 9, 2002 (incorporated by reference to Exhibit 10.1 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
10.2
Term Loan Agreement, dated as of November 22, 2002, between Freemantle Limited, as Lender, and SNFGC, as Borrower, as amended by Amendment No. 1 on December 6, 2002 (incorporated by reference to Exhibit 10.2 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
10.3
Nation Agreement, dated as of November 22, 2002, between Freemantle Limited, as Lender, and the Seneca Nation of Indians (incorporated by reference to Exhibit 10.3 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
10.4
Amendment No. 1 to Nation Agreement, dated April 22, 2004, between Freemantle Limited, as Lender, and the Seneca Nation of Indians (incorporated by reference to Exhibit 10.15 to SGC's Registration Statement No. 333-117633 filed with the SEC on August 18, 2004).
10.5
Term Loan Termination Agreement, dated as of May 9, 2005, between Freemantle Limited, as Lender, and SNFGC, as Borrower (incorporated by reference to Exhibit 10.1 to SGC's Current Report on Form 8-K filed with the SEC on May 10, 2005).
10.6
Agreement of Lease ("Head Lease Agreement"), dated as of October 25, 2002, between Seneca Nation of Indians, as Landlord, and SNFGC, as Tenant, as amended on December 23, 2002 (incorporated by reference to Exhibit 10.4 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
10.7
Non-binding Letter of Intent regarding Offer to Purchase Airborne Business Park Site, executed on April 9, 2004, between Uniland Development Company and SEGC (incorporated by reference to Exhibit 10.5 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).

10.8
Agreement, dated as of October 15, 2003, between SNFGC, as Owner, and Klewin Building Company, Inc., as Design/Builder (for Seneca Niagara Casino luxury hotel) (incorporated by reference to Exhibit 10.6 to SGC's Registration Statement No. 333-117633 filed with the SEC on August 18, 2004).
10.9
First Amendment to Design/Build Agreement, dated as of February 10, 2004, by and between SNFGC, as Owner, and Klewin Building Company, Inc., as Design/Builder (for Seneca Niagara Casino Hotel) (incorporated by reference to Exhibit 10.7 to SGC's Registration Statement No. 333-117633 filed with the SEC on August 18, 2004).
10.10
Agreement, dated as of September 1, 2004, between SNFGC, as Owner, and Klewin Building Company, Inc., as Design/Builder (for Seneca Allegany Casino Parking Garage) (incorporated by reference to Exhibit 10.10 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
10.11
Agreement, dated as of September 1, 2004, between STGC, as Owner, and Klewin Building Company, Inc., as Design/Builder (for Seneca Allegany Casino hotel and casino) (incorporated by reference to Exhibit 10.11 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
10.12
Construction Management Agreement, dated as of July 14, 2005, between Seneca Construction Management Corporation, as Construction Manager, and STGC, as Owner (for Seneca Allegany Casino Phase II Hotel and Casino) (incorporated by reference to Exhibit 10.1 to SGC's Current Report on Form 8-K filed with the SEC on July 17, 2005).
10.13
Letter of Agreement, dated June 29, 2005, for Mutual Termination of the Agreement dated September 1, 2004 between SNFGC, as Owner, and Klewin Building Company, Inc., as Design/Builder (for Seneca Allegany Casino Phase II Hotel and Casino) (incorporated by reference to Exhibit 10.2 to SGC's Current Report on Form 8-K filed with the SEC on July 17, 2005).
10.14+
Employment Agreement, dated July 13, 2004, between SGC and Barry W. Brandon (incorporated by reference to Exhibit 10.9 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
10.15+
Amended and Restated Employment Agreement, dated July 13, 2004, between SGC and Annette Mohawk Smith (incorporated by reference to Exhibit 10.10 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
10.16+
Second Amended and Restated Employment Agreement, dated April 6, 2005, between SGC and John Pasqualoni (incorporated by reference to Exhibit 10.16 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
10.17+
Amended and Restated Employment Agreement, dated July 13, 2004, between SGC and Joseph D'Amato (incorporated by reference to Exhibit 10.12 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
10.18+
Amended and Restated Employment Agreement, dated July 13, 2004, between SGC and Michael F. Speller (incorporated by reference to Exhibit 10.13 to SGC's Registration Statement No. 333-117633 filed with the SEC on July 23, 2004).
10.19+	Employment Agreement, dated April 28, 2005, between SGC and Rajat Shah (incorporated by reference to Exhibit 10.11 to SGC's Annual Report on Form 10-K filed with the SEC on May 9, 2005).
10.20**	Amendment No. 1 to Employment Agreement, dated as of October 1, 2005, between SGC and Barry W. Brandon.

10.21***
Construction Management Agreement, entered into January 12, 2006 and effective as of September 1, 2005, between SNFGC, as Owner, and Seneca Construction Management Corporation, as Construction Manager.
10.22***	First Amendment to Construction Management Agreement, dated as of January 12, 2006, by and between Seneca Construction Management Corporation, as Construction Manager, and STGC, as Owner.
10.23+****	Amendment No. 1 to Second Amended and Restated Employment Agreement, dated as of January 30, 2006, between SGC and John Pasqualoni.
12.1***	Statement regarding Computation of Ratios.
12.1***	Statement regarding Computation of Ratios.
21.1*	List of Subsidiaries of SGC.
23.1****	Consent of Ernst & Young LLP.
23.2****	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included on the signature pages of this Registration Statement).
25.1***	Statement of Eligibility of Trustee.
99.1***	Letter of Transmittal.
99.2***	Form of Notice of Guaranteed Delivery.
99.3***	Form of Notice to Investors.
99.4***	Form of Notice to Broker Dealers.

*
Filed with the Registrant's Registration Statement on Form S-4 (File No. 333-128443).

**
Filed with the Registrant's Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-128443).

***
Filed with the Registrant's Amendment No. 2 to Registration Statement on Form S-4 (File No. 333-128443).

****
Filed herewith.

+
Management contract or compensatory plan or arrangement.